Registration No. 333-15773
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 --------------

                       METROVISION OF NORTH AMERICA, INC.
             (exact name of registrant as specified in its charter)

           New York                        7311                  16-1276525
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or         Classification Code Number)  Identification No.)
        organization)

                               424 Madison Avenue
                            New York, New York 10017
                                 (212) 759-2850
       (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                Robert F. Hussey
                                    President
                       MetroVision of North America, Inc.
                               424 Madison Avenue
                            New York, New York 10017
                                 (212) 759-2850
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                 With copies to:


                             Steven N. Haas, Esquire
                               Cozen and O'Connor
                               1900 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-4171

                       METROVISION OF NORTH AMERICA, INC.

                              CROSS-REFERENCE SHEET
                                     BETWEEN
                  ITEMS IN FORM S-4 AND LOCATION IN PROSPECTUS

     Form S-4 Item Number and Caption             Location in Prospectus
     --------------------------------             ----------------------

                      A. INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration
       Statement and Outside Front
       Cover of Prospectus.................. Facing Page; Cross-Reference Sheet;
                                             Outside Front Cover Page of
                                             Prospectus

2.   Inside Front and Outside Back
       Cover Pages of Prospectus............ Inside Front and Outside Back Cover
                                             Pages of Prospectus

3.   Risk Factors, Ratio of
       Earnings to Fixed Charges and
       Other Information.................... Summary; Risk Factors; The Merger;
                                             The Merger Agreement

4.   Terms of the Transaction............... Summary; Risk Factors; The Special
                                             Meeting; The Merger; The Merger
                                             Agreement; Comparative Per Share
                                             Data

5.   Pro Forma Financial Information........ Summary; Combined Pro Forma
                                             Condensed Financial Statements
                                             (Unaudited); Notes to Pro Forma
                                             Combined Condensed Financial
                                             Statements (Unaudited)

6.   Material Contacts with the
       Company Being Acquired............... Summary; The Merger; The Merger
                                             Agreement

7.   Additional Information
       Required for Reoffering by
       Persons and Parties Deemed to
       be Underwriters......................                *

8.   Interests of Named Experts and
       Counsel.............................. Legal Matters; Experts

9.   Disclosure of Commission
       Position on Indemnification
       for Securities Act Liabilities.......                *

                       B. INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to
       S-3 Registrants......................                *

----------
* Not applicable or answer negative upon the date of filing of this registration statement.

     Form S-4 Item Number and Caption             Location in Prospectus
     --------------------------------             ----------------------

11.  Incorporation of Certain
       Information by Reference.............                *

12.  Information with Respect to
       S-2 or S-3 Registrants...............                *



13.  Incorporation of Certain
       Information by Reference.............                *

14.  Information with Respect to
       Registrants Other Than S-2 or
       S-3 Registrants......................   Summary; Risk Factors; Beneficial
                                               Ownership of MetroVision Common
                                               Stock; Available Information; The
                                               Merger; MetroVision's
                                               Management's Discussion and
                                               Analysis of Financial Condition
                                               and Results of Operations;
                                               Proposal 4 - Election of
                                               Alternate Slates of Board of
                                               Directors; Information Concerning
                                               MetroVision

                C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to
       S-3 Companies........................                *

16.  Information with Respect to
       S-2 or S-3 Companies.................                *


17.  Information with Respect to
       Companies Other than S-2 or
       S-3 Companies........................   Summary; Risk Factors; The
                                               Merger; Comparative Per Share
                                               Data; York Hannover, Inc.
                                               Selected Financial Data; York
                                               Hannover Management's Discussion
                                               and Analysis of Financial
                                               Condition and Results of
                                               Operations; Information
                                               Concerning York Hannover; Summary
                                               of York Hannover Partnership
                                               Partnership Agreement


                      D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies,
       Consents or Authorizations Are
       to be Solicited......................   Summary; The Special Meeting; The
                                               Merger; The Other Proposals;
                                               Proposal 4 -- Election of
                                               Alternate Slates of Board of
                                               Directors; Beneficial Ownership
                                               of MetroVision Common Stock

19.  Information if Proxies,
       Consents or Authorizations Are
       Not to be Solicited or in an
       Exchange Offer.......................                *

----------
* Not applicable or answer negative upon the date of filing of this registration statement.

                       MetroVision of North America, Inc.
                               424 Madison Avenue
                            New York, New York 10017


                                                           ____________ __, 1997


Dear Shareholder:


     A Special Meeting of the Shareholders of MetroVision of North America, Inc. ("MetroVision") will be held on ________ __, 1997 at 10:00 a.m., local time, at __________, New York, New York.



     At this Special Meeting, you will be asked to consider and vote upon the following proposals: 1) an amendment to MetroVision's Restated Certificate of Incorporation to effect a reverse stock split, whereby holders of MetroVision common stock, par value $.001 per share (the "Common Stock"), would receive one share of newly issued Common Stock for every 4.6 shares of Common Stock held of record on the effective date of the amendment (the "Reverse Stock Split"); 2) the approval and adoption of a Merger Agreement dated as of May 10, 1996, pursuant to which MetroVision will acquire, through a merger of York Hannover Pharmaceuticals, Inc. ("York Hannover") with and into MetroVision, all of the issued and outstanding common stock of York Hannover (the "Merger"); 3) an amendment to MetroVision's Restated Certificate of Incorporation to change the corporate name to "York Hannover Health Care, Inc.," to be effective only if the Merger is consummated; 4) a proposal to elect two slates of nominees for election as directors of MetroVision, only one slate of which will take office depending upon whether the Merger is consummated; 5) an amendment to MetroVision's Restated Certificate of Incorporation to increase the authorized number of shares of MetroVision Common Stock which MetroVision has authority to issue from 2,173,913 shares (after giving effect to the Reverse Stock Split) to 25,000,000 shares; 6) an amendment to MetroVision's Employee Stock Option Plan to increase the number of shares of Common Stock authorized for issuance upon the exercise of options granted thereunder; and 7) such other business as may properly come before the meeting or any adjournments or postponements thereof.



     MetroVision is registering under the Securities Act of 1933, as amended, the 4,000,000 shares of Common Stock to be issued in the Merger in exchange for the outstanding shares of common stock of York Hannover. These newly issued shares will represent approximately 71.8% of the shares of Common Stock to be issued and outstanding after consummation of the Merger (excluding shares of Common Stock issuable upon the exercise of common stock purchase warrants which will be issued to certain persons who will become employed as executive officers of MetroVision following the Merger).


     THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE OTHER PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND HAS DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER PROPOSALS ARE FAIR TO AND IN THE BEST INTERESTS OF METROVISION AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT THE METROVISION SHAREHOLDERS VOTE FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS.

     In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders and a Proxy Statement/Prospectus relating to, among other things, the actions to be taken by MetroVision shareholders at the Meeting and a proxy card. Shareholders are urged to carefully review the accompanying Proxy Statement/Prospectus which describes in detail the Merger and the other proposals which are being submitted to the shareholders for their consideration and approval, as well as the attendant risks associated with the foregoing.

     All shareholders of MetroVision Common Stock and 5% Series A Convertible Preferred Stock are cordially invited to attend the Meeting in person. However, whether or not you plan to attend the Meeting, please complete, sign, date and return your proxy in the enclosed postage-paid envelope. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Meeting.

                                           Sincerely,


                                           Robert F. Hussey
                                           Chairman of the Board and President

                       MetroVision of North America, Inc.
                               424 Madison Avenue
                               New York, NY 10017


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To be held on _______ __, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of MetroVision of North America, Inc., a New York corporation ("MetroVision"), will be held on _________ __, 1997, at 10:00 a.m., local time, at _______________
___________________, New York, New York, to consider and vote upon the following matters:



     1. To consider and vote upon a proposal to amend MetroVision's Restated Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split"), whereby holders of MetroVision common stock, $.001 par value per share ("Common Stock"), would receive one share of newly issued Common Stock, $.001 par value per share, for every 4.6 shares of Common Stock held of record on the effective date of the amendment. The number of shares of Common Stock issuable upon conversion or exercise of all of MetroVision's outstanding derivative securities, including the 5% Series A Convertible Preferred Stock and employee stock options, would be adjusted to give effect to the Reverse Stock Split if approved by the shareholders at the Meeting.



     2. To consider and vote upon a proposal to approve and adopt an Agreement of Merger dated as of May 10, 1996 (the "Merger Agreement"), among MetroVision, Stockbridge Investment Partners, Inc. ("Stockbridge") and York Hannover Pharmaceuticals, Inc. ("York Hannover"), a wholly-owned subsidiary of Stockbridge, pursuant to which MetroVision will acquire, through a merger of York Hannover with and into MetroVision (the "Merger"), all of the common stock of York Hannover in consideration of an aggregate of 4,000,000 shares of Common Stock, representing approximately 71.8% of the shares of Common Stock to be issued and outstanding following consummation of the Merger (excluding an aggregate of 1,500,000 shares of Common Stock issuable upon exercise of common stock purchase warrants to be issued to the two principal shareholders of Stockbridge in lieu of salaries payable under employment agreements to be entered into by such persons with MetroVision upon consummation of the Merger).


     3. To consider and vote upon a proposal to amend MetroVision's Restated Certificate of Incorporation to change the corporate name of MetroVision to "York Hannover Health Care, Inc.," which amendment shall become effective only in the event the Merger is consummated.

     4. To consider and vote upon a proposal to elect two slates of nominees for election as directors, only one slate of which will take office depending upon whether the Merger is consummated.

     5. To consider and vote upon a proposal to amend MetroVision's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock which MetroVision has authority to issue from 2,173,913 shares (giving effect to the Reverse Stock Split) to 25,000,000 shares.

     6. To consider and vote upon a proposal to increase the number of shares of Common Stock authorized for issuance upon the exercise of options granted under MetroVision's Employee Stock Option Plan from 97,826 shares (giving effect to the Reverse Stock Split) to 900,000 shares.

     7. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on March 3, 1997 as the record date for the Meeting. Only shareholders of record of Common Stock and of 5% Series A Convertible Preferred Stock at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.

     The accompanying form of proxy is solicited by the MetroVision Board of Directors. Reference is made to the attached Proxy Statement/Prospectus for further information with respect to the business to be transacted at the Meeting. Duly executed but unmarked proxies will be voted "FOR" the Reverse Stock Split, the Merger and each of the other proposals described above.

     THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE OTHER PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND HAS DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER PROPOSALS ARE FAIR TO AND IN THE BEST INTERESTS OF METROVISION AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT THE METROVISION SHAREHOLDERS VOTE FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU PREVIOUSLY SENT IN YOUR PROXY.

                                   By Order of the Board of Directors,


                                   Robert F. Hussey
                                   Chairman of the Board and President


New York, New York
____________, 1997

                  SUBJECT TO COMPLETION DATED FEBRUARY 6, 1997
                       METROVISION OF NORTH AMERICA, INC.


                           PROXY STATEMENT/PROSPECTUS

                                    ---------



     This Proxy Statement/Prospectus is being furnished to holders of MetroVision common stock, par value $.001 per share ("Common Stock"), and holders of MetroVision 5% Series A Convertible Preferred Stock ("5% Preferred Stock") in connection with the solicitation of proxies by MetroVision's Board of Directors for use at the Special Meeting of MetroVision shareholders (the "Meeting") to be held on ____, _________ __, 1997 at ________________, New York,
New York, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.


     At the Meeting, shareholders are being asked to consider and approve a number of proposals as stated in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus, including, but not limited to, a proposal to amend MetroVision's Restated Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split"), whereby holders of MetroVision Common Stock would receive one newly issued share of Common Stock for every 4.6 shares of Common Stock held of record on the effective date of the amendment, and a proposal to adopt and approve an Agreement of Merger dated as of May 10, 1996 among MetroVision, Stockbridge Investment Partners, Inc. ("Stockbridge") and York Hannover Pharmaceuticals, Inc. ("York Hannover"), a wholly-owned subsidiary of Stockbridge (the "Merger Agreement"), pursuant to which York Hannover would merge with and into MetroVision, with MetroVision as the surviving corporation (the "Surviving Corporation"), in consideration for the issuance of an aggregate of 4,000,000 shares of MetroVision Common Stock (the "Merger"). The shares of Common Stock to be issued in the Merger will represent approximately 71.8% of the shares of Common Stock to be issued and outstanding following the Merger (and excluding 1,500,000 additional shares of Common Stock issuable upon exercise of common stock purchase warrants to be granted to the two principal shareholders of Stockbridge in lieu of salaries payable under employment agreements to be entered into by such persons with MetroVision upon consummation of the Merger). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex "A". Shareholders of MetroVision are not entitled to dissenters' rights of appraisal in connection with the Reverse Stock Split or the Merger.


     Shareholders are urged to review this Proxy Statement/Prospectus for further information regarding the Reverse Stock Split, the Merger and the other proposals being submitted to shareholders for consideration at the Meeting, including, but not limited to, the information set forth under "Risk Factors" for a discussion of certain factors that should be considered by MetroVision shareholders before voting on the matters more fully described herein.

     This Proxy Statement/Prospectus also constitutes the prospectus of MetroVision relating to the Common Stock to be issued in the Merger in exchange for all outstanding shares of York Hannover common stock. All information herein with respect to MetroVision has been furnished by MetroVision, and all information herein with respect to York Hannover has been furnished by York Hannover.


     This Proxy Statement/Prospectus is first being mailed to shareholders of MetroVision on or about __, 1997.


                                    ---------

               THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY
STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
  HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS PROSPECTUS. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                    ---------


          The date of the Proxy Statement/Prospectus is ________, 1997.

                                TABLE OF CONTENTS




                                [To be Supplied]





INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of the Common Stock in connection with the Merger and, if given or made, the information or representations must not be relied upon as having been authorized by MetroVision, York Hannover or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of any proxy, other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction in which the offer or solicitation would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any time subsequent to this date.


     Until _____________, 1997 (90 days after the date of this Proxy Statement/Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Proxy Statement/Prospectus. This is in addition to the obligations of dealers to deliver a Proxy Statement/Prospectus when acting as underwriters.


                              AVAILABLE INFORMATION

     MetroVision is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, must file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by MetroVision can be copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at its office in Washington, D.C.

     MetroVision has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-4 and schedules and exhibits thereto under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement (of which this Proxy Statement/Prospectus is part) and exhibits to the Registration Statement that have been filed with the Commission, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the information and the exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission. All summaries of material agreements contained in this Proxy Statement/Prospectus are subject in all respects to the full text of such documents. Reference is made to the copies of those documents filed with the Commission for a complete statement of their provisions. For further information with respect to MetroVision, York Hannover and the Merger, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

                       PROXY STATEMENT/PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Proxy Statement/Prospectus. Shareholders of MetroVision are urged to carefully review this Proxy Statement/Prospectus in its entirety.

                                  The Companies


MetroVision of North America, Inc.      MetroVision of North America, Inc., a
                                        New York corporation ("MetroVision"),
                                        owns and operates the Commuter Channel,
                                        a video cable network for the mass
                                        transit industry. The Commuter Channel
                                        displays a program cycle of generally 10 to 12 minutes which is segmented into information from transit authorities, news, weather, sports and entertainment headlines and advertising. Broadcasts on the Commuter Channel are displayed 24 hours a day, seven days a week, on high-resolution video display monitors and projection screens situated on rail platforms and in passenger waiting areas. The Commuter Channel is currently installed in the Port Authority Trans
                                        Hudson ("PATH") system in New York and
                                        New Jersey, the Southeastern
                                        Pennsylvania Transit Authority ("SEPTA") system in Philadelphia, Pennsylvania, the Massachusetts Bay Transit Authority
                                        ("MBTA") System in Boston,
                                        Massachusetts, and the Bay Area Rapid
                                        Transit ("BART") system in the San
                                        Francisco Bay area in California. In
                                        addition, MetroVision is currently
                                        installing its electronic display system in approximately 50 New Jersey Transit stations and has several smaller installations in other markets.
                                        MetroVision's executive offices are
                                        located at 424 Madison Avenue, New York,
                                        New York 10017, and its telephone number is (212) 759-2850.



York Hannover Pharmaceuticals, Inc.     York Hannover Pharmaceuticals, Inc., a
                                        Florida corporation ("York Hannover"),
                                        through its sole asset, a 40%
                                        interest in York Hannover Partnership, a Wisconsin general partnership in which
                                        United Professional Companies, Inc.
                                        ("UPC"), a subsidiary of United Health,
                                        Inc., owns the remaining 60% interest,
                                        purchases, repackages and dispenses
                                        prescription and non-prescription
                                        medication in accordance with physician
                                        orders, and delivers such prescriptions
                                        to a facility (typically a licensed
                                        nursing home) for administration to
                                        individual patients by the
                                        facility's nursing staff. York Hannover
                                        Partnership also provides consultant
                                        pharmacist services to these facilities, including monitoring and reporting of prescription drug therapies as well as other pharmaceutical related functions for the facility, and provides infusion therapy products and wholesale medical supplies and Medicare Part B billing services. Additionally, York Hannover provides certain billing services to
                                        York Hannover Partnership for a
                                        percentage of amounts billed. York
                                        Hannover is a wholly-owned subsidiary of Stockbridge Investment Partners, Inc.
                                        ("Stockbridge") which acquired York
                                        Hannover in December 1993. York
                                        Hannover's executive offices are located at Suite 360, The Berkshire Common, 2
                                        South Street, Pittsfield, MA 01201, and
                                        its telephone number is (413) 448-2111.


                               The Special Meeting


Date, Time and Place of Meeting         The Special Meeting of Shareholders of
                                        MetroVision will be held at 10:00 a.m.,
                                        local time, at ___________ on
                                        ____________, 1997.


Record Date; Shares Entitled to Vote    Holders of MetroVision Common Stock and
                                        of 5% Series A Convertible Preferred
                                        Stock at the close of business on
                                        March 3, 1997 are entitled to notice of
                                        and to vote at the Meeting.



Purpose of the Meeting                  Holders of MetroVision Common Stock and
                                        5% Preferred Stock are being asked to
                                        consider and vote upon: 1) an amendment
                                        to MetroVision's Restated Certificate of
                                        Incorporation to effect a reverse stock
                                        split, whereby holders of MetroVision
                                        Common Stock would receive one share of
                                        newly issued Common Stock for every 4.6
                                        shares of Common Stock held of record on the effective date of the amendment (the
                                        "Reverse Stock Split"); 2) the approval
                                        and adoption of a Merger Agreement,
                                        pursuant to which MetroVision will
                                        acquire, through a merger of York
                                        Hannover with and into MetroVision, all
                                        of the common stock of York Hannover
                                        (the "Merger"); 3) an amendment to
                                        MetroVision's Restated Certificate of
                                        Incorporation to change the corporate
                                        name to "York Hannover Health Care,
                                        Inc.," to be effective only if the
                                        Merger is consummated; 4) a proposal to
                                        elect two slates of nominees for
                                        election as directors, only one slate of which will take office depending upon whether the Merger is consummated; 5) an amendment to MetroVision's Restated
                                        Certificate of Incorporation
                                        to increase the authorized number of
                                        shares of MetroVision Common Stock which MetroVision has authority to issue from 2,173,913 shares (giving effect to the Reverse Stock Split) to 25,000,000 shares; 6) an amendment to MetroVision's
                                        Employee Stock Option Plan to increase
                                        the number of shares of Common Stock
                                        authorized for issuance upon the
                                        exercise of options granted thereunder;
                                        and 7) such other business as may
                                        properly come before the Meeting or any
                                        adjournment or postponements thereof.



Vote Required; Security                 The affirmative vote of the holders of
  Ownership of Management               two-thirds of the shares of MetroVision
                                        Common Stock and 5% Preferred Stock,
                                        voting together as a single class, in
                                        person or by proxy, is required to
                                        approve and adopt the Merger Agreement
                                        and the Merger. The affirmative vote of
                                        the holders of a majority of the shares
                                        of MetroVision Common Stock and 5%
                                        Preferred Stock, voting together as a
                                        single class, in person or by proxy, is
                                        required to approve each of the other
                                        proposals submitted to shareholders for
                                        their consideration at the Meeting. As
                                        of the record date, there were issued
                                        and outstanding 7,241,664 shares of
                                        Common Stock and 648,535 shares of 5%
                                        Preferred Stock, of which 525,366 shares of Common Stock and 61,603 shares of 5%
                                        Preferred Stock, representing 7.3% of
                                        the issued and outstanding Common Stock
                                        and 9.5% of the issued and outstanding
                                        5% Preferred Stock, were beneficially
                                        owned by directors and executive
                                        officers of MetroVision as a group. Each of MetroVision's officers and directors has indicated his present intention to vote for the Merger, the Reverse Stock
                                        Split and each of the other proposals
                                        being submitted to shareholders for
                                        their consideration at the Meeting.
                                        Additionally, the directors and
                                        executive officers of York Hanover
                                        benefically own 300,000 shares of Common
                                        Stock, representing approximately 4.1%
                                        of the issued and outstanding Common
                                        Stock, and have indicated their present
                                        intention to vote for each of the
                                        foregoing proposals. See "The Annual
                                        Meeting, Voting and Proxies," and
                                        "Beneficial Ownership of MetroVision
                                        Capital Stock."


                                   The Merger


Effect of the Merger                    At the Effective Time, York Hannover
                                        will merge with and into MetroVision,
                                        the separate corporate existence of York
                                        Hannover will cease and MetroVision will be the surviving corporation in the Merger. Each outstanding share of York
                                        Hannover common stock will be converted
                                        into the right to receive 4,000 shares
                                        of MetroVision Common Stock, or an
                                        aggregate of 4,000,000 shares,
                                        representing approximately 71.8% of the
                                        shares of Common Stock to be issued and
                                        outstanding following the Merger (giving effect to the Reverse Stock Split).

Reason for the Merger                   In light of the Board's decision to
                                        change the strategic focus of
                                        MetroVision after having concluded that
                                        its current business operations cannot
                                        be sustained due in large part to
                                        MetroVision's severe financial
                                        difficulties, the Board of Directors
                                        believes that the Merger represents the
                                        most attractive alternative likely
                                        available to the MetroVision
                                        shareholders to maximize share value.
                                        The Board has concluded that York
                                        Hannover is strategically positioned to
                                        effectively compete in an expanding
                                        marketplace, and that the MetroVision
                                        shareholders have an opportunity to
                                        benefit therefrom. See "Proposal 2 --
                                        The Merger - Reason for the Merger;
                                        Recommendation of the Board of
                                        Directors" and "MetroVision's
                                        Management's Discussion and Analysis of
                                        Financial Condition and Results of
                                        Operations."

Recommendation of the Board             The Board of Directors of MetroVision
  of Directors                          has approved, by unanimous vote, the
                                        Merger Agreement and the Merger and
                                        recommends that all shareholders vote
                                        "FOR" the Merger Agreement and the
                                        "Merger." It is expected that all
                                        directors and executive officers of
                                        MetroVision will vote in favor of the
                                        Merger Agreement and the Merger. See
                                        "Proposal 2 -- The Merger - Reasons for
                                        the Merger; Recommendation of the Board
                                        of Directors."

No Opinion of Financial Advisor         The Board of Directors concluded not to
                                        engage a financial advisor to render an
                                        opinion as to the fairness to the
                                        MetroVision shareholders of issuing
                                        4,000,000 shares of Common Stock in
                                        exchange for all of the York Hannover
                                        common stock in the Merger. See
                                        "Proposal 2 -- The Merger - Reasons for
                                        the Merger; Recommendation of the Board
                                        of Directors."


Interests of Certain Persons            The MetroVision Board of Directors has
  in the Merger                         concluded that none of MetroVision's
                                        officers and directors has any interest
                                        in the Merger which is in material
                                        conflict with or otherwise inconsistent
                                        with the interests of the MetroVision
                                        shareholders generally.

Effective Time of the Merger            The Effective Time of the Merger is the
                                        date and time the Certificate of Merger
                                        is filed with the Secretary of State of
                                        the State of New York and the Secretary
                                        of State of the State of Florida in
                                        accordance with the applicable
                                        provisions of the New York Business
                                        Corporation Law, as amended (the "New
                                        York Law"), and the Florida Business
                                        Corporation Act (the "Florida Law"),
                                        respectively. It is expected that the
                                        Effective Time will occur shortly
                                        following the Meeting and after all
                                        filings incident to the Merger and all
                                        other conditions as set forth in the
                                        Merger Agreement have been satisfied or
                                        waived. See "The Merger Agreement."


Conditions to the Merger                The obligations of MetroVision and York
                                        Hannover to consummate the Merger are
                                        subject to certain conditions,
                                        including, but not limited to: (a)
                                        approval of the Merger and Merger
                                        Agreement by the MetroVision
                                        shareholders; (b) approval of the
                                        Reverse Stock Split by the MetroVision
                                        shareholders; (c) the absence of legal
                                        challenges to the Merger; and (d) the
                                        accuracy of the representations and
                                        warranties made by the other parties and compliance by the other parties with applicable covenants. See "The Merger
                                        Agreement."


Regulatory Filings or Approvals         Except for compliance with applicable
                                        federal and state securities laws,
                                        neither MetroVision nor York Hannover is aware of any governmental or regulatory requirements relating to consummation of the Merger.

Appraisal Rights                        MetroVision shareholders are not
                                        entitled to dissenters' rights of
                                        appraisal under the New York Law in
                                        connection with the Merger.


Federal Income Tax Consequences         MetroVision does not expect that the
                                        Merger will have any specific federal
                                        income tax consequences to the
                                        MetroVision shareholders. See "The
                                        Merger Agreement -- Federal Income Tax
                                        Consequences of the Merger to the
                                        MetroVision Shareholders."


Accounting Treatment                    The Merger will be accounted for as a
                                        reverse acquisition of MetroVision by
                                        York Hannover in a transaction accounted for using the purchase method of accounting as prescribed by Accounting
                                        Principles Board ("APB") Opinion No. 16.
                                        In the reverse acquisition transaction,
                                        York Hannover will be treated as the
                                        acquirer for financial reporting
                                        purposes. The purchase method of
                                        accounting prescribes that the acquiring company allocate the cost of an acquired company, including the expenses of the acquisition, to the assets acquired and liabilities assumed as of the date of the acquisition based upon their fair values. Any excess of cost incurred over the values of assets acquired less liabilities assumed is recorded as goodwill and amortized over its expected benefit period. See "The Merger
                                        Agreement -- Accounting Treatment of the
                                        Merger."


Risk Factors                            The Merger and the business of York
                                        Hannover is subject to certain risks
                                        which all shareholders should consider
                                        in evaluating the proposal to approve
                                        and adopt the Merger Agreement and the
                                        Merger. See "Risk Factors."

                               The Other Proposals


The Reverse Stock Split                 Pursuant to an amendment to
                                        MetroVision's Restated Certificate of
                                        Incorporation, one share of Common Stock would be issued in exchange for every
                                        4.6 shares of Common Stock held of
                                        record on the effective date of the
                                        amendment. Each shareholder whose shares on the record date are not evenly divisible by 4.6 will be entitled to receive cash in lieu of fractional shares based on the market price for the Common Stock on the effective date. The
                                        Reverse Stock Split will not affect any
                                        shareholder's proportionate equity
                                        interest in MetroVision except for those shareholders who receive cash in lieu of fractional shares. The purpose of the Reverse Stock Split is both to comply with a condition to the Merger that the Reverse Stock Split be approved and effective prior to the Effective Time, as well as to attempt to increase the price for the Common Stock to enable
                                        MetroVision to again resume trading on
                                        the Nasdaq SmallCap Market, which the
                                        Board believes will stimulate interest
                                        in the Common Stock and promote
                                        liquidity for its shareholders. See
                                        "Proposal 1 -- Amendment to Restated
                                        Certificate of Incorporation to Effect
                                        1 for 4.6 Reverse Stock Split."

Change of Corporate Name                Pursuant to an amendment to
                                        MetroVision's Restated Certificate of
                                        Incorporation, the corporate name of
                                        MetroVision would be changed to "York
                                        Hannover Health Care, Inc." The change
                                        in the corporate name, which would be
                                        effective only if the Merger is
                                        consummated, is intended to more
                                        appropriately reflect the primary
                                        business and strategic focus of
                                        MetroVision following the Merger. See
                                        Proposal 3 -- Change of Corporate Name."


Election of Alternate Slate             In connection with the Merger,
  of Directors                          MetroVision has agreed to increase the
                                        number of members to its Board of
                                        Directors from four to five and to
                                        propose a slate of five directors,
                                        consisting of Thomas M. Clarke, Lawrence
                                        B. Cummings (Messrs. Clarke and Cummings are the principal shareholders of
                                        Stockbridge), Peter W. Doelger, Robert
                                        F. Hussey
                                        and Courtlandt G. Miller as nominees
                                        for election to the Board of Directors
                                        and to serve if the Merger is
                                        consummated (the "Merger Slate"). Since
                                        there can be no assurance that the
                                        Merger will, in fact, be consummated, an alternative slate of directors, consisting of the four incumbent directors, Don Stephen Aron, Joseph A.
                                        Calabrese, William Hessick III and
                                        Robert F. Hussey, have been nominated
                                        for election to the Board and to serve
                                        if the Merger is not consummated (the
                                        "Non-Merger Slate"). Since the outcome
                                        of the Merger proposal will not be known until after the Meeting, it is imperative that shareholders of
                                        MetroVision vote for BOTH slates of
                                        directors with the understanding that
                                        only one slate of directors will
                                        actually serve depending on whether
                                        the Merger is consummated. See "Proposal
                                        4 Election of Alternate Slate of
                                        Directors."

Increase in Authorized Shares           By virtue of the Reverse Stock Split,
                                        the number of authorized shares of
                                        MetroVision Common Stock will be reduced from 10,000,000 shares, $.001 par value per share, to 2,173,913 shares, $.001 par value per share. At the Meeting, shareholders are being asked to approve an amendment to MetroVision's Restated
                                        Certificate of Incorporation to increase the number of authorized shares of MetroVision Common Stock from 2,173,913 shares (giving effect to the Reverse
                                        Stock Split) to 25,000,000 shares. To
                                        consummate the Merger, MetroVision will
                                        be obligated to issue an aggregate of
                                        4,000,000 shares of Common Stock. In
                                        addition, upon consummation of the
                                        Merger, Messrs. Lawrence B. Cummings and
                                        Thomas M. Clarke, MetroVision's new
                                        Chief Executive Officer and Chairman,
                                        respectively, will each be granted
                                        common stock purchase warrants to
                                        purchase 750,000 shares of Common Stock
                                        pursuant to vesting agreements and in
                                        lieu of salaries otherwise payable under employment agreements to be entered into upon closing of the Merger. Accordingly, MetroVision will be unable to consummate the Merger and related transactions without shareholder approval of an increase in the number of authorized shares of Common Stock.


                                        In addition, the MetroVision Board of
                                        Directors has authorized an exchange
                                        offer (the "Exchange Offer") to be made
                                        to holders of the 5% Preferred Stock as
                                        soon as possible following the Meeting
                                        and consummation of the Merger. In the
                                        Exchange Offer, holders of the 5%
                                        Preferred Stock will be offered the
                                        opportunity for a limited time to
                                        exchange their shares of 5% Preferred
                                        Stock, and to agree to forgive

                                        MetroVision from its obligation to pay
                                        any accrued dividends thereon, for
                                        shares of Common Stock. If all shares of 5% Preferred Stock are exchanged, an aggregate of 800,000 shares of Common Stock would be issued in the Exchange Offer. Following the issuance of the Common Stock in the Merger and the Exchange Offer, the increase in the number of authorized shares of Common Stock will provide additional shares for issuance, without the delay and expense of further shareholder approval, for such other corporate purposes as the Board of Directors may in the future deem advisable. See "Proposal 5. Increase in Authorized Shares of MetroVision Common Stock."



Increase in Shares Reserved for         MetroVision's Employee Stock Plan (the
  Issuance under MetroVision's          "Employee Stock Plan") provides for the
  Stock Option Plan                     grant of qualified and non-qualified
                                        stock options to employees, consultants
                                        and directors of MetroVision to purchase an aggregate of 450,000 shares of Common
                                        Stock (97,826 shares giving effect to
                                        the Reverse Stock Split). As of the
                                        record date, all 450,000 shares of
                                        Common Stock were reserved for issuance
                                        (97,826 shares giving effect to the
                                        Reverse Stock Split) upon exercise of
                                        outstanding stock options. On
                                        November 1, 1996, the Board of Directors of MetroVision authorized amendments, subject to shareholder approval being sought herein, to increase the number of shares of Common Stock reserved under the Plan to an aggregate of 900,000 shares (giving effect to the Reverse
                                        Stock Split).



                                        The Board of Directors believes that the availability of a non-cash employment compensation benefit in the form of stock options enables MetroVision to compete in the marketplace for qualified personnel without having to deplete its cash resources. Additionally, stock options create an incentive for such personnel to remain in the employ of MetroVision and devote themselves to MetroVision's success by providing them with an opportunity to acquire or increase their pecuniary interest in MetroVision through equity ownership. Consequently, the availability of additional shares of Common Stock for issuance in connection with grants of options is an important tool to attract and retain qualified management. See "Proposal 6 - Increase in Shares Reserved for Issuance under
                                        MetroVision's Stock Option Plan."

                             COMPARATIVE SHARE DATA


     The following table sets forth for the periods indicated (1) the historical net income (loss) per common share and the historical book value per common share data of MetroVision Common Stock and (2) the unaudited pro forma net income (loss) per common share of capital stock and the unaudited pro forma book value data per share of MetroVision Common Stock after giving effect to the Merger. MetroVision has not declared or paid cash dividends for the periods indicated. See "Price Range of MetroVision Common Stock." The information presented in the following table should be read in conjunction with the separate historical consolidated financial statements, including the notes thereto, and the interim unaudited consolidated condensed financial statements of MetroVision and the notes thereto appearing elsewhere herein.




                                                      MetroVision    Pro Forma
                                                       Historical   Combined(1)
                                                       ----------   -----------
     Net (loss) per common share:
         Nine months ended September 30, 1996.........    (.22)        (.25)
         Twelve months ended December 31, 1995........    (.16)        (.10)
     Book value per share(2):
         September 30, 1996...........................     .09         (.17)



(1) Gives effect to the Merger and related transactions described herein under "Unaudited Summary Pro Forma Combined Condensed Financial Information."

(2) Computed by dividing shareholders' equity by shares outstanding on the dates indicated.



     There is no established public trading market for the York Hanover Common Stock insofar as all outstanding shares are owned by Stockbridge. Accordingly, there are no published market quotations for such stock.

     On May 7, 1996, the last trading day prior to the public announcement of the Merger Agreement, the closing bid and asked prices for the MetroVision Common Stock and Units as reported on the Nasdaq SmallCap Market were $.344 and $.375 per share and $1.75 and $2.25 per Unit. See "Price Range of MetroVision Common Stock."

                               THE SPECIAL MEETING

Introduction; Purpose of the Meeting


     This Proxy Statement/Prospectus is being furnished to holders of MetroVision Common Stock and 5% Preferred Stock in connection with the solicitation of proxies by the Board of Directors of MetroVision for use at the Special Meeting of Shareholders (the "Meeting") to be held on ______, 1997 at 10:00 a.m., local time, at _______________.


     At the Meeting, shareholders will be asked to consider and vote upon 1) the Reverse Stock Split; 2) the Merger Agreement and the Merger; 3) a change to MetroVision's corporate name to "York Hannover Health Care, Inc.," to be effective only if the Merger is consummated; 4) the election of two slates of nominees for election as directors of MetroVision, only one slate of which will take office depending upon whether the Merger is consummated; 5) an amendment to MetroVision's Restated Certificate of Incorporation to increase the authorized number of shares of MetroVision Common Stock which MetroVision has authority to issue from 2,173,913 shares (giving effect to the Reverse Stock Split) to 25,000,000 shares; 6) an amendment to MetroVision's Employee Stock Option Plan to increase the number of shares of Common Stock authorized for issuance upon the exercise of options granted thereunder to 900,000 shares; and 7) such other business as may properly come before the meeting or any adjournments or postponements thereof.


     Pursuant to the Merger Agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex "A," MetroVision will issue 4,000,000 shares of Common Stock to Stockbridge, the parent company of York Hannover, which shares will represent approximately (71.8%) of the shares of Common Stock to be issued and outstanding following consummation of the Merger. In addition, in connection with the Merger, the sole shareholders of Stockbridge, Lawrence B. Cummings and Thomas M. Clarke, each will be granted common stock purchase warrants to purchase 750,000 shares of Common Stock, exercisable over five years pursuant to vesting agreements, in lieu of salaries which otherwise would be payable in connection with employment agreements to be entered into by such persons with MetroVision. If all of such warrants are exercised by these individuals, Messrs. Cummings and Clarke, directly or indirectly through Stockbridge, would beneficially own approximately 78.7% of the Common Stock then issued and outstanding.



     This Proxy Statement/Prospectus also constitutes a prospectus of MetroVision with respect to the shares of Common Stock to be issued in the Merger in exchange for the shares of common stock of York Hannover.

Solicitation of Proxies


     The enclosed proxy is being solicited by the Board of Directors for use in connection with the Meeting and any postponement or adjournment thereof. All shares of Common Stock and 5% Preferred Stock represented at the Meeting by properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof, and not revoked in the manner described below, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, the proxies will be voted in favor of the proposal to approve and adopt the Merger Agreement and the Merger, for the Reverse Stock Split, for the two slates of nominees for election to the Board of Directors, for each of the other proposals being submitted to shareholders at the Meeting for their consideration and, at the discretion of the proxy holder, as to any other matter which may properly come before the Meeting.


     The Board knows of no matter which will be presented for consideration at the Meeting other than those matters set forth in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matters are properly presented for action at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in their sole discretion.

     If a quorum for the Meeting is not obtained or, as to any one or more proposals, if fewer shares are voted in favor of the proposal then the number of shares required for such approval, the Meeting may be adjourned for the purposes of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous Meeting. Any proxies voted against the Merger may not be voted at the Meeting in favor of adjournment of the Meeting.


     Proxies marked "abstain" are included in determining a quorum, but broker proxies which have not voted on a particular proposal are not included in determining a quorum with respect to that proposal. Abstentions from broker non-votes are not treated as votes cast in the election of directors, and thus are not the equivalent of votes against a nominee. An abstention will be counted as present at the Meeting and is the equivalent of a vote against matters other than the election of directors (i.e., to take affirmative action, the number of affirmative votes must exceed the combined number of "no" votes and abstentions). Broker non-votes on any matter other than the election of directors will not be counted as shares present at the Meeting nor will they affect the vote with respect to that matter.


Revocation of Proxies

     Proxies may be revoked by those persons executing proxies at any time before the authority granted thereby is exercised by (a) delivering to the Secretary of MetroVision at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequently dated proxy relating to the same shares and delivering it to the Secretary of MetroVision at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to the attention of the Corporate Secretary, MetroVision of North America, Inc., 424 Madison Avenue, New York, New York 10017.

Expenses

     MetroVision will bear the costs of the solicitation of its proxies in connection with the Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulations of proxies received. In addition to solicitation of proxies by mail, proxies in connection with the Meeting may be solicited by directors of MetroVision, at no additional compensation, by telephone, telegram, personal interviews or otherwise. Arrangements also had been made with respect to brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of shares held of record by such persons or firms or their nominees, and in connection therewith, such firms will be reimbursed for the reasonable out-of-pocket expenses in forwarding such materials.

     Neither MetroVision nor any person acting on its behalf has retained any other person to make solicitations or recommendations to shareholders with respect to the Reverse Stock Split, the Merger or any other proposal submitted to the shareholders for consideration at the Meeting.

Voting Securities; Record Date; Quorum


     Only shareholders of record of Common Stock and 5% Preferred Stock at the close of business on March 3, 1997 are entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. At that date, there were 7,241,664 shares of Common Stock and 648,535 shares of 5% Preferred Stock issued and outstanding. Each share of Common Stock and 5% Preferred Stock is entitled to one vote per share, exercisable in person or by duly executed proxy, on all matters which properly come before the meeting or any adjournment or postponement thereof. There is no cumulative voting in the election of directors. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the shares of Common Stock and 5% Preferred Stock, counted as a single class, outstanding on the record date will constitute a quorum for purposes of the Meeting. Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock and 5% Preferred Stock, voting as a single class in person or by proxy at the Meeting. Approval of the Reverse Stock Split, the other amendments to the MetroVision Restated Certificate of Incorporation, the election of directors and the amendments to MetroVision Stock Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and 5% Preferred Stock, voting together as a single class in person or by proxy at the Meeting.

           METROVISION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



     The selected historical consolidated financial information as of December 31, 1995, 1994, 1993, 1992 and 1991, and for the fiscal years then ended, is derived from the audited consolidated financial statements of MetroVision. Reference is made to the historical audited condensed consolidated financial statements as of December 31, 1995 and for each of the three fiscal years then ended appearing elsewhere herein. The unaudited selected historical consolidated financial information as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995 have been derived from the unaudited condensed consolidated financial statements appearing elsewhere herein. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the nine months ended September 30, 1996 are not necessarily indicative of results that may be expected for the fiscal year ended December 31, 1996. The historical data should be read in conjunction with the "MetroVision Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. All of the data set forth below are qualified by reference to, and should be read in conjunction with, the Unaudited Pro Forma Combined Condensed Financial Statements and footnotes thereto included elsewhere herein.


           MetroVision Selected Historical Consolidated Financial Data
                      (In thousands, except per share data)



                                                            Twelve Months Ended December 31,                        Nine Months
                                                                                                                Ended September 30,


                                               1991         1992         1993         1994         1995         1995         1996
                                              -------      -------      -------      -------      -------      -------      -------

Statement of Operations Data


Net revenues ............................     $   847      $ 1,011      $ 1,110      $ 1,030      $ 1,625      $ 1,063      $   684

Expenses:
   Cost of revenues .....................         391          556          558          481          722          486          286
   Selling, general and administrative ..       1,639        1,899        1,693        1,810          988          774          617
   Depreciation and amortization ........         336          369          480          467          443          484          398
   Interest expense (income), net .......          26          (67)          19          (37)           2            0            9
     Writedown of contract rights and
      installation assets ...............           0            0                       400          250            0          608

Net loss ................................      (1,545)      (1,746)      (1,640)      (2,091)        (780)        (681)      (1,234)

Net loss per common share ...............       (2.21)       (1.07)        (.66)        (.34)        (.16)        (.14)        (.22)

Weighted average shares outstanding .....         763        1,765        2,775        6,717        5,988        5,964        6,299






                                                                      December 31,                          September 30,
                                               1991         1992         1993         1994         1995         1996
                                              -------      -------      -------      -------      -------      -------
Balance Sheet Data

Working capital (deficit) ...............       2,973           34        1,829          (14)        (181)        (424)
Total assets ............................       5,177        3,474        5,509        3,283        2,632        1,228
Short-term debt .........................          55           70          250           96           96          136
Long-term debt (excluding current portion)         10          250            0            0            0            0
Common stockholders' equity .............       4,376        2,743        4,760        2,643        1,866          633

                        YORK HANNOVER SUMMARY HISTORICAL
                                 FINANCIAL DATA



     The selected historical financial information as of December 31, 1995 and 1994 and for the fiscal years then ended, is derived from the audited financial statements of York Hannover. Reference is made to the historical audited financial statements as of December 31, 1995 and for each of the two fiscal years then ended appearing elsewhere herein. The unaudited selected historical financial information as of September 30, 1996 and September 30, 1995 and for the nine month periods then ended have been derived from the unaudited financial statements appearing elsewhere herein. The unaudited condensed financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the nine months ended September 30, 1996 are not necessarily indicative of results that may be expected for the fiscal year ended December 31, 1996. The historical data should be read in conjunction with the "York Hannover's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. All of the data set forth below are qualified by reference to, and should be read in conjunction with, the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements and footnotes thereto included elsewhere herein. York Hannover purchased its business in December 1993.


          York Hannover Summary Historical Condensed Financial Data
                                 (In thousands)

                                                                                                           As Adjusted(1)
                                                                                                  ----------------------------------
                                                                             Nine Months Ended      Year Ended      Nine Months
                                             Year Ended  December 31,          September 30,       December 31   Ended September 30,
                                           --------------------------        -----------------    ------------   -------------------
                                      Predecessor (2)
                                      ---------------
                                           1993       1994       1995        1995       1996         1995          1995       1996



Statement of Operations Data:
  Net patient revenues                    3,466      4,260      2,673       2,673       --           --            --         --
  Other revenues, including equity
    earnings                               --         --          277          87        399          473           364        399
                                         ------     ------     ------      ------     ------       ------        ------     ------
  Total revenues                          3,466      4,260      2,950       2,760        399          473           364        399
  Cost of patient revenues                1,924      2,396      1,392       1,375       --           --            --         --
  Selling, general and
    administrative                          950      1,128      1,546       1,363        252          360           270        252
  Depreciation and amortization             476         82         45          45       --           --            --         --

  Interest expense (income), net            159        319        290         227        214          290           217        214
                                         ------     ------     ------      ------     ------       ------        ------     ------
  Net income (loss)                         (43)       335       (323)       (250)       (68)        (177)         (123)       (68)
                                         ======     ======     ======      ======     ======       ======        ======     ======


(1) To reflect operating results on an equity basis of accounting for revenues and expenses given the formation of the equity investment in the York Hannover Partnership made on August 1, 1995 as if it occurred on January 1, 1995.

(2) Operations of predecessor entity prior to purchase by York Hannover in December 1993 and does not represent the ongoing operations after the purchase.

                 York Hannover Summary Historical Financial Data
                                 (In thousands)



                                             December 31,         September  30,
                                     ------------------------     --------------
                                     1993      1994      1995         1996
Balance Sheet Data



Working capital (Deficit)             430        34      (192)       (2,635)
Total assets                          842     1,335     1,240         1,635
Short-term debt                      --         771       174         2,107
Long-term debt
(excluding current portion)         2,713     1,924     2,180          --



     Due to the significance of the York Hannover Partnership investment to York Hannover, the following financial information is provided with regard to the York Hannover Partnership. Subsequent to the Merger, York Hannover's sole asset will consist of its 40% interest in the York Hannover Partnership.

                  York Hannover Partnership Historical Financial Data
                                     (in thousands)



                                       Five Months Ended   Unaudited Nine Months
                                      December 31, 1995(a)         Ended
                                      -------------------    September 30, 1996
                                                            --------------------
Statement of Operations Data

Net revenues .........................       2,563                6,583

Expenses:
  Cost of revenue ....................       1,348                3,606
  Selling, general and
    administrative....................         925                2,313
  Depreciation .......................          31                   82

Net income ...........................         259                  582

Balance Sheet Data

  Working capital ....................       1,154                1,598
  Total-assets .......................       2,356                3,392
  Short-term debt ....................         281                  730
  Long-term debt .....................         360                  388
  Partner's capital ..................       1,383                1,840




(a)  York Hannover Partnership commenced operations on August 1, 1995.

                 UNAUDITED SUMMARY PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     MetroVision and York Hannover have entered into a Merger Agreement, subject to approval by the shareholders of MetroVision, whereby Stockbridge, the sole stockholder of York Hannover, will exchange all outstanding common stock of York Hannover with MetroVision for 4,000,000 newly issued shares of Common Stock. Under the terms of the Merger Agreement, York Hannover will distribute all of its assets and liabilities to Stockbridge prior to the Merger except for its 40% interest in York Hannover Partnership and certain outstanding debt and related accrued interest. As a condition of the Merger, MetroVision will complete a 1 to
4.6 Reverse Stock Split of its Common Stock, reducing the number of MetroVision shares outstanding on a post-Merger basis.



     The Merger will be accounted for as a reverse acquisition of MetroVision by York Hannover in a transaction accounted for using the purchase method of accounting as prescribed by Accounting Principles Board Opinion No. 16. In the reverse acquisition transaction, York Hannover will be treated as the acquirer for financial reporting purposes. The purchase method of accounting prescribes that the acquiring company allocate the cost of an acquired company, including the expenses of the acquisition, to the assets acquired and liabilities assumed as of the date of the acquisition based upon their fair values. Any excess of cost incurred over the values of assets acquired less liabilities assumed is recorded as goodwill and amortized over its expected benefit period. Therefore, any excess of the fair value of MetroVision's assets less its liabilities over the historical basis of MetroVision's assets less its liabilities would be recorded as goodwill and amortized over its expected benefit period. Any excess of the historical basis of MetroVision's assets less its liabilities over the fair value of MetroVision's assets less its liabilities would result in negative goodwill which would be allocated to reduce the noncurrent assets of the Surviving Corporation. York Hannover management and MetroVision management have estimated the fair value of MetroVision's assets less its liabilities to be $600,000 as of September 30, 1996 compared to a historical basis of $632,633. Based on this estimate, negative goodwill of $32,633 has been allocated to the noncurrent assets of the Surviving Corporation in the pro forma information as of and for the nine months ended September 30, 1996.


     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1996 has been prepared based on the historical balance sheets of MetroVision and York Hannover, as adjusted to reflect the Merger as if it had occurred on September 30, 1996. The unaudited pro forma condensed consolidated income statements for the year ended December 31, 1995 and for the nine months ended September 30, 1996 have been prepared based on the historical income statements of MetroVision and York Hannover, adjusted to reflect the Merger as if it had occurred on January 1 of each respective period. The information is presented for informational purposes only and, therefore, is not necessarily indicative of the financial position or operating results that would have occurred or might be achieved if the Merger had occurred at an earlier date, nor is it necessarily indicative of the financial position or operating results that may occur in the future.

         York Hannover Summary Pro Forma Consolidated Balance Sheet Data
                                September 30, 1996
                            (Unaudited, in thousands)


                                                               York         Pro Forma
                                           MetroVision       Hannover        Purchase       Pro Forma
                                            Historical      Historical      Adjustments      Combined
                                            ----------      ----------      -----------      --------
Assets

Current Assets ...........................      171             494            (494)(a)         171

Property and Equipment, Net ..............    1,034               0             (29)(b)       1,005

Other ....................................       23           1,141            (485)(a)         675
                                             ------          ------              (4)(b)      ------
                                                                             ------
               Total Assets ..............    1,228           1,635          (1,012)          1,851
                                             ======          ======          ======          ======


Liabilities and Shareholders' Equity

Current liabilities, excluding
  short-term debt ........................      459           1,023            (792)(a)         690

Short-term debt ..........................      135           2,107            (157)(a)       2,085

Long-term debt ...........................     --              --              --              --

Other ....................................     --               777            (777)(a)        --

Preferred stock ..........................        1            --              --                 1

Common Shareholders' equity ..............      633          (2,272)            (33)(b)        (925)
                                                                                             ------
                                                                                747 (d)
                                              -----          ------           -----

Total Liabilities and shareholders'
  equity .................................    1,228           1,635          (1,012)          1,851
                                             ======          ======          ======          ======



(a) Elimination of York Hannover assets (consisting of: cash -- $55; marketable securities -- $439; due from York Hannover Partnership -- $98; due from related parties -- $245; and deferred tax asset -- $142) and liabilities (consisting of: accounts payable -- $260; accrued expenses -- $165; due to affiliates -- $367; short-term debt -- $157; and deferred revenue -- $777) not being contributed in the Merger.



(b) Adjustments to reflect estimated fair value of MetroVision's assets and liabilities which have been estimated to be $600,000.


(c) At September 30, 1996, undeclared dividends in arrears on MetroVision's 5% cumulative preferred stock were $676,996.

(d)  Reflects cumulative effect of the above adjustments.

      York Hannover Summary Pro Forma Consolidated Statement of Income Data
                          Year Ended December 31, 1995
                (Unaudited, in thousands, except per share data)



                                                                    Pro Forma
                                                                  Adjustments to     Pro Forma
                                                                   Retroactively   Adjustments to
                                                     York             Restate          Reflect
                                  MetroVision      Hannover         Partnership      Purchase of         Pro Forma
                                  Historical      Historical      Transaction (a)    MetroVision         Combined
                                  ----------      ----------      ---------------    -----------        ----------
Total revenues                         1,625        2,950             (2,477)                                2,098

Cost of revenues                         722        1,392             (1,392)                                  722
Selling, general and
  administrative                         988        1,546             (1,186)           (360)(d)               988


Depreciation and amortization            443           45                (45)           (231)(b)               212
Interest expense, net                      2          290                                (23)(c)               269
Writedown of contract rights
  and installation assets                250           --                                                      250
                                        ----         ----                ---             ---                  ----
Net Loss                                (780)        (323)               146             614                  (343)
                                                      ===                ===             ===
Less--Preferred stock dividend
  requirements                           182                                                                   182
                                         ---                                                                   ---
Net loss applicable to common
  stock                                 (962)                                                                 (525)
                                         ===                                                                   ===
Weighted average number of
  shares                           5,988,143                                                             5,301,770(e)
Net loss per common share               (.16)                                                                 (.10)(e)




(a) To adjust York Hannover historical and York Hannover adjusted as if the York Hannover Partnership transaction on August 1, 1995 had occurred on January 1, 1995. See "Information Concerning York Hannover" appearing elsewhere herein.

(b) To adjust depreciation and amortization to reflect reduced property and equipment balance.

(c) To adjust interest expense for York Hannover debt not being contributed in the Merger.

(d) To adjust selling, general and administrative expenses for York Hannover management fees expense not to be incurred by the Surviving Corporation.


(e) Weighted average shares based on 1,519,097 shares outstanding after Reverse Stock Split and 4,000,000 shares to be issued to the York Hannover shareholder.



      York Hannover Summary Pro Forma Consolidated Statement of Income Data
                      Nine Months Ended September 30, 1996
                (Unaudited, in thousands, except Per Share Data)



                                                                            Pro Forma
                                                                           Adjustments to
                                                                              Reflect
                                         MetroVision     York Hannover      Purchase of       Pro forma
                                         Historical       Historical        MetroVision       Combined
                                         ----------      ------------       -----------     -------------

Total revenues                                 684             399           (166)(d)            917
Cost of revenues                               286             --                                286
Selling, general and administrative            617             252           (241)(c)            628
Depreciation and amortization                  398              --            (11)(a)            387
Writedown of contract rights and
  installation assets                          608              --             --                608
Interest expense, net                            9             214            (27)(b)            196
                                            -------            ---            ---             ------
Net Loss                                    (1,234)            (67)           113             (1,188)
                                                               ===            ===
Less--preferred stock dividend
  requirements                                 135                                               135
                                            ------                                            ------
Net loss applicable to common
  stock                                     (1,369)                                           (1,323)
                                            ======                                            ======
Weighted average number of
  shares                                 6,299,083                                         5,369,366 (e)
Net loss per common share                     (.22)                                             (.25)(e)



----------
(a) To adjust depreciation and amortization to reflect reduced property and equipment balance as a result of fair value assigned to the MetroVision assets.

(b) To adjust interest expense for York Hannover debt not being contributed in the Merger.

(c) To adjust selling, general and administrative expenses for York Hannover management fees expense not to be incurred by the Surviving Corporation.


(d) To adjust revenues for amortization income and revenues related to services not being contributed in the Merger.

(e) Weighted average shares based on 1,519,104 shares outstanding after Reverse Stock Split and 4,000,000 shares to be issued to York Hannover shareholders.

                                  RISK FACTORS


     In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully by MetroVision shareholders in evaluating the Merger, York Hannover and its business and prospects and before voting on the other matters described herein.


Losses from Continuing Operations


     During the past three fiscal years, MetroVision has incurred net losses in excess of $4.5 million. An integral factor in the Board of Directors' determination to proceed with the Merger was its conclusion that MetroVision does not currently have sufficient available cash, and is unable to generate sufficient cash from operations or attract sufficient external debt or equity financing, to continue to support its current business. MetroVision's auditors included an explanatory paragraph in their report which accompanied the most recent audited consolidated financial statements of MetroVision to the effect that there was substantial doubt about MetroVision's ability to continue as a going concern. Although following the Merger, MetroVision will endeavor to seek a buyer for its video-cable network business as part of its strategy to focus on the business currently operated by York Hannover, there can be no assurance that MetroVision will be successful in selling its video-cable network business. Until such time, if ever, as a sale occurs, MetroVision will continue to incur operating losses in connection with meeting its obligations to third parties in connection with its cable-network business, which losses will adversely affect the results of operations to be derived from the business of York Hannover to be conducted following the Merger, and the revenues to be generated by York Hannover are not likely to be sufficient to offset the MetroVision losses. In such event, some or all of MetroVision's operations would be curtailed or suspended.


Potential Disadvantages Associated With the Merger



     Although the MetroVision Board of Directors has concluded that the Merger is fair to and in the best interests of MetroVision and its shareholders, and has concluded that there are a variety of factors which make the Merger advantageous to MetroVision and its shareholders, the Board also identified and considered certain disadvantages which may arise from the Merger. These disadvantages include: (i) that the Merger will result in the issuance of a majority of the outstanding common stock to one entity (Stockbridge) that will be able to dictate the policies and direction of the Surviving Corporation following the Merger; (ii) the reliance of the Surviving Corporation, as the minority partner of York Hannover Partnership, on the majority partner who will have significant discretion in the affairs of York Hannover Partnership;
(iii) the assumption by MetroVision of a $1,950,000 obligation which must be paid in full by September 30, 1997; and (iv) and the current limited geographic concentration of York Hannover's business. There can be no assurance that the advantages expected to be derived from the Merger will offset the adverse impact which may arise from these foregoing factors. See the other risk factors set forth herein for a more detailed discussion of these disadvantages and other related risks.


Lack of Direct Operations; Dependence Upon Partnership Operations



     Immediately preceding the Merger, the primary asset of York Hannover will be its 40% minority partnership interest in York Hannover Partnership, a Wisconsin general partnership, the remaining 60% partnership interest of which is owned by United Professional Companies, Inc., a Delaware corporation owned by United Health, Inc., one of the largest owners of nursing homes in the United States. Since the formation of the Partnership in July 1995, and the contribution by York Hannover of all of its assets to the Partnership in exchange for its 40% partnership interest, York Hannover has not had any operations or employees, and its business, revenues and results of operations are entirely dependent upon the results of operations and business conducted by the Partnership. Consequently, notwithstanding the Surviving Corporation's proposed acquisition strategy following the Merger, the results of operations and financial condition of the Surviving Corporation will initially be almost exclusively dependent upon the results of operations and financial condition of a partnership of which it is a minority partner. Accordingly, York Hannover is subject to all of the risks attendant to a minority partner of a partnership, including the ability of the majority general partner to control the day to day operations and policies of the Partnership and, subject to certain limited contractual consent rights contained in the Partnership Agreement, the ability to control or determine all other fundamental decisions relating to the Partnership's operation. York Hannover does not have control over distributions made by York Hannover Partnership; however, under the Partnership Agreement for the York Hannover Partnership, York Hannover is entitled to priority distributions, which are limited to the lesser of $300,000 or the amount of annual interest expense due on York Hannover's loan from National HealthCare, L.P. The priority distributions are also subject to the availability of York Hannover Partnership cash. No distributions were made during the year ended December 31, 1995; however, $130,000 was received during the nine months ended September 30, 1996. Consequently, other than payments in respect of accounts receivable processing services provided to the York Hannover Partnership and the priority distributions, York Hannover received no payments from York Hannover Partnership. There can be no assurance that the interests of the majority partner of York Hannover Partnership will continue to be consistent with the interests of York Hannover.


     Moreover, as a general partnership, each partner of York Hannover Partnership is jointly and severally liable for the actions of the other partner. Consequently, in the event the majority partner were to subject the Partnership to liability by virtue of its actions, the Surviving Corporation would become jointly and severally liable, even if it had not participated or otherwise been involved in the actions of the majority partner giving rise to the liability. Moreover, the ability of the Surviving Corporation to seek indemnity against the majority partner for claims asserted against the Surviving Corporation by virtue of the majority partner's actions would be dependent upon the financial condition of the majority partner. See "Summary of York Hannover Partnership Partnership Agreement."

Need for Additional Financing



     Neither MetroVision nor York Hannover has significant cash on hand. Moreover, there can be no assurance that the Surviving Corporation's cash generated from operations will support the Surviving Corporation's business. Additionally, if the holders of MetroVision's 5% Preferred Stock elect not to exchange their shares for shares of Common Stock pursuant to an Exchange Offer to be made available following the Merger (see "Proposal 5 -- Increase in Authorized Shares of MetroVision Common Stock"), the Surviving Corporation will be obligated to pay to the holders of the 5% Preferred Stock accrued and unpaid dividends which, at September 30, 1996, aggregated approximately $677,000. See "MetroVision's Management's Discussion and Analysis of Financial Condition and Results of Operations."

     During 1993, York Hannover entered into a $2,500,000.00 promissory note ("the Promissory Note") with National HealthCare L.P. ("NHCLP"). The Promissory Note was scheduled to mature on September 17, 1995. During 1995, the Promissory Note was restructured and the maturity date was extended to January 17, 1999; however, because York Hannover has breached certain covenants relating principally to maintaining positive working capital, the Promissory Note's maturity date has been accelerated to September 30, 1997. York Hannover's failure to pay the Promissory Note on or before September 30, 1997 will result in a default and NHCLP will be entitled to exercise its rights as a secured creditor against York Hannover's partnership interest in the York Hannover Partnership, including the right to take possession of and sell such partnership interest to satisfy the obligation under the Promissory Note. As a result of the Merger, the Surviving Corporation will assume by operation of law York Hannover's obligation to repay the Promissory Note. In the event of a default in the failure to pay the principal and interest on September 30, 1997, NHCLP will be entitled to satisfy the obligation by taking title to the Surviving Corporation's partnership interest in the York Hannover Partnership and by seeking recourse against the Surviving Corporation's other assets if necessary. There can be no assurance that the Surviving Corporation will be able to generate sufficient cash to meet debt requirements and may have to finance ongoing operations through alternate sources of financing or through the sale of York Hannover's interest in the York Hannover Partnership.


     In light of these commitments and the uncertainty as to the results of operations of the Surviving Corporation following the Merger, it is likely that the Surviving Corporation will be dependent upon external financial resources to continue in business. MetroVision currently has no arrangements with respect to sources of additional financing, and there can be no assurance that additional financing will be available to the Surviving Corporation on commercially reasonable terms, if at all. Any inability to obtain additional financing will have a material adverse effect on the Surviving Corporation, including possibly requiring it to significantly curtail some or all of its operations. See "MetroVision's Management's Discussion and Analysis of Financial Condition and Results of Operations."

Risks Associated With Acquisitions


     In accordance with its strategy for growth, which is to build its institutional pharmacy business dedicated to serving the long-term care market, the Surviving Corporation intends to engage in a geographic expansion program which will incorporate an active acquisition program in the long-term care pharmacy industry. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements, diversion of management time and attention and combining disparate company cultures and facilities, all of which could adversely affect the Surviving Corporation's operating results. The success of any acquisition will depend in part on the Surviving Corporation's ability to integrate effectively the acquired business into the Surviving Corporation, and the integration process may involve unforeseen difficulties and delays and may utilize a substantial portion of the Surviving Corporation's financial and other resources. No assurance can be given that suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that future acquisitions will, if completed, be successful. Additionally, the size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not necessarily be indicative of results that may be achieved for any subsequent quarter or for a full fiscal year.


Current Dependence on Geographic Market


     To date, all of York Hannover Partnership's revenues are derived from nursing home patients and correctional institution inmates in the State of Florida. Any change in the regulatory environment or reimbursement rates under the Florida Medicaid Program would materially adversely affect York Hannover. Moreover, there can be no assurance that, notwithstanding the Surviving Corporation's proposed acquisition strategy in other geographic locations, the market conditions in these other locations will prove as favorable as those currently in existence in the State of Florida.

Dilution; Concentration of Share Ownership


     In the event the Merger is consummated, MetroVision will issue 4,000,000 shares of Common Stock in exchange for the outstanding shares of common stock of York Hannover, which shares will represent approximately 71.8% of the shares to be issued and outstanding following the Merger. Additionally, in the event the common stock purchase warrants to be issued to the two stockholders of Stockbridge in lieu of salaries for their employment by MetroVision following the Merger are exercised, the shareholders of Stockbridge will, directly and indirectly through Stockbridge, beneficially own approximately 78.7% of the issued and outstanding Common Stock. As a result of this concentration of share ownership, the stockholders of Stockbridge effectively will be able to control and dictate the policies and direction of the Surviving Corporation following the Merger. See "The Merger Agreement" and "Beneficial Ownership of MetroVision Common Stock."


Competition

     The market for providing institutional pharmacy services to nursing home patients is highly competitive and is likely to remain so in the foreseeable future. Competition will remain intense both from existing competitors, such as Pharmacy Corporation of American, Inc., OmniCare, Inc. and Allied Pharmacy, Inc., as well as from new market entrants, many of whom are expected to have greater financial, marketing and personnel resources than those available to the Surviving Corporation in the foreseeable future. There can be no assurance that the Surviving Corporation will be able to compete successfully with existing or new competitors. See "Information Concerning York Hannover -- Business -- Competition."


     Additionally, MetroVision's current business also is subject to competition from a number of sources. However, in light of MetroVision's decision not to expand its video cable business in the future, management does not believe that any new competition will materially adversely affect the Surviving Corporation's results of operations.


Customer Contracts

     Consistent with the institutional pharmacy industry, York Hannover Partnership's contracts with nursing facilities for consulting pharmacy, wholesale medical supplies and Medicare Part B billing service are cancelable by either party on 30 day's notice. Although approximately 90% of York Hannover Partnership's contracts, which accounted for approximately 85% of its revenues in fiscal year 1995, have been in existence for over five years, and although termination rates have been historically low, there can be no assurance that its customer contracts will be renewed and that York Hannover Partnership will continue to serve all current facilities. Additionally, with respect to individual prescription activity (both traditional drugs and intravenous therapies), the State of Florida Medicaid program currently provides patients with "freedom of choice." "Freedom of choice" prohibits a nursing facility from requiring its residents to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the nursing home. Consequently, York Hannover Partnership will usually service less than 100% of a nursing home's residents. There can be no assurance that York Hannover Partnership will continue to serve all current individual residents or patients. See "Information Concerning York Hannover -- Business."

Regulation and Reimbursement


     York Hannover Partnership's business is subject to Federal, state and local regulations, and its pharmacy is required to be licensed by the State of Florida. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of York Hannover Partnership's business and, therefore, the financial condition of the Surviving Corporation. In addition, the long term care facilities that contract for York Hannover Partnership's services are also subject to Federal, state and local regulations and are required to be licensed in the states in which they are located (currently, Florida). The failure by these institutions to comply with such regulations or to obtain or renew any required license could result in the loss of York Hannover Partnership's ability to provide pharmacy services to their residents. York Hannover Partnership is also subject to Federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare and Medicaid programs.

     Approximately 58% of York Hannover Partnership's billings are reimbursed by government sponsored programs, largely Medicaid and, to a lesser extent, Medicare, and the remainder is paid or reimbursed by individual patients, long term care facilities and other third party payers, including private insurers. Medicaid and Medicare are highly regulated. The failure, even if inadvertent, of York Hannover Partnership and/or its client institutions to comply with applicable reimbursement regulations could adversely affect York Hannover Partnership's business. Additionally, changes in such reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect York Hannover Partnership's businesses. See "Information Concerning York Hannover -- Government Regulation."

Health Care Reform and Deferred Budget Legislation

     In recent years, a number of legislative proposals have been introduced in Congress that would effect major changes in the health care system, either nationally or at the state level. Currently, Congress is considering various initiatives to establish a framework for balancing the Federal budget. While President Clinton vetoed the budget bill passed by Congress in November 1995, many of the budget reduction proposals may still become part of final budget reconciliation legislation. The bill passed by Congress would have resulted in significant reductions in payments to providers under the Medicare program and a major restructuring of the current Medicaid program. With respect to Medicare, proposals included establishment of a prospective payment system for skilled nursing facilities ("SNF's"); limits on payments to Medicare SNF's for certain non-routine services, including, among others, prescription drugs, diagnostic services, and physical therapy and other rehabilitative services; requiring consolidated billing by SNF for all Part A and B claims for SNF residents; and other limits on reimbursement of costs for Medicare SNF services.

     The budget legislation would have also replaced the current Medicaid program with a new "Medi-Grant" program involving Federal block grants to states for medical assistance provided to low income individuals. While states would be subject to certain Federal requirements, states would also have broad flexibility to establish coverage, eligibility and payment standards. Given the fixed Federal funds that would be available under this Medicaid reform proposal, there can be no assurance that, if enacted, this or any Medicaid reform proposal would not have a material adverse effect on the business of York Hannover Partnership. While budget negotiations are continuing, York Hannover cannot predict when or whether such legislation will be enacted. It is not possible to predict the effect of recent reforms on the health care system on York Hannover Partnership's business or the prospects for or effects of additional reforms. See "Information Concerning York Hannover -- Government Regulation."

Maintenance Criteria for NASDAQ Securities; Disclosure Relating to Low Priced Stock.


     The National Association for Securities Dealers, Inc. (the "NASD"), which administers NASDAQ, maintains criteria for continued NASDAQ eligibility. On May 22, 1996, MetroVision's Common Stock and Units were de-listed from the NASDAQ Small Cap Market by the NASD because MetroVision failed to meet certain maintenance criteria for continued listing. There can be no assurance, however, that MetroVision will regain its listing on the NASDAQ Small Cap Market. Until such time, if ever, that MetroVision's Common Stock and Units are so listed, the Common Stock and Units will trade in the over-the-counter market on an electronic bulletin board established for securities that do not meet the NASDAQ Small Cap Market listing requirements or in what is commonly referred to as the "pink sheets" (the "Bulletin Board"). As a result, holders of Common Stock and Units should expect to find it more difficult to dispose of, or to obtain accurate quotations on the price of Common Stock and Units. In addition, by virtue of the delisting, additional sales practice requirements are imposed on broker-dealers who trade in the Common Stock and Units other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale. Such burdens on trading in the Common Stock and Units should be expected to discourage active trading which would reduce the liquidity of the Common Stock and increase the spread between the bid and ask prices quoted by those broker-dealers, if any, which quote the Common Stock. See "Market Price for MetroVision Common Stock."


Shares Eligible for Future Sale


     Sales of substantial amounts of Common Stock in the public market following the Merger could adversely affect prevailing market prices of the Common Stock. Giving effect to the proposed Reverse Stock Split, 1,574,275 shares of the Common Stock will be outstanding, almost all of which shares are available for public sale. In addition, by virtue of the Merger, Stockbridge will beneficially own 4,300,000 shares of which, by virtue of this Registration Statement, 4,000,000 shares will also be available for public sale, subject to certain requirements imposed by Rule 145 promulgated under the Securities Act. There exists no contractual obligation or so called "lockup" restriction on Stockbridge's ability to sell all or a portion of such shares at any time, subject to the application of Rule
145. The sale in the public market of such shares could, and depending on the number of shares involved likely would, adversely affect prevailing market prices. See "The Merger -- Federal Securities Laws Consequences."


Dependence Upon Key Personnel

     The success of York Hannover will be largely dependent upon the continued services of its executive management, particularly Thomas M. Clarke and Lawrence
B. Cummings, the principal stockholders of Stockbridge, each of whom will enter into three year employment agreements with the Surviving Corporation to become effective upon consummation of the Merger. The loss of the services of either of such individuals could have a material adverse effect on York Hannover's business and prospects.

                                   PROPOSAL 1

     AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO EFFECT 1 FOR 4.6
                              REVERSE STOCK SPLIT

General

     The Board of Directors believes that it would be in the best interests of both MetroVision and its shareholders to amend MetroVision's Restated Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split"), pursuant to which one share of newly issued Common Stock, $.001 par value per share, would be issued in exchange for every 4.6 shares of Common Stock, $.001 par value per share, issued and outstanding on the effective date of the amendment. If shareholders approve the Reverse Stock Split, the Reverse Stock Split will become effective upon filing the amendment with the Secretary of State of the State of New York. No fractional shares will be issued as a result of the Reverse Stock Split, and each shareholder whose shares are not evenly divisible by 4.6 shall receive cash in lieu of such fractional shares of Common Stock based upon the market price for the Common Stock on the date the amendment is filed with the Secretary of State of the State of New York.



     MetroVision is presently authorized to issue 10,000,000 shares of Common Stock, of which 7,241,664 shares were issued and outstanding as of the record date for the Meeting. The Reverse Stock Split would reduce the number of authorized shares of Common Stock to 2,173,913 shares and the number of outstanding shares to 1,574,275 shares. The Reverse Stock Split will not affect any shareholder's proportionate equity interest in MetroVision, except for those shareholders who would receive cash in lieu of fractional shares. The Reverse Stock Split amendment would not change the presently authorized 2,000,000 shares of Preferred Stock, but would increase the exchange ratio of shares of Common Stock into which each share of 5% Preferred Stock is convertible from one to one to 4.6 to 1. The conversion ratio and/or exercise price of outstanding options and warrants to purchase Common Stock, including those granted under MetroVision's stock option plans, would be similarly adjusted. See "Proposal 6 -- Increase in Shares Reserved for Issuance under MetroVision's Stock Option Plan". MetroVision's reporting obligations under the Securities Exchange Act of 1934 will not be affected by the Reverse Stock Split.



Reasons for Proposed Reverse Stock Split

     A condition to consummation of the Merger is the consummation of the Reverse Stock Split on or prior to the Effective Time. Under the New York Law, MetroVision shareholder approval is required to amend the Company's Restated Certificate of Incorporation to effectuate the Reverse Stock Split. If the shareholders of MetroVision do not approve the Reverse Stock Split, a condition to consummation of the Merger would not have been met and York Hannover would be free to terminate the Merger Agreement. Accordingly, it is imperative that MetroVision shareholders consider carefully the Reverse Stock Split proposal and the Merger proposal and vote their shares accordingly.

     Equally important is the necessity to attempt to increase the price of the MetroVision Common Stock. On May 22, 1996, MetroVision's Common Stock was de-listed from the Nasdaq SmallCap Market by the National Association of Securities Dealers, Inc. ("NASD") because, among other reasons, the bid price for the Common Stock had fallen below the minimum allowable bid price of $1.00. Until such time as MetroVision is able to regain its Nasdaq SmallCap Market listing, if ever, the Common Stock will continue to trade in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or on what is commonly referred to as the "pink sheets." As a result, holders of Common Stock will find it more difficult to dispose of, or to obtain accurate quotations for the price of their shares than if the shares were listed on the SmallCap Market. While there can be no assurance that the Reverse Stock Split will have the effect of increasing the publicly quoted price of the Common Stock, the Board believes that, in theory, such a result may likely occur.

     The Board of Directors of MetroVision believes that the current price per share of the Common Stock has a tendency to diminish the effective marketability of the Common Stock because of the reluctance of many brokerage firms to recommend lower-priced stock to their clients. Additionally, the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of brokerage commissions and to time-consuming procedures that operate to make the handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks since the brokerage commission payable on the sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on relatively higher-priced stock.

     The Board of Directors also believes that the relatively low price of the Common Stock impairs the marketability of the Common Stock to institutional investors and members of the investing public and creates a negative impression with respect to MetroVision. Theoretically, the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the Common Stock, the type of investors who acquire it or MetroVision's reputation in the financial community. In practice this may not necessarily be the case, as many investors view low-priced stock as unduly speculative in nature and, as a matter of practice, avoid or limit investments in such stocks. The foregoing factors adversely affect not only the liquidity of the Common Stock, but also MetroVision's ability to raise additional capital through a sale of equity securities. Thus, the possible increase in trading price resulting from the Reverse Stock Split is expected to be attractive to the financial community and the investing public.

     The Board of Directors is hopeful, although no assurance can be given, that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split, and the anticipated corresponding increased price per share, will stimulate interest in the Common Stock and possibly promote greater liquidity for MetroVision shareholders with respect to those shares presently held by them. However, the possibility exists that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the Reverse Stock Split is effectuated.

     The Board of Directors is also hopeful that the proposed Reverse Stock Split will result in a price level for the shares that will mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above and diminish the adverse impact of trading commissions on the potential market for MetroVision's shares. However, there can be no assurance that the Reverse Stock Split will achieve these desired results, nor can there be any assurance that the price per share of the New MetroVision Common Stock immediately after the Reverse Stock Split will increase proportionately with the Reverse Stock Split or that any increase can be sustained for a long period of time.

     Management of MetroVision is not aware of any present efforts by any persons to accumulate Common Stock or to obtain control of MetroVision, and the Reverse Stock Split is not intended to be an anti-takeover device. The amendment is being sought simply to enhance the image of MetroVision and to price the Common Stock in a range more acceptable to the brokerage community and to investors generally.

Exchange of Stock Certificates


     If the Reverse Stock Split is approved by MetroVision shareholders at the Meeting, MetroVision will file an amendment to its Restated Articles of Incorporation with the Secretary of State of the State of New York as soon as practicable thereafter. The Reverse Stock Split will become effective on the date of such filing (the "Filing Date") and the shareholders will be notified on or after the Filing Date that the Reverse Stock Split has been effected. MetroVision's transfer agent, Continental Stock Transfer & Trust

Company, will act as MetroVision's exchange agent (the "Exchange Agent") to act for holders of Common Stock in implementing the exchange of their certificates.

     As soon as practical after the Filing Date, shareholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing the newly issued Common Stock. Beginning on the Filing Date, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of shares of Common Stock giving effect to the Reverse Stock Split.

Liquidation of Fractional Shares

     No script or fractional certificates will be issued in connection with the Reverse Stock Split. Assuming approval of the Reverse Stock Split by MetroVision's shareholders, shareholders who ostensibly would be entitled to receive fractional shares because they hold a number of shares of MetroVision Common Stock not evenly divisible by 4.6 will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to that portion of the closing price of the Common Stock on the electronic bulletin board on the Filing Date for each such share of Common Stock held prior to the Filing Date that is not consolidated.

     MetroVision will either deposit sufficient cash with the Exchange Agent or set aside sufficient cash for the purchase of the above referenced fractional interests. Shareholders are encouraged to surrender their certificates to the Exchange Agent, only after receipt of notification requesting such surrender, for certificates evidencing whole shares of the newly issued Common Stock and to claim the sums, if any, due them for fractional interests.

     The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. No service charge will be payable by shareholders in connection with the exchange of certificates or the issuance of cash for fractional interest, all of which costs will be borne and paid by MetroVision.

Federal Income Tax Consequences

     MetroVision has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the Federal income tax consequences of the Reverse Stock Split. The following summary of Federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement/Prospectus. This summary is for general information only and does not discuss the Federal income tax consequences which may apply to non-resident aliens, broker-dealers, shareholders who receive Common Stock in compensatory transactions or insurance companies. This discussion does not address any foreign, state or local tax consequences that may be relevant to MetroVision's shareholders. Accordingly, each shareholder is urged to consult his or her own tax advisor to determine the particular consequences to him or her of the Reverse Stock Split.

     The exchange of shares of Common Stock for newly issued shares of Common Stock will not result in recognition of gain or loss (except in the case of cash received for fractional shares as describe below). The holding period of the newly issued shares of Common Stock will include the shareholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the newly issued shares of Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor, reduced by the basis applicable to the receipt of cash in lieu of fractional shares described below. Any restrictive legends affecting the transfer or sale of the original shares will be affixed to and apply to the newly issued Common Stock.

     A shareholder who receives cash in lieu of fractional shares will be treated as if MetroVision had issued fractional shares to him and then immediately redeemed such shares for cash. Such shareholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of his old Common Stock allocable to such fractional shares, had they actually been issued, provided that such a redemption is essentially equivalent to a dividend. Such gain or loss will be capital gain or loss (if such shareholder's Common Stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder's holding period for his or her Common Stock exceeds twelve months.

     In the event the payment in cash for a fractional share is essentially equivalent to a dividend, the amount received will be taxable as ordinary income to the extent of MetroVision's current and accumulated earnings and profits determined on a pro rata basis. Any amount distributed which is not a dividend will first be applied against and reduce a shareholder's basis in his or her Common Stock and thereafter be treated as gain from the sale or exchange of property.

No Dissenter's Rights

     Under the New York Law, shareholders are not entitled to dissenter's rights of appraisal with respect to the proposed amendment to MetroVision's Restated Certificate of Incorporation to effect the Reverse Stock Split.

Vote Required and MetroVision Board Recommendation

     Approval of the Reverse Stock Split requires the affirmative vote of a majority of the shares of MetroVision Common Stock and 5% Preferred Stock, voting together as a single class, represented in person or by proxy at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE REVERSE STOCK SPLIT PROPOSAL.

                                   PROPOSAL 2

                                   THE MERGER

Purpose and Structure of the Merger



     The purpose of the Merger is for MetroVision to acquire the entire equity interest of York Hannover. To that end, each share of York Hannover common stock issued and outstanding at the Effective Time shall be converted into the right to receive 4,000 shares of MetroVision Common Stock, or an aggregate of 4,000,000 shares, representing approximately 71.8% of the shares of Common Stock to be issued and outstanding following the Merger. As a result of the Merger, York Hannover will merge with and into MetroVision, the separate corporate existence of York Hannover will cease and MetroVision will be the Surviving Corporation. The Restated Certificate of Incorporation (as amended to give effect to any amendment approved by the MetroVision shareholders at the Meeting) and By-Laws of MetroVision in effect at the Effective Time will be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the New York Law.



Background of the Merger



     The MetroVision Board of Directors believes that the Merger represents the most attractive financial alternative available to the MetroVision shareholders. In the course of the last three fiscal years, MetroVision has incurred net losses in excess of $4,500,000 in the operation of its video cable network for mass transit systems. During the same period, MetroVision realized net revenues of only $3,765,000. The substantial losses incurred by MetroVision has to date been funded primarily from the sale of its Common Stock and from the sale of 5% Preferred Stock as well as, to a limited extent, from cash flow from operations. For the period ended September 30, 1996, MetroVision had negative cash flow of $97,125 and at September 30, 1996 had no cash on hand.


     MetroVision believes that the inherent difficulty with its business strategy and, consequently, the principal reason for the continuing losses from operations, is that the current network of place-based media for mass transit systems is not sufficiently large to attract national advertisers willing to commit substantial sums from their advertising budgets. At the same time, however, the high cost of operations requires MetroVision to charge advertising rates which generally preclude local and regional advertisers from purchasing advertising on MetroVision's network. As a result, the Company has been unable to generate meaningful revenues from operations, and the substantial losses incurred by MetroVision to date have been funded primarily from equity or debt financings. Notwithstanding repeated attempts by the Board of Directors to seek external financing after MetroVision's secondary public offering in December 1993, these efforts have proven largely unsuccessful. Accordingly, the Board of Directors does not believe attempts at continued expansion of MetroVision's network is appropriate, given its very limited financial resources and its relative inability to generate meaningful revenues from such network. At the same time, the Board believes that it will likely not be able to sustain its existing operations for the foreseeable future and has begun curtailing operations in certain transit markets. As a result, the Board has undertaken attempts to find a suitable merger candidate which would be interested in a transaction with MetroVision to take advantage of the existing public capital structure of MetroVision and its substantial tax operating loss carryforward.

     During the course of the past three years, MetroVision, both through its senior management and Board of Directors, has attempted to identify a suitable business combination candidate which could take advantage of MetroVision's capital structure, its operating loss carryforward and the public market for its shares, and which was in an industry where the candidate's competitive position and where general opportunities for growth could ultimately benefit MetroVision's shareholders and enhance shareholder value. While MetroVision held numerous discussions with a variety of merger candidates, none of such discussions ultimately resulted in the execution of a definitive agreement other than in one instance, in which the definitive agreement was terminated by MetroVision due to a material adverse change in the business of the acquisition candidate. In some instances, the parties disagreed on the valuations of the respective companies. In other instances, the nature of the business in which the proposed business combination candidate was engaged, or its financial condition or results of operations, created too much uncertainty on the part of the MetroVision Board of Directors to pursue further discussions.


On February 16, 1996, Lawrence Cummings, Chief Executive Officer and a Director of York Hannover, telephoned Robert F. Hussey, MetroVision's Chairman of the Board and President, concerning information which he obtained regarding MetroVision's interest in seeking a merger partner. On February 28, 1996, Messrs. Cummings and Hussey, as well as Thomas Clarke, another officer of York Hannover, conducted further discussions, and both companies agreed to exchange certain information relating to their companies through the execution of confidentiality agreements.


     After several telephone conferences in early March, York Hannover submitted a preliminary proposal outlining possible valuation concepts for the proposed merger of York Hannover with MetroVision. After having reviewed the proposal, the MetroVision Board of Directors directed Mr. Hussey on March 22 to forward a proposed plan of merger and valuation model to York Hannover. The following week, Mr. Clarke of York Hannover met with Mr. Hussey to further discuss the valuation of both companies and to advise him that York Hannover would require that it achieve a majority equity position giving effect to the Merger. Following extensive discussions between the parties, on March 27, 1996, York Hannover delivered a letter of intent to MetroVision, and the MetroVision Board of Directors met on April 1 to discuss all aspects of the letter of intent, which was subsequently executed.

     On May 10, 1996, the Board of Directors discussed the terms of the Merger Agreement and unanimously approved the Merger Agreement and the proposed Merger, and authorized that the Merger Agreement and Merger be submitted to shareholders for their approval.


Reasons for the Merger; Recommendation of the Board of Directors

     The MetroVision Board of Directors has determined that the Merger is fair to, and in the best interests of, MetroVision and its shareholders, and has approved the Merger Agreement and the Merger. The MetroVision Board of Directors recommends that the MetroVision shareholders vote FOR the Merger Agreement and the Merger.

     In reaching its conclusion that the Merger is in the best interests of MetroVision and its shareholders, the MetroVision Board of Directors considered a variety of factors including, among other things, the following:

     1. The current financial condition and cash position of MetroVision is such that, without the infusion of additional equity or debt financing, there is substantial doubt about MetroVision's ability to continue as a going concern for a sustained period, or generate meaningful, if any, profits. MetroVision has been relatively unsuccessful in obtaining external financing from any third parties other than from certain of its officers and directors, and it is unlikely that these persons or any other third parties are prepared to make capital investments in MetroVision at this time.

     2. Prior to the Merger Agreement with York Hannover, MetroVision attempted, without success, to identify other potential merger candidates for MetroVision, particularly in industries or markets, with seasoned management and with a financial condition or capital structure which could potentially result in maximizing shareholder value through a merger. In light of these unsuccessful attempts, notwithstanding the repeated efforts of MetroVision's management and Board, the Board has concluded that the Merger may be the best available alternative in the foreseeable future to enable MetroVision shareholders to preserve, and possibly enhance, their capital investment.


     3. The MetroVision Board of Directors believes that York Hannover, through York Hannover Partnership, represents a seasoned enterprise with experienced management which is well positioned in a growing market, factors which the Board of Directors believes offers an opportunity for shareholders to maximize value for their shares.


     4. The principals of Stockbridge, who will assume executive positions with the Surviving Corporation following the Merger, have substantial and diverse experience in the health care field and, in the case of Mr. Cummings, previously served as the chief executive officer of a publicly held chain of nursing homes. Additionally, the management of York Hannover Partnership has several decades of experience in the provision of pharmacy services to nursing home patients.

     5. Unlike other possible merger or acquisition candidates which insisted on a cash component as part of the merger consideration, the Merger could be structured as a stock for stock merger to enable MetroVision to preserve its limited cash resources for working capital and not require MetroVision to seek to obtain external sources of capital to consummate the transaction.

     6. The Board considered that the market for the provision of pharmacy services does not appear to be dominated, to any substantial degree, by any single provider, thereby providing an opportunity for the Surviving Corporation to effectively compete and increase its market share. Additionally, the Board believes, but cannot assure, that the aging of the populace in the United States and the increase in the utilization of drug therapies will translate into an increase in nursing home patients and the greater utilization of drugs by such individuals, thereby indicating a growing market with greater opportunities.



     7. The current customer base of York Hannover Partnership is primarily derived from patients in nursing homes owned and/or operated by the general partners or their affiliates, York Hannover and United Health, Inc., respectively, thereby ensuring some degree of stability in the Partnership's revenue base.


     The MetroVision Board of Directors also considered certain negative factors, in addition to those set forth herein under the caption "Risk Factors," including that the Merger would result in the issuance to one entity (Stockbridge) of shares of Common Stock constituting a majority of the shares to be issued and outstanding following the Merger, the reliance of the Surviving Corporation, as a minority partner of York Hannover Partnership, on a majority partner who has the ability to exercise significant discretion in the affairs of such Partnership, the assumption by the Surviving Corporation of a significant obligation which must be paid in full, or renegotiated, by September 30, 1997, and the lack of a fairness opinion from an independent financial advisor.



     In view of the variety of factors considered by the MetroVision Board in connection with its evaluation of the Merger, the MetroVision Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its conclusion.

     All of the directors of MetroVision approved the Merger Agreement and the Merger and all have indicated their present intention to vote the shares of Common Stock owned by them in favor of the Merger Agreement and the Merger.


     In light of the specific circumstances surrounding the Merger, including but not limited to, the repeated but unsuccessful efforts by the MetroVision management and Board to seek other potential merger candidates, the current financial condition faced by MetroVision and the lack of any reasonable or foreseeable near-term alternative to the Merger, the MetroVision Board did not find it financially prudent to engage an independent financial advisor to render an opinion for the benefit of the Board and the

MetroVision shareholders as to the fairness from a financial point of view of the consideration to be paid by MetroVision for the York Hannover shares of common stock. The Board believed that the expense which would have been incurred to engage a financial advisor for this purpose would have been an inappropriate use of MetroVision's extremely limited cash resources without a likely commensurate benefit to be achieved by the MetroVision shareholders in the form of an appreciable adjustment in the number of shares of Common Stock to be issued for the common stock of York Hannover.


     Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the shares of MetroVision Common Stock and 5% Preferred Stock, voting together as a single class, represented in person or by proxy at the Meeting. As of the record date, the MetroVision directors and executive officers benefically owned 525,366 shares of Common Stock and 61,603 shares of 5% Preferred Stock as a group, or an aggregate of 7.4% of the total number of shares entitled to vote at the Meeting. Additionally, Thomas Clarke, a shareholder of Stockbridge, benefically owned 300,000 shares of Common Stock, or 4.1% of the total number of shares entitled to vote at the Meeting. All such persons have indicated their present intention to vote for the Merger Agreement and the Merger.


THE BOARD OF DIRECTORS RECOMMENDS THAT THE METROVISION SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE MERGER.

                              THE MERGER AGREEMENT


     The following summary of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement and the exhibits thereto. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference.


General

     The Merger Agreement provides that, following approval of the Merger Agreement and the Merger by the shareholders of MetroVision, and the satisfaction or waiver of the other conditions of the Merger, York Hannover will merge with and into MetroVision and MetroVision will be the surviving corporation in the Merger. The Restated Certificate of Incorporation and By-Laws of MetroVision immediately prior to the Effective Time (giving effect to shareholder approval of any of the amendments submitted for consideration at the Meeting) will become the Restated Certificate of Incorporation and By-Laws of MetroVision immediately following the Effective Time.

Effective Time

     The Merger shall become effective at the Effective Time, which is the date and time the Certificate of Merger is filed with the Secretary of State of the State of New York and the Secretary of State of the State of Florida in accordance with the applicable provisions of the New York Law and the Florida Law, respectively. It is expected that the Effective Time will occur shortly after the Meeting and after all necessary filings incident to the Merger as required by the applicable provisions of the New York Law and Florida Law, have been made.

Conversion of Shares



     At the Effective Time, each of the 1,000 shares of York Hannover common stock then issued and outstanding shall be converted into and become a right to receive 4,000 fully paid and nonassessable shares of MetroVision Common Stock or an aggregate of 4,000,000 shares, after giving affect to the Reverse Stock Split, representing approximately 71.8% of the shares of Common Stock to be issued and outstanding immediately following consummation of the Merger.



Representations and Warranties

     The Merger Agreement contains various customary representations and warranties relating to the parties to the Merger Agreement, including, among others: (a) their respective organization, capital structure and ownership and similar corporation matters; (b) due authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;
(c) absence of conflicts in connection with the Merger Agreement and the Merger arising under their respective charters and by-laws, and required consents or approvals; (d) reports and other documents filed with Securities and Exchange Commission and other regulatory agencies and the accuracy of the information contained therein; (e) representations pertaining to employee benefit plans;
(f) representations
pertaining to audited and unaudited financial statements and related financial information; (g) representations relating to real estate, personal property and contracts; (h) representations pertaining to accounts receivable and absence of liabilities; (i) absence of any litigation which could adversely affect the businesses or any acquired assets; (j) relationship with suppliers and customers; (k) compliance with applicable licenses, regulations and orders;
(l) absence of certain material adverse events, changes or effects;
(m) representations relating to insurance, taxes, labor relations, and compliance with laws; and (n) absence of any material adverse change in the business, assets, results of operations or financial condition of MetroVision and York Hannover since December 31, 1995.

Conduct of MetroVision's and York Hannover's Businesses Prior to Merger

     MetroVision and York Hannover each has agreed that until closing of the Merger, or the earlier termination of the Merger Agreement pursuant to the terms thereof, each will conduct its operations in the ordinary course of business.


     Among other limitations relating to the conduct of their businesses, MetroVision and York Hannover each has agreed that, without the other's prior consent or except as contemplated by the Merger Agreement, it will not: (a) amend or otherwise change its charter documents or the terms of the York Hannover Partnership Agreement, (b) issue, pledge or dispose of any shares of capital stock of any class or any options, warrants or convertible securities,
(c) sell, dispose of or encumber any assets, except in the ordinary course of business, (d) declare or pay any dividend, except that York Hannover may pay any accrued Priority Distributions (as defined in the York Hannover Partnership Partnership Agreement), (e) acquire any corporation, partnership or other business or authorize any capital expenditures in excess of $25,000, (f) increase employee compensation, except in ordinary course of business, (g) change accounting policies or procedures, (h) make any material tax election inconsistent with past practices, (i) pay or discharge any claims or liabilities other than in the ordinary course of business, (j) enter into any contract or agreement having a term longer than six months unless such contract or agreement either may be canceled without penalty or does not require the expenditure of more than $25,000 for any single contract or $50,000 for all such contracts, (k) otherwise take or agree to take any action which would make the representations and warranties contained in the Merger Agreement untrue or incorrect or result in any of the conditions to the Merger not being satisfied.


     In addition, both MetroVision and York Hannover have agreed not to initiate any inquiries or proposals relating to any alternative merger, sale of substantial assets, sale of shares of capital stock (including by way of tender offer) or similar transactions.

     Pursuant to the Merger Agreement, MetroVision and York Hannover have also agreed to use all reasonable efforts to satisfy the conditions of closing described in the Merger Agreement, and to take all action and to do all things necessary, proper or advisable to consummate and make effective the Merger.

Conduct of the Business of the Combined Companies Following the Merger; Management Following the Merger


     Once the Merger is consummated, York Hannover will cease to exist as a corporation and all of the business, assets (including all rights and interest related to York Hannover's 40% ownership interest in York Hannover Partnership) and liabilities and obligations of York Hannover will be merged into MetroVision with MetroVision remaining as the Surviving Corporation. Assuming shareholder approval is obtained at the Meeting, the Surviving Corporation will be renamed York Hannover Health Care, Inc.



     Pursuant to the Merger Agreement, the Restated Certificate of Incorporation and By-Laws of MetroVision as in effect immediately prior to the Effective Time will become the Restated Certificate of Incorporation of the Surviving Corporation, except that the number of directors shall be increased from four to five. At the Effective Time, the Merger Slate (See "Proposal 4 -- Election of Alternate Slates of Board of Directors"), consisting of Robert F. Hussey, currently Chairman of the Board, and Messrs. Thomas M. Clarke, Lawrence B. Cummings, Peter W. Doelger and Courtlandt G. Miller, will assume office as the Surviving Corporation's directors.

     At the Effective Time, Mr. Hussey will resign as President of MetroVision, but will remain as a director. Lawrence B. Cummings will be elected Chief Executive Officer and Thomas M. Clarke will be elected Chairman of the Board. The employment agreement of Messrs. Cummings and Clarke provides that each perform his duties to the best of his ability under the direction of the Board of Directors. The employment agreements, which have a term of three years, require that Mr.

Cummings or Mr. Clarke devote such amount of time as is necessary for them to perform their duties. As compensation for their services, Mr. Cummings and Mr. Clarke will each be granted warrants to purchase an additional 750,000 shares of Common Stock of the Company. The warrants will be exercisable in three cumulative equal installments within 36, 48 and 60 months after the execution of the employment agreements with the exercise price for the first installment being equal to the closing bid price of the Company's common stock for the first ten trading days after the execution date of the agreement, with the exercise price for the second installment being equal to 125% of the first year exercise price and with the exercise price for the final installment being equal to 150% of the first year exercise price.

     After consummation of the Merger, the headquarters will be moved from New York, New York to Pittsfield, Massachusetts. It is intended that substantially all of the employees of MetroVision and York Hannover prior to the Merger will continue as employees following the Merger. The two lines of business of MetroVision and York Hannover, place based media and institutional pharmacy, respectively, will continue to be run as separate business lines; however, the principal business focus of the Surviving Corporation will be the growth, both internally and through acquisitions, of its institutional pharmacy business and it will endeavor to sell its media business in due course. Due to the disparate nature of the two business lines, the Surviving Corporation does not expect any substantial consolidation of personnel unless and until it is able to sell its media business. Consequently, it is not expected that the Surviving Corporation will realize any meaningful cost savings from the Merger.


Conditions to the Merger


     The respective obligations of MetroVision and York Hannover to consummate the Merger are subject to the satisfaction or mutual waiver of a number of conditions, including but not limited to: (a) no proceeding in respect of this Proxy Statement/Prospectus shall have been initiated or threatened by the Securities and Exchange Commission, (b) no temporary restraining order, preliminary injunction or permanent injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any government authority seeking any of the foregoing be pending, and (c) the Common Stock shall have been approved for listing, subject to notice of issuance, on the Nasdaq SmallCap Market. The condition described in clause (c) was waived by York Hannover subsequent to the execution of the Merger Agreement.


     In addition, the obligation of York Hannover to consummate the Merger is further subject to the satisfaction or waiver of a number of conditions, including, (a) the continued truth and accuracy in all respects of the representations and warranties of MetroVision set forth in the Merger Agreement,
(b) MetroVision's performance and compliance with all of its covenants set forth in the Merger Agreement, (c) MetroVision shall have obtained shareholder approval of and executed the Reverse Stock Split at or prior to the Effective Time, and (d) for the quarter ended June 30, 1996, MetroVision shall not have incurred an operating loss before interest, income taxes, depreciation and amortization (exclusive of the costs associated with the transactions contemplated by the Merger Agreement) of greater than $50,000 (which condition was satisfied).


     The obligation of MetroVision to consummate the Merger is further subject to the satisfaction or waiver of a number of conditions, including (a) the continued truth and accuracy of all representations and warranties made by York Hannover in the Merger Agreement, (b) York Hannover's performance of and compliance with all of its covenants set forth in the Merger Agreement,
(c) MetroVision's receipt from each person who is an "affiliate" of York Hannover of an agreement from each of such individuals to the effect that they will not offer to sell or otherwise dispose of any Common Stock issued in the Merger except pursuant to an effective registration statement or in compliance with Rule 145 of the Securities Act.


Termination or Amendment of Merger Agreement


     The Merger Agreement provides that it may be terminated (a) by mutual consent of MetroVision and York Hannover, (b) by either party after October 31, 1996 (which was extended to March 31, 1997 by amendment to the Merger Agreement), (c) by either party if the requisite vote of MetroVision shareholders is not obtained, (d) by either party if any material representation, warranty, covenant on either party's part shall have become untrue.


     The Merger Agreement may be amended by the parties thereto, provided such amendment is in writing, at any time before or after approval of the Merger Agreement by the shareholders of MetroVision. After such shareholder approval has been obtained, however, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining such further approval.

Accounting Treatment of the Merger



     The Merger will be accounted for as a reverse purchase of MetroVision by York Hannover in a transaction accounted for using the purchase method of accounting as prescribed by APB Opinion No. 16. In the reverse acquisition transaction, York Hannover will be treated as the acquirer for financial reporting purposes. The purchase method of accounting prescribes that the acquiring company allocate the cost of an acquired company, including the expense of the acquisition, to the assets acquired and liabilities assumed as of the date of the acquisition based upon their fair values. Any excess of cost incurred over the values of assets acquired less liabilities assumed is recorded as goodwill and amortized over its expected benefit period. Therefore, any excess of the fair value of MetroVision's assets less its liabilities over the historical basis of metroVision's assets less its liabilities would be recorded as goodwill and amortized over its expected benefit period. Any excess of the historical basis of MetroVision's assets less its liabilities over the fair value of MetroVision's assets less its liabilities would result in negative goodwill which would be allocated to reduce the noncurrent assets of the Surviving Corporation. York Hanover management and MetroVision management have estimated the fair value of MetroVision's assets less its liabilities to be $600,000 as of September 30, 1996 compared to a historical basis of $632,633. Based on this estimate, negative goodwill of $32,633 has been allocated to the noncurrent assets of the Surviving Corporation in the pro forma information as of and for the nine months ended September 30, 1996 as shown in the "Unaudited Summary Pro Forma Combined Condensed Consolidated Financial Information" appearing elsewhere herein. See "Unaudited Pro Forma Combined Condensed Financial Data" below.



Required Regulatory Approvals

     York Hannover has represented to MetroVision in the Merger Agreement that there are no Federal or state regulatory requirements which must be complied with or other approvals which must be obtained prior to consummation of the Merger.

Dissenters' Rights of Appraisal

     Shareholders of MetroVision are not entitled to dissenters' rights of appraisal under the New York Law in connection with the Merger.

Fees and Expenses

     In connection with the Merger, the preparation and solicitation of proxies and the registration of the Common Stock to be issued in the Merger, MetroVision will incur the following estimated expenses:


Legal Fees and Expenses                    $ 60,000
Accounting Fees and Expenses                 10,000
Printing Fees                                25,000
Brokerage/Solicitation Fees                  15,000
                                             ------
                                   Total   $110,000
                                           ========



Federal Income Tax Consequences of the Merger to MetroVision Shareholders

     MetroVision does not expect that the Merger will have any specific Federal income tax consequences to MetroVision's shareholders. After the Merger, the shareholders of MetroVision will continue to own shares as before the Merger and the acquisition by MetroVision of York Hannover through the Merger is not expected to alter the income tax effect of owning or subsequently transferring shares of MetroVision Common Stock. In view of the individual nature of each shareholder's income tax situation, stockholders are urged to consult their own tax advisors with respect to the specific Federal, state and local tax consequences associated with the Merger.

Interests of Certain Persons in the Merger

     The Board of Directors of MetroVision has concluded that none of the officers or directors of Metrovision has any material interest in the Merger which is either inconsistent with or is otherwise different from the interests of the MetroVision shareholders generally. None of the officers or directors is receiving any shares or other securities of MetroVision or of any other entity by reason of the Merger. Similarly, of the current directors of the Company, only Robert Hussey will remain on the Board of Directors following the Merger, although Mr. Hussey will resign as President of MetroVision upon consummation of the Merger.

Federal Securities Laws Consequences


     All shares of MetroVision Common Stock to be received by Stockbridge in the Merger in exchange for the shares of York Hannover common stock owned by it will be freely transferable, subject only to the resale provisions of Rule 145 promulgated under the Securities Act. This Proxy Statement/Prospectus does not cover any resales of MetroVision Common Stock received by such persons since they are deemed "affiliates" of York Hannover by virtue of their control of Stockbridge, York Hannover's parent. There is no agreement between MetroVision and such persons to register the shares of Common Stock to be received by them in the Merger under the Securities Act.


                                   PROPOSAL 3
                            CHANGE OF CORPORATE NAME

   On May 10, 1996, the Board of Directors of MetroVision approved an amendment to MetroVision's Restated Certificate of Incorporation, subject to shareholder approval being sought herein, to change MetroVision's name to "York Hannover Health Care, Inc." The proposed new corporate name was selected in light of the new business in which the Surviving Corporation will be engaged following the Merger. Although the Surviving Corporation will continue to be engaged in providing placed based media for mass transit systems, the Company does not intend to expand such business, but rather, will endeavor to sell that business as it intends to focus principally on the growth of its institutional pharmacy business. Insofar as the proposed new corporate name will only reflect MetroVision's business following the Merger, the proposed name change, and the proposed amendment to MetroVision's Restated Certificate of Incorporation, even if approved by the shareholders at the Meeting, will only be filed with the office of the Secretary of State of the State of New York and, therefore, become effective, if the Merger is consummated.

     The full text of the proposed Amendment to the Restated Certificate of Incorporation is set forth below.


     "RESOLVED, that Article First of the Restated Certificate of Incorporation of the corporation be amended and restated in its entirety as follows:

     FIRST: The name of the corporation is York Hannover Health Care, Inc. (the "Corporation")."


     Approval of a majority of the shares of MetroVision Common Stock and 5% Preferred Stock, voting together as a single class, represented in person or by proxy at the Meeting and entitled to vote is required to adopt the amendment to the Restated Certificate of Incorporation changing the Company's name.

THE BOARD OF DIRECTORS RECOMMENDS THAT METROVISION SHAREHOLDERS VOTE FOR THE CHANGE OF NAME PROPOSAL.

                                   PROPOSAL 4

               ELECTION OF ALTERNATE SLATES OF BOARD OF DIRECTORS

     Pursuant to MetroVision's By-Laws, the Board of Directors may be composed of not less than three and not more than seven directors, with the precise number to be fixed by the Board of Directors from time to time by resolution. In connection with the Merger, the Company has agreed to fix the number of directors at five and has proposed a slate of five nominees for election as directors consisting of Thomas Clarke, Lawrence Cummings, Peter Doelger, Robert Hussey and Courtlandt Miller (the "Merger Slate"). Of the proposed nominees, only Mr. Hussey currently is a director of the Company.

     In the event, however, the Merger is not approved by the MetroVision shareholders or is not otherwise consummated, then the Board of Directors will continue to be composed of four directors, each of whom will be elected at the Meeting to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The Board has nominated the following persons, all of whom currently serve as directors of the Company, for election to Board in the event the Merger is not consummated: Don Stephen Aron, Joseph A. Calabrese, William H. Hessick III and Robert F. Hussey (the "Non-Merger Slate").

     Set forth below is certain biographical information regarding the nominees constituting the Merger Slate who, if elected by the shareholders at the Meeting, will take office only in the event the Merger is consummated:



     Lawrence B. Cummings:    Mr. Cummings, age 41, is the Chief
                              Executive Officer of Stockbridge Investment
                              Partners, Inc., the parent corporation of York
                              Hannover. Mr. Cummings has over ten years of health care experience and is an active investor in the health care industry. From 1989 to 1992, Mr. Cummings was Chairman of the Board, Chief
                              Executive Officer and President of Providence
                              Health Care, Inc. ("Providence"), a Cleveland,
                              Ohio-based publicly-traded nursing home management company which Mr. Cummings founded and which was acquired by The Multicare Companies, Inc. in 1992.
                              Mr. Cummings received his undergraduate degree from Harvard University and a Masters in Business
                              Administration from Harvard Business School. On
                              May 23, 1996, a Final Judgement of Dissolution of
                              Marriage was entered transferring certain assets to Mr. Cummings' former spouse and ordering Mr.
                              Cummings to pay her over $6.0 million, which has been appealed. Mr. Cummings also has substantial personal indebtedness and is the obligor on several contingent liabilities. On August 20, 1996, Mr. Cummings filed for personal reorganiza-tion under Chapter 11, which case is now pending in the U.S. Bankruptcy Court for the Southern
                              District of Florida.



     Thomas M. Clarke:        Mr. Clarke, age 41, has been the President and
                              Chief Financial Officer of Stockbridge Investment
                              Partners, Inc. since 1991. Mr. Clarke has over 16 years of experience in the health care industry and has held positions with both public and private health care organizations. From May 1987 until founding Stockbridge in 1991, Mr. Clarke was the Treasurer and Chief Financial Officer of
                              Berkshire Health Systems, Inc., a Pittsfield,
                              Massachusetts based diversified health care company. Mr. Clarke is a Fellow in the Health Care
                              Financial Management Association. Mr. Clarke is a graduate of the University of Maine and completed his Masters in Science in Business at Husson
                              College.

     Robert F. Hussey:        Mr. Hussey, age 47, has served as a Director of
                              MetroVision since February 1991 and was named
                              President of the Company in June 1991. From July
                              1985 to May 1991, Mr. Hussey was President and
                              Chief Executive Officer of POP Radio Corporation, an alternative media company which created an in-store broadcasting network. POP Radio was purchased in 1991 by Heritage Media Corporation.
                              From 1979 to 1985, Mr. Hussey was Vice President of Grey Advertising. Mr. Hussey has also held marketing positions at E.F. Hutton and American
                              Home Products. He is a director of Inmark
                              Enterprises, Inc., a publicly held marketing and promotions company; and is a director of Ivex
                              Corporation, a private company engaged in electronic hardware and software design and manufacturing. Mr. Hussey is a graduate of Georgetown University and received his Masters in Business Administration from George Washington
                              University.


     Peter Doelger:           Mr. Doelger, age 59, is the President, a position
                              he has held since 1978, and founder of DMC
                              Services, Inc., an energy conservation company with 42 offices nationwide and 2,000 employees.
                              DMC Services, Inc. was acquired by Honeywell, Inc.
                              in 1995. From 1970 to 1975 Mr.

                              Doelger was Executive Vice President of
                              CableVision Corporation of America, a New England regional cable television company. From 1965 to 1970 Mr. Doelger was Executive Vice President of Community Planning and Development Association, a moderate income housing development corporation serving New England. Mr. Doelger also has extensive experience in financial and securities analysis, having served as a real estate and financial analyst at Taylor Investments and as a securities analyst at Plan Management. Mr. Doelger received his undergraduate degree from Middlebury College.

     Courtlandt Miller:       Mr. Miller, age 44, is a private investor. From
                              1988 until its purchase by Value Health, Inc. in 1995, Mr. Miller was Executive Vice President and general counsel of Diagnostek, Inc., a New York
                              Stock Exchange traded, pharmacy benefit management company. He is also a director of Inmark
                              Enterprises, Inc., a publicly traded marketing and promotions company, and a director of Power Bike
                              LLC, a privately held technology company. Mr.
                              Miller is a graduate of Fordham University and received his law degree from the Tulane University
                              School of Law.


     Set forth below is certain biographical information regarding the nominees constituting the Non-Merger Slate (except for Mr. Hussey, whose biography appears above), who, if elected by the shareholders at the Meeting, will take office only if the Merger is not consummated:


     Joseph A. Calabrese:     Mr. Calabrese, age 43, co-founded MetroVision in
                              1986 and served as Executive Vice President,
                              Secretary, and a Director of the Company from 1986 to November 1993. In November 1993, Mr. Calabrese was named Managing Director of MetroVision. Mr.
                              Calabrese presently serves as Executive Director of Central New York Regional Transit Authority.
                              From 1978 to 1986, Mr. Calabrese was Assistant
                              General Manager of the Central New York Regional
                              Transit Authority. From 1975 to 1978, Mr.
                              Calabrese held various positions with the Central
                              New York Regional Transit Authority. Mr. Calabrese holds a B.S. in Economics from Syracuse University and a M.B.A. Degree from the University of Buffalo. Mr. Calabrese has completed fellowship programs at Northeastern University, The
                              University of Chicago and at the Wharton School, University of Pennsylvania.

     Don Stephen Aron:        Mr. Aron, age 51, has served as a Director of
                              MetroVision since March 1990. Since January 1992,
                              Mr. Aron has been engaged in venture capital and real estate development, acting as Managing
                              Director of The Aron Companies. From 1977 until
                              January 1992, Mr. Aron was a General Partner of
                              Gertner, Aron & Ledet Investments Inc., a private venture capital and real estate development firm.
                              Since 1973, Mr. Aron has also been sole owner and operator of Aron Investment Company and First DSA
                              Corporation, both of which are engaged in the development and operation of apartments, warehouses, nursing homes and condominiums. Since
                              1968, Mr. Aron has been associated with Gilbert
                              Getner Enterprises, a real estate development firm. He is a director of several private corporations.

     William H. Hessick III:  Mr. Hessick, age 57, has served as a Director of the Company since August 1986. Since 1963, Mr. Hessick has been President of Hessick Investment Corporation, a commercial and residential real estate developer.

     Management believes that all of the nominees comprising both the Merger Slate and the Non-Merger Slate are willing and able to serve as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment. The Board of Directors does not have a nominating committee.

Committees


     The Board of Directors has three committees: an audit committee, a compensation committee and a stock option committee. The audit committee was established to review internal accounting procedures of MetroVision and to consult with and review MetroVision's independent auditors and the services provided. The compensation committee makes recommendations to the Board of Directors regarding remuneration of executive officers and directors. The stock option committee administers the Employee Stock Option Plan. The stock option committee held one meeting during the last fiscal year and the audit and compensation committees did not meet.


Board Meetings

     The Board of Directors held two meetings during fiscal year 1995. None of the current directors attended less than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served.

Compensation of Directors



     Directors do not receive any cash compensation for their services on the Board of Directors, but are reimbursed for reasonable travel and lodging expenses incurred in attending Board and committee meetings. Non-employee directors are eligible to receive grants of stock options under the MetroVision Non-Employee Directors Stock Option Plan pursuant to a formula, the purpose of which is to enable the Plan to satisfy the conditions relating to administration of employee stock option plans set forth in Rule 16b-3 promulgated under the Exchange Act. During fiscal year 1995 Don Aron, a non-employee director, was granted options to purchase 7,000 shares of Common Stock and William Hessick, the other non-employee director, was granted options to purchase 6,000 shares of Common Stock. The foregoing options are immediately exercisable and are subject to exercise until the earlier of expiration of ten years from the date of grant or resignation or removal from the Board of Directors. The exercise price for the options granted to the foregoing directors was $.15625 per share, representing 100% of the fair market value of the Common Stock on the date of grant.



Compensation Committee Interlocks and Insider Participation

     None of the MetroVision directors serves as a member of a compensation or stock option committee of any other publicly traded company for which any other MetroVision director or officer also serves as a director or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT METROVISION SHAREHOLDERS VOTE FOR BOTH SLATES OF NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AS THE CONSUMMATION OF THE MERGER CANNOT BE ASSURED.

                                   PROPOSAL 5

            INCREASE IN AUTHORIZED SHARES OF METROVISION COMMON STOCK


     By virtue of the Reverse Stock Split, the number of authorized shares of MetroVision Common Stock will be reduced from 10,000,000 shares, $.001 per share, to 2,173,913 shares, $.001 par value per share. At the Meeting, shareholders will be asked to approve an amendment to MetroVision's Restated Certificate of Incorporation increasing the number of authorized shares of MetroVision Common Stock by 22,826,087 shares, from 2,173,913 shares to 25,000,000 shares. The text of the amendment is as follows:


          "RESOLVED, that the first paragraph of Article Fourth of the Restated Certificate of Incorporation be amended and restated in its entirety as follows:


          FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Twenty Seven Million (27,000,000) shares consisting of (i) Twenty Five Million (25,000,000) shares of Common Stock (hereinafter, the "Common Stock"), $.001 par value per share, and (ii) Two Million (2,000,000) shares of Preferred Stock, $.001 par value per share, of which Seven Hundred Twenty Thousand (720,000) shares shall be designated 5% Series A Convertible

     Preferred Stock (hereinafter, the "5% Preferred Stock"), and One Million Two Hundred Eighty Thousand (1,280,000) shares (the "Remaining Preferred Stock") shall have such designation as may be authorized by the Board of Directors."


     By virtue of the shares of Common Stock outstanding and the shares of Common Stock reserved for issuance upon conversion of the 5% Preferred Stock and upon the exercise of currently outstanding stock options and common stock purchase warrants, MetroVision has only 47,244 authorized shares remaining (10,270 shares after giving effect to the Reverse Stock Split). To consummate the Merger, MetroVision will be obligated to issue an aggregate of 4,000,000 shares of Common Stock. In addition, upon consummation of the Merger, Messrs. Lawrence B. Cummings and Thomas M. Clarke, who will assume the positions of Chief Executive Officer and Chairman, respectively, following the Merger, will each be granted common stock purchase warrants to purchase 750,000 shares of Common Stock pursuant to vesting agreements and in lieu of salaries otherwise payable under employment agreements to be entered into upon closing of the Merger. Accordingly, MetroVision will be unable to consummate the Merger and related transactions without shareholder approval of an increase in the number of authorized shares of Common Stock.


     In addition, the MetroVision Board of Directors has authorized an exchange offer (the "Exchange Offer") to be made to holders of the 5% Preferred Stock as soon as possible following the Meeting and consummation of the Merger. In the Exchange Offer, holders of 5% Preferred Stock will be offered the opportunity, for a limited time, to exchange their shares of 5% Preferred Stock, and agree to forgive MetroVision from its obligation to pay any accrued dividends thereon, for shares of Common Stock. If all of such holders of 5% Preferred Stock accept the Exchange Offer, an aggregate of 800,000 shares of Common Stock would be issued in exchange for all 648,535 shares of 5% Preferred Stock outstanding and the forgiveness of accrued but unpaid dividends which, at September 30, 1996, aggregated approximately $677,000. The terms of Exchange Offer, including the exchange ratio, was determined on the basis of arms-length negotiations between MetroVision and the two principal holders of the 5% Preferred Stock, Fifty-Third Street Ventures, L.P. and Argentum Capital Partners, L.P., who own 32% and 19%, respectively, of the issued and outstanding shares of 5% Preferred Stock. Don Aron, a director of MetroVision, owns 35,003 shares of 5% Preferred Stock, or approximately 5.4% of the issued and outstanding shares of such class, and is the only other beneficial owner of more than 5% of such class. Also, MetroVision's Board of Directors has authorized, and has submitted for shareholder approval at the Meeting, an increase to an aggregate of 900,000 shares of Common Stock authorized for issuance under MetroVision's Employee Stock Option (giving effect to the Reverse Stock Split). See "Proposal 6 -- Increase in Shares Reserved for Issuance Under MetroVision Stock Option Plan." MetroVision would be unable to effectuate the Exchange Offer or grant new options under MetroVision's stock option plan without shareholder approval of an increase in the number of authorized shares of Common Stock.


     The increase in the number of authorized shares of Common Stock will provide additional shares for issuance, without the delay and expense of further shareholder approval, for such other proper corporate purposes as the Board of Directors may in the future deem advisable. Such shares may be issued if and when the financial needs of MetroVision require the obtaining of funds through the sale of Common Stock to support MetroVision's working capital requirements and for other corporate purposes, or if it should be decided to declare a stock split or stock dividend, or for use in connection with the possible acquisition of other products or businesses should the opportunity arise. Unless required by applicable law, the MetroVision Restated Certificate of Incorporation or the By-laws of MetroVision, it is not anticipated that MetroVision will solicit the votes of shareholders prior to the issuance of Common Stock for any of the purposes described above.

     Approval of the proposal to increase the number of authorized shares of New MetroVision Common Stock requires the affirmative vote of a majority of the shares of MetroVision Common Stock and 5% Preferred Stock, voting together as a single class, represented in person or by proxy at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT METROVISION SHAREHOLDERS VOTE FOR THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

                                   PROPOSAL 6

                    INCREASE IN SHARES RESERVED FOR ISSUANCE
                 UNDER METROVISION'S EMPLOYEE STOCK OPTION PLAN

     On June 1, 1991, the Board of Directors approved the MetroVision Employee Stock Option Plan (the "Employee Stock Plan"), which provides for the grant of qualified and non-qualified stock options to MetroVision employees, consultants and directors to purchase an aggregate of 450,000 shares of Common Stock. Under the Employee Stock Plan, MetroVision's Stock Option Committee has complete discretion to establish the terms and conditions of each option, subject to the express provisions of the Employee Stock

Plan. At September 30, 1996, all 450,000 shares of Common Stock were reserved for issuance upon exercise of outstanding options granted under the Plan.


     If the proposed Reverse Stock Split is adopted, the total number of shares authorized for issuance upon the exercise of options granted under the Employee Stock Plan will automatically be reduced from 450,000 shares to 97,826 shares of Common Stock. On November 1, 1996, the Board of Directors authorized an amendment, subject to shareholder approval being sought herein, to increase the number of shares of Common Stock authorized for issuance under the Employee Stock Plan from 97,826 shares to 900,000 shares.

     The Board of Directors believes that the availability of a non-cash employment compensation benefit in the form of stock options enables MetroVision to compete in the marketplace for qualified personnel without having to deplete its cash resources. Additionally, stock options create an incentive for such personnel to remain in the employ of MetroVision and devote themselves to MetroVision's success by providing them with an opportunity to acquire or increase their pecuniary interest in MetroVision through equity ownership. In light of the proposed Merger and the increase in the number of employees of MetroVision who will be eligible to receive options under the Employee Stock Plan, the Board believes that the proposed increase in the number of shares available under the Employee Stock Plan will provide MetroVision with the ability to retain and attract qualified personnel, a significant factor in contributing to MetroVision's anticipated growth. Notwithstanding the recommended adoption of the proposal, however, the Board has no current plans to issue options under the Employee Stock Plan and there currently are no non-employee directors to whom formula options may be granted on an automatic basis under the Non-Employee Stock Plan. The common stock purchases warrants exercisable to purchase 750,000 shares of Common Stock being issued to each of Messrs. Cummings and Clarke pursuant to employment agreements, to become effective upon consummation of the Merger Agreement, are being granted outside of the Employee Stock Plan and, therefore, a vote in opposition to this proposal will not preclude the grant of such warrants. See "The Merger Agreement -- Conduct of the Combined Companies Following the Merger; Management Following the Merger."


     The material terms of the Employee Stock Plan are summarized below:

     Number of Shares. The aggregate maximum number of shares for which options may be granted under the Employee Stock Plan is 450,000 shares, which will be reduced to 97,826 shares in the event the Reverse Stock Split is approved. The number of shares which may be issued pursuant to the Employee Stock Plan is subject to adjustment upon the occurrence of a dividend, stock split, recapitalization or certain other capital adjustments. If options granted under the Plan terminate, expire or are cancelled without having been exercised for any reason, the shares allocable to the unexercised portion of the option will be available for the grant of new options. In the event the proposal to increase the shares authorized for issuance under the Plan is approved by the shareholders at the Meeting, the number of shares reserved for issuance upon the exercise of options granted under the Employee Stock Plan would be increased to 900,000 shares giving effect to the adoption of the Reverse Stock Split.

     Administration. The Employee Stock Plan is administered by MetroVision's Stock Option Committee, which has complete discretion to establish the terms and conditions of each option, subject to the express provisions of the Employee Stock Plan (the "Committee").


     Eligibility. All employees and consultants of MetroVision (including employees who are also members of the Board of Directors) are eligible to receive options under the Employee Stock Plan. At September 30, 1996, there were approximately four eligible employees.


     Term of Plans. No options may be granted under the Employee Stock Plan after May 31, 2001.


     Options. Options granted under the Employee Stock Plan may either be incentive stock options ("ISOs") or non-qualified stock options. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Unless an option is specifically designated at the time of grant to be an ISO, the option is deemed non-qualified. Options are not transferrable by the optionee except by will or by the laws of dissent and distribution or by reason of a qualified domestic relations order.

     Options granted under the Employee Stock Plan are evidenced by an option document which sets forth the terms of the optionee's option. The Committee is authorized under the Employee Stock Plan to determine the times and prices at which the options will be granted and become exercisable, the type of options to be granted and the number of shares subject to options, except as expressly provided by the Plan.

     Exercise Price. The exercise price of options granted under the Employee Stock Plan is determined by the Committee, provided that the exercise price of an ISO will be at least 100% of the fair market value of the shares on the date an ISO is granted, or at least 110% of the fair market value of the shares on the date an ISO is granted if the recipient owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of shares of MetroVision. The aggregate fair market value, determined as of the date of grant, of the Common Stock with respect to which an ISO is first exercisable by the recipient during any calendar year may not exceed $100,000.

     Termination. Options will terminate on the earlier to occur of three months following the termination of an optionee's employment if other than by reason of death or disability, or one year following termination of employment if by reason of death or disability, but in no event greater than the option term, which may not exceed ten years.

     Payment. Payment for shares upon exercise of options may be made in cash or such other form of payment as permitted under the particular option document, including, but not limited to, shares of Common Stock owned by the optionee.


     Amendments. The Board of Directors may amend or terminate the Plan but may not make any amendment which would increase the aggregate number of shares which may be issued under the Plan, materially increase the benefits under the Plan or modify the eligibility of participants under the Plan without obtaining shareholder approval within twelve months from such amendment.


     Federal Income Tax Consequences. The following discussion is a summary of certain federal income tax consequences of the issuance of options and the acquisition of shares of Common Stock by exercising options under the Employee Stock Plan and Non-Employee Stock Plan does not present a complete analysis of all tax consequences which may be relevant to any particular recipient. It does not purport to discuss state or local income tax laws.

     A recipient of an ISO will not recognize taxable income upon either the grant or exercise of an ISO. The optionee will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the optionee does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such optionee. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a minimum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%. If the optionee satisfies both of the foregoing holding periods, MetroVision will not be allowed a deduction by reason of the grant or exercise of an ISO.

     As a general rule, if the optionee disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the optionee on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and MetroVision will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the optionee held the shares prior to the disposition.

     The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such optionee's "alternative minimum taxable income" in the year the optionee exercises the ISO. Currently, the alternative minimum tax is imposed at the rate of 26% or 28%. If an optionee pays alternative minimum tax with respect to the exercise of an ISO, the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years.

     A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and MetroVision will not be allowed a deduction by reason of the grant. Such an optionee will recognize ordinary income in the year in which the non-qualified stock option is exercised, in an amount equal to the excess of the fair market value of the shares over the exercise price of the option, and MetroVision will be allowed a deduction in that amount. Upon disposition of the shares, an optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the optionee's basis in the shares (which basis ordinarily is the fair market value of the shares on the date the option was exercised).

     Approval of the proposal to increase the number of authorized shares of MetroVision Common Stock reserved for issuance under the Employee and Non-Employee Stock Plans requires the affirmative vote of a majority of the shares of MetroVision Common Stock and 5% Preferred Stock, voting together as a single class, represented in person or by proxy at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT METROVISION SHAREHOLDERS VOTE FOR THE PROPOSAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES FOR ISSUANCE UNDER THE METROVISION STOCK OPTION PLANS.

                    PRICE RANGE OF METROVISION COMMON STOCK


     MetroVision's Common Stock and Units (consisting of six shares of Common Stock and one Class B Common Stock Purchase Warrant (which Warrants expired on November 4, 1996)) are traded in the over-the-counter market under the symbols "MVTV" and "MVTVL," respectively. Until May 22, 1996, the Common Stock and Units were included for quotation on the Nasdaq SmallCap Market. On that date, the Common Stock and Units were delisted from the SmallCap Market for failing to meet certain listing criteria. Consequently, since May 23, 1996, the Common Stock and Units have traded on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap listing requirements. The following table sets forth for the periods indicated the range of high and low bid prices for the Common Stock and Units as reported by Nasdaq on the SmallCap Market prior to May 23, 1996 and as reported on the electronic bulletin board thereafter. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

                                         Price Per Share       Price Per Unit
                                         ---------------       --------------

                                          High     Low         High      Low
                                          ----     ---         ----      ---

Calendar Year 1994
  Fourth quarter......................   1/2       1/8         2 1/2     1
  Third quarter.......................   1/2       5/16        4         2 1/2
  Second quarter......................   1 3/16    1/2         7         3 3/4
  First quarter.......................   1 5/8     5/8         8 1/4     4 1/4

Calendar Year 1995
  Fourth quarter......................     3/16    1/8         1 1/16    1
  Third quarter.......................     3/16    1/8         1 1/8       3/4
  Second quarter .....................     3/16    1/8         1           3/4
  First quarter ......................     1/4     1/8         1 1/4     1

Calendar Year 1996
  Fourth quarter .....................     1/8     1/8           5/8       5/8
  Third quarter ......................     1/4     1/8         1 1/4       1/2
  Second quarter .....................     1/2     1/8         2         1 1/4
  First quarter ......................     3/8     1/8         1           5/8

Calendar Year 1997
  First quarter through
    February 5, 1997 .................     1/8     1/8           5/8       5/8


     As of December 31, 1996, there were approximately 800 holders of record of the Common Stock. On May 7, 1996, the last trading day prior to the public announcement of the Merger Agreement, the closing bid and asked prices of the MetroVision Common Stock and Units as reported on the NASDAQ Small Cap Market were $.344 and $.375 per share and $1.75 and $2.25 per Unit.



     No public market exists for the securities of either York Hannover or Stockbridge.

     Neither MetroVision nor York Hannover has ever paid cash dividends on their respective shares of common stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors, and is dependent upon a number of factors, including earnings, capital requirements and financial condition.

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1996 the capitalization of MetroVision on an historical basis and on a pro forma basis as adjusted to give effect to the consummation of the Merger.


                                                           September 30, 1996
                                                         ----------------------
                                                                         Pro
                                                          Actual       Forma(1)
                                                          ------       --------
                                                            (In thousands)
Short-Term Debt:

  Notes Payable and Current Portion
    of Long-Term Debt ..............................     $    135      $  2,085
                                                         ========      ========

Long-Term Debt (less current portion): .............            0             0
                                                         --------      --------

    Total Long-Term Debt ...........................            0             0
                                                         ========      =========

Preferred Stock ....................................            1             1

Common Shareholders' Equity:

  Common Stock, $.001 Par Value; (10,000,000
  shares authorized; 6,987,880 shares issued
  at September 30, 1996 - historical, and
  5,519,104 - pro forma) ...........................            7             5


  Additional Paid in Capital .......................       13,386         1,342

  Retained Deficit .................................      (12,760)       (2,272)
                                                         --------      --------

    Total Common Shareholders' Equity ..............          633          (925)
                                                         ========      =========

Total Capitalization ...............................     $    769      $  1,161
                                                         ========      ========


----------

(1) Gives effect to the Merger and related transactions described herein under "Unaudited Summary Pro Forma Combined Condensed Financial Information."


                       INFORMATION CONCERNING METROVISION

Business

     MetroVision owns and operates the Commuter Channel, a video cable network for the mass transit industry. The Commuter Channel displays a program cycle of generally 10 to 12 minutes which is segmented into information from transit authorities; news, weather, sports and entertainment headlines; and advertising. Broadcasts on the Commuter Channel are displayed 24 hours a day, seven days a week, on high-resolution video display monitors and projection screens situated on rail platforms and in passenger waiting areas.


     The Commuter Channel is currently installed in the Port Authority Trans Hudson ("PATH") system in New York and New Jersey, the Southeastern Pennsylvania Transportation Authority ("SEPTA") system in Philadelphia, Pennsylvania, Boston's Massachusetts Bay Transportation Authority ("MBTA") subway and commuter rail system, and in the Bay Area Rapid Transit ("BART") System in the San Francisco Bay Area in California. MetroVision is currently installing its electronic display system in approximately 50 New Jersey Transit stations, and has several smaller installations in other markets. The Commuter Channel is designed to be the primary means by which transit authorities communicate information to commuters using their systems. Transit information is input directly by transit authorities and includes schedule information, route maps, delay information, and emergency information. MetroVision believes the Commuter Channel is an attractive communications medium to transit authorities in that it provides them with a state-of-the-art information system and offers them commissions on advertising sold on the Commuter Channel in their respective transit systems.

     MetroVision derives its revenues from the sale or barter of advertising and news information segments on its networks, and the sale of its complete video display network to transit authorities. In addition, news, weather, sports and entertainment headlines displayed on the Commuter Channel are obtained from several information providers, certain of whom pay MetroVision fees for access to the Commuter Channel. MetroVision believes that a principal attraction of the Commuter Channel to advertisers is that it targets commuters during times when they are otherwise unreachable by conventional visual broadcast media.


     MetroVision's objective has been to expand its video cable network into transit systems through the sale of complete systems to transit authorities seeking to comply with the Americans with Disabilities Act ("ADA"). The ADA requires transit authorities that provide verbal transit information to also provide visual information to users. MetroVision believes that the ADA will allow it to expand its networks without having to capitalize equipment and installation costs. MetroVision believes that, if it is successful in meeting its objective, the Commuter Channel will be attractive media alternatives for advertisers attempting to reach large audiences and upscale demographic characteristics in captive environments.


Alternative Media

     MetroVision believes it presents advertisers with an attractive, highly focused, place-based media outlet. "Place-based media" is a phrase generally applied to new means of presenting advertising to highly-targeted or niche (specialty) markets. The place-based media industry has emerged in response to a perceived fragmentation of the mass market and the resulting reduced efficacy of mass marketing advertising. In contrast to mass marketing, place-based media seeks to target and isolate smaller, more discreet, stratified market segments.

Mass Transportation Advertising

     There has been substantial advertising in mass transportation systems. MetroVision believes that advertising in mass transportation systems has generally been recognized as an effective means for advertisers to reach large audiences with attractive demographic characteristics. Advertising within public transportation systems (i.e., urban rail, commuter rail) generally has consisted of transit shelter advertising and airport advertising. In all three cases, consumers can be exposed to multiple advertising methods over an extended period of time, enhancing recall and effectiveness. According to the American Public Transit Association, nearly 8.4 billion riders rode on the nation's transit systems during 1994, many of whom were commuting to work. This ridership has augmented the desire of advertisers to reach this attractive audience and the need for transportation operators to provide timely and relevant information to passengers.

MetroVision Strategy


     Historically, MetroVision has financed the purchase and installation of the equipment necessary to fulfill a contract with a transit system or airport. More recently, MetroVision has shifted its strategy to sales of "turn-key" systems to transit authorities seeking to comply with the ADA, which requires transit authorities that provide verbal transit information to also provide visual information to passengers. MetroVision believes that "turn-key" sales do not put such a strain on its very limited financial resources because the costs of installation are borne by the customer. In addition, MetroVision believes such sales, to the extent they are realized, carry significantly higher operating margins than are associated with advertising revenue. MetroVision has completed the installation of the Commuter Channel in the transit systems operated by the Rhode Island Public Transit Authority and the Niagara Frontier Transit Authority and is installing the Commuter Channel for the New Jersey Transit Authority. The completion of these installations not only provides revenues from installation, but also provides an expanded network for MetroVision to market to advertisers and others without a significant cash outlay. In addition, MetroVision believes that its network is an attractive media alternative for advertisers attempting to reach a large audience with attractive demographic characteristics in captive environments. MetroVision believes the principal attractions of the Commuter Channel to advertisers include the following:


     o They target commuter/business travelers during times when they are otherwise generally unreachable by conventional visual broadcast media.

     o They offer advertisers flexibility to vary advertising based on the time (such as time of day or day of week) or location (such as specific stations or cities) of the broadcast. Creative messages can be changed on short notice.


     o Commuter/business travelers represent captive audiences who are attracted to the prominently located monitors to view important transit and other information such as information related to local events, ground transportation or traffic.


     The Commuter Channel is designed to be a primary means by which transit authorities communicate information to commuters in the respective transit systems. MetroVision believes the Commuter Channel is an attractive communication medium to transit authorities in that:

     o The authorities are provided with state-of-the-art information systems (including high-resolution video display monitors and computers), as well as installation, maintenance, training and programming services.


     o The authorities receive commissions on all advertising sold on the Commuter Channel in their respective transit systems.


     o The authorities are allotted, at no charge, approximately one-third of the time in each program cycle on the network for transit or other information such as information related to local events, ground transportation or traffic.

System Configuration and Programming

     The Commuter Channel installation generally consists of high-resolution video display monitors and personal computers. The number of monitors installed at a particular location can vary depending upon the size and configuration of the location. Monitors at each location are connected via coaxial cables to, and are controlled by, one or several IBM-compatible personal computers which are generally located in non-public areas. These "display" computers receive information via telephone communications lines from four separate input sources:
MetroVision, transit authorities, advertisers and information providers. MetroVision provides the participating transit authorities, advertisers and information providers with computers through which they can continuously input and broadcast their respective information to the network. Information from transit authorities includes schedule information, route maps, delay information and emergency information. News, weather, sports and entertainment headlines displayed on the Commuter Channel are obtained from several information providers, including national and local news sources.


     MetroVision generally installs a computer at the transit control center for the transit authority's convenient input and broadcast of important delay and emergency information. The public relations department of the transit authority will often also have a second input computer for broadcast of public awareness messages. Similarly, the computers for the information providers, such as ABC local affiliate, KGO News, are generally installed in editorial or news rooms for easy input of news updates.


     Advertising creative is supplied by advertisers to MetroVision. The creative is then digitized and edited by MetroVision's production staff. Creative which takes the form of full-motion video is transferred onto a video disc by MetroVision. Typically, advertisers will send MetroVision advertising copy which is stored on laser disk or scanned into a computer and then edited. All advertising messages are stored in the display computers or laser disk for broadcast as scheduled by the advertiser.

     Each display computer has a continuously running program cycle which is divided into separate time allocations or "slots," each of which is dedicated to transit information; news, weather, sports and entertainment headlines; or advertising. From their respective computers, transit authorities and information providers can update and change only the information in their respective slots in the program cycle. Advertising is changed or added by MetroVision. MetroVision can also change the composition or order of the program cycle and of any of the slots in the broadcast.

     A key component of MetroVision's network is the computer software system which controls the trafficking and display of all segments of programming on the Commuter Channel. In November 1992, MetroVision received an exclusive long-term license to use this software in the mass transportation and aviation markets. See "--Software License Agreement."

Advertisers and Information Providers

     MetroVision derives its revenues principally from sales of advertising on the Commuter Channel. There are generally sixteen 15-second advertising slots in a program cycle (not including advertising by information providers in their programming slots). Each 15-second slot can be further divided into several separate slots which can convey an advertising message on consecutively displayed images or video clips, or be interspersed to provide greater frequency of display. MetroVision's agreements with transit authorities generally allow the transit authorities to reject advertising to be displayed on the network in their respective systems if they deem it objectionable. Advertisers have the opportunity to have advertising and other information presented on a total network basis, individual transit market basis or individual station basis. Advertising agreements are generally short-term (one year or less) and may be canceled by the advertiser in certain circumstances. Certain advertisers are guaranteed product category exclusivity. In addition to advertisers, certain information providers pay MetroVision fees for access to the network. Fees from information providers presently represent a significant portion of MetroVision's revenues. MetroVision generally seeks to have information providers for national and/or local news, weather and sports; time; health and lifestyle information; financial news; and travel and entertainment.


     Advertisers and information providers currently broadcasting on the Commuter Channel include Dow Jones Telerate, the California and New Jersey Lotteries and the ABC local affiliate KGO (San Francisco). For the fiscal year ended December 31, 1995, MetroVision's five largest advertisers and information providers accounted for approximately 61% of revenues, with ABC News and KGO-TV accounting for approximately 31% and 9% of gross advertising revenues, respectively. For the nine months ended September 30, 1996, MetroVision's five largest advertisers and information providers accounted for approximately 64.7% of advertsing and news service revenues, with Dow Jones Telerate and KGO News accounting for approximately 20% and 14.5% of revenues, respectively.


Installations and Installation Contracts


     The Commuter Channel is currently installed in New York/New Jersey's PATH system, Philadelphia's SEPTA system, San Francisco/Oakland's BART system and Boston's MBTA system. The New York, Philadelphia, San Francisco and Boston metropolitan areas are four of the largest mass transit markets in the United States as measured by annual commuter trips. MetroVision typically seeks to install the Commuter Channel in the stations of a transit system with the highest level of commuter traffic.


     The table below sets forth information with respect to MetroVision's primary and contracted installations of the Commuter Channel at September 30, 1996:

                                         No. of         No. of         No. of
Installation Location                    Stations       Monitors       Computers

New York/New Jersey (PATH)                 13(1)         130(1)          18(1)

Philadelphia, Pennsylvania (SEPTA)             9             56             11

San Francisco, California (BART)               6            112             12

Boston, Massachusetts (MBTA)                   5             64              5

New Jersey Transit                            12             54             12

(1) Includes 10 monitors and 3 computers contracted to be installed in the PATH system.

     The following is additional information relating to MetroVision's primary installations:

     The Port Authority Trans Hudson (PATH) System. The PATH commuter rail line provides access to Manhattan's downtown and midtown business districts for New Jersey residents. Installation of the Commuter Channel in PATH commenced in 1989. MetroVision's agreement with PATH was amended on December 31, 1996 for an indefinite term, subject to earlier revocation or termination as provided in the permit. MetroVision is contracted to install an additional ten monitors and three computers in three PATH stations. All of the Company's installations at the Path Stations have been upgraded to allow the display of full-motion video. MetroVision pays PATH a monthly commission based on the net revenues MetroVision receives from sales of advertising (not including revenues, if any, received from information providers) on the Commuter Channel in PATH. This monthly commission is determined on an annual basis using several components, including the number of passengers in the PATH system during the previous 12 months and the advertising rates charged by MetroVision, and is subject to an overall maximum of 20% of net revenues. For the fiscal year ended December 31, 1995, the monthly commission was 12 1/2%. In the event all of MetroVision's advertising slots are sold, PATH would be entitled to a greater percentage of the net revenues received by MetroVision from the sale of advertising displayed during program cycle time otherwise reserved for use by PATH. MetroVision's agreement with PATH, in accordance with what MetroVision believes is PATH's policy and practice for all of its vendor agreements, is non-exclusive and terminable on 30 days notice by PATH.



     The Southeastern Pennsylvania Transit Authority (SEPTA) System. SEPTA operates a commuter rail line connecting Philadelphia to its suburban areas, including the Main Line area and Bucks County. The Commuter Channel at SEPTA commenced operations in 1987. On July 5, 1995, MetroVision entered into a revised operating agreement. MetroVision's agreement with SEPTA expires July 5, 1998 and provides MetroVision with a right of first refusal. MetroVision is required to pay SEPTA commissions equal to 50% of MetroVision's net revenues from sales of advertising on the Commuter Channel in SEPTA.

     The Bay Area Rapid Transit (BART) System. The BART commuter rail network connects downtown San Francisco with the Bay Area's other major cities and suburbs, including Oakland and Alameda and Contra Costa counties. MetroVision's agreement with BART expires in July 1999. Subject to mutual agreement by the parties for an extension and on the amount of the commissions to be applied during the extended term, MetroVision may renew the agreement for an additional 36 months by giving BART written notice at least 30 days prior to the expiration of the agreement's initial term. MetroVision is obligated to pay BART 10% of MetroVision's net revenues from sales of advertising (not including revenues, if any, from information providers) on the Commuter Channel in BART during the first five years of the agreement and 12% of its net revenues for the remaining two years of the initial term.

     The Massachusetts Bay Transit Authority (MBTA) System. MetroVision has a contract to install the Commuter Channel in the Boston commuter rail system, which transports passengers to Boston from 78 cities and towns in a service district of 2.6 million people. Boston is the fifth largest mass transit market in the nation. The agreement will expire five years from the completion of installation and acceptance of the system. MetroVision is to pay the MBTA 10% of MetroVision's net revenue from the sale of advertising on the Commuter Channel in the MBTA, subject to certain yearly minimums which equal $286,080 in the aggregate for the initial five-year term of the agreement. Current expansion of the Commuter Channel in the MBTA from the presently installed five stations has been halted.

     The Chicago Transit Authority (CTA) System. The CTA operates Chicago's metropolitan rail line, providing urban transportation between Chicago's business district and numerous residential neighborhoods. The Commuter Channel at the CTA commenced operations in 1988. The Company's agreement with the CTA expired on April 1, 1993. On March 21, 1996, MetroVision and the CTA mutually agreed to terminate the Agreement effective March 31, 1996.

Other Installations - ADA Sales

     MetroVision has recently completed the installation of, or is in the process of completing the installation of, the Commuter Channel in the transit system operated by the RIPTA, NFTA and the NJT. RIPTA and NFTA will receive 20% of the advertising revenue received from the sale of advertising on their respective systems. MetroVision will be responsible for on-going maintenance costs and software fees, which are to be reimbursed from advertising revenues. MetroVision believes that "turn-key" sales may allow it to rapidly expand its network without the need to capitalize equipment and installation costs. In addition, MetroVision believes that "turn-key" sales, to the extent realized, will carry a significantly higher operating margin than are associated with advertising revenue.

     In addition, MetroVision has several smaller installations, at the McKinney Transportation Center in Stamford, Connecticut and in other markets. These include installations in various non-rail locations, including bus stations and bus stops, in Syracuse and Rochester, New York. Revenues from these installations have not been, and are not expected to be, material to MetroVision's business.

Sales and Marketing

     MetroVision markets its network to two primary client sources: advertisers and transit authorities. MetroVision's marketing and sales are primarily handled in house by MetroVision's President and to a lesser extent, using outside sales representatives. The sales representatives are generally compensated on a commission basis, which is typically 10% to 15% of gross advertising sales. To assist its sales process, MetroVision utilizes research materials detailing, among other things, demographic characteristics of commuters in the transit systems in which MetroVision's network is installed. In addition, MetroVision has prepared presentation materials for advertisers, including brochures and an audio/visual promotional tape focusing on the successful use of the Commuter Channel by certain advertisers.

     MetroVision markets its network to transit authorities principally by direct contact and presentations through membership in an industry trade association and participation in industry conventions and trade shows. Because transit authorities are predominantly municipal or government related or supported, these entities may be required to award contracts after issuance of requests for proposals and pursuant to competitive bidding. MetroVision is currently engaged in ongoing discussions with various transit systems relating to the installation of its network. MetroVision believes that its existing installations are an important competitive factor in the marketing of its network to transit systems and enhance MetroVision's position in connection with awards of new contracts.

Software License Agreement


     MetroVision licenses the software which controls the trafficking and display of all segments of the Commuter Channel's programming from Target Vision, Inc. ("Target Vision") pursuant to an exclusive long-term license. The Target Vision license is an exclusive license to use the software in all transportation centers, bus stations, subways and train stations in the United States. MetroVision acquired the software license pursuant to an agreement dated November 1, 1992 with Target Vision in consideration of a lump sum payment of $150,000. In addition MetroVision was obligated to pay minimum quarterly servicing and use fees to Target Vision of $27,000 per quarter in 1993 increasing to $30,000 per quarter in 1996, at which time the license to use the version of the software in use at such time became perpetual. On September 30, 1996, MetroVision notified Target Vision that it would not automatically renew its software license agreement. Negotiations on a revised agreement are currently ongoing.



Equipment Suppliers and Installation

     MetroVision typically purchases television monitors, computers, kiosk enclosures and other installation equipment immediately prior to their installation. Equipment used in connection with MetroVision's network is manufactured by various large manufacturers and obtained from various sources. MetroVision believes that there are multiple sources for all the equipment comprising the Commuter Channel. MetroVision does not anticipate difficulties in obtaining equipment necessary to conduct its business or install new systems from current suppliers or alternative sources. MetroVision has contracted with several companies for the fabrication of kiosk units and enclosures in which to house television monitors. MetroVision uses both in-house and local contractors for each installation project. MetroVision does not anticipate any difficulty in identifying qualified local contractors.

System Maintenance and Security

     MetroVision utilizes both in-house staff and outside contractors for the cleaning and maintenance of its network equipment. Cleaning and minor repairs are performed by in-house technical service personnel in the New York, Boston and San Francisco markets. In the other markets, these services are provided by outside contractors. MetroVision believes that the cost of retaining in-house staff is comparable to the cost of utilizing outside contractors for these tasks. MetroVision has typically entered into service agreements for all computer repair work with local firms. MetroVision currently contracts for computer repair services and monitor repairs. MetroVision believes that alternative sources of these services are readily available.

     All of MetroVision's monitors are located in enclosures and kiosks that are equipped with locking devices and are specially designed for durability and safety in construction. Ceiling mounted monitor enclosures are designed to support significantly more weight than that of the monitor itself, and kiosk structures are bolted directly to the floor. MetroVision has experienced moderate losses due to theft and/or vandalism. In addition, the software utilized by the Commuter Channel has been designed to minimize the risk of unauthorized access to the network.

Competition


     MetroVision believes the Commuter Channel is the only network of its type currently installed in mass transit locations. MetroVision believes that its existing installations are an important competitive factor in the marketing of its network to prospective transit systems as well as in the sale of advertising. MetroVision's business could be adversely affected by the broad commercialization of competitive networks or new media which have the same benefits to advertisers as the Commuter Channel.

     MetroVision competes generally for advertising dollars with national, local and cable television; radio; magazines (including in-flight magazines); and billboards, including billboards and other similar forms of advertising located in transit systems. There are a number of companies, including Gannett Transit, Ackerley Communications, Inc. and Transportation Displays, Inc. that have established a significant position in the transit advertising industries and target national, regional and local advertisers. MetroVision's network also competes for advertising dollars with other newer, highly-targeted alternative media advertising. MetroVision believes that the principal competitive factors affecting its business are the ability of its network to reach its target audience efficiently and the ability to demonstrate to advertisers the cost effectiveness of MetroVision's service as compared to other forms of advertising.


Trademarks, Proprietary Information and Patents


     MetroVision has registered its trademark, Commuter Channel, with the United States Patent and Trademark Office covering the broadcast of video transmissions in the mass transit industry. The term of this registration is 20 years (expiring in 2010) and is renewable indefinitely if the mark is still in use at the time of renewal. MetroVision's rights in the Commuter Channel mark is a significant part of MetroVision's business. Accordingly, MetroVision intends to maintain its mark and related registration. MetroVision does not hold any patents.

Employees

     As of February 1, 1997, MetroVision employed 12 persons, including two in executive positions, seven service and maintenance technicians, two administrative support staff and one management position. None of MetroVision's employees is covered by a collective bargaining agreement. MetroVision believes that the relationship with its employees is satisfactory.


Properties and Facilities

     MetroVision's headquarters are located in leased space at 424 Madison Avenue, New York, New York 10017. MetroVision rents the space on a month to month basis at a rate of $1,250 monthly. MetroVision also leases space in San Francisco, Boston, Newark and Woodbridge. MetroVision believes that suitable alternative office space is readily available on substantially similar terms.

     MetroVision believes that its facilities are adequate for its current operations and for the foreseeable future.


Legal Proceedings


     On October 23, 1996, Leeward Avary, an individual (the "Plaintiff"), filed a complaint against MetroVision, MetroVision's subsidiary, Touchtel, Inc., and one other defendant in the Superior Court of Cobb County, Georgia (Civil Action No. 9617567-33), alleging a default by MetroVision and the other defendants under a promissory note and related guarantees in the amount of $75,505.17, which indebtedness is recorded on MetroVision's consolidated balance sheet at September 30, 1996. The Plaintiff sought damages in the amount of the note plus interest thereon at the rate of 1.5% above the prime rate and $3,775.00 in late fees associated with the promissory note. On January 28, 1997, MetroVision and the Plaintiff entered into an agreement pursuant to which MetroVision has agreed to pay to the Plaintiff the sum of $61,325 in full satisfaction and discharge of all the Plaintiff's claims, which payment shall be made in installments through July 1, 1997. The Plaintiff has agreed to dismiss the lawsuit against MetroVision; provided, however, that if MetroVision fails to make any payment when due, the Plaintiff may confess judgment against MetroVision for the total amount allegedly due less any payments theretofore made by MetroVision. Except as stated above, MetroVision is not a party to any material legal proceedings.

Directors and Officers

     The following sets forth information concerning MetroVision's officers and directors. For biographical information concerning the directors, See "Proposal 4 -- Election of Alternative Slates of Board of Directors." See also "The Merger Agreement -- Conduct of the Business of the Combined Companies Following the Merger; Management Following the Merger" for information concerning the executive management of the Surviving Corporation.


Name                       Age  Position Presently Held                Director
----                       ---  -----------------------                  Since
                                                                         -----
Robert F. Hussey           47   President and Chairman of the Board      1991

Joseph A. Calabrese        43   Managing Director and                    1986
                                Director

Don Stephen Aron(1)        51   Director                                 1990

William H. Hessick III(1)  57   Director                                 1986

David M. Fancher           36   Chief Financial Officer and Secretary

(1) Member of the Audit, Compensation and Stock Option Plan Committees. See "Election of Alternate Slates of Board of Directors."

     David M. Fancher joined MetroVision in November 1994 as Principal Financial Officer. On January 1, 1995, Mr. Fancher was named Secretary and Chief Financial Officer. Prior to joining MetroVision, Mr. Fancher served as Controller for McMillan Publishing, Professional Business Reference Division, between 1991-1994, and for Chemical Waste Management, a wholly owned subsidiary of Waste Management, Inc. between 1988-1991. Mr. Fancher is a graduate of Monmouth University with a B.S. Degree in Business Administration.

Executive Compensation

     The following table sets forth all cash compensation paid by MetroVision, as well as certain other compensation paid or accrued, for the fiscal years ended December 31, 1995, 1994 and 1993 to MetroVision's President. No executive officer of MetroVision other than MetroVision's President had total annual salary and bonus exceeding $100,000 for the reported years.

                           Summary Compensation Table

                                                                     Long Term
                                         Annual Compensation(1)     Compensation
                                         ---------------------      ------------
                                                                     Securities
                                                                     Underlying
Name and Principal Position     Year            Salary                Options
---------------------------     ----            ------                -------

Robert F. Hussey
  President and Chairman of     1995              --                   25,000
    the Board

                                1994           $ 83,333                  --

                                1993           $ 100,000                 --


----------
(1) The value of perquisites and other personal benefits, securities and other property paid to or accrued for Mr. Hussey did not exceed the lesser of $50,000 or 10% of Mr. Hussey's total reported annual salary and bonus, and thus are not included in the table.

Stock Options

        The following table contains information concerning the grant of stock options under MetroVision's 1991 Employee Stock Option Plan to MetroVision's President during the last fiscal year.

                        Option Grants in Last Fiscal Year

                    Number of
                    Shares         Percent of Total    Exercise
                    Underlying     Options Granted     Price Per     Expiration
Name                Options        in Fiscal Year      Share         Date
----                ----------     ----------------    ---------     ----------

Robert F. Hussey      25,000            25%              $.20           2001

     The following table summarizes for MetroVision's President the total number of unexercised options, if any, held at December 31, 1995 and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1995. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 1995, which was $.1563 per share. These values have not been and may never be realized. The underlying options have not been, and may not be exercised; and actual gains, if any, on exercise will depend on the value of shares of Common Stock on the date of exercise. There can be no assurance that these values will be realized.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                    Value of
                                                  Number of        Unexercised
                                                 Unexercised      In-the-Money
                                                 Options at        Options at
                                               Fiscal Year End   Fiscal Year End
                   Shares Acquired    Value     Exercisable/      Exercisable/
Name                 on Exercise     Realized   Unexercisable     Unexercisable
----                 -----------     --------   -------------     -------------

Robert F. Hussey         N/A           N/A        224,286/             0/
                                                   25,000              0

Employment Agreements

     MetroVision's employment agreement with Robert F. Hussey expired effective June 1, 1994. No other individual is a party to an employment agreement with MetroVision.

Certain Relationships and Related Transactions



     On July 10, 1996, each of Robert Hussey and Don Aron loaned MetroVision $12,500 at 10% interest per annum with principal and accrued interest due no later than November 1, 1996. In connection with this loan, MetroVision issued to each such person warrants to purchase 34,500 shares of Common Stock at an exercise price of $.15 per share. MetroVision currently is in default of such loans, although no action has been taken to date to collect the unpaid sums. In September 1996, each of Robert Hussey and Don Aron loaned an additional $20,000, and William Hessick loaned $5,000, to MetroVision at 10% interest per annum with principal and interest due no later than December 1, 1996. In connection with this loan, MetroVision issued to each of Messrs. Hussey and Aron warrants to purchase 55,200 shares of Common Stock, and issued to Mr. Hessick warrants to purchase 13,800 shares of Common Stock, at an exercise price of $.20 per share. MetroVision currently is in default of such loans; however, no action has been taken to date to collect the unpaid sums.

                             BENEFICIAL OWNERSHIP OF
                            METROVISION COMMON STOCK



     The following table sets forth information at ____________ __, 1997, based on information obtained from the persons named below or from reports filed on Schedules 13G or 13D, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by MetroVision to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each nominee for election as director and (iv) all officers and directors as a group. Except as otherwise indicated below, each of the entities or person named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by it or him as set forth opposite its or his name.




                                 Amount and Nature      Percentage of
                                 of Beneficial          Outstanding       Owned After Merger     Percentage of Shares
Name of Beneficial Owner         Ownership(1)           Shares Owned      Number of Shares (2)   Owned After Merger (2)
------------------------         -----------------      ------------      --------------------   ----------------------

Robert F. Hussey(3)                  782,070(4)             10.3%              170,015                  2.9%

Joseph A. Calabrese(3)               144,922(5)              2.0%               31,505                    *


Thomas M. Clarke                     300,000(6)              4.1%            4,550,000(6)(7)            78.1%

Lawrence B. Cummings                    --                     *             4,250,000(7)               73.0%

Don Stephen Aron(3)                  184,927(8)              2.5%               40,202                    *

William H. Hessick III(3)             59,990(9)                *%               13,041                    *

Peter Doelger                           --                     *                  --                      *

Courtlandt G. Miller                    --                     *                  --                      *

William G. Walters
  c/o Whale Securities
  650 Fifth Avenue
  New York, NY 10019               1,939,490                26.3%              421,628                   7.5%

All officers and directors         1,185,909(10)            15.0%              257,806                   4.5%
   as a group (5 persons)



----------
*    Less than 1%.

(1) Unless otherwise noted, MetroVision believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Gives effect to Reverse Stock Split, which is a condition precedent to the consummation of the Merger. See "Proposal 1 - Amendment to Restated Certificate of Incorporation to Effect 1 for 4.6 Reverse Stock Split."

(3) The address of this individual is c/o MetroVision of North America, Inc., 424 Madison Avenue, New York, NY 10017.

(4) Includes 19,926 shares issuable upon conversion of shares of 5% Preferred Stock, 109,700 shares issuable upon the exercise of immediately exercisable warrants and 232,619 shares issuable upon the exercise of immediately exercisable stock options.


(5) Includes 5,016 shares issuable upon conversion of shares of 5% Preferred Stock and 90,047 shares issuable upon the exercise of immediately exercisable stock options.



(6) Includes 3,800 shares owned by Mr. Clarke's wife, 104,000 shares owned by Greylock Health Corporation, of which Mr. Clarke is a controlling stockholder, and 33,000 shares owned by York Hannover, as to all of which shares Mr. Clarke disclaims beneficial ownership.

(7) Represents 4,000,000 shares to be issued to Stockbridge in the Merger of which the named individual is a principal stockholder and director and immediately exercisable warrants to purchase 250,000 shares to be granted to the named individual.

(8) Includes 35,003 shares issuable upon conversion of shares of 5% Preferred Stock, 25,500 shares issuable upon the exercise of immediately exercisable stock options and 99,700 shares issuable upon exercise of immediately exercisable warrants.

(9) Includes 1,658 shares issuable upon conversion of shares of 5% Preferred Stock and 24,500 shares issuable upon the exercise of immediately exercisable stock options and 13,800 shares issuable upon exercise of immediately exercisable warrants.

(10) See footnotes (4), (5), (8) and (9) above. Also includes 14,000 shares owned by an officer of MetroVision.



                      INFORMATION CONCERNING YORK HANNOVER


     The information set forth below has been provided by York Hannover and has been included herein by MetroVision upon receipt by MetroVision of York Hannover's representation and warranty as to its accuracy.


Business

     York Hannover Pharmaceuticals, Inc. ("York Hannover") was incorporated under the laws of the State of Florida on June 20, 1990. On July 24, 1990, York Hannover's shares were transferred to York Hannover Leisure Properties, Inc. ("YHLPI"), a Florida corporation and a wholly owned subsidiary of Progressive Investments International, Inc. ("Progressive"). On December 17, 1993, Stockbridge Investment Partners, Inc. ("SIP"), a Florida corporation, purchased the stock of Progressive and concurrent with the acquisition, merged with Progressive and renamed it Stockbridge Investment Partners, Inc. ("Stockbridge"). It has the corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own. Prior to August 1, 1995, York Hannover provided institutional pharmacy service, infusion therapy, urological, enteral and general medical supplies to licensed nursing facilities, hospitals, correction facilities and retirement facilities throughout the State of Florida. On August 1, 1995, York Hannover formed a partnership with United Professional Companies, Inc. ("UPC"), a Delaware corporation, named York Hannover Partnership ("Partnership") which now provides the above-mentioned services.

Relation of York Hannover and Stockbridge

     York Hannover is a wholly owned subsidiary of Stockbridge. Stockbridge purchased York Hannover from Progressive Investments International, Inc. on December 17, 1993. From that time until August 1, 1995, York Hannover provided institutional pharmacy services, infusion therapy, urological, enteral and general medical supplies to licensed nursing facilities, hospitals, correction facilities, and retirement facilities throughout the State of Florida. Effective August 1, 1995, York Hannover formed a partnership ("York Hannover Partnership"), with United Professional Companies, Inc. ("UPC") whereby York Hannover and UPC each contributed property and equipment, inventory and existing contracts with nursing facilities to provide services and products. Presently, the York Hannover Partnership is 60% owned by UPC and 40% owned by York Hannover, and is accounted for by York Hannover using the equity method of accounting.

     York Hannover's sole asset at the time of the Merger will be its investment in the York Hannover Partnership. Additionally, York Hannover provides certain billing services to York Hannover Partnership for a percentage of amounts billed.

Relationship of York Hannover and United Health, Inc.


     United Health, Inc., one of the largest owners of nursing homes in the United States, indirectly owns UPC. As mentioned above, UPC and York Hannover own York Hannover Partnership on a 60/40 relationship, respectively. The partnership agreement requires that neither partner can conduct pharmacy related business in the State of Florida outside of York Hannover Partnership. See "Summary of York Hannover Partnership Partnership Agreement."


Pharmacy Services

     York Hannover Partnership purchases, repackages and dispenses prescription and non-prescription medication in accordance with physician orders and delivers such prescriptions at least daily to the nursing facility for administration to individual patients by the facility's nursing staff. York Hannover Partnership currently services 55 nursing homes from its centralized pharmacy located in Brooksville, Florida. York Hannover Partnership maintains a 24-hour, on-call pharmacist service 365 days per year for emergency dispensing and delivery or for consultation with the facility's staff or attending physician.

     Upon receipt of a prescription, the relevant patient information is entered into York Hannover Partnership's computerized dispensing and billing systems. At that time, the dispensing system will check the prescription for any potentially adverse drug interactions or patient sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed; generic drugs are substituted in accordance with applicable state and federal laws and as requested by the physician or patient.

     York Hannover Partnership utilizes a "unit dose" distribution system. Most of its prescriptions are filled utilizing specialized unit-of-use packaging and delivery systems. Maintenance medications are typically provided in 30-day supplies utilizing either a box unit dose system or unit dose punch card system. The unit dose system, preferred over the bulk delivery systems employed by retail pharmacies, improves control over drugs in the nursing facility and improves patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration.

     Integral to York Hannover Partnership's drug distribution system is its computerized medical records and documentation system. York Hannover Partnership provides to the facility computerized medication administration records and physician's order sheets and treatment records for each patient. Data extracted from these computerized records are also formulated into monthly management reports on patient care and quality assurance. The computerized documentation system in combination with the unit dose drug delivery system results in greater efficiency in nursing time, improved control, reduced drug waste in the facility and lower error rates in both dispensing and administration. These benefits improve drug efficacy and result in fewer drug-related hospitalizations.

Consultant Pharmacist Services

     Federal and state regulations mandate that nursing facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of patient care. The Omnibus Budget Reconciliation Act ("OBRA") implemented in 1990 seeks to further upgrade and standardize care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy as well as facility-wide drug usage.

     York Hannover Partnership provides consultant pharmacist services which help clients comply with such federal and state regulations applicable to nursing homes. The services offered by York Hannover Partnership's consultant pharmacists include: (i) comprehensive, monthly drug regimen reviews for each patient in the facility to assess the appropriateness and efficacy of drug therapies, including a review of the patient's medical records, monitoring drug reactions to other drugs or food, monitoring lab results and recommending alternate therapies or discontinuing unnecessary drugs; (ii) participation on the Pharmacy and Therapeutics, Quality Assurance and other committees of client nursing facilities as well as periodic involvement in staff meetings; (iii) monthly inspection of medication carts and storage rooms; (iv) monitoring and monthly reporting on facility-wide drug usage and drug administration systems and practices; (v) development and maintenance of pharmaceutical policy and procedures manuals; and (vi) assistance to the nursing facility in complying with state and federal regulations as they pertain to patient care.

Ancillary Services

     York Hannover Partnership provides the following ancillary products and services to nursing facilities:


     Infusion Therapy Products and Services. York Hannover Partnership provides infusion therapy support services for residents in its client nursing facilities. Infusion therapy consists of the product (a nutrient, antibiotic, chemotherapy or other drugs in solution) and the intravenous administration of the product. York Hannover Partnership prepares the product to be administered using proper equipment in a sterile environment and then delivers the product to the nursing home for administration by the nursing staff. Proper administration of intravenous ("IV") drug therapy requires a highly trained nursing staff. York Hannover Partnership's consultant pharmacists and nurse consultants operate an education and certification program on IV therapy to assure proper staff training and compliance with regulatory requirements in client facilities offering an IV program.


     By providing an infusion therapy program, York Hannover Partnership enables its client nursing facilities to admit and retain patients who otherwise would need to be cared for in an acute-care facility. York Hannover Partnership believes that by providing these high acuity pharmacy services it has a competitive advantage over other pharmacy providers. The most common infusion therapies York Hannover Partnership provides are total prenatal nutrition, antibiotic therapy, chemotherapy, pain management and hydration.

     Wholesale Medical Supplies/Medicare Part B Billing. York Hannover Partnership distributes disposable medical supplies, including urological, ostomy, nutritional support and wound care products and other disposables needed in the nursing home environment. In addition, York Hannover Partnership provides direct Medicare billing services for certain of these product lines for patients eligible under the Medicare Part B program. As part of this service, York Hannover Partnership determines patient eligibility, obtains certifications, orders products and maintains inventory on behalf of the nursing facility. York Hannover Partnership also contracts to act as billing agent for certain nursing homes that supply these products directly to the patient.

     Other Services. York Hannover Partnership's majority partner, UPC, also provides respiratory therapy products and durable medical equipment for its clients in certain of its market areas. York Hannover Partnership continues to review the expansion of these as well as other products and services that may further enhance the ability of its client nursing facilities to care for their residents in a cost-effective manner.

Product and Market Development

     York Hannover Partnership's pharmacy business engages in a continuing program for the development of new services and the marketing thereof. New service and new market development are important factors for the growth of this business. Any new service or marketing effort, including those in the developmental stage, could require the investment of a material portion of York Hannover Partnership's assets.

Materials/Supply


     York Hannover Partnership purchases pharmaceuticals through a wholesale distributor with whom it has a prime vendor contract and under contracts negotiated directly with pharmaceutical manufacturers. York Hannover Partnership also is a member of industry buying groups which contract with manufacturers for discounted prices based on volume which are passed through to York Hannover Partnership by its wholesale distributor. York Hannover Partnership has numerous sources of supply available to it and has not experienced any difficulty in obtaining pharmaceuticals or other products and supplies used in the conduct of its business.


Patents, Trademarks and Licenses

     York Hannover Partnership's business operations are not dependent upon any material patents, trademarks or licenses.

Inventories

     York Hannover Partnership's centralized pharmacy maintains adequate on-site inventories of pharmaceuticals and supplies to ensure prompt delivery service to its customers. Inventories on hand are not considered to be high by industry standards. York Hannover Partnership's primary wholesale distributor also maintains a local warehouse.

Competition

     By its nature, the long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. In the geographic region it serves, York Hannover Partnership competes with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. York Hannover Partnership competes in this market on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of its services along with the clinical expertise, pharmaceutical technology and professional support it offers.

Government Regulation

     Institutional pharmacies, as well as the long-term care facilities they serve, are subject to extensive Federal, state and local regulation. These regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. York Hannover Partnership continuously monitors the effects of regulatory activity on its operations.

     Licensure, Certification and Regulation. States generally require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. York Hannover Partnership currently has a pharmacy license in the State of Florida in which it operates a pharmacy. In addition, York Hannover Partnership's pharmacy is registered with the appropriate state and Federal authorities pursuant to statutes governing the regulation of controlled substances.

     Client nursing facilities are also separately required to be licensed in the states in which they operate and, if serving Medicare or Medicaid patients, must be certified to be in compliance with applicable program participation requirements. Client nursing facilities are also subject to the nursing home reforms of the Omnibus Budget Reconciliation Act of 1987, which imposed strict compliance standards relating to quality of care for nursing home operations, including vastly increased documentation and reporting requirements. In addition, pharmacists, nurses and other health care professionals who provide services on York Hannover Partnership's behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct.


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     Federal and State Laws Affecting the Repacking, Labeling, and Interstate
Shipping of Drugs. Federal and state laws impose certain repackaging, labeling, and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail. A drug repackager must register with the Food and Drug Administration. York Hannover Partnership holds all required registrations and licenses, and its pre-packaging operations are in compliance with applicable state and Federal requirements.

     Medicare and Medicaid. The nursing home pharmacy business has long operated under regulatory and cost containment pressures from state and Federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

     As is the case for nursing home services generally, York Hannover Partnership receives reimbursement from the Medicaid and Medicare programs, directly from individual residents (private pay), and from other payors such as third-party insurers. York Hannover Partnership believes that its reimbursement mix is in line with nursing home expenditures nationally. For the year ended December 31, 1995, York Hannover Partnership's payor mix was approximately as follows: 39% private pay and nursing homes, 32% Medicaid, 26% Medicare and 3% insurance and other private sources.

      For those patients who are not covered by government-sponsored programs or private insurance, York Hannover Partnership generally directly bills the patient or the patient's responsible party on a monthly basis. York Hannover Partnership may alternatively bill private patients through the nursing facility. Pricing for private pay patients is based on prevailing regional market rates or "usual and customary" charges.

      The Medicaid program is a cooperative Federal-state program designed to enable states to provide medical assistance to aged, blind, or disabled individuals, or members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive Federal funds, a state must submit a Medicaid "state plan" to the Secretary of the Department of Health and Human Services ("HHS") for approval. The Federal Medicaid statute specifies a variety of requirements which the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration.

     Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given broad authority, subject to certain standards, to limit or specify conditions to the coverage of particular drugs. Second, Federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific requirements for nursing facilities relating to drug regimen reviews for Medicaid patients in such facilities. Recent regulations clarify that, under Federal law, a pharmacy is not required to meet the general standards for drugs dispensed to nursing facility residents if the nursing facility complies with the drug regimen review requirements. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general standards, regardless of whether the nursing facility satisfies the drug regimen review requirement. Florida, the state in which the York Hannover Partnership operates currently, requires its pharmacies to comply therewith.

      Third, Federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid patients. In addition to requirements imposed by Federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs which may affect the Partnership's operations. For example, some states have enacted "freedom of choice" requirements which may prohibit a nursing facility from requiring its residents to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the nursing home. Such limitations may increase the competition which York Hannover Partnership faces in providing services to nursing facility patients.

     The Medicare program is a Federally funded and administered health insurance program for individuals age 65 and over or who are disabled. The Medicare program consists of two parts: Part A, which covers, among other things, inpatient hospital, skilled nursing facility, home health care and certain other types of health care services; and Medicare Part B, which covers physicians' services, outpatient services, and certain items and services provided by medical suppliers. Medicare Part B also covers a limited number of specifically designated prescription drugs. The Medicare program establishes certain requirements for participation of providers and suppliers in the Medicare program. Pharmacies are not subject to such certification requirements. Skilled nursing facilities and suppliers of medical equipment and supplies, however, are subject to specified standards. Failure to comply with these requirements and standards may adversely affect an entity's ability to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries.


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

      The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect York Hannover Partnership's business. There can be no assurance that payments for pharmaceutical supplies and services under governmental reimbursement programs will continue to be based on the current methodology or remain comparable to present levels. In this regard, York Hannover Partnership may be subject to rate reductions as a result of federal budgetary legislation related to the Medicare and Medicaid programs. In addition, various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment delays to York Hannover Partnership. To date, York Hannover Partnership has not experienced any material adverse effect due to any such budgetary shortfall. In addition, the failure, even if inadvertent, of York Hannover Partnership and/or its client institutions to comply with applicable reimbursement regulations could adversely affect York Hannover Partnership's business. Additionally, changes in such reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect York Hannover Partnership's business.

     Referral Restrictions. The Company is subject to Federal and state laws which govern financial and other arrangements between health care providers. These laws include the Federal anti-kickback statute, which was originally enacted in 1977 and amended in 1987, and which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Many states have enacted similar statutes which are not necessarily limited to items and services for which payment is made by Medicare or Medicaid. Violations of these laws may result in fines, imprisonment, and exclusion from the Medicare and Medicaid programs or other state-funded programs. Federal and state court decisions interpreting these statutes are limited, but have generally construed the statutes to apply if "one purpose" of remuneration is to induce referrals or other conduct within the statute.

      Federal regulations establish "safe harbors," which give immunity from criminal or civil penalties to parties in good faith compliance. While the failure to satisfy all criteria for a safe harbor does not mean that an arrangement violates the statute, it may subject the arrangement to review by the HHS Office of Inspector General ("OIG"), which is charged with administering the Federal anti-kickback statute. There are no procedures for obtaining binding interpretations or advisory opinions from the OIG on the application of the Federal anti-kickback statute to an arrangement or its qualification for a safe harbor upon which York Hannover Partnership can rely.

     The OIG issues "Fraud Alerts" identifying certain questionable arrangements and practices which it believes may implicate the Federal anti-kickback statute. The OIG has issued a Fraud Alert providing its views on certain joint venture and contractual arrangements between health care providers. The OIG also issued a Fraud Alert concerning prescription drug marketing practices that could potentially violate the Federal statute. Pharmaceutical marketing activities may implicate the Federal anti-kickback statute because drugs are often reimbursed under the Medicaid program. According to the Fraud Alert, examples of practices that may implicate the statute include certain arrangements under which remuneration is made to pharmacists to recommend the use of a particular pharmaceutical product.

     In addition, a number of states have recently undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws which generally prohibit false advertising, deceptive trade practices, and the like. York Hannover Partnership believes its contract arrangements with other health care providers, its pharmaceutical suppliers and its pharmacy practices are in compliance with these laws. There can be no assurance that such laws will not, however, be interpreted in the future in a manner inconsistent with York Hannover Partnership's interpretation and application.

      Health Care Reform and Federal Budget Legislation. The Clinton administration and members of Congress have proposed plans to reform the health care system. Currently, Congress is considering such reforms in the context of Federal budget reconciliation legislation. This legislation could result in significant reductions in payments to providers under the Medicare program and a complete restructuring and reduced payments to providers under the Medicaid program. With respect to Medicare, proposals include establishment of a prospective payment system for Skilled Nursing Facilities ("SNFs"); limits on payments to Medicare SNFs for certain non-routine services, including, among others, prescription drugs, diagnostic services, and physical therapy and other rehabilitative services; requiring consolidated billing by a SNF for all Part A and B claims for SNF residents; and other limits on reimbursement of costs for Medicare SNF services. If


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

enacted, there can be no assurance that such proposals could not have a material adverse effect on the business of York Hannover Partnership. While budget negotiations are continuing, the future of any reform proposals in Congress is unknown.

     In addition, a number of states have enacted and are considering various health care reforms, including reforms through Medicaid demonstration projects. Federal law allows HHS to authorize waivers of Federal Medicaid program requirements, including requirements relating to coverage, free choice of providers and payment for health care services, in connection with state demonstration projects that promote Medicaid program objectives. HHS published procedures and public notice requirements designed to open the waiver approval process to public comment and to expedite processing. Legal actions have been initiated challenging the waiver process and the authority of HHS to approve waivers for broad-based Medicaid managed care programs. The Federal budget legislation restructuring the Medicaid program would effectively eliminate Medicaid managed care demonstration projects.

     Several state Medicaid programs have established mandatory statewide managed care programs for Medicaid beneficiaries to control costs through negotiated or capitated rates, as opposed to traditional cost-based reimbursement for Medicaid services, and propose to use savings achieved through these programs to expand coverage to those not previously eligible for Medicaid. HHS has approved waivers for statewide managed care demonstration projects in several states, and are pending for several other states. These demonstration projects generally exempt institutionalized care, including nursing facility services, from the programs. York Hannover Partnership is unable to predict what impact, if any, future projects might have on its operations. Because there are currently various reform proposals under consideration at the Federal and state levels, it is uncertain at this time what health care reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental health care programs or interpretations of governmental policies or other changes affecting the health care system. There can be no assurance that future health care or budget legislation or other changes will not have an adverse effect on the business of York Hannover Partnership.

   Environmental Matters

     In operating its facility, York Hannover Partnership makes every effort to comply with pollution control laws. No major difficulties have been encountered in effecting compliance. No material capital expenditures for environmental control facilities are expected. While York Hannover Partnership cannot predict the effect which any future legislation, regulations, or interpretations may have upon its operations, it does not anticipate any changes that would have a material adverse impact on its operations.

   Employees


     As of December 31, 1996, York Hannover Partnership employed 56 persons, including one in an executive position, 20 pharmacists and pharmacy technicians, three administrators and 32 other supporting services. None of such individuals are covered by a collective bargaining agreement. York Hannover Partnership believes that the relationship with its employees is satisfactory.



   Properties and Facilities


     York Hannover Partnership owns an 18,000 square foot building in Brooksville, Florida which is used as both Partnership headquarters and as a central dispensing facility. York Hannover Partnership purchased the building in September, 1995 and following extensive renovations, occupied the space in January, 1996.


   Legal Proceedings

     There are no material pending lawsuits against either York Hannover or York Hannover Partnership.


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

Directors and Officers

        Information with respect to York Hannover's directors and officers (other than for Messrs. Cummings and Clarke, whose biographies are included herein under "Proposal 4 - Election of Alternate Slates of Board of Directors") is set forth below.


        Name                Age              Position Presently Held
        ----                ---              -----------------------

Lawrence B. Cummings         41       Chief Executive Officer and Director

Thomas M. Clarke             41       President and Director

Linda M. Clarke              44       Treasurer, Secretary and Director

Amory Cummings               43       Director

     Linda M. Clarke: Mrs. Clarke has been Treasurer of Stockbridge since 1991. Mrs. Clarke has over seven years experience in the health care industry. In addition to her position with Stockbridge, Mrs. Clarke was previously employed by the Houlton Regional Hospital Development Office and participated in various fundraising activities. Mrs. Clarke attended the University of Maine and was previously employed by the Maine School Administrative District #29 for 5 years. She continues to be Treasurer of Stockbridge Investment Partners, Inc. as well as Treasurer of publicly held Healthcare Investors of America, Inc. and several other privately held health care companies.



     Amory Cummings: Mr. Cummings is an attorney and has served as a director of York Hannover since 1994. He is Of Counsel to the Chicago law firm of Freeborn & Peters, of which he was a partner since 1991. Freeborn & Peters from time to time provides legal services to York Hannover and its affiliates. Mr. Cummings received his undergraduate degree from Yale University and is a graduate of the University of Michigan Law School.


Executive Compensation



     York Hannover currently has no employees. Day to day operations of York Hannover are managed by Lenox Healthcare, Inc. for a management fee. Lenox Healthcare, Inc. is a Massachusetts corporation owned by Mr. Thomas Clarke and Linda M. Clarke, Mr. Clarke's spouse. For the fiscal year ended December 31, 1995, York Hannover paid a total of $488,500 to Lenox Healthcare, Inc. for management fees. For the nine months ended September 30, 1996, a total of $231,000 had been paid to Lenox Healthcare, Inc. for such fees. The management agreement between York Hannover and Lenox Healthcare, Inc. will be terminated upon consummation of the Merger.



               METROVISION'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The following discussion and analysis should be read in conjunction with the historical and pro forma consolidated financial statements and notes thereto appearing elsewhere herein. Since inception, MetroVision has generated limited revenues, has incurred significant losses, and anticipates that losses will continue until MetroVision generates sufficient advertising and system sale revenues to offset its operating costs.


     MetroVision's major installations are in the PATH system in New York and New Jersey, the SEPTA system in Philadelphia, the BART system in the San Francisco Bay Area in California and the MBTA system in Boston. MetroVision has derived substantially all of its revenues from sales of advertising and information provider spots on the Commuter Channel in the PATH, SEPTA, BART and MBTA systems, and the sale of systems on a "turn-key" basis to transit authorities seeking to comply with the ADA. MetroVision and the Chicago Transit Authority ("CTA") mutually terminated MetroVision's Commuter Channel operations in the CTA effective March 31, 1996. For the year ended December 31, 1995, MetroVision derived approximately $122,000 of its revenue from the CTA installation.


Results of Operations

Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994

     Gross Revenues. MetroVision derives its revenues from the sale or barter of advertising and information provider spots on the Commuter Channel, and the sale of complete systems to transit authorities. Gross revenues for the year ended


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

December 31, 1995 were $1,701,981, an increase of 52.9% from gross revenues of $1,112,945 for the year ended December 31, 1994. The increase in gross revenues was primarily the result of increased sales of installed video systems to various transit authorities. System sales revenue included in gross revenues was $708,570 and $111,476 for the years ended December 31, 1995 and 1994, respectively.


     Agency Commissions. Agency commissions consist of the fees charged by advertising agencies against the value of the advertising contracts billed to their clients by MetroVision. These commissions generally are 15% of gross revenues from advertisers represented by agencies. The total number of MetroVision's advertisers which are represented by agencies varies each month. Agency commissions for the year ended December 31, 1995 were $77,093, a decrease of 7.5% from agency commissions of $83,371 for the year ended December 31, 1994. The decrease in agency commissions was the result of an increased percentage of advertising contracts being negotiated directly with advertisers who do not use advertising agencies.

     Net Revenue. Net revenues are equal to gross revenues after deducting advertising agency commissions. Net revenues for the year ended December 31, 1995 were $1,624,888, an increase of 57.8% from net revenues of $1,029,574 for the year ended December 31, 1994. The increase in net revenues resulted from higher sales of installed video systems in 1995 compared to 1994.


     Cost of Sales. Cost of sales consists primarily of costs of installed systems, commissions to installed transit systems, maintenance costs, and software licensing fees. Commissions to installed transit systems are based on a percentage of revenues. Maintenance costs and software licensing fees are directly related to increases in the number of installed television monitors and computers. Cost of sales for the year ended December 31, 1995 were $721,625, an increase of $240,885 or 50% from the year ended December 31, 1994. This increase was at a rate less than gross revenues due to a higher margin realized from system sales, rather than system leasing, and a decrease in maintenance costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1995 were $988,021, a decrease of $821,913 from $1,809,934 for the year ended December 31, 1994. This decrease resulted primarily from decreases in salaries and wages, sales commissions, rents and professional fees associated with cost cutting efforts to preserve existing cash resources.

     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1995 was $442,774, a decrease of 5.2% from $466,817 for the year ended December 31, 1994. This decrease in depreciation and amortization expenses is primarily the result of equipment becoming fully depreciated.


     Write Down of Contract Rights and Installation Assets. MetroVision recorded a charge of $250,000 to reduce the carrying value of certain purchased contract rights and equipment purchased for airport installations to their net realizable value. The ultimate realization of these assets is contingent upon MetroVision obtaining funds to complete the project which was halted, or obtaining a buyer for the contract rights and related equipment.


     Interest Income. For the year ended December 31, 1995, interest totaled $5,901 as compared to $46,812 for the year ended December 31, 1994. The decrease is the result of a smaller cash balance earning interest throughout most of 1995.


Fiscal Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Gross Revenues. Gross revenues for the year ended December 31, 1994 were $1,112,945, a decrease of 5.9% from gross revenues of $1,182,615 for the year ended December 31, 1993. The decrease in gross revenues is primarily the result of decreased sales of installed video systems to various transit authorities. System sales revenue included in gross revenues was $111,476 and $256,790 for the years ended December 31, 1994 and 1993, respectively.

     Agency Commissions. Agency commissions for the year ended December 31, 1994 were $83,371, an increase of 15.4% from agency commissions of $72,245 for the year ended December 31, 1993. The increase in agency commissions is the result of an increased percentage of advertising contracts being negotiated with advertisers who use advertising agencies.


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


     Net Revenues. Net revenues for the year ended December 31, 1994 were $1,029,574, a decrease of 7.3% from net revenues of $1,110,370 for the year ended December 31, 1993. The decrease in net revenues resulted from lower sales of installed video systems in 1994 compared to 1993.


     Cost of Sales. Cost of sales for the year ended December 31, 1994 was $480,740, a decrease of $77,374 or 13.9% from the year ended December 31, 1993. This decrease is at a rate less than the increase in gross revenues due to a higher margin realized from system sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1994 were $1,809,934, an increase of 9.08% or $116,568 from $1,693,366 for the year ended December 31, 1993. This decrease resulted primarily from decreases in salaries and wages, and sales commissions.

     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1994 was $466,817 a decrease of 3% from $479,844 for the year ended December 31, 1993. The decrease in depreciation and amortization expense is primarily the result of equipment being fully depreciated.


     Write Down of Contract Rights and Installation Assets. The company recorded a charge in 1994 of $400,000 to reduce the carrying value of certain purchase contract rights and equipment purchased for airport installations to their net realizable value. The ultimate realization of these assets is contingent upon the Company obtaining funds to complete the project, which was halted, or obtaining a buyer for the contract rights and related equipment.


     Interest Income. For the year ended December 31, 1994, interest totaled $46,812 as compared to $15,313 for the year ended December 31, 1993. The increase is the result of a larger cash balance earning interest throughout most of 1994.


Nine Months and the Quarter Ended September 30, 1996 Compared to Nine Months and the Quarter Ended September 30, 1995

     Gross Revenues. For the nine months ended September 30, 1996, gross revenues decreased $416,791 or 37.2% to $703,194 compared to $1,119,985 for the same period in 1995. For the three months ended September 30, 1996, gross revenues decreased by $69,520 or 28.7% to $169,622, compared to $242,111 for the three month period ended September 30, 1995. The decrease in the first nine months is attributable to a decrease in system sales of $187,972 and advertising and news service revenues of $228,819. The decrease in ad revenues reflects MetroVision's increased emphasis on system sales. System sales for the nine months ended September 30, 1996 were adversely affected by harsh weather conditions which delayed the installation of the New Jersey Transit project during the first three months of 1996 and the lack of additional system installation contracts. System sales involves the sale of complete, installed video system to the transit market.

     Agency Commissions. Agency commissions consist of the fees charged by advertising agencies against the value of the advertising contracts billed to their clients by MetroVision. These commissions generally are 15% of gross revenues from advertisers represented by agencies. For the nine months ended September 30, 1996, agency commissions totaled $19,037, a decrease of $38,147 or 66.7% from agency commissions for the nine months ended September 30, 1995. For the three months ended September 30, 1996, agency commissions totaled $6,163, or $13,522 or 68.7% less than the agency commissions for the three months ended September 30, 1995. The decrease is attributable to the amount of advertising contracts being obtained through advertising agencies and the decrease in advertising revenue.

     Net Revenues. Net revenues are equal to gross revenues after deducting advertising agency commissions. Net revenues for the nine months ended September 30, 1996 were $684,157, a decrease of $378,644 from net revenues of $1,062,801 for the nine months ended September 30, 1995. Net revenues for the three months ended September 30, 1996 were $166,428 a decrease of $55,998 from net revenues of $222,426 for the three months ended September 30, 1995. The decrease is consistent with the decrease in system sales and advertising revenues.

     Cost of Sales. Cost of sales consists primarily of commissions paid to installed transit systems, the cost of system installations, maintenance costs, and software licensing fees. Commissions to installed transit systems are based on a percentage of revenues. Maintenance costs are directly related to increases in the number of installed television monitors and computers. Cost of sales for the nine months ended September 30, 1996 were $285,744, a decrease of $199,866 or


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



41.2% from $485,610 for the nine months ended September 30, 1995. Cost of sales for the three months ended September 30, 1996 were $62,356 a decrease of $12,951 or 17.2% from $75,307 for the three months ended September 30, 1995. The decrease is consistent with the decline in system sales revenues related to the installation of the video cable network in certain New Jersey Transit terminals.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended September 30, 1996 were $617,041 compared to $773,768 for the nine months ended September 30, 1995. Selling, general and administrative expenses for the three months ended September 30, 1996 were $187,723 a decrease of $64,738 or 25.6% for the three months ended September 30, 1995. The decrease is primarily attributable to a decrease in salaries, wages, and related employee costs resulting from reductions in sales, marketing and operations employees.

     Interest Income. For the nine months ended September 30, 1996, interest income totaled $514 compared to $5,909 for the same period in 1995. For the three months ended September 30, 1996, interest income totaled $222 compared to $935 for 1995. The decrease for both periods was the result of a smaller cash balance earning interest in 1996.

     Depreciation and Amortization. Depreciation and amortization expense for the nine months ended September 30, 1996 was $398,000 a decrease of $86,500 or 17.9% from $484,500 for the nine months ended September 30, 1995. This decrease in depreciation and amortization expense is directly related to the write down of certain contract rights and installation assets.

     Write Down of Contract Rights and Installation Assets. MetroVision recorded a charge of $607,761 to reduce the carrying value of certain purchased contract rights, and installation equipment for the New York area airports and The Massachusetts Bay Transit Authority ("MBTA") to their net realizable value. Pursuant to the notification by the Port Authority of its intent to terminate the contract and MetroVision's decision to halt construction of the MBTA installation related to litigation and the inability to generate significant revenues, MetroVision has recorded a charge to recognize the impairment in the value of long lived assets.


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



Liquidity and Sources of Capital

     At September 30, 1996, MetroVision had negative working capital of $423,801 which is primarily the result of a reduction in the cash balance, accounts receivable, prepaid expenses and increases in accrued salaries and loans due to officers and directors offset by a decrease in accounts payable and deferred income.

     Cash decreased $97,125 from December 31, 1995 to $0. The net decrease is the result of cash being expended for operating purposes and the repayment of notes to former stockholders, offset by proceeds of loans from certain officers and directors. Accounts receivable, net of allowance for doubtful accounts, decreased $274,867 to $167,088 at September 30, 1996. The decrease is primarily the result of the collection of account balances and lower gross revenues. Accrued salaries and commissions increased $15,870 from $133,284 at December 31, 1995 to $149,154 at September 30, 1996. The increase is the result of the timing of certain cash payments to sponsors for accrued commissions. Deferred income decreased $153,740 to $132,807 at September 30, 1996 from $286,547 at December 31, 1995. The decrease is primarily the result of recording revenue against advance billings on system sales to the New Jersey Transit Authority in accordance with their budgetary and funding requests. The retained deficit increased $1,233,848 from $11,526,485 at December 31, 1995 to $12,760,333 at
September 30, 1996. The increase is the result of the net loss for the period ending September 30, 1996.


     On July 10, 1996 certain officers and directors loaned MetroVision $25,000 at 10% interest per annum with principal and accrued interest due no later than November 1, 1996. In connection with this borrowing MetroVision issued to the lenders warrants to purchase 69,000 shares of common stock at an exercise price of $.15625 per share. In September, 1996, certain officers and directors loaned MetroVision an additional $45,000 at 10% interest per annum with principal and interest due no later than December 1, 1996. In connection with this loan, MetroVision issued to the lenders warrants to purchase 133,200 shares of common stock at an exercise price of $.20 per share. As of December 31, 1996 MetroVision had not repaid these loans. The exercise price for these warrants approximated the market price for the shares on the date of issuance; therefore, no value was attributable to the warrants.

     On October 23, 1996, an action was filed seeking a judgement against MetroVision regarding a past due note of approximately $76,000 plus accrued interest and attorney fees. On January 27, 1997, MetroVision and the plaintiff entered into an agreement pursuant to which MetroVision has agreed to pay an aggregate of $61,325 in full satisfaction and discharge of the plaintiffs claims, which amount will be paid in installments through July 1, 1997. The plaintiff has agreed to dismiss the lawsuit; provided, however, the plaintiff may confess judgment against MetroVision for the full amount, less amounts previously paid, if MetroVision fails to make an installment payment when due.

     On November 6, 1996, MetroVision received net proceeds of approximately $51,000 as a result of the exercise of outstanding redeemable common stock purchase warrants.

     MetroVision is continuously engaged in discussions regarding the sale of new installations. MetroVision has an agreement amounting to approximately $2.9 million with New Jersey Transit to install and maintain approximately 50 transit stations of which $954,000 has been received to date.

     MetroVision's independent auditors have included an explanatory paragraph in their report on the 1995 consolidated financial statements stating that recurring losses, resulting in negative cash flows, raise substantial doubt about MetroVision's ability to continue as a going concern. MetroVision anticipates that losses will continue until MetroVision generates sufficient advertising, system sale or other revenues to offset its operating costs. MetroVision believes that generation of that level of revenues is dependent upon, among other things (i) expanding its network through sales of complete systems to transit authorities seeking to comply with the ADA, (ii) MetroVision's ability to contract and select alternative/transit media sales organizations in order to significantly increase the sale of advertising on its network and (iii) the completion of MetroVision's proposed merger with York Hannover or alternative strategic corporate and marketing alliances. There can be no assurance, however, that MetroVision will be able to generate significantly increased revenues or ever achieve profitable operations.

     MetroVision is not currently generating sufficient cash flow to fund its operations and is dependent on the contract with New Jersey Transit or other financing in order to sustain its operations. Although there can be no assurance, MetroVision believes that, based on currently proposed plans and assumptions relating to its operations, the contract with New Jersey Transit, the recent receipt of approximately $51,000 from the exercise of common stock purchase warrants together with projected cash flow from operations, will be sufficient to satisfy MetroVision's contemplated cash requirements for 1996. In the event MetroVision's plans change or its assumptions change or prove inaccurate or projected cash flows prove to be insufficient to fund operations, MetroVision would be required to seek additional financing. Except for the loans from certain officers and directors discussed above, MetroVision has no current arrangements with respect to or sources of additional financing, and there can be no assurance that financing will be available to MetroVision on commercially reasonable terms, if at all. Any inability to obtain additional financing could have a material adverse effect on MetroVision, including possibly requiring MetroVision to significantly curtail or cease its operations.

Recently Issued Accounting Standards

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Statement establishes financial accounting and reporting standards for stock-based compensation and is effective for fiscal years beginning after December 15, 1995, or upon adoption of the Statement. MetroVision has not decided whether it will adopt the expense recognition provisions of the Statement or continue to use the expense recognition provisions of Accounting Principles Board Opinion No. 25.

Net Operating Loss Carryforwards


     As of September 30, 1996, for federal income tax purposes, MetroVision has cumulative operating loss carryforwards of approximately $9,030,00 available to offset future taxable income through 2010. Of this amount, $710,000 is attributable to 1995, $1,670,000 is attributable to 1994 and $1,570,000 is attributable to 1993. Due to a change in ownership as a result of the recapitalization in November 1993, the utilization of $6,400,000 of the pre-ownership change losses are subject to an annual limitation of $150,000.


         YORK HANNOVER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS.

General

     The following management discussion and analysis should be read in conjunction with the York Hannover historical and pro forma consolidated financial statements and notes thereto appearing elsewhere herein.

     York Hannover is a wholly-owned subsidiary of Stockbridge Investment Partners, Inc. ("Stockbridge"). York Hannover was purchased by Stockbridge on December 17, 1993. Prior to August 1, 1995, York Hannover provided institutional pharmacy services, infusion therapy, urological, enteral and general medical supplies throughout the State of Florida. Effective August 1, 1995, York Hannover formed a partnership ("York Hannover Partnership") with United Professional Companies, Inc. ("UPC") whereby York Hannover and UPC each contributed property and equipment, inventory and existing contracts with nursing facilities to provide services and products. York Hannover accounts for its 40.0% interest in York Hannover Partnership under the equity method of accounting. York Hannover provides certain billing services to York Hannover Partnership for which York Hannover receives 7.5% of amounts billed.

     York Hannover experienced a loss from operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 and had negative stockholder's equity as of December 31, 1995 and September 30, 1996. York Hannover management believes, but cannot assure, that York Hannover will be able to generate sufficient cash to meet debt requirements and to finance ongoing operations through alternative sources of financing or through the sale of York Hannover's interest in York Hannover Partnership, if necessary.

Results of Operations

Fiscal Year Ended December 31, 1995 Compared to the Fiscal Year Ended December 31, 1994


     Net Patient Revenues. Net patient revenues for the twelve months ended December 31, 1994 consisted of sales to nursing homes for pharmacy and related products. Net patient revenues for the twelve months ended December 31, 1995 consisted primarily of sales to nursing homes for pharmacy and related products from January through July. For the year ended December 31, 1995, net patient revenues decreased by $1,587,267 from $4,260,145 for the year ended December 31, 1994 to $2,672,878. This reflects the change in the nature of the operations and associated revenue sources.

     Other Revenues. Other revenues for the year ended December 31, 1995 consisted primarily of deferred revenue amortization from an agreement not to compete, equity in the earnings of York Hannover Partnership and management fees from York Hannover Partnership for accounts receivable billing services from August to the fiscal year end. Other revenues for the year ended December 31, 1995 were $277,250 compared to $0 for the year ended December 31, 1994. This reflects with the change in the nature of operations and associated revenue sources.

     Cost of Patient Revenues. Cost of patient revenues for the twelve months ended December 31, 1994 consisted of pharmacy product costs to support the sales to nursing homes for pharmacy and related products. Cost of patient revenues for the twelve months ended December 31, 1995 consisted of pharmacy product costs to support sales to nursing homes for pharmacy and related products costs from January through July. For the year ended December 31, 1995, cost of patient


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


revenues decreased $1,004,570 from $2,396,158 in fiscal year ended December 31, 1994, to $1,391,588. This reflects with the change in the nature of the operations and associated revenue sources.

     Operating Expenses. Operating expenses for the fiscal year ended December 31, 1994 consisted of pharmacy operation expenses related to support sales to nursing homes for pharmacy and related products. Operating expenses for January to July, 1995 consisted of pharmacy operation expenses related to support sales to nursing homes for pharmacy and York Hannover Partnership for accounts receivable billing activity. For the fiscal year ended December 31, 1995, operating expenses increased by $380,647 to $1,591,303 from $1,210,656 for the year ended December 31, 1994. The increase was due to an increase in provision for uncollectible accounts of $200,000 resulting from the Company's final review and reconciliation of accounts receivable from its business prior to the formation of the York Hannover Partnership, an increase in management fees of $308,000 paid to Lenox Healthcare, Inc., a corporation owned by two of the stockholders of Stockbridge, and a reduction in other operating expenses of approximately $128,000. The management agreement with Lenox Healthcare, Inc. will terminate upon consummation of the Merger.

     Interest Expense. Interest expense is primarily related to a promissory note York Hannover has with National Healthcare L.P. This note was entered into in 1993 and restructured in 1995. Interest expense for year ended December 31, 1995 decreased by $28,832 to $289,830 from $318,662 for the year ended December 31, 1994.


Nine Months and the Quarter Ended September 30, 1996 Compared to Nine Months and Quarter Ended September 30, 1995

     Net Patient Revenues. Net patient revenues for the three and nine months ended September 30, 1995 consisted of sales to nursing homes for pharmacy and related products. For the nine months ended September 30, 1996, net patient revenues were $0 compared to $2,673,311 for the nine months ended September 30, 1995. For the three months ended September 30, 1996 net patient revenues were $0 as compared to $302,604 for the three month period ended September 30, 1995. The decrease in both the three and nine months ended periods reflect the change in nature of the operations and associated revenue sources.

     Other Revenues. Other revenues for the nine months ended September 30, 1996 consisted primarily of deferred revenue amortization from an agreement not to compete, equity in the earnings of York Hannover Partnership and management fees from York Hannover Partnership for accounts receivable billing services.
Other revenues for the nine months ended September 30, 1996 were $402,107, an increase of $315,448 from net revenues of $86,659 for the nine months ended September 30, 1995. Other revenues for the three months ended September 30, 1996 were $135,723 an increase of $49,064 from other revenues of $86,659 for the three months ended September 30, 1995. The increase in both the three and nine months ended periods reflect the change in nature of the operations and associated revenue sources.

     Cost of Patient Revenues. Cost of patient revenues for the three and nine months ended September 30, 1995 consisted of pharmacy product costs to support sales to nursing homes for pharmacy and related products. Cost of patient revenues for the three and nine months ended September 30, 1996 were nonexistent during the period. Cost of patient revenues for the nine months ended September 30, 1995 were $1,374,772 and for the three months ended September 30, 1996 were $153,562. This is consistent with the change in the nature of the operations and associated revenue sources.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three and nine months ended September 30, 1995 consisted of pharmacy operation expenses related to support sales to nursing homes for pharmacy and related products. Selling, general and administrative expenses for the three and nine months ended September 30, 1996 consisted of expenses related to providing management services to the York Hannover Partnership for accounts receivable billing activity. Selling, general and administrative expenses for the nine months ended September 30, 1996 were $251,743, a decrease of $1,110,668 or 81.5% from $1,362,411 for the nine months ended September 30, 1995, Selling, general and administrative expenses for the three months ended September 30, 1996 were $19,852 a decrease of $403,826 or 95.3% from $423,678 for the three months ended September 30, 1995. The decrease in both the three and nine months ended periods is consistent with the change in the nature of the operations and associated revenue sources.

     Interest Expense. Interest expense was primarily related to a promissory note York Hannover entered into with National HealthCare L.P. This note was entered into in 1993 and restructured in 1995. For the nine months ended September 30, 1996, interest expense totaled $214,442 a decrease of $12,856 or 5.7% as compared to $227,298 for the same period in 1995. For the three months ended September 30, 1996, interest expense totaled $74,620 an increase of $8,935 or 13.6% as compared to $65,685 for the same period in 1995.

     Depreciation. For the nine months ended September 30, 1996, depreciation expense totaled $0 compared to $45,075 for the same period in 1995. For the three months ended September 30, 1996 depreciation expense totaled $0 compared to $6,923 for the same period in 1995. This decrease in depreciation expense is consistent with the change in nature of the operations.

Liquidity and Sources of Capital

     At September 30, 1996, York Hannover had negative working capital of $2,635,453 which is primarily the result of the re-classification of long-term debt to short-term and an increase in accounts payable and accrued expenses.

     Cash increased $39,213 from December 31, 1995 to $55,129 at September 30, 1996. The net increase is primarily the result of proceeds received from York Hannover Partnership priority distributions, offset by cash being expended for the repayment of long-term debt borrowings. Accounts receivable decreased $108,275 to $3,263 at September 30, 1996. The decrease is the result of the collection of account balances and the write-off of uncollectible accounts which related to periods prior to August 1, 1995. Accounts payable and accrued expenses increased $441,928 to $655,791 at September 30, 1996 from $213,863 at December 31, 1995. The increase is primarily the result of certain brokerage payables related to marketable securities and estimated taxes. Short-term debt increased $1,932,731 from $173,878 at December 31, 1995 to $2,106,609 at
September 30, 1996. This increase was primarily due to the re-classification of debt that matures in September 1997, from long term to current. The retained deficit increased $67,665 from $2,203,915 at December 31, 1995 to $2,271,580 at September 30, 1996. The increase is the result of the net loss for the nine months ended September 30, 1996.

     York Hannover had outstanding as of September 30, 1996 $2,179,877 of short-term debt that is due in January 1997. This debt includes a term loan of $1,950,000 due NHCLP and a line of credit of $229,877. Although the stated maturity date of the indebtedness due NHCLP is in January 1999, York Hannover is currently not in compliance with certain covenants under the loan agreement relating to the indebtedness, principally relating to its failure to maintain positive working capital. As a result of such noncompliance, the $1,950,000 principal amount, together with accrued interst, will be due on September 30, 1997. Neither York Hannover currently has, nor is the Surviving Corporation expected to have, the financial resources necessary to meet this payment obligation absent obtaining external financing, whether from an equity offering or otherwise. In the event York Hannover or, if the Merger is consummated, the Surviving Corporation, is unable to meet this payment obligation, or if the loan is not renegotiated, NHCLP, as a secured creditors, has the right to take possession of or otherwise sell the 40% partnership interest in the York Hannover Partnership in satisfaction of the indebtedness and may seek recourse against the Surviving Corporation's other assets, if necessary. See "Risk Factors - Need for Additional Financing."

     As of September 30, 1996, York Hannover's primary asset was its ownership of a 40% interest in York Hannover Partnership. For the three and nine months ended September 30, 1996, York Hannover's net income from the partnership totaled $87,498 and $232,755 respectively.

     York Hannover does not have control over distributions made by York Hannover Partnership. However, under the Partnership agreement, York Hannover is entitled to priority distributions, which are limited to the lesser of $300,000 or the actual annual interest expense related to its $1,950,000 promissory note to NHCLP. The priority distributions are subject to the availability of York Hannover Partnership cash.

     York Hannover's independent auditors have included an explanatory paragraph in their report on 1995 financial statements stating the Company experienced a loss from operations in 1995 and had negative stockholder's equity as of December 31, 1995.

           SUMMARY OF YORK HANNOVER PARTNERSHIP PARTNERSHIP AGREEMENT


     The following summary of the Agreement of General Partnership of York Hannover Partnership is qualified in its entirety by reference to the Agreement of General Partnership, a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement\Prospectus is part.



     Formation of the Partnership. York Hannover Partnership (the "Partnership") is a Wisconsin general partnership which commenced operations on August 1, 1995. Under the terms of the York Hannover Agreement of General Partnership (the "Partnership Agreement"), York Hannover contributed to the Partnership assets with a total net book value of approximately $450,000, including approximately $302,000 of inventory. In exchange for its contribution, York Hannover received a 40% general partnership interest. United Professional Companies, Inc., a subsidiary of United Health, Inc. which itself is a subsidiary of Extendacare, Inc. ("UPC"), contributed assets with a total net book value of approximately $675,000, including approximately $509,000 of cash. In consideration of such contribution, UPC received a 60% general partnership interest.

     Allocation of Profits, Losses and Distributions. Earnings and losses of the Partnership are allocated among York Hannover and UPC in accordance with their percentage interests in the Partnership. York Hannover has a right to a priority distribution on its share of Partnership net income limited to the lesser of $300,000 or the actual amount of annual interest expense due on the York Hannover promissory note to NHCLP, which priority distribution is for the sole purpose of paying interest due on such indebtedness. Upon York Hannover attaining its maximum priority distribution as aforesaid, distributions are made in accordance with the respective capital partnership interests, except that York Hannover can receive no more than an amount necessary for it to pay interest on the York Hannover Promissory Note to NHCLP. Any cash not required for interest payments on the Promissory Note to NHCLP shall be utilized, at UPC's option, to pay down UPC's disproportionate working capital loans, if any, or make payments to UPC to balance the distributions until UPC's disproportionate working capital loans have been reduced to zero, and each partner has received distributions in accordance with its Partnership Interest. Thereafter, additional distributions are payable to York Hannover and UPC in proportion to


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



their respective partnership interests in the Partnership. No distributions were made by York Hannover Partnership during the fiscal year ended December 31, 1995, and no distribution other than the priority distributions were made by York Hannover Partnership during the nine months ended September 30, 1996. At September 30, 1996, the current amount of UPC's disproportionate working capital loans was $570,000 on the basis of $650,000 of working capital loans outstanding from UPC and $80,000 of working capital loans outstanding from York Hannover.


     Management of the Partnership. York Hannover Partnership is managed by UPC. In such capacity, UPC has the ability to control all partnership decisions; provided, however, that the Partnership may not take the following actions without first obtaining York Hannover's consent: (i) the incurrence of any Partnership debt for borrowed money; (ii) transferring, hypothecating, compromising or releasing any Partnership claim except for payment in full satisfaction and discharge; (iii) selling, leasing or hypothecating any Partnership property or entering into any contract for any such purpose, other than the ordinary course of the Partnership's business; (iv) knowingly suffering or causing anything to be done whereby the Partnership's property may be seized or attached or taken in execution, or its ownership or possession otherwise endangered; (v) expansion of either the products or services offered by the Partnership or of the market in which the Partnership operates; (vi) undertaking any acquisition of a business or of any property other than in the ordinary course of the Partnership's business; (vii) amending the management agreement between the Partnership and UPC; (viii) entering into any contract, other than the aforementioned management agreement, between the Partnership and any affiliate of any partner which has a term for more than one year or provides for more than $5,000 in the aggregate or the purchase from an affiliate of either partner of goods or services in a single transaction or a series of transactions of more than $7,500; or (ix) entering into any agreement for the lease, purchase or sale of goods, services and property, in which the property leased, purchased or sold thereunder would exceed $25,000, other than the ordinary course of the Partnership's business.



     In consideration for providing management services, UPC is entitled to receive a management fee equal to 4% of the Partnership's net revenues. Additionally, York Hannover provides certain billing services to York Hannover Partnership for which it receives in the aggregate 7.5% of amounts billed.




     Funding. Pursuant to the terms of the Partnership Agreement, York Hannover and UPC have agreed to provide working capital funding to York Hannover Partnership as required, in proportion to their respective partnership interests. During the fiscal year ended December 31, 1995, York Hannover Partnership and UPC loaned net amounts of $80,000 and $120,000, respectively, to the Partnership for working capital purposes. The Partnership Agreement provides that if one of the partners is unable to provide working capital funding in proportion to its ownership interests, the other partner has the right to provide the additional working capital and receive interest at a rate equal to the prime rate plus 4%. Otherwise, the working capital notes issued by the Partnership in favor of the partners do not bear interest.


     Transfer of Partnership Interests. The Partnership Agreement provides that the interests of the partners may not be transferred, sold, assigned, pledged, optioned or otherwise transferred, whether by contract, operation of law or otherwise, except in connection with a right of first refusal discussed below and through a "put agreement" wherein York Hannover has an option to sell its interests in the Partnership to UPC at fair market value as of the exercise date, which may occur no earlier than one day prior to the termination or the dissolution of the Partnership, or through the option to purchase additional partnership interests, whereby York Hannover has the right to purchase from UPC up to an additional 9% partnership interest so that, if exercised in full, York Hannover would have a 49% interest and UPC would have a 51% interest. Notwithstanding the foregoing, these transfer restrictions may be waived by the written consent of the partners. In the event a partner receives an offer to purchase all or a part of such partner's interest, and is willing to accept the offer, the remaining partner has a right of first refusal.

     Term of the Partnership. The Partnership will continue in effect until August 1, 2000, unless extended by mutual agreement of the partners, except that the Partnership will terminate and be dissolved prior to that date upon the occurrence of the following: (i) any event which makes it unlawful for the business of the Partnership to be conducted; (ii) the suspension or exclusion of the Partnership from participation under the applicable sections of the Social Security Act; or (iii) the failure to meet any other requirement necessary to conduct the Partnership's business.


     Restrictions on Activities of the Partners. Under the terms of the Partnership Agreement, York Hannover, Stockbridge and its stockholders have agreed that they will be bound by the terms of a covenant not to compete executed by the parties restricting those individuals and entities from participating in activities which compete with the business of the Partnership or any of the partners within a specified market territory which includes various counties within the State of Florida during the term of the Partnership Agreement and for a two year period following dissolution of the Partnership.



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

                    DESCRIPTION OF METROVISION CAPITAL STOCK

     The statements made under this caption include summaries of certain provisions contained in MetroVision's Restated Certificate of Incorporation and in the New York Laws. These statements do not purport to be complete and are qualified in their entirety by reference to such Restated Certificate of Incorporation, MetroVision's By-laws and the New York Law.

Common Stock


     MetroVision is authorized to issue 10,000,000 shares of Common Stock, par value $.001 per share. As of the record date, there were 7,241,664 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution of winding up of MetroVision, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.


Preferred Stock

     MetroVision is authorized to issue 2,000,000 shares of preferred stock, par value $.001 per share, of which 720,000 shares have been designated as 5% Series A Convertible Preferred Stock. The Board of Directors of MetroVision has the authority at any time to establish and designate one or more series of preferred stock, to fix the number of shares of any series (which number may vary between series) and to fix the dividend rights and preferences, the redemption price and terms, liquidation rights, sinking fund provisions (if any), conversion provisions (if any) and the voting powers (if any). The Board of Directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock and 5% Preferred Stock. Certain companies have used the issuance of preferred stock as an anti-takeover device and the Board of Directors of MetroVision could, without shareholder approval, issue preferred stock with certain voting, conversion and/or redemption rights that could discourage any attempt to obtain control of MetroVision in a transaction not approved by its Board of Directors.



     Currently, there are 648,535 shares of 5% Preferred Stock outstanding. The 5% Preferred Stock has a liquidation value of approximately $5.556 per share. Holders of 5% Preferred Stock are entitled to receive, when and as declared by MetroVision's Board of Directors out of funds legally available therefor, cash dividends at the annual rate of approximately $.2778 per share. Dividends are payable quarterly on the first day of March, June, September and December of each year and began accruing as of December 17, 1992. Total accrual and unpaid dividends at September 30, 1996 aggregated approximately $677,000.



     The 5% Preferred Stock is redeemable by MetroVision, at its sole option, at any time; provided, however, that all of the outstanding common stock purchase warrants issued in MetroVision's initial public offering must be redeemed before any redemption of the 5% Preferred Stock may occur, but in any event, at any time after December 17, 1993, at a redemption price of $5.556 per share plus accrued and unpaid dividends thereon. The 5% Preferred Stock may, at the option of the holder, be converted at any time into shares of MetroVision Common Stock at an initial rate of one share of Common Stock for each share of MetroVision
5% Preferred Stock which rate shall be subject to adjustment, including, for example, by reason of the Reverse Stock Split.

     The holders of 5% Preferred Stock are entitled to vote, together with the holders of the Common Stock, on the basis of number of whole shares of Common Stock into which their shares of 5% Preferred Stock are convertible, on all matters to be voted on by the shareholders of MetroVision.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Exchange Act requires that MetroVision's officers and directors and persons who own more than ten percent (10%) of a registered class of the Common Stock (Collectively the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish MetroVision with copies of these reports. Based on MetroVision's review of the copies of these reports received by it, MetroVision believes that all filings required to be made by the Reporting Persons during fiscal year 1995 were made on a timely basis.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     MetroVision engaged Dannible & McKee, LLP as its independent auditors to audit MetroVision's financial statements for the fiscal year ended December 31, 1995. A representative of Dannible & McKee, LLP will be present at the meeting with the opportunity to make a statement if he desires to do so and to answer appropriate questions.

                          PROPOSALS OF SECURITY HOLDERS

     All proposals of any shareholder of Metrovision which the holder desires be presented at the next Annual Meeting of shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by MetroVision at its principal executive offices no later than _____________, 1997. All such proposals must be submitted in writing to the Secretary at the address appearing on the notice accompanying this proxy statement.

                                  LEGAL MATTERS


     The legality of the shares of Common Stock to be issued in the Merger to the shareholder of York Hannover will be passed upon by Cozen and O'Connor, Philadelphia, Pennsylvania.


                                     EXPERTS

     The Consolidated Financial Statements of MetroVision of North America, Inc. at December 31, 1993, 1994 and 1995 and the three years then ended included in this Proxy Statement/Prospectus and the related financial statement schedules included elsewhere in the registration statement of which this Proxy Statement/Prospectus is a part have been audited by Dannible & McKee, LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this Proxy Statement/Prospectus (which reports express an unqualified opinion and include an explanatory paragraph referring to MetroVision's ability to continue as a going concern) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The Financial Statements of York Hannover at December 31, 1995 and 1994 and for the two years then ended included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


     The Financial Statements of York Hannover Partnership at December 31, 1995 and for the five months then ended included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                          INDEX TO FINANCIAL STATEMENTS

Historical Audited Consolidated Financial Statements of MetroVision of North America, Inc.:



                                                                           Page
                                                                           ----
       Report of Independent Auditors
       Consolidated Balance Sheets at December 31, 1995 and December 31, 1994 Consolidated Statements of Operations for the Fiscal Year ended
         December 31, 1995, December 31, 1994 and December 31, 1993
       Consolidated Statements of Shareholders' Equity for the fiscal year ended
         December 31, 1995, December 31, 1994 and December 31, 1993
       Consolidated Statements of Cash Flows for the fiscal year ended
         December 31, 1995, December 31, 1994 and December 31, 1993
       Notes to Consolidated Financial Statements



Historical Unaudited Consolidated Financial Statements of MetroVision of North America, Inc.:



       Consolidated Balance Sheet at September 30, 1996
       Consolidated Statements of Operations for the three months and nine months ended September 30, 1996 and September 30, 1995
       Consolidated Statements of Cash Flows for the three months and nine months ended September 30, 1996 and September 30, 1995
       Notes to Unaudited Consolidated Financial Statements



Historical Audited Consolidated Financial Statements of York Hannover Pharmaceuticals, Inc.:

       Report of Independent Auditors
       Balance Sheets at December 31, 1995 and December 31, 1994
       Statements of Income and Stockholders' Deficit for the fiscal years ended
         December 31, 1995 and December 31, 1994
       Statements of Cash Flows for the fiscal years ended
         December 31, 1995 and December 31, 1994
       Notes to Financial Statements

Historical Unaudited Consolidated Financial Statements of York Hannover Pharmaceuticals, Inc.:



       Balance Sheet at September 30, 1996
       Statements of Income for the three months and nine months ended
         September 30, 1996 and September 30, 1995
       Statements of Cash Flows for three months and the nine months ended
         September 30, 1996 and September 30, 1995
       Notes to Unaudited Financial Statements



Historical Audited Financial Statements of York Hannover Partnership:

       Report of Independent Auditors
       Balance Sheet at December 31, 1995
       Statement of Income for the five month period ended December 31, 1995 Statement of Partner's Capital for the five month period ended December
         31, 1995
       Statement of Cash Flows for the five month period ended December 31, 1995 Notes to Financial Statements

                       METROVISION OF NORTH AMERICA, INC.

                              AUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS

                                      * * *

                        DECEMBER 31, 1995, 1994 AND 1993

                     [Letterhead of Dannible & McKee, LLP]

                          Independent Auditor's Report

                                                                   March 8, 1996
                                                (Except for Note 12, as to which
                                                     the date is March 21, 1996)

To the Board of Directors and Stockholders of MetroVision of North America, Inc.


     We have audited the accompanying consolidated balance sheets of MetroVision of North America, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of MetroVision of North America, Inc. at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



     The accompanying consolidated financial statements have been prepared assuming that MetroVision of North America, Inc. will continue as a going concern. As more fully described in Note 2, the Company has continued to incur operating losses. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.



                                                    /s/ Dannible & McKee, LLP

                       METROVISION OF NORTH AMERICA, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                     ---------------------------
                   Assets                               1994           1995
                                                     -----------    -----------
Current assets:
   Cash and cash equivalents                         $   400,716    $    97,125
   Accounts receivable, net of allowance of
    $53,840 in 1994 and $10,230 in 1995                  177,474        441,955
   Prepaid expenses                                       47,375         45,415
                                                     -----------    -----------

       Total current assets                              625,565        584,495
                                                     -----------    -----------

Operating equipment (Notes 1, 3 and 12):
   Installations and equipment                         3,458,825      3,550,257
   Installations-in-process                              266,458        221,416
   Equipment and fixtures                                189,201        195,378
                                                     -----------    -----------
                                                       3,914,484      3,967,051
   Less - Accumulated depreciation                    (1,816,968)    (2,223,742)
                                                     -----------    -----------
                                                       2,097,516      1,743,309
                                                     -----------    -----------

Other assets                                              29,757         10,846

Prepaid software license (Note 6)                         72,000         36,000

Contract rights (Notes 1 and 11)                         457,761        257,761
                                                     -----------    -----------

                                                     $ 3,282,599    $ 2,632,411
                                                     ===========    ===========


                 See accompanying notes to financial statements.

                                  - CONTINUED -

                       METROVISION OF NORTH AMERICA, INC.

                           CONSOLIDATED BALANCE SHEETS

                                 (- CONTINUED -)

                                                            December 31,
                                                    ---------------------------
     Liabilities and Stockholders' Equity              1994           1995
                                                    -----------    -----------
Current liabilities:
  Accounts payable - trade                          $    195,369   $    182,545
  Accrued salaries and commissions                       152,906        133,284
  Deferred income (Note 1)                               129,884        286,547
  Other accrued expenses                                  65,122         66,905
  Current portion of notes payable including
    amounts due to stockholders (Note 4)                  96,000         96,000
                                                    ------------   ------------

      Total current liabilities                          639,281        765,281
                                                    ------------   ------------

Preferred stock, $.001 par value 2,000,000
  shares authorized (Note 9)
  Preferred stock 5% Series A $.001 par value,
  $5.56 redemption value, cumulative convertible
  658,895 and 648,535 shares issued and
  outstanding in 1994 and 1995, respectively                 659            649
                                                    ------------   ------------

Common stockholders' equity (Notes 8 and 9):
  Common stock, $.001 par value, 10,000,000
    shares authorized; 6,947,524 and 6,987,846
    shares issued and outstanding in 1994 and
    1995, respectively                                     6,947          6,987
  Capital in excess of par value                      13,382,576     13,385,979
  Retained deficit                                   (10,746,864)   (11,526,485)
                                                    ------------   ------------

Total common stockholders' equity                      2,642,659      1,866,481
                                                    ------------   ------------

                                                    $  3,282,599   $  2,632,411
                                                    ============   ============


                 See accompanying notes to financial statements.

                       METROVISION OF NORTH AMERICA, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Years ended December 31,
                                               ------------------------------------------
                                                   1993           1994           1995
                                               -----------    -----------    ------------

Gross revenues                                 $   925,825    $   981,914    $ 1,001,797
Installation revenues                              256,790        131,031        700,184
Less - Agency commissions                          (72,245)       (83,371)       (77,093)
                                               -----------    -----------    -----------


    Net revenues                                 1,110,370      1,029,574      1,624,888
                                               -----------    -----------    -----------


Operating costs and expenses:
  Cost of sales                                    426,867        400,380        306,482
  Cost of sales-installations                      131,247         80,360        415,143
  Selling, general and administrative            1,693,366      1,809,934        988,021
  Depreciation and amortization                    479,844        466,817        442,774
  Write down of contract rights and
    installation assets (Note 11)                       --        400,000        250,000
                                               -----------    -----------    -----------


                                                 2,731,324      3,157,491      2,402,420
                                               -----------    -----------    -----------

    Loss from operations                        (1,620,954)    (2,127,917)      (777,532)
                                               -----------    -----------    -----------

Interest income                                     15,313         46,812          5,901
Interest expense                                   (34,613)        (9,925)        (7,990)
                                               -----------    -----------    -----------
                                                   (19,300)        36,887         (2,089)
                                               -----------    -----------    -----------

    Net loss                                    (1,640,254)    (2,091,030)      (779,621)

Less - Preferred stock dividend requirements       200,000        194,394        182,813
                                               -----------    -----------    -----------

Net loss applicable to common stock (Note 1)   $(1,840,254)   $(2,285,424)   $  (962,434)
                                               ===========    ===========    ===========

Net loss per common share (Note 1)             $      (.66)   $      (.34)   $      (.16)
                                               ===========    ===========    ===========

Weighted average number of shares (Note 1)       2,775,124      6,717,220      5,988,143
                                               ===========    ===========    ===========


                 See accompanying notes to financial statements.

                       METROVISION OF NORTH AMERICA, INC.

             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                                                 Capital in
                                                    Common       Excess of        Retained
                                                    Stock        Par Value         Deficit         Total
                                                    -----        ---------         -------         -----
Balance at December 31, 1992                     $      1,801   $  9,756,492    $ (7,015,580)   $  2,742,713

Issuance of 278,348 shares, $.001 par value,
  common stock from exercise of warrants, less
  related expenses of $47,760                             278        438,390            --           438,668

Issuance of 766 shares of $.001 par value,
  common stock in exchange for services                     1          1,532            --             1,533

Issuance of 4,800,000 shares of $.001 par
  value, common stock in connection with the
  November 1993 stock offering, less related
  expenses of $782,730                                  4,800      3,212,470            --         3,217,270

     Net loss                                            --             --        (1,640,254)     (1,640,254)
                                                 ------------   ------------    ------------    ------------

Balance at December 31, 1993                            6,880     13,408,884      (8,655,834)      4,759,930

Issuance of 6,150 shares of $.001 par value,
  common stock from exercise of warrants                    6          1,223            --             1,229

Conversion of 61,105 shares of preferred stock
  for 61,105 shares of common stock                        61           --              --                61

Payment of cumulative dividends on preferred
  stock converted to common stock                        --          (27,531)           --           (27,531)

     Net loss                                            --             --        (2,091,030)     (2,091,030)
                                                 ------------   ------------    ------------    ------------

Balance at December 31, 1994                            6,947     13,382,576     (10,746,864)      2,642,659

Issuance of 29,962 shares of $.001 par value,
  common stock                                             30         11,206            --            11,236

Conversion of 10,360 shares of preferred stock
  for 10,360 shares of common stock                        10           --              --                10

Payment of cumulative dividends on preferred
  stock converted to common stock                        --           (7,803)           --            (7,803)

     Net loss                                            --             --          (779,621)       (779,621)
                                                 ------------   ------------    ------------    ------------

Balance at December 31, 1995                     $      6,987   $ 13,385,979    $(11,526,485)   $  1,866,481
                                                 ============   ============    ============    ============


                                  -CONTINUED-

                 See accompanying notes to financial statements.

                       METROVISION OF NORTH AMERICA, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Years ended December 31,
                                                             ------------------------------------------
                                                                 1993           1994           1995
                                                             -----------    -----------    -----------
Operating activities:
   Net loss                                                  $(1,640,254)   $(2,091,030)   $  (779,621)
   Adjustments to reconcile net loss to net cash used
   in operating activities:
     Provision for doubtful accounts                                --           40,540         10,414
     Write down of contract rights and installation
       assets                                                       --          400,000        250,000
     Value of advertising services exchanged for operating
       equipment                                                 (11,829)       (19,300)       (19,200)
      Provision for depreciation and amortization                479,844        466,817        442,774
      Loss on disposal of system equipment                          --           39,554           --
      Amortization of consulting agreement                          --           30,000         30,000
      Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable               (62,926)        41,216       (274,895)
        (Increase) decrease in prepaid expenses and
          other assets                                            18,290        (34,506)        (9,129)
        Increase in accounts payable and other
          accrued expenses                                        39,886         64,338        156,436
                                                             -----------    -----------    -----------

        Net cash used in operating activities                 (1,176,989)    (1,062,371)      (193,221)
                                                             -----------    -----------    -----------

Investing activities:
   Capital expenditures for operating equipment                 (379,408)      (633,258)      (102,567)
                                                             -----------    -----------    -----------


        Net cash used in investing activities                $  (379,408)   $  (633,258)    $  (102,567)
                                                             -----------    -----------    -----------



                                  -CONTINUED-

                 See accompanying notes to financial statements.

                       METROVISION OF NORTH AMERICA, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (- CONTINUED -)


                                                            Years ended December 31,
                                                   -----------------------------------------
                                                       1993           1994           1995
                                                   -----------    -----------    -----------
Financing activities:
  Proceeds from borrowings                         $   550,000
  Principal payments on borrowings                    (550,000)
  Principal payments on and reduction in
    notes to stockholders                              (69,852)   $  (154,000)
  Proceeds from issuance of common stock
    and exercise of warrants                         3,657,471          1,229    $      --
  Dividends paid to preferred stockholders
    on conversion                                                     (27,531)        (7,803)
                                                   -----------    -----------    -----------

      Net cash provided by (used for) financing
        activities                                   3,587,619       (180,302)        (7,803)
                                                   -----------    -----------    -----------

(Decrease) increase in cash and cash equivalents     2,031,222     (1,875,931)      (303,591)
Cash and cash equivalents at beginning of year         245,425      2,276,647        400,716
                                                   -----------    -----------    -----------

Cash and cash equivalents at end of year           $ 2,276,647    $   400,716    $    97,125
                                                   ===========    ===========    ===========



                 See accompanying notes to financial statements.

                       METROVISION OF NORTH AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

Note 1 - Summary of significant accounting policies

     Description of business - The Company owns and operates a video cable network for the mass transit industry, under contracts ranging from five to seven years, for the purpose of providing information and selling advertising. In addition, the Company installs, under contract, video equipment in certain mass transit locations.

     The Company operates in one business segment and has no foreign operations. In 1993, 1994 and 1995, sales to the five largest customers represented 67%, 48% and 67% of gross revenues, respectively. Certain customers accounted for more than 10% of gross revenues as follows: 1993: ABC News 23%, Niagara Frontier Transit Metro System 15%, Bloomberg Financial Services 12%; 1994: ABC News 26%; 1995: New Jersey Transit 37%, ABC News 17%.

     The Company provides, at no charge to the transit authorities, free advertising time in each program cycle. Costs related to providing this time represent normal recurring expenses of operating the networks and are included in cost of sales.

     In 1993, the Company exchanged advertising on its network for video monitors with a fair market value of approximately $60,000. The Company is obligated at December 31, 1994 and 1995, to provide $29,000 and $10,000 of advertising, respectively, related to this transaction.

     Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Revenue recognition - Advertising revenues are recognized when billed after the related advertising has been broadcast over the network. Bartered revenues represent merchandise or services received in lieu of cash for advertising provided. Barter revenues are recognized when advertising is broadcast and merchandise or services are recorded when received or used. If merchandise or services are received prior to the advertising being broadcast, a liability is recorded. Revenues from installation contracts are recognized on the percentage-of-completion method based on costs incurred to date to the total estimated cost at completion. Amounts received in excess of costs and estimated earnings are shown in the accompanying balance sheets as deferred income. There were no significant costs and estimated earnings in excess of amounts received at December 31, 1994 and 1995.

     Financial instruments and credit risks - The Company grants unsecured credit under standard credit terms. In addition, the Company exchanges advertising time for certain services. Advertising revenue is recorded at the fair value of services to be provided. Included in accounts receivable is approximately $43,000 and $18,000 of amounts due under these agreements at December 31, 1994 and 1995, respectively. The Company maintains cash balances with a local financial institution, which are secured by the Federal Deposit Insurance Corporation up to

$100,000. The Company has approximately $331,000 and $34,000 in uninsured balances at December 31, 1994 and 1995, respectively. The Company maintains various financial instruments in the ordinary course of business. The carrying value of these financial instruments, which are cash and cash equivalents, accrued expenses and notes payable, approximate fair value. The fair value of notes payable is determined based on rates at which the Company could refinance the notes with a bank.

     Cash and cash equivalents - For the purpose of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Operating equipment and installations-in-process - Operating equipment is stated at cost, including materials, labor, and installation overhead and includes computers, monitors, and enclosures which are being depreciated using a straight-line method over their estimated useful lives which range from four to seven years. For income tax purposes, depreciation is computed using methods prescribed by appropriate income tax regulations. Depreciation on installations-in-process commence when a site is fully installed. Maintenance and repairs are expensed as incurred.

     During 1994, approximately $560,000 of operating equipment related to a completed project was transferred from installations-in-process to installations and equipment. The remaining balance in installations-in-process relates to an installation at the New York and New Jersey Airports, more fully described in
Note 11.

     During 1994, work on the installations was halted as the Company negotiated a merger, and the cash previously designated for new installations was used in operations.

     Income taxes - Prior to November 30, 1989, the Company operated under Subchapter S of the Internal Revenue Code, and, consequently, was not subject to Federal income taxes and certain state taxes. The Company had an accumulated loss of $2,446,683 as a Subchapter S Corporation.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109 (SFAS 109), "Accounting for Income Taxes," in February 1992. The Company adopted the new method of accounting for income taxes effective January 1, 1993 (see Note 7).

     Post-retirement benefits - The Company presently offers no post-retirement benefits.

     Legal proceedings - The Company is not involved in any material legal proceedings that in the opinion of management would have a material effect on the Company.

     Net loss per common share - Net loss per common share is computed based on the weighted average number of common shares outstanding during each period including, for all periods presented, shares and common stock equivalents issued in the twelve months prior to the initial public offering of the Company's common stock at prices below the initial offering price.

     Common stock equivalents also include outstanding options, warrants, and cumulative convertible preferred shares. Where anti-dilutive, cumulative convertible preferred shares, options and warrants have been excluded from the computations and net loss has been adjusted for imputed dividends on the convertible preferred stock (see Note 9).

     Effective July 31, 1992, the Company reduced the exercise price of 95,143 options outstanding from $3.11 to $1.75 (see Note 9). Because these options had been issued in the twelve months prior to the Company's initial public offering, earnings per share have been restated to reflect the reduction in the exercise price.

     Contract rights - These rights represent a contract to install and operate interactive video at major airports in the greater New York City area. The rights were acquired through the purchase of the stock of TouchTel, Inc. in December 1992 (see Note 11).

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Liquidity

     The Company's inability to generate significant revenues to finance operations has resulted in net losses and negative cash flows from operations as shown in the accompanying financial statements. These conditions have significantly weakened the Company's financial position and raise substantial doubt about the Company's ability to continue as a going concern.

     Since December 31, 1992, the Company has addressed these concerns by obtaining net proceeds of approximately $439,000 from the exercise of outstanding warrants in a special price reduction period from February 17, 1993, through June 28, 1993, during which time outstanding warrants to purchase one share of common stock were exercisable at $1.75 and approximately $3,217,000 from a secondary offering of common stock and warrants to purchase common stock in November 1993. Proceeds from the warrant offering and stock offering were utilized to pay down the short-term loans in the amount of $450,000 in 1993.

     The Company executed a joint marketing agreement with a national advertising agency (TDI), in 1993, to enhance the marketing and sales of advertising on the Company's systems. TDI terminated the agreement in April 1994. No significant revenues were generated as a result of the agreement and the termination did not have a material effect on the Company's results of operations. Also during 1994, the Company entered into a letter of intent for the merger of MetroVision with and into another entity. This merger was subsequently terminated in January 1995. The Company continues to pursue ongoing exploration of strategic corporate and marketing alliances.

     During 1994, the Company began working with the New Jersey Transit Authority (NJT) to install, under contract, its video cable network in certain terminals. In 1995, the Company executed a contract with NJT to install its video network in all NJT terminals. The contract is for approximately $2,900,000 over an estimated three-year period. Purchase orders received during 1994 amounted to approximately $100,000. In 1995, purchase orders for approximately $1,162,000 were received related to this project for installation of video systems in twenty-two additional terminals.

     The ability of the Company to continue in existence depends upon whether the Company is able to significantly increase revenues through the contract sale of system installations and/or advertising, or enter into other strategic corporate or marketing alliances.

     The Company anticipates that, based on its currently proposed plans and assumptions relating to its operations, that cash flow from advertising revenues and installation contract revenues will be sufficient to satisfy its anticipated cash requirements for 1996. However, if the Company enters into significant additional network installation contracts, its currently proposed plans change or its assumptions prove to be inaccurate, the Company may be required to seek additional financing. Furthermore, implementation of expansion programs beyond the Company's currently proposed expansion will require additional resources not otherwise available to the Company. In addition, unless the Company is able to significantly increase revenues through the sale of systems or advertising or enter into strategic corporate or marketing alliances, the Company will require additional financing. The Company has not identified any potential sources of debt or equity financing and there can be no assurance that the Company will be able to obtain additional financing if and when needed or that, if available, financing will be on terms acceptable to the Company. Furthermore, the results of these matters cannot be predicted, and there is no assurance, therefore, that the Company will continue in existence. The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3 - System contracts

     The Company has installed equipment pursuant to contractual agreements in public mass transit systems, airports, and a public park. These agreements range from five to seven years, generally have renewal options, and expire at various dates in years 1995 through 2000. Some agreements are on a month to month basis. One agreement has a 30-day termination clause; whereby, if terminated, the transit authority must reimburse the Company for undepreciated costs incurred in the installation of the system. The contracts provide for payment in the form of sponsor commissions ranging from 8% to 50% of net advertising revenue and certain of these contracts provided for minimum guaranteed commissions. Future commissions guaranteed as of December 31, 1995, are as follows:

     1996                                                       $  44,900
                                                                =========

Note 4 - Borrowing arrangements

     The Company's borrowing arrangements are summarized as follows:

                                                                  December 31,
                                                               -----------------
                                                                 1994      1995
                                                               -------   -------
Note payable to a bank, due August 1, 1994; interest
  payable monthly at an annual rate of 8%.(a)                  $76,000   $76,000

Obligation payable to stockholder in monthly installments
  of $5,000 through December 1994.(a)                           20,000    20,000
                                                               -------   -------
                                                                96,000    96,000
Less - Current portion                                          96,000    96,000
                                                               -------   -------

                                                               $  --     $  --
                                                               =======   =======

     (a) Obligations incurred in connection with purchase of contract rights on December 10, 1992 (see Note 11).

     Interest paid aggregated $34,612, $9,925 and $7,927 for 1993, 1994 and 1995, respectively.

     At December 31, 1995, the Company was in default on their outstanding borrowing arrangements.

Note 5 - Operating leases

     The Company leases certain of its office facilities and equipment under cancelable and noncancelable agreements expiring at various dates through 2000. Rental expense charged to operations was $143,441, $142,910 and $93,113 for 1993, 1994 and 1995, respectively.

     The future minimum rental commitments as of December 31, 1995, for noncancelable operating leases, are as follows:

     1996                                                        $ 30,250
     1997                                                          30,250
     1998                                                          10,850
     1999                                                             500
     2000                                                             500
                                                                 --------

                                                                 $ 72,350
                                                                 ========

Note 6 - License agreement

     The Company entered into a software license agreement for certain software utilized in its operations commencing on November 1, 1992, and terminating on December 31, 1996. The agreement is automatically extended for successive one-year terms thereafter, unless either party gives 90 days' notice prior to the expiration of any term its intention not to renew. Concurrent with the execution of this agreement the Company paid a $150,000 license fee which is being amortized over the term of the agreement. While the Company believes that alternative software is currently available on satisfactory terms, future termination of the Target Vision license, in the absence of readily available software, would have a material adverse effect on the Company.

     Licensing fees paid under this agreement aggregated $93,000, $115,600 and $126,600 for 1993, 1994 and 1995, respectively. Future minimum fees in 1996 are $120,000.

     Fees payable under the agreement are based upon the number of monitors in service at the rate of $1,200 per monitor, per year.

Note 7 - Income taxes

     As of January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." This statement requires use of the liability method, which records deferred income tax expense and benefits for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The effect of adopting SFAS No. 109 in 1993 was not material to operating results or financial position.

     As of December 31, 1994 and 1995, the Company has cumulative operating loss carryforwards of approximately $8,320,000 and $9,030,000, respectively, for Federal income tax purposes available to offset future taxable income through 2010. Of this amount, approximately $710,000 is attributable to 1995, $1,670,000 is attributable to 1994 and $1,570,000 is attributable to 1993. Due to a change in ownership as a result of the recapitalization in November 1993, the utilization of the preownership change losses of approximately $6,400,000 are subject to a cumulative annual limitation of approximately $150,000.

     Deferred tax assets and liabilities are comprised of the following:

                                                             December 31
                                                     ---------------------------
                                                        1994           1995
                                                     -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards                   $ 1,917,000    $ 2,042,000
  Accrual accounting for book purposes, cash basis
    reporting for tax purposes                           127,000        151,000
  Installation assets                                     80,000        123,000
  Covenants                                                5,000          5,000
                                                     -----------    -----------

                                                       2,129,000      2,321,000
Valuation allowance                                   (1,934,000)    (2,072,000)
                                                     -----------    -----------
                                                         195,000        249,000
                                                     -----------    -----------
Deferred tax liabilities:
  Depreciation                                          (128,000)      (135,000)
  Accrual accounting for book purposes, cash basis
    reporting for tax purposes                           (67,000)      (114,000)
                                                     -----------    -----------
                                                        (195,000)      (249,000)
                                                     -----------    -----------

                                                     $      --      $      --
                                                     ===========    ===========

     The following summarizes the change in the valuation allowance during 1993, 1994 and 1995:

                                         1993           1994           1995
                                      -----------    -----------    -----------
Valuation allowance at January 1      $ 1,085,000    $ 1,458,000    $ 1,934,000
Valuation allowance at December 31      1,458,000      1,934,000      2,072,000
                                      -----------    -----------    -----------

Increase in valuation allowance       $  (373,000)   $  (476,000)   $  (138,000)
                                      ===========    ===========    ===========

     Because of the Company's valuation allowance recorded in 1993, 1994 and 1995, there is no provision for Federal income taxes in any of the years presented.

Note 8 - Warrants

     The Company issued 1,000,000 redeemable warrants each to purchase one share of common stock in connection with the Company's initial public offering in December 1991. The number of shares issuable upon exercise of the warrants and the exercise price are subject to adjustment based upon certain stock transactions as defined in the warrant agreement. The warrants could be redeemed by the Company at any time after June 17, 1992, at $.25 per warrant subject to certain market conditions. The warrants expired December 19, 1994.

     As of December 31, 1992 and 1993, the warrants were exercisable at $5.00 per share (the initial public offering price) subject to certain adjustments. However, the Company offered these warrants at a reduced exercise price of $1.75 from February 17, 1993, to June 28, 1993. A total of 278,348 warrants were exercised providing net proceeds of $439,000 during the period.

     Also in connection with the public offering, the Company issued warrants to the underwriters (as adjusted for anti-dilution provisions) to purchase up to 337,838 units (each unit consisting of one share of common stock at an exercise price of $.74 per unit and one warrant to purchase a share of stock at $1.48 as noted above). The exercise price of these warrants was equal to or greater than the fair market value of the common stock at the measurement date. The underwriters warrants are exercisable during the three year period commencing December 17, 1993. None of these warrants have been exercised.

     In connection with the issuance of bridge loans in 1993, the Company has granted certain stockholders an additional 220,000 warrants to purchase one share of common stock at an exercise price of $2.00 or $.83, which was not less than the fair market value of the common stock at the date the warrants were issued. As part of a secondary offering in November 1993, the Company sold 800,000 Class B Redeemable warrants each to purchase one share of .001 par value common stock at a price of $.20 from May 1994 until November 1996. During 1994, 6,150 of these warrants were exercised. Beginning in May 1994, these warrants are redeemable at $.05 per warrant under certain circumstances.

     In connection with the November 1993 offering, as compensation for services, the underwriters were issued warrants to purchase 80,000 units at $6.00 per unit. Each unit consists of six shares of common stock and a warrant to purchase an additional share of stock for $.20. None of the warrants have been exercised.

Note 9 -Stock transactions

     The Company has authorized capital of 10,000,000 shares of $.001 par value common stock; 720,000 shares of $.001 par value 5% preferred stock; and 1,280,000 shares of $.001 par value preferred stock undesignated, as of December 31, 1994 and 1995. The Company has issued 6,947,524 and 6,987,846 of $.001 par value common stock at December 31, 1994 and 1995, respectively; 658,895 and 648,535 of $.001 par value preferred stock; 5% Series A at December 31, 1994 and 1995, respectively, with a liquidation value of approximately $3,663,000 and $3,606,000 at December 31, 1994 and 1995, respectively, and no shares issued of the $.001 par value preferred stock, undesignated, at December 31, 1994 and 1995.


     Each share of the Company's 5% Series A preferred stock has a liquidation preference of $5.56 per share, plus accrued but unpaid dividends. The dividends were accumulated from the first anniversary of the Company's initial public offering on December 17, 1992. In 1994 and 1995, 61,105 and 10,360 shares, respectively, of the 5% Series A preferred stock were converted to an equal number of common shares. In connection with these conversions, cumulative dividends of $27,531 and $7,803 in 1994 and 1995, respectively, were paid to the stockholders. At December 31, 1994 and 1995, dividends in arrears on the 5% Series A preferred stock were $366,800 or $.56 per share and $542,000 or $.84 per share, respectively. The stock is senior to all preferred stock and is convertible at the option of the holder at any time prior to redemption by the Company, subject to certain provisions at the rate of one share of preferred for one share of common stock, plus accrued and unpaid dividends. All accrued dividends must be paid in cash at the time of conversion. The holders are entitled to vote on a converted basis, together with the holders of the common stock in all matters in which holders of common stock are entitled to vote. This security is a common stock equivalent.


     In November 1993, the Company completed a secondary offering of common stock and warrants (see Note 8). In connection with the offering, 4,800,000 shares of common stock, providing net proceeds of $3,217,270, were issued.

     In April 1995, 29,962 shares of common stock were issued to a national advertising agency in settlement of services rendered. The services were valued at $11,236 and were accrued in 1994.

     The Company's Stock Option Plan (the Plan) provides for the grant of qualified and non-qualified stock options to employees, consultants, and directors of the Company to purchase in the aggregate up to 450,000 shares of common stock. Under the Plan, the Company's Stock Option Committee has complete discretion to establish the terms and conditions of each option, subject to the plan provisions. The options may be exercised over a specified period not in excess of ten years from the date of grant. As of December 31, 1993 and 1994, non-qualified options have been granted to purchase 95,143 shares of common stock. The exercise price of other options outstanding was reduced to $.20 during 1995. The price of $.20 per share was equal to the fair market value of the common stock at the date of the price reduction.

Options outstanding under the above plan are as follows:

                                                Option Price       Shares
                                                  Per Share     Under Option
                                                ------------    ------------
Outstanding December 31, 1994                   $ 1.38 - 2.00      335,998
Options canceled during 1995                              .20      (32,998)
Options granted during 1995                               .20      115,000
                                                -------------      -------

Outstanding December 31, 1995                   $         .20      418,000
                                                =============      =======

     As of December 31, 1994 and 1995, outstanding options for 179,200 and 221,800 shares, respectively, were exercisable at prices ranging from $1.38 to $2.00 per share in 1994 and $.20 per share in 1995. None of the options have been exercised as of December 31, 1995. All options have been granted with an exercise price equal to the fair market value of the common stock on the date of the grant.

     In May 1993, the Board of Directors approved the Company's Non-Employee Directors Stock Option Plan. The Plan provides for the grant of non-qualified stock options to non-officer directors of the Company to purchase in the aggregate up to 50,000 shares of common stock.

     Options are granted under the plan according to a formula based upon attendance at Board of Directors meetings. Options are granted with an exercise price equal to the fair market value on the date of grant and may be exercised over a period not in excess of ten years from the date of grant. As of December 31, 1994 and 1995, 32,000 and 50,000 options, respectively, were outstanding and exercisable at prices ranging from $.16 to $.74 per share.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Statement establishes financial accounting and reporting standards for stock-based compensation and is effective for fiscal years beginning after December 15, 1995, or upon adoption of the Statement. The Company has not decided whether it will adopt the expense recognition provisions of the Statement or continue to use the expense recognition provisions of Accounting Principles Board Opinion No. 25.

Note 10 - Related party transactions

     In March 1993, the Company obtained $250,000 in short-term loans at 10% from certain stockholders. In May 1993, the Company extended the terms of $101,780 in principal amount of these loans and repaid the remainder with the net proceeds of warrants exercised during the warrant reduction period (see Note
8). In September 1993, the Company obtained an additional $200,000 in bridge loans from stockholders at an interest rate of 10%. These amounts were repaid with proceeds from the November 1993 stock offering. In connection with the issuance of March and September bridge loans the Company has granted certain stockholders 140,000 warrants to purchase one share of common stock at an exercise price of $2.00 and 80,000 warrants to purchase one share of common stock at $.83. The market value of the common stock was equal to or less than the exercise price as stated in the warrants at the date they were issued.

Note 11 - Contract rights

     On December 10, 1992, the Company purchased the rights to a contract to install and operate interactive video at major airports in the greater New York City area. The rights were acquired through the purchase of the stock of TouchTel, Inc., which was an inactive company whose sole asset is the rights to the aforementioned contract which is between TouchTel, Inc. and the New York Port Authority. The contract can be canceled by the New York Port Authority without cause upon 30 days notice.

     During 1994, while the Company was negotiating a proposed merger, the installation at the airports described above was halted. Because of the protracted nature of the merger discussions, the Company has no funds available to continue the project. The Company is currently seeking a partner, or joint venture arrangement, to provide funds to complete the project, or identify a buyer for the rights and equipment included in the captions of contract rights and installations-in-process on the balance sheet. At December 31, 1994 and 1995, the Company wrote down the value of the contract rights and installations-in-process by $400,000 and $250,000, respectively, to their estimated net realizable value.

     The ultimate realization of these assets is dependent upon the Company obtaining funds to complete the project or obtaining a buyer for the contract rights and related equipment. However, there is no assurance that the Company will be successful in obtaining financing or a buyer for these assets. If the Company is not successful, then a further write-down of the assets may be required. Accordingly, no provision has been made in the financial statements for any additional write-down that may result from this uncertainty.

Note 12 - Subsequent events

     On March 21, 1996, the Company and the Chicago Transit Authority (CTA) mutually agreed to terminate operation of its video cable network. Management does not expect this event to have an adverse effect on the Company. The Company's anticipated 1996 revenues of approximately $60,000 relate to news services and is expected to be reallocated to other systems. The capitalized equipment related to this system is substantially depreciated and can be used by the Company in other networks. The total amount is not material to the financial statements at December 31, 1995.

Note 13-Subsequent Event (UNAUDITED)

     On October 21, 1996, MetroVision was notified that the contract between the Company and the New York Port Authority to install and operate interactive video at major airports in the greater New York City area would expire on November 8, 1996. Management has not determined the effect of the contract termination on the financial position or results of operations of the Company.

                       METROVISION OF NORTH AMERICA, INC.
                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                               December 31,   September 30,
                                                                   1995           1996
                                                               -----------    -----------
                                                                  (Note)      (Unaudited)
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                   $    97,125    $         0
   Accounts receivable, net of allowances                          441,955        167,088
   Prepaid expenses                                                 45,415          4,303
                                                               -----------    -----------
TOTAL CURRENT ASSETS                                               584,495        171,391

OPERATING EQUIPMENT
   Installations and equipment                                   3,550,257      3,259,467
   Installations-in-process                                        221,416         46,416
   Equipment and fixtures                                          195,378        197,953
                                                               -----------    -----------
                                                                 3,967,051      3,503,836
   Less: accumulated depreciation                               (2,223,742)    (2,469,353)
                                                               -----------    -----------
                                                                 1,743,309      1,034,483

OTHER ASSETS                                                        10,846         13,600
PREPAID SOFTWARE LICENSE                                            36,000          9,000
CONTRACT RIGHTS                                                    257,761              0
                                                               -----------    -----------
                                                                $2,632,411     $1,228,474
                                                               ===========    ===========

LIABILITIES and STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable-trade                                       $  182,545     $  137,027
   Accrued salaries and commissions                                133,284        149,154
   Deferred Income                                                 286,547        132,807
   Accrued expenses                                                 66,905         40,698
   Current portion of notes payable to stockholders                 96,000         76,000
   Loans to Officers and Directors                                       0         59,506
                                                               -----------    -----------
TOTAL CURRENT LIABILITIES                                          765,281        595,192

PREFERRED STOCK, 5% SERIES A                                           649            649
COMMON STOCKHOLDERS' EQUITY
    Common stock, Class A                                            6,987          6,987
   Capital in excess of par value                               13,385,979     13,385,979
   Retained deficit                                            (11,526,485)   (12,760,333)
                                                               -----------    -----------
TOTAL COMMON STOCKHOLDERS' EQUITY                                1,866,481        632,633
                                                               -----------    -----------
                                                                $2,632,411     $1,228,474
                                                               ===========    ===========

Note: The balance sheet at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. See notes to condensed consolidated financial statements.

                       METROVISION OF NORTH AMERICA, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)

                                                             Three Months Ended                 Nine Months Ended
                                                                September 30                      September 30
                                                          -------------------------        ----------------------------
                                                             1995            1996             1995              1996
                                                          ---------       ---------        ----------       -----------
GROSS REVENUES                                            $ 242,111       $ 172,591        $1,119,985       $   703,194

Less: agency commissions                                    (19,685)         (6,163)          (57,184)          (19,037)
                                                          ---------       ---------        ----------       -----------
NET REVENUES                                                222,426         166,428         1,062,801           684,157

OPERATING COSTS AND EXPENSES
   Cost of sales                                             75,307          62,356           485,610           285,744
   Selling, general, and administrative                     252,461         187,723           773,768           617,041
                                                          ---------       ---------        ----------       -----------
                                                            327,768         250,079         1,259,378           902,785
                                                          ---------       ---------        ----------       -----------
OPERATING LOSS BEFORE DEPRECIATION
   AND AMORTIZATION                                        (105,342)        (83,651)         (196,577)         (218,628)

   Depreciation and amortization                            161,500          75,000           484,500           398,000

   Write Down of Contract Rights
      and Installation Assets                                     0         607,761                 0           607,761
                                                          ---------       ---------        ----------       -----------
      LOSS FROM OPERATIONS                                 (266,842)       (766,412)         (681,077)       (1,224,389)

    Interest income                                             935             222             5,909               514
    Interest expense                                         (1,981)         (6,235)           (6,018)           (9,973)
                                                          ---------       ---------        ----------       -----------
NET LOSS                                                   (267,888)       (772,425)         (681,186)       (1,233,848)

Less: Preferred stock dividend requirements                  45,793          45,041           137,379           135,123
                                                          ---------       ---------        ----------       -----------
NET LOSS APPLICABLE TO COMMON STOCK                       $(313,681)      $(817,466)       $ (818,565)      $(1,368,971)
                                                          =========       =========        ==========       ===========
NET LOSS PER COMMON SHARE                                 $   (0.05)      $   (0.13)       $    (0.14)      $     (0.22)
                                                          =========       =========        ==========       ===========
WEIGHTED AVERAGE NUMBER OF SHARES                         6,073,829       6,194,965         5,964,440         6,299,083
                                                          =========       =========        ==========       ===========

           See notes to condensed consolidated financial statements.

                       METROVISION OF NORTH AMERICA, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                        Nine Months Ended
                                                                                          September 30,
                                                                                    ---------------------------
                                                                                       1995             1996
                                                                                    ---------       -----------
OPERATING ACTIVITIES
   Net loss                                                                         $(681,186)      $(1,233,848)
   Adjustments to reconcile net loss to  net cash used in operating activities:
     Provision for depreciation and amortization                                      484,500           398,000
     Write down of contract rights and installation assets                                  0           607,761
     Loss on sale of equipment                                                              0               611
     Changes in operating assets and liabilities:
        (Increase)/decrease in accounts receivable (net)                             (300,124)          274,867
        Decrease in prepaid expenses and other assets                                   7,604            38,358
        Increase/(decrease) in accounts payable and other accrued expenses            210,714          (209,595)
                                                                                    ---------       -----------
   NET CASH USED IN OPERATING ACTIVITIES                                             (278,492)         (123,846)
                                                                                    ---------       -----------

INVESTING ACTIVITIES
   Capital expenditures for operating equipment                                       (84,640)          (15,285)
   Proceeds from sale of equipment                                                          0             2,500
                                                                                    ---------       -----------
   NET CASH USED IN INVESTING ACTIVITIES                                              (84,640)          (12,785)
                                                                                    ---------       -----------

FINANCING ACTIVITIES
   Payments of Dividends                                                               (7,803)                0
   Proceeds from loans to officers and directors                                                         70,000
   Principal payments on loans to officers and directors                                    0           (10,494)
   Principal payments on notes to former stockholders                                       0           (20,000)
                                                                                    ---------       -----------
   NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES                                 (7,803)           39,506
                                                                                    ---------       -----------
                                                                                     (370,935)          (97,125)
Cash and cash equivalents at beginning of period                                      400,716            97,125
                                                                                    ---------       -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                          $  29,781       $         0
                                                                                    =========       ===========

           See notes to condensed consolidated financial statements.

                       METROVISION OF NORTH AMERICA, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

September 30, 1996

NOTE A--BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.


NOTE B--SUBSEQUENT EVENTS

On November 6, 1996, the Company received net proceeds of approximately $51,000 as a result of the exercise of outstanding redeemable common stock purchase warrants. In connection with the exercise of these warrants the company issued a total of 253,965 shares of it's common stock.

On October 23, 1996, an action was filed seeking a judgement against the company regarding a past due note of approximately $76,000 plus accrued interest and attorney fees. The Company is currently attempting to negotiate a settlement with the noteholder.


NOTE C--RELATED PARTY TRANSACTIONS

On July 10, 1996 certain officers and directors loaned the Company $25,000 at 10% interest per annum with principal and accrued interest due no later than November 1, 1996. In connection with this borrowing the Company issued to the lenders warrants to purchase 69,000 shares of common stock at an exercise price of $.15625 per share, which approximated its market price; therefore, no value was attributed to the warrants. As of November 13, 1996, the Company has not repaid these loans.

In September, 1996, certain officers and directors loaned the Company
$45,000 at 10% interest per annum with principal and accrued interest due no later than December 1, 1996. In connection with this borrowing the Company issued to the lenders warrants to purchase 132,200 shares of common stock at an exercise price of $.20 per share, which approximated its market price; therefore, no value was attributed to the warrants.


NOTE D--ASSET IMPAIRMENT

In the third quarter of 1996, the Company recorded a charge of $607,761 to reduce the carrying value of certain purchased contract rights, and installation equipment for the New York area airports and The Massachusetts Bay Transit Authority ("MBTA") project to their net realizable value. Pursuant to the notification by the Port Authority of it's intent to terminate the New York area airport contract and the Company's decision to halt construction of the MBTA installation related to litigation and the inability to generate significant revenues, the Company has recorded a charge to recognize the impairment in the value of these long lived assets.

                       YORK HANNOVER PHARMACEUTICALS, INC.

              FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND 1994

                                  TOGETHER WITH

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
York Hannover Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of YORK HANNOVER PHARMACEUTICALS, INC. (a Florida corporation) as of December 31, 1995 and 1994, and the related statements of income and stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of York Hannover Pharmaceuticals, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Nashville, Tennessee
August 14, 1996

                       YORK HANNOVER PHARMACEUTICALS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                     ASSETS                                1995         1994
-----------------------------------------------------  -----------  -----------

CURRENT ASSETS:
    Cash and cash equivalents                          $    15,916  $    15,001
    Marketable securities                                   67,823         --
    Accounts receivable, less allowance for doubtful
      accounts of $522,960 and $376,655, respectively      111,538      879,346
    Inventory and other                                       --        250,060
                                                       -----------  -----------
          Total current assets                             195,277    1,144,407
                                                       -----------  -----------

FURNITURE AND EQUIPMENT, at cost:                             --        251,026
    Less accumulated depreciation                             --        (82,171)
                                                       -----------  -----------
          Net furniture and equipment                         --        168,855
                                                       -----------  -----------

OTHER ASSETS:
    Investment in York Hannover Partnership                553,334         --
    Due from York Hannover Partnership                     105,468         --
    Due from related parties                               244,372         --
    Due from affiliates and other                             --         21,400
    Non-current deferred tax asset                         141,876         --
                                                       -----------  -----------
          Total other assets                             1,045,050       21,400
                                                       -----------  -----------
TOTAL ASSETS                                           $ 1,240,327  $ 1,334,662
                                                       ===========  ===========

     The accompanying notes to financial statements are an integral part of these balance sheets.

                       YORK HANNOVER PHARMACEUTICALS, INC.

                           DECEMBER 31, 1995 AND 1994

    LIABILITIES AND STOCKHOLDER'S DEFICIT                1995           1994
---------------------------------------------------  -----------    ------------
CURRENT LIABILITIES:
    Current portion of long-term debt                $   173,878    $   771,303
    Accounts payable                                        --          220,717
    Accrued expenses                                     213,863        118,094
                                                     -----------    -----------
          Total current liabilities                      387,741      1,110,114
                                                     -----------    -----------

LONG-TERM DEBT, less current portion                   2,179,877      1,923,878

DEFERRED REVENUE, net of accumulated
  amortization of $55,476                                876,524           --

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S DEFICIT:
    Common stock, $.10 par value, 10,000 shares
      authorized, 1,000 shares issued and outstanding        100            100
    Accumulated deficit                               (2,203,915)    (1,699,430)
                                                     -----------    -----------
TOTAL STOCKHOLDER'S DEFICIT                           (2,203,815)    (1,699,330)
                                                     -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT          $ 1,240,327    $ 1,334,662
                                                     ===========    ===========


     The accompanying notes to financial statements are an integral part of these balance sheets.

                       YORK HANNOVER PHARMACEUTICALS, INC.

                 STATEMENTS OF INCOME AND STOCKHOLDER'S DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                        1995            1994
                                                    -----------     -----------
REVENUES:
    Net patient revenues                            $ 2,672,878     $ 4,260,145
    Equity in earnings of York Hannover
       Partnership                                      103,696            --
    Other revenues                                      173,554            --
                                                    -----------     -----------
       Total revenues                                 2,950,128       4,260,145
                                                    -----------     -----------


EXPENSES:
    Cost of patient revenues                          1,391,588       2,396,158
    Salaries, wages and benefits                        502,152         705,121
    General and administrative                          314,994         202,984
    Management fees                                     488,500         180,000
    Provision for uncollectible accounts                240,582          40,380
    Depreciation and amortization                        45,075          82,171
    Interest expense                                    289,830         318,662
                                                    -----------     -----------
       Total expenses                                 3,272,721       3,925,476
                                                    -----------     -----------

NET INCOME (LOSS) BEFORE INCOME TAXES                  (322,593)        334,669

INCOME TAX PROVISION                                       --              --
                                                    -----------     -----------

NET INCOME (LOSS)                                      (322,593)        334,669

STOCKHOLDER'S DEFICIT, beginning of period           (1,699,430)     (2,034,099)

DISTRIBUTION TO STOCKHOLDER                            (181,892)           --
                                                    -----------     -----------

STOCKHOLDER'S DEFICIT, end of period                $(2,203,915)    $(1,699,430)
                                                    ===========     ===========


         The accompanying notes to financial statements are an integral part of these statements.

                       YORK HANNOVER PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
               (Increase (Decrease) in Cash and Cash Equivalents)

                                                             1995       1994
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                       $(322,593) $ 334,669
  Adjustments to reconcile net income (loss)
  to net cash used in operating activities:
    Depreciation and amortization                            45,075     82,171
    Amortization of deferred revenue                        (55,476)      --
    Equity in earnings of York Hannover Partnership        (103,696)      --
    Changes in assets and liabilities:
        Receivables, net                                    767,808   (554,369)
        Noncurrent deferred tax asset                      (141,876)      --
        Inventory and other                                 (62,674)   (51,783)
        Accounts payable                                   (220,717)   108,356
        Accrued expenses                                     95,769     67,740
                                                          ---------  ---------
    Net cash used in operating activities                     1,620    (13,216)
                                                          ---------  ---------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Non-compete agreement                                     932,000       --
  Loans to York Hannover Partnership                       (105,468)      --
  Loans to related parties                                 (244,372)      --
  Payments received on loans to affiliates                   21,400       --
  Purchases of marketable securities                        (67,823)      --
  Furniture and equipment, net                              (13,124)    (3,243)
                                                          ---------  ---------
    Net cash provided by (used in) investing activities     522,613     (3,243)
                                                          ---------  ---------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt borrowings          (771,303)   (17,882)
  Long-term debt borrowings                                 429,877       --
  Distribution to stockholder                              (181,892)      --
                                                          ---------  ---------
    Net cash used in financing activities                  (523,318)   (17,882)
                                                          ---------  ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            915    (34,341)

CASH AND CASH EQUIVALENTS, beginning of year                 15,001     49,342
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS, end of year                    $  15,916  $  15,001
                                                          =========  =========

SUPPLEMENTAL INFORMATION:
  Cash payments of interest expense                       $ 293,413  $ 270,391
                                                          =========  =========

       The accompanying notes to financial statements are an integral part of these statements.

                       YORK HANNOVER PHARMACEUTICALS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization

     The financial statements include the accounts of York Hannover Pharmaceuticals, Inc. ("the Company"), a wholly-owned subsidiary of Stockbridge Investment Partners, Inc. ("SIP"). The Company was purchased by SIP from Progressive Investments International, Inc. on December 17, 1993. Prior to August 1, 1995, the Company provided institutional pharmacy services, infusion therapy, urological, enteral and general medical supplies to licensed nursing facilities, hospitals, correction facilities and retirement facilities throughout the State of Florida. As discussed in
     Note 3, effective August 1, 1995, the Company formed a partnership ("York Hannover Partnership" or "the Partnership") with United Professional Companies, Inc. ("UPC") whereby the Company and UPC each contributed property and equipment, inventory and existing contracts with nursing facilities to provide services and products. The Company accounts for its 40% interest in the Partnership under the equity method of accounting. The Company provides certain billing services to the Partnership for which the Company receives 7.5% of amounts billed.

     The accompanying financial statements have been prepared on the accrual basis of accounting under the assumption that the Company will continue as a going concern. The Company experienced a loss from operations in 1995 and had negative stockholder's equity as of December 31, 1995. Management anticipates that it will be able to negotiate an extension of the maturity date of the Promissory note payable to National HealthCare L.P. ("NHCLP") (see Note 4). While management believes it will be able to accomplish such an extension, there can be no assurance that a successful extension will be completed. In the event that management's extension efforts are not successful, management believes that the Company will be able to generate sufficient cash to meet debt requirements and to finance ongoing operations through alternative sources of financing or through the sale of the Company's interest in the Partnership.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Operational Management

     Effective January 1, 1995, the operations of the Company are being managed by Lenox Healthcare, Inc. ("Lenox") for a management fee of $30,000 per month.

     During 1994 and through September 17, 1995, the Company paid management fees of $15,000 per month to Nutritional Support Services L.P. ("NSS"), a subsidiary of NHCLP. Accordingly, in 1995 and 1994, the Company paid $128,500 and $180,000, respectively, in management fees to NSS. The management agreement with NSS was terminated on September 17, 1995.

     Revenues

     Net patient revenues represent revenues generated prior to August 1, 1995 from the sale of institutional pharmacy services, infusion therapy, urological, enteral and general medical supplies to licensed nursing facilities, hospitals, correction facilities and retirement facilities throughout the State of Florida. Prior to August 1, 1995, the Company received payment for the sale of certain supplies to patients covered by Medicare and the Florida Medicaid programs. Revenues generated from patients covered by Medicare and the Florida Medicaid programs are based on reasonable charge reimbursement principles and are not subject to "cost" limitations. In the opinion of management, adequate provision has been made for any adjustments that may result from reviews by the Medicare and Medicaid programs. Approximately 84% of revenues in 1995 were to patients in nursing facilities owned by SIP.

     Marketable Securities

     Marketable securities approximate fair value based on quoted market prices. Management has classified the securities as available for sale.

     Inventory

     All inventories as of December 31, 1994 were priced at the lower of cost (on a first-in, first-out basis) or market.

     Furniture and Equipment

     Prior to August 1, 1995, the Company's furniture and equipment were depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives were from 3 to 10 years.

     Concentration of Credit Risks

     The Company's credit risks primarily relate to cash and cash equivalents and receivables. Cash and cash equivalents are primarily held in bank accounts. Receivables consist primarily of amounts due from patients in the state of Florida and from the Medicare and Florida Medicaid programs. The Company maintains allowances for uncollectible accounts on these receivables.

     Cash Equivalents

     Cash equivalents include highly liquid investments with an original maturity of less than three months.

2.   RELATED PARTIES

     Lenox, Pinellas Healthcare Investors, Inc. ("Pinellas") and Monterey Investments, Inc. ("Monterey") are related parties to the Company as the majority stockholders of these entities are also the majority stockholders of SIP. Net amounts due to or from related parties as of December 31, 1995 consist of the following:

                                                           December 31,
                                                               1995
                                                           -----------

      Due from York Hannover Partnership                    $ 105,468
                                                            =========
      Due from related parties - noncurrent:
         Pinellas Healthcare Investors, Inc.                $ 235,000
         Monterey Investments, Inc.                             9,372
                                                            ---------
                                                            $ 244,372
                                                            =========

     The Company's management believes that all amounts owed to the Company by related parties will be paid in full and that related receivables are realizable.

     See Note 1 for discussion of management fees paid to Lenox during 1995 and see Note 3 for discussion of the Company's relationship with York Hannover Partnership.

3.   INVESTMENT IN YORK HANNOVER PARTNERSHIP

     Effective August 1, 1995, the Company formed a partnership with UPC for the purpose of operating a business which provides institutional pharmacy, infusion therapy, third-party billing, medical equipment and supplies, respiratory therapy and other services. Pursuant to the terms of the partnership agreement, the Company contributed to the Partnership all of its furniture and equipment, inventory and existing contracts with nursing facilities to provide services and products. UPC also contributed certain property and equipment, inventory, cash and existing contracts to the Partnership. The total net book value of assets contributed by the Company was $449,638 as of the date of contribution. The Company's investment in the Partnership, as determined using the equity method, has increased to $553,334 as of December 31, 1995. The Company received a 40% interest in the Partnership and also received $932,000 for entering into a covenant not to compete. Cash proceeds of $750,000 from the covenant not to compete were used to reduce the promissory note payable to NHCLP as discussed in Note 4. The covenant not to compete is currently being amortized over the covenant life which is seven years.

     The Company and UPC will provide working capital funding to the Partnership, as required, in proportion to their respective ownership interests. During 1995, the Company loaned $80,000 to the Partnership for working capital purposes. The Company has a right to priority distributions of its share of Partnership net income limited to the lesser of $300,000 or the amount of annual interest expense due on the promissory note payable to NHCLP (see Note 4). Under the Partnership Agreement, the priority distributions are to be used for the sole purpose of paying interest due on the promissory note payable to NHCLP. The priority distributions are subject to the availability of Partnership cash. No distributions were made by the Partnership during 1995. The Company and UPC each provide certain management services to the Partnership. The Company provides certain billing services to the Partnership for which the Company receives 7.5% of amounts billed. As of December 31, 1995, the Partnership owes $25,468 to the Company primarily as a result of billing services. The Company has an option to sell its interest in the Partnership to UPC (the "Put Option") at fair market value at the Put Option exercise date. The Put Option can be exercised by the Company at any date subsequent to the termination of the Partnership and upon 180 days written notice to UPC. The Partnership has a minimum term of five years.


     The Company pledged its interest in the Partnership as collateral for the remaining balance due under the promissory note payable to NHCLP.

     The following unaudited pro forma income statement information for the Company is presented as though the Partnership had been entered into on January 1, 1995. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Partnership been consummated on January 1, 1995, nor are they necessarily indicative of future operating results.

                                                               Year Ended
                                                              December 31,
                                                                  1995
                                                            ---------------
                                                               Unaudited
                                                            ---------------

     Equity in earnings of York Hannover Partnership          $  266,012
     Other revenues                                              207,337
     Other expenses                                             (649,830)
                                                              ----------
     Net loss before income taxes                               (176,481)
     Income tax provision                                              -
                                                              ----------
     Net loss                                                 $ (176,481)
                                                              ==========

     Other revenues in the above unaudited pro forma income statement includes a full year of amortization revenue from the not to compete agreement and a full year of revenue from billing services provided to the Partnership. Other expenses includes management fees paid to Lenox and interest expense incurred by the Company during 1995.

     Summary financial statements of the Partnership as of and for the five months ended December 31, 1995 are as follows:

                                                                    December 31,
                            Balance Sheet                               1995
                                                                    -----------
      Accounts receivable                                           $ 1,142,412
      Inventory                                                         495,350
      Cash                                                              109,086
      Other current assets                                               19,069
      Net property, plant and equipment                                 589,726
                                                                    -----------
         Total assets                                               $ 2,355,643
                                                                    ===========

      Working capital loans - due to the Company and UPC            $   200,000
      Accounts payable                                                  243,657
      Due to the Company                                                 25,468
      Due to UPC                                                         40,431
      Accrued expenses                                                   87,869
      Current portion of promissory note payable                         14,625
      Promissory note payable                                           360,254
      Partners' capital                                               1,383,339
                                                                    -----------
         Total liabilities and partners' capital                    $ 2,355,643
                                                                    ===========

                           Income Statement

      Revenues                                                      $ 2,563,354
      Cost of sales                                                  (1,348,470)
                                                                    -----------
      Gross profit                                                    1,214,884
      Expenses                                                         (955,643)
                                                                    -----------
         Net income                                                 $   259,241
                                                                    ===========

4.   LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1994 was composed of the following:

                                                             December 31,
                                                       ------------------------
                                                          1995          1994
                                                       ----------    ----------

     Promissory note payable to NHCLP                  $1,950,000    $2,500,000
     Line of credit promissory note payable to NHCLP      229,877             -
     Other notes - interest at 9% and principal due
       in equal monthly installments with remaining
       balance due on December 1, 1996                    173,878       195,181
                                                       ----------    ----------
                                                        2,353,755     2,695,181
     Less current portion                                (173,878)     (771,303)
                                                       ----------    ----------
                                                       $2,179,877    $1,923,878
                                                       ==========    ==========

     During 1993, the Company entered into a $2,500,000 promissory note ("the Promissory Note") with NHCLP. The Promissory Note was scheduled to mature on September 17, 1995. During 1995, the Promissory Note was restructured and the maturity date was extended to January 17, 1999 with certain incentives for the Company if the debt was prepaid on or before January of 1997. However, as a result of certain covenants included in the restructured Promissory Note, the Company's failure to pay the Promissory Note on or before January 17, 1997 will result in a default. As such, the Promissory Note is disclosed as due during 1997 in the schedule of the principal maturity of long-term debt. Interest accrues at 12% and is payable monthly with the entire principal due on January 17, 1997.

     During 1995, the Company entered into a line of credit promissory note ("the LOC Note") with NHCLP. The LOC Note matures on January 17, 1997. Interest accrues at 12% and is payable monthly with the entire principal due on January 17, 1997. No additional borrowings are available under the LOC Note.

     The Promissory Note and the LOC Note are secured by all of the assets of the Company, including the Company's interest in the Partnership, the personal guarantees of two stockholders of SIP, and certain assets of SIP and Monterey.

     All of the assets of the Company are pledged as collateral on a line of credit owed by SIP to NHCLP. The outstanding balance owed by SIP to NHCLP under this line of credit was $1,913,163 as of December 31, 1995.

     A schedule of the principal maturity of long-term debt for the years subsequent to December 31, 1995 is as follows:

               1996                                     $  173,878
               1997                                      2,179,877

5.   INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This statement requires that the asset and liability method be used in calculating the prepaid or deferred tax position of the Company. Accordingly, deferred or prepaid taxes are based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years the differences are expected to reverse. The net deferred tax assets, at 38% of the respective amount, as of December 31, 1995 and 1994 are as follows:

                                                         December 31,
                                                ---------------------------
                                                    1995            1994
                                                -----------     -----------
      Current Deferred Asset:
         Asset and Liability Accounts           $   196,790     $   113,731
         Less Valuation Allowance                  (196,790)       (113,731)
                                                -----------     -----------
                                                $         -     $         -
                                                ===========     ===========

      Non-Current Deferred Asset:
         Asset and Liability Accounts           $   329,836     $   115,714
         Net operating loss carryforwards                 -          45,555
                                                -----------     -----------
                                                    329,836         161,269
         Less Valuation Allowance                  (187,960)       (161,269)
                                                -----------     -----------
                                                $   141,876     $         -
                                                ===========     ===========

     In estimating the future tax consequences under SFAS 109, the Company considers expected future events and the existence of sufficient taxable income. Due to an operating loss in 1995, sufficient taxable income is not anticipated to utilize all of the deferred tax assets. Therefore, a valuation allowance has been recorded to fully reserve for the net current tax asset and to partially reserve for the net non-current tax asset.

     The current deferred asset primarily relates to accounts receivable reserves not deducted for tax purposes. The non-current deferred asset as of December 31, 1995 relates primarily to non-compete agreement revenue which is not yet recognized for financial reporting purposes.

     The Company uses the separate return method in determining the deferred and current tax benefit or expense and related valuation allowance to be recorded. Under the separate return method, the determination of the tax benefit or expense and related valuation allowance is based on what the Company's tax benefit or expense and related valuation allowance would have been had the Company filed a separate tax return.

6.   COMMITMENTS AND CONTINGENCIES

     During 1994 and through February 1, 1995, the Company assumed certain risks related to worker's compensation insurance claims of its employees. The Company is still liable for any worker's compensation claims which may have been incurred but not reported prior to February 1, 1995. In the opinion of management, no additional worker's compensation claims which were incurred prior to February 1, 1995 are expected to be filed. During March of 1995, the Company obtained a bond which will pay up to $250,000 of any future worker's compensation claims.

7.   EVENT SUBSEQUENT TO YEAR END (UNAUDITED)


     On May 10, 1996, SIP and the Company entered into a merger agreement with MetroVision of North America, Inc. ("MetroVision"). MetroVision owns and operates a video cable network for the mass transit industry, under contracts ranging from five to seven years, for the purpose of providing information and selling advertising. In addition, MetroVision installs, under contract, video equipment in certain mass transit locations.


     Under the terms of the merger agreement, the Company will distribute all of its assets and liabilities to SIP prior to the merger except for its 40% interest in the Partnership and its outstanding debt under the NHCLP Promissory Note and related accrued interest. Pursuant to the agreement, SIP will exchange all outstanding common stock of the Company with MetroVision for 4,000,000 newly issued registered shares of MetroVision. As a condition of the merger, MetroVision will complete a 4.6 to 1 reverse split of its common stock, reducing the number of MetroVision shares outstanding on a post merger basis. SIP will also be granted warrants to purchase 1,500,000 shares of common stock in the post merger MetroVision. The Company anticipates that the merger will be completed during April 1997.

                       YORK HANNOVER PHARMACEUTICALS, INC.
                         UNAUDITED FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEET

                                                  September 30,
                                                      1996
                                                  -------------
                                                   (Unaudited)
ASSETS

CURRENT ASSETS

   Cash and cash equivalents                       $   55,129
   Accounts receivable                                  3,263
   Marketable Securities                              436,012
                                                   ----------
TOTAL CURRENT ASSETS                                  494,404

OTHER ASSETS
   Investment in York Hannover Partnership            656,089
   Due from York Hannover Partnership                  97,409
   Due from related parties                           245,266
   Non-current deferred tax asset                     141,876
                                                   ----------
TOTAL OTHER ASSETS                                  1,140,640
                                                   ----------
TOTAL ASSETS                                       $1,635,044
                                                   ==========

LIABILITIES and STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable                                $  260,270
   Accrued expenses                                   395,521
   Short-term debt                                  2,106,609
   Due to Affiliates                                  367,457
                                                   ----------
TOTAL CURRENT LIABILITIES                           3,129,857

LONG-TERM DEBT, less current portion                        0

DEFERRED REVENUE                                      776,667

STOCKHOLDER'S EQUITY
   Common stock                                           100
   Accumulated deficit                             (2,271,580)
                                                   ----------
TOTAL COMMON STOCKHOLDERS' EQUITY                  (2,271,480)
                                                   ----------
                                                   $1,635,044
                                                   ==========

                      YORK HANNOVER PHARMACEUTICALS, INC.

            CONDENSED STATEMENTS OF INCOME AND STOCKHOLDER'S DEFICIT

                                  (Unaudited)

                                                             Three Months Ended               Nine Months Ended
                                                                September 30                    September 30
                                                          -----------------------        -------------------------
                                                            1995            1996            1995             1996
                                                          --------        -------        ----------        -------
Net patient revenues                                      $302,604        $     0        $2,673,311        $     0

Other revenue, including equity in earnings
  of York Hannover Partnership                              86,659        135,723            86,659        398,521
                                                          --------        -------        ----------        -------
NET REVENUES                                               389,263        135,723         2,759,970        398,521

OPERATING COSTS AND EXPENSES
   Cost of patient revenues                                153,562              0         1,374,772              0
   Selling, general, and administrative                    423,678         19,852         1,362,411        251,743
   Depreciation and amortization                             6,923              0            45,075              0
    Interest expense                                       (65,685)       (74,620)         (227,298)      (214,442)
                                                          --------        -------        ----------        -------
TOTAL EXPENSES                                             649,848         94,472         3,009,556        466,185
                                                          --------        -------        ----------        -------

NET INCOME (LOSS)                                         (260,585)        41,251          (249,586)       (67,664)

STOCKHOLDER'S DEFICIT, BEGINNING OF
    PERIOD                                              (1,688,431)   (2,312,830)        (1,699,430)    (2,203,915)
                                                       -----------   -----------        -----------     ----------
STOCKHOLDER'S DEFICIT, END OF PERIOD                   $(1,949,016)  $(2,271,579)       $(1,949,016)   $(2,271,579)
                                                       ===========   ===========        ===========    ===========



                  See notes to condensed financial statements.

                      YORK HANNOVER PHARMACEUTICALS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (Unaudited)

                                                                                        Nine Months Ended
                                                                                          September 30,
                                                                                    -------------------------
                                                                                       1995            1996
                                                                                    ---------        --------
OPERATING ACTIVITIES
   Net loss                                                                         $(249,586)       $(67,665)
   Adjustments to reconcile net loss to net cash provided by operating activities:
     Provision for depreciation                                                        45,075               0
     Amortization of deferred revenue                                                 (22,190)        (99,858)
     Equity in earnings of York Hannover Partnership                                  (47,398)       (232,755)
       Changes in operating assets and liabilities:
         Decrease in accounts receivable (net)                                        527,135         108,275
         Decrease in inventory and other assets                                        62,674           8,059
         Increase/(decrease) in accounts payable and other accrued expenses          (272,305)        441,929
                                                                                    ---------        --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                          43,405         157,985
                                                                                    ---------        --------

 INVESTING ACTIVITIES
    Proceeds from Non compete agreement                                               932,000               0
    Proceeds from Priority Distributions                                                    0         130,000
    Proceeds from repayment of loans from Affiliates                                    1,400               0
    Loans to related parties                                                         (103,339)           (894)
    Purchases of Marketable Securities                                                (67,823)           (732)
    Capital expenditures for Furniture and Equipment                                  (13,124)              0
                                                                                    ---------        --------
    NET CASH PROVIDED BY INVESTING ACTIVITIES                                         749,114         128,374
                                                                                    ---------        --------

 FINANCING ACTIVITIES
    Principal Payments on Long-Term Debt Borrowings                                  (767,762)              0
    Principal Payments on Short-Term Debt Borrowings                                        0        (247,146)
                                                                                    ---------        --------
    NET CASH USED IN FINANCING ACTIVITIES                                            (767,762)       (247,146)
                                                                                    ---------        --------
                                                                                       24,757          39,213
 Cash and cash equivalents at beginning of period                                      15,001          15,916
                                                                                    ---------        --------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $  39,758        $ 55,129
                                                                                    =========        ========
SUPPLEMENTAL INFORMATION:
    Cash paid for interest                                                          $ 218,060        $ 32,783
                                                                                     ========        ========
                  See notes to condensed financial statements.

                      YORK HANNOVER PHARMACEUTICALS, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

September 30, 1996

NOTE A--BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the condensed financial statements and footnotes thereto included in York Hannover's audited financial statements for the year ended December 31, 1995.


NOTE B--CHANGE IN YORK HANNOVER'S OPERATIONS

The financial statements for the three month and nine month periods ended September 30, 1995 reflect York Hannover's former business of dispensing prescription and non-prescription medications and providing infusion therapy, medical supplies and enteral and urological products primarily to long term care nursing facilities. On August 1, 1995 York Hannover's operations ceased when it contributed its operating assets to York Hannover Partnership, a joint venture formed with United Professional Companies, Inc., a subsidiary of United Health Inc. The financial statements for the three and nine month periods ended September 30, 1996 are consistent with the change in the nature of the operations and associated revenue sources.


NOTE C--SHORT TERM DEBT

Short term debt at September 30, 1996 was composed of the following:


                                                   September 30,
                                                       1996
                                                    ----------
Promissory note payable                             $1,950,000
Notes payable to former shareholders                   156,609
                                                    ----------
Total short-term debt                               $2,106,609

As of December 31, 1995, York Hannover's promissory note payable and line of credit promissory note payable to National HealthCare L.P. were classified as long-term debt. However, since the National HealthCare L.P. debt matures in September, 1997 it has been reclassified to short-term debt.


NOTE D--INVESTMENT IN YORK HANNOVER PARTNERSHIP

Effective August 1, 1995, York Hannover formed a partnership with United Professional Companies, Inc. for the purpose of operating a business which provides institutional pharmacy, infusion therapy, third party billing, medical equipment and supplies and other services. Pursuant to the terms of the partnership agreement, York Hannover contributed to the partnership all of its furniture and equipment, inventory and existing contracts with nursing facilities to provide services and products. York Hannover's 40% interest in the Partnership is recorded using the equity method of accounting.


NOTE E--AMOUNTS DUE FROM RELATED PARTIES

Pinellas Healthcare Investors, Inc. and Monterey Investments, Inc. are related parties to York Hannover as the majority shareholders of these entities are also the majority shareholders of York Hannover. Net amounts due from related parties as of September 30, 1996 consist of the following:


                                                      September 30,
                                                         1996
                                                       --------
Due from York Hannover Partnership                      $97,409
                                                       --------
Due from related parties - noncurrent:
    Pinellas HealthCare Investors, Inc.                 235,000
    Monterey Investments, Inc.                           10,266
                                                       --------
                                                       $245,266


York Hannover's management believes all monies due by related parties will be paid in full and that all related receivables are realizable.


NOTE F--RELATED PARTY TRANSACTIONS

On September 25, 1996 Stockbridge Investment Partners, Inc., parent company to York Hannover, transferred 59,386 shares of Star Multi Care Services, Inc. common stock to the company valued at approximately $367,000.

NOTE G--MERGER AGREEMENT

On May 10, 1996, York Hannover entered into a merger agreement with MetroVision of North America, Inc. ("MetroVision"). MetroVision owns and operates a video cable network for the mass transit industry, under contracts ranging from five to seven years, for the purpose of providing information and selling advertising. In addition, MetroVision installs, under contract, video equipment in certain mass transit locations.

Under the terms of the merger agreement, the Company will distribute all of its assets and liabilities to Stockbridge Investment Partners, Inc. prior to the merger except for its 40% interest in the Partnership and its outstanding debt under the NHCLP Promissory Note and related accrued interest. Pursuant to the agreement, Stockbridge will exchange all outstanding common stock of the Company with MetroVision for 4,000,000 newly issued registered shares of MetroVision. As a condition of the merger, MetroVision will complete a 4.6 to 1 reverse split of its common stock, reducing the number of MetroVision shares outstanding on a post merger basis. Stockbridge will also be granted warrants to purchase 1,500,000 shares of common stock in the post merger MetroVision.

The following unaudited pro forma balance sheet information for the Company is presented as though the merger with MetroVision had been consummated on September 30, 1996. The unaudited pro forma information is presented for informational purposes only.

                                  Balance Sheet
                                                               September 30,
                                                                   1996
                                                              -------------
                                                                Unaudited
                                                              -------------
                                     Assets
Current assets .............................................   $  171,000
Property and equipment, net ................................    1,005,000
Other assets ...............................................      675,000
                                                               ----------
   Total assets ............................................    1,851,000
                                                               ==========
                      Liabilities and Stockholder's Equity
Current liabilities, excluding short-term debt .............      690,000
Short-term debt ............................................    2,085,000
Preferred stock ............................................        1,000
Total common stockholder's equity ..........................     (925,000)
                                                               -----------
   Total common liabilities and stockholder's equity .......   $1,851,000
                                                               ==========


NOTE H--SUBSEQUENT EVENTS

On January 24, 1997, York Hannover Pharmaceuticals and National HealthCare L.P. entered into an agreement to extend the maturity date of the promissory note payable in the amount of $1,950,000 to September 30, 1997.

Subsequent to September 30, 1996 and through January 31, 1997 York Hannover Pharmaceuticals has received additional priority distributions from the Partnership amounting to $170,000.

                            YORK HANNOVER PARTNERSHIP



                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995

                                  TOGETHER WITH

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
York Hannover Partnership:

We have audited the accompanying balance sheet of YORK HANNOVER PARTNERSHIP (a Wisconsin general partnership) as of December 31, 1995, and the related statements of income, partners' capital, and cash flows for the five month period then ended. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of York Hannover Partnership as of December 31, 1995, and the results of its operations and its cash flows for the five month period then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Nashville, Tennessee
August 14, 1996

                            YORK HANNOVER PARTNERSHIP



                                  BALANCE SHEET

                                DECEMBER 31, 1995



                                     ASSETS


CURRENT ASSETS:

    Cash and cash equivalents                                     $   109,086
    Accounts receivable, less allowance for doubtful
       accounts of $60,070                                          1,142,412
    Inventory                                                         495,350
    Other current assets                                               19,069
                                                                  -----------
          Total current assets                                      1,765,917
                                                                  -----------


PROPERTY AND EQUIPMENT:
    Furniture and equipment                                           231,203
    Construction in progress                                          389,879
                                                                  -----------
                                                                      621,082
    Accumulated depreciation                                          (31,356)
                                                                  -----------
          Property and equipment, net                                 589,726
                                                                  -----------
          Total assets                                            $ 2,355,643
                                                                  ===========



       The accompanying notes to financial statements are an integral part of this balance sheet.

                            YORK HANNOVER PARTNERSHIP

                                DECEMBER 31, 1995



                        LIABILITIES AND PARTNERS' CAPITAL


CURRENT LIABILITIES:

    Working capital note payable to
       York Hannover Pharmaceuticals, Inc.                            $   80,000
    Working capital note payable to
       United Professional Companies, Inc.                               120,000
    Accounts payable                                                     243,657
    Accrued expenses                                                      87,869
    Due to York Hannover Pharmaceuticals, Inc.                            25,468
    Due to United Professional Companies, Inc.                            40,431
    Current portion of promissory note
        payable to United Health, Inc.                                    14,625
                                                                      ----------
          Total current liabilities                                      612,050
                                                                      ----------
PROMISSORY NOTE PAYABLE TO UNITED HEALTH, INC                            360,254

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL                                                      1,383,339
                                                                      ----------
          Total liabilities and partners' capital                     $2,355,643
                                                                      ==========




       The accompanying notes to financial statements are an integral part of this balance sheet.

                            YORK HANNOVER PARTNERSHIP


                               STATEMENT OF INCOME

                FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 1995



REVENUES                                                            $ 2,563,354

COST OF SALES                                                        (1,348,470)
                                                                    -----------
       Gross margin                                                   1,214,884
                                                                    -----------
EXPENSES:
    Salaries, wages and benefits                                        479,244
    General and administrative                                          281,971
    Management fees                                                     102,535
    Provision for uncollectible accounts                                 60,537
    Depreciation                                                         31,356
                                                                    -----------
       Total expenses                                                   955,643
                                                                    -----------
NET INCOME                                                          $   259,241
                                                                    ===========


         The accompanying notes to financial statements are an integral part of this statement.

                            YORK HANNOVER PARTNERSHIP


                         STATEMENT OF PARTNERS' CAPITAL

                FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 1995




                                               York Hannover        United Professional
                                           Pharmaceuticals, Inc.      Companies, Inc.            Total
                                           ---------------------    -------------------          -----

BALANCE, August 1, 1995                     $              --       $              --      $              --

       Capital contributions                          449,638                 674,460              1,124,098
       Net income                                     103,696                 155,545                259,241
                                            -----------------       -----------------      -----------------

BALANCE, December 31, 1995                  $         553,334       $         830,005      $       1,383,339
                                            =================       =================      =================





         The accompanying notes to financial statements are an integral part of this statement.

                            YORK HANNOVER PARTNERSHIP

                             STATEMENT OF CASH FLOWS

                FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 1995



CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                   $   259,241
       Adjustments to reconcile net income to net cash used
         in operating activities:
              Depreciation                                               31,356
              Changes in assets and liabilities:
                    Accounts receivable, net                         (1,142,412)
                    Inventory and other assets                          (73,313)
                    Accounts payable                                    243,657
                    Accrued expenses                                     87,869
                    Due to partners                                      65,899
                                                                    -----------
                        Net cash used in operating activities          (527,703)
                                                                    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Additions to property and equipment, net                        (446,987)
                                                                    -----------
                        Net cash used in investing activities          (446,987)
                                                                    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Capital contributions                                            508,897
       Long-term debt borrowings                                        374,879
       Short-term debt borrowings                                       200,000
                                                                    -----------
                        Net cash provided by
                           financing activities                       1,083,776
                                                                    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                               109,086

CASH AND CASH EQUIVALENTS, beginning of period                             --
                                                                    -----------
CASH AND CASH EQUIVALENTS, end of period                            $   109,086
                                                                    ===========
SUPPLEMENTAL INFORMATION:
       Non-cash capital contributions                               $   615,201
                                                                    ===========




         The accompanying notes to financial statements are an integral part of this statement.

                            YORK HANNOVER PARTNERSHIP


                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization

      The financial statements include the accounts of York Hannover Partnership ("the Partnership") formed for the purpose of providing institutional pharmacy services, infusion therapy, urological, enteral and general medical supplies to licensed nursing facilities, hospitals, correction facilities and retirement facilities throughout the State of Florida.

      The Partnership commenced operations August 1, 1995, upon formation of the Partnership by and between York Hannover Pharmaceuticals, Inc. ("YHPI"), a wholly-owned subsidiary of Stockbridge Investment Partners, Inc. ("SIP"), and United Professional Companies, Inc. ("UPC"), a wholly-owned subsidiary of United Health, Inc. ("UHI"). Pursuant to the terms of the Partnership agreement, YHPI contributed to the Partnership assets with a total net book value of $449,638 as of the date of the contribution. Those assets included $302,424 of inventory. Other assets contributed by YHPI consisted primarily of furniture and equipment. UPC contributed assets with a total net book value of $674,460 as of the date of the contribution. Those assets included $508,897 of cash. The remainder of assets contributed by UPC consisted primarily of inventory and property and equipment. In exchange for these contributions, YHPI received a 40% general partnership interest and UPC a 60% general partnership interest in the Partnership. The Partnership has a minimum term of five years.

      Earnings and losses are allocated based on general partnership interests. Under the terms of the Partnership agreement, YHPI has a right to priority distributions of its share of Partnership net income limited to the lesser of $300,000 or the amount of annual interest expense due on certain debt owed by YHPI. After reaching the maximum priority distribution to YHPI, then UPC receives distributions up to an amount representing an equality of the ownership percentages. Then, additional distributions would be made to YHPI and UPC in proportion to each partners' respective ownership interest. All distributions, including the priority distributions, are subject to the availability of Partnership cash. No distributions were made by the Partnership during 1995.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Operational Management

      The operations of the Partnership are managed by UPC for a maximum management fee of 4% of net revenues. YHPI and UPC also provide certain billing services to the Partnership for which they receive 7.5% of amounts billed.

      Revenues

      Health care revenues represent revenues generated from the sale of institutional pharmacy services, infusion therapy, urological, enteral and general medical supplies to licensed nursing facilities, hospitals, correction facilities and retirement facilities throughout the State of Florida. The Partnership receives payment for the sale of certain supplies to patients covered by Medicare and the Florida Medicaid programs. Revenues generated from patients covered by Medicare and the Florida Medicaid programs are based on reasonable charge reimbursement principles and are not subject to "cost" limitations. In the opinion of management, adequate provision has been made for any adjustments that may result from reviews by the Medicare and Medicaid programs.

      Approximately 29% and 23% of 1995 revenues were to patients in nursing facilities owned by SIP and UHI, respectively.

      Inventory

      All inventories as of December 31, 1995 were priced at the lower of cost (on a first-in, first-out basis) or market.

      Property and Equipment

      The Partnership's furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives range from 3 to 10 years.

      Construction in progress relates to the purchase and improvement of a building that will house the operations of the Partnership.

      Concentration of Credit Risks

      The Partnership's credit risks primarily relate to cash and cash equivalents and receivables. Cash and cash equivalents are primarily held in bank accounts. Receivables consist primarily of amounts due from patients in the state of Florida and from the Medicare and Florida Medicaid programs. The Company maintains allowances for uncollectible accounts on these receivables.

      Cash Equivalents

      Cash equivalents include highly liquid investments with an original maturity of less than three months.

      Federal Income Taxes

      The Partnership is a general partnership for purposes of federal and state income taxation. As such, income or losses of the Partnership are attributed to the partners and are reflected on the partners' income tax returns. Accordingly, no income tax provision or benefits are recorded in the financial statements.


2.    RELATED PARTIES

      Net amounts due to related parties as of December 31, 1995 consist of the following:

                                                                December 31,
                                                                    1995


      Working capital note payable - YHPI                     $       80,000
      Working capital note payable - UPC                             120,000
                                                              --------------
                                                              $      200,000
                                                              ==============

      Due to related parties - current:

         YHPI                                                 $       25,468
         UPC                                                          40,431
                                                              --------------
                                                              $       65,899
                                                              ==============


      Promissory note payable to UHI                          $      374,879
      Less current portion                                           (14,625)
                                                              --------------
                                                              $      360,254
                                                              ==============

      Pursuant to the terms of the Partnership agreement, YHPI and UPC will provide working capital funding to the Partnership, as required, in proportion to their respective ownership interests. During 1995, YHPI and UPC loaned net amounts of $80,000 and $120,000, respectively, to the Partnership for working capital purposes. In the event that one of the partners is unable to provide working capital funding in proportion to its ownership interest, the other partner shall have the right to provide the additional working capital and receive interest at the prime rate plus 4%. In the event that both partners are able to provide working capital funding in proportion to their respective ownership interests, the working capital notes shall not bear interest. The working capital notes have no stated maturity date and have been classified as current as of December 31, 1995. The working capital notes are secured by the Partnership's receivables.

      Amounts due to YHPI and UPC as of December 31, 1995 are primarily the result of billing and managerial services provided by YHPI and UPC to the Partnership (see Note 1).

      During 1995, the Partnership entered into a promissory note payable with UHI to finance the purchase and improvement of a building in Brooksville, Florida. The promissory note payable bears interest at the prime rate plus .5%. Equal monthly payments of interest and principal are required based on a 15 year amortization with the remaining principal and accrued and unpaid interest due on August 1, 2000. The maximum principal outstanding under the promissory note is limited to $400,000. The promissory note payable is secured by the related building and improvements. The promissory note payable is guaranteed by SIP and by the personal guarantees of the stockholders of SIP.

      A schedule of the principal maturity of amounts owed to related parties for the five years subsequent to December 31, 1995 is as follows:

               1996                                    $       214,625
               1997                                             15,580
               1998                                             17,000
               1999                                             18,550
               2000                                            309,034


3.    COMMITMENTS AND CONTINGENCIES

      Health insurance and worker's compensation insurance for the Partnership is maintained by UPC in accordance with UPC's management of the Partnership. In management's opinion, there are no outstanding claims that would result in losses that would be material to the financial condition or results of operations of the Partnership.

ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                       METROVISION OF NORTH AMERICA, INC.

                                       and

                       YORK HANNOVER PHARMACEUTICALS, INC.


                            Dated as of May 10, 1996

                                    AGREEMENT

                                    ARTICLE I

THE MERGER .................................................................   2

SECTION 1.01. The Merger ...................................................   2

SECTION 1.02. Effective Time ...............................................   2

SECTION 1.03. Effect of the Merger .........................................   2

SECTION 1.04. Certificate of Incorporation; By-Laws ........................   3

SECTION 1.05. Directors and Officers .......................................   3

SECTION 1.06. Effect on Capital Stock ......................................   3

SECTION 1.07. Tax and Accounting Consequences ..............................   3

SECTION 1.08. Taking of Necessary Action:  Further Action ..................   4

SECTION 1.09. Material Adverse Effect ......................................   4

SECTION 1.10. Merger Consideration .........................................   4

                                   ARTICLE II

YORK HANNOVER REPRESENTATIONS AND WARRANTIES ...............................   4

SECTION 2.01. Organization .................................................   5

SECTION 2.02. Capital Stock of York Hannover ...............................   5

SECTION 2.03. Articles of Incorporation and By-Laws; Subsidiaries of York
              Hannover .....................................................   6

SECTION 2.04. Validity and Conflicts; Required Filings and Consents ........   6

SECTION 2.05. Authority ....................................................   7

SECTION 2.06. SEC Documents ................................................   7

SECTION 2.07. (a)  York Hannover Company Financials ........................   7

SECTION 2.08. Absence of Adverse Change ....................................   9

SECTION 2.09. Licenses .....................................................   9

SECTION 2.10. Compliance with Law ..........................................   9

SECTION 2.11. Title by York Hannover .......................................  10

SECTION 2.12. (a) Taxes and Tax Returns by York Hannover ...................  11

SECTION 2.13. Material Contracts ...........................................  12

SECTION 2.14. Insurance ....................................................  12

SECTION 2.15. Litigation ...................................................  13

SECTION 2.16. Employee Plans and Contacts ..................................  13

SECTION 2.17. Trade Names ..................................................  13

SECTION 2.18. Disclosure ...................................................  14

SECTION 2.19. Registration Statement/Proxy .................................  14

SECTION 2.20. No Undisclosed Liability .....................................  14

SECTION 2.21. Necessary Action .............................................  14

SECTION 2.22. Restrictions on Business Activities ..........................  14

SECTION 2.23. Investment Company Act .......................................  15

                                   ARTICLE III

METROVISION REPRESENTATIONS AND WARRANTIES ................................   15

SECTION 3.01. Organization of MetroVision .................................   15

SECTION 3.02. Capital Stock of MetroVision ................................   15

SECTION 3.03. Articles of Incorporation and By-Laws; Subsidiaries
               of MetroVision .............................................   16

SECTION 3.04. Validity and Conflicts; Required Filings and Consents .......   16

SECTION 3.05. Authority ...................................................   17

SECTION 3.06. SEC Documents ...............................................   17

SECTION 3.07. The MetroVision Financials ..................................   18

SECTION 3.08. Absence of Adverse Change ...................................   18

SECTION 3.09. Licenses ....................................................   18

SECTION 3.10. Compliance with Law .........................................   19

SECTION 3.11. Title .......................................................   19

SECTION 3.12. Taxes and Tax Returns .......................................   19

SECTION 3.13. Material Contracts ..........................................   20

SECTION 3.14. Insurance ...................................................   20

SECTION 3.15. Litigation ..................................................   21

SECTION 3.16. Employee Plans and Contacts .................................   21

SECTION 3.17. Trade Names .................................................   21

SECTION 3.18. Disclosure ..................................................   21

SECTION 3.19. Registration Statement/Proxy ................................   22

SECTION 3.20. No Undisclosed Liability ....................................   22

SECTION 3.21. Necessary Action ............................................   22

SECTION 3.22. Restrictions on Business Activities .........................   22

SECTION 3.23. Investment Company Act ......................................   22

                                   ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER ....................................   23

SECTION 4.01. Conduct of Business by York Hannover Pending the Merger .....   23

SECTION 4.02. Conduct of Business by MetroVision Pending the Merger .......   26

SECTION 4.03. No Solicitation by MetroVision ..............................   29

SECTION 4.04. No Solicitation by York Hannover ............................   30

                                    ARTICLE V

ADDITIONAL AGREEMENTS .....................................................   31

SECTION 5.01. Preparation of S-4 and the Proxy Statement ..................   31

SECTION 5.02. Stockholders' Meeting .......................................   31

SECTION 5.03. Access to Information: Confidentiality ......................   32

SECTION 5.04. Consents: Approval ..........................................   32

SECTION 5.05. Agreement of Affiliates .....................................   33

SECTION 5.06. Indemnification and Insurance ...............................   33

SECTION 5.07. Notification of Certain Matters .............................   34

SECTION 5.08. Further Action/Tax Treatment ................................   34

SECTION 5.09. Public Announcements ........................................   35

SECTION 5.10. Listing of Surviving Corporation Common Shares ..............   35

SECTION 5.11. Conveyance Taxes ............................................   35

                                   ARTICLE VI

CONDITIONS TO THE MERGER ..................................................   35

SECTION 6.01. Conditions to Obligation of Each Party to
                Effect the Merger .........................................   35

SECTION 6.02. Additional Conditions to Obligations of York Hannover .......   36

SECTION 6.03. Additional Conditions to Obligation of MetroVision ..........   38

                                   ARTICLE VII

TERMINATION ...............................................................   39

SECTION 7.01. Termination .................................................   39

SECTION 7.02. Effect of Termination .......................................   40

SECTION 7.03. Fees and Expenses ...........................................   40

                                  ARTICLE VIII

GENERAL PROVISIONS ........................................................   42

SECTION 8.01. Effectiveness of Representations, Warranties and
                Agreements ................................................   42

SECTION 8.02. Notices .....................................................   42

SECTION 8.03. Certain Definitions .........................................   44

SECTION 8.04. Amendment ...................................................   45

SECTION 8.05. Waiver ......................................................   45

SECTION 8.06. Headings ....................................................   45

SECTION 8.07. Severability ................................................   45

SECTION 8.08. Entire Agreement ............................................   45

SECTION 8.09. Assignment ..................................................   46

SECTION 8.10. Parties in Interest .........................................   46

SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative .......   46

SECTION 8.12. Governing Law ...............................................   46

SECTION 8.13. Counterparts ................................................   46

SECTION 8.14. Waiver of Jury Trial ........................................   52

     AGREEMENT AND PLAN OF MERGER, dated as of May 10, 1996 (the "Agreement"), between York Hannover Pharmaceuticals, Inc., a Florida corporation ("York Hannover") and MetroVision of North America, Inc., a New York corporation ("MetroVision");

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of MetroVision and York Hannover have each determined that it is advisable and in the best interests of their respective stockholders for MetroVision to enter into a business combination with York Hannover upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such combination, the Boards of Directors of MetroVision and York Hannover have each approved the merger (the "Merger") of York Hannover with and into the MetroVision in accordance with the applicable provisions of the New York Business Corporation Law ("New York Law") and the Florida Business Corporations Act ("Florida Law"), and upon the terms and subject to the conditions set forth herein;

     WHEREAS, pursuant to the Merger, all shares of York Hannover's 12% Preferred Stock (the "York Hannover 12% Preferred Stock") which shall be issued prior to the Merger having a redemption value of $1,950,000 plus accrued dividends will be exchanged for like preferred stock of MetroVision and York Hannover's Common Shares shall be exchanged for the Merger consideration as defined in Section 1.10, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, MetroVision and York Hannover intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

     WHEREAS, for accounting purposes, it is intended that the transactions contemplated hereby shall be accounted for as a purchase under United States generally accepted accounting principles ("GAAP");

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, MetroVision and York Hannover hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement, Florida Law and New York Law, York Hannover shall be merged with and into MetroVision, the separate corporate existence of York Hannover shall cease, and MetroVision shall continue as the Surviving Corporation. MetroVision as the Surviving Corporation after the Merger is herein sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.01 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Shereff, Friedman, Hoffman & Goodman, LLP, 919 Third Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of Merger as contemplated by Section 607.1106 of Florida Law and Section 904 of New York Law (the "Certificate of Merger") together with any required related certificates with the Department of State of the State of New York and the Secretary of State of the State of Florida in such form as required by, and executed in accordance with the related provisions of, New York Law and Florida Law, respectively (the time of such filing being the "Effective Time").

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of New York Law and Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all assets of York Hannover including all rights and interest related to York Hannover's 40% ownership interest in the York Hannover Partnership (the "York Hannover Partnership") shall vest in MetroVision, and all debts, liabilities and duties of York Hannover shall become the debts, liabilities and duties of MetroVision.

     SECTION 1.04. Certificate of Incorporation; By-Laws.

     (a) Certificate of Incorporation. Unless otherwise determined by MetroVision prior to the Effective Time, at the Effective Time the Certificate of Incorporation of MetroVision, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation subject to the modifications contemplated by this Agreement until thereafter amended as provided by New York Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is York Hannover Health Care, Inc.".

     (b) By-Laws. The By-Laws of MetroVision, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by New York Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that the By-laws shall be amended to provide that there shall be no more than five (5) directors and each director's term shall be for three years, with the terms of initial directors being staggered as set forth in Section 1.05.

     SECTION 1.05. Directors and Officers. MetroVision shall obtain the Resignation of Joseph A. Calabrese, Don Stephan Aron, and William H. Hessick, III as Directors of MetroVision and Robert F. Hussey as President and David M. Fancher as Chief Financial Officer of MetroVision as of the Effective Time. Effective as of the Effective Time, directors of the Surviving Corporation shall be Robert F. Hussey (1 year term), Lawrence B. Cummings (3 year term), Thomas M. Clarke (1 year term), Peter W. Doelger (3 year term) and Courtlandt G. Miller (2 year term); each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Surviving Corporation shall be Robert F. Hussey, Chairman of the Board, Lawrence
B. Cummings, Chief Executive Officer and Thomas M. Clarke, President, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MetroVision or York Hannover, each share of York Hannover Common Stock held in the treasury of York Hannover and each MetroVision Common Share held in the treasury or owned by MetroVision or any direct or indirect wholly owned subsidiary of MetroVision immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     SECTION 1.07. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization of the type defined in Section 368(a)(1)(A) of the Code and (ii) qualify for accounting treatment as a purchase under GAAP. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of
Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.08. Taking of Necessary Action: Further Action. MetroVision and York Hannover will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of York Hannover and MetroVision, the officers and directors of York Hannover and MetroVision are fully authorized in the name of their respective corporation or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.09. Material Adverse Effect. When used in connection with York Hannover or any of its respective subsidiaries, or MetroVision or any of its respective subsidiaries, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial conditions or results of operations of York Hannover and its respective subsidiaries or MetroVision and its respective subsidiaries, as the case may be, in each case taken as a whole.

     SECTION 1.10. Merger Consideration. In consideration of the Merger, Stockbridge Investment Partners, Inc. ("Stockbridge"), the sole shareholder of York Hannover, shall receive, at Closing, 4,000,000 MetroVision Common Shares (as defined below). As used herein, MetroVision Common Shares shall mean validly issued, and fully paid and nonassessable, par value $0.001 per share, registered shares of the Surviving Corporation (after giving effect to the 4.6 for 1 reverse stock split of MetroVision Common Shares as required by Section 6.01 (b) and (f)).

                                   ARTICLE II

                  YORK HANNOVER REPRESENTATIONS AND WARRANTIES

     York Hannover on behalf of itself and as a general partner of the York Hannover Partnership (as defined below) hereby warrants and represents to MetroVision that, except as otherwise specifically set forth in the York Hannover Disclosure Schedule attached hereto as Exhibit A (the "York Hannover Disclosure Schedule"); provided that, no warranty or representation by York Hannover as a general partner of the York Hannover Partnership regarding York Hannover shall be deemed to be a warranty or representation of the York Hannover
Partnership:

     SECTION 2.01. Organization.

     (a) York Hannover. York Hannover is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approval would not have a Material Adverse Effect. York Hannover is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     (b) York Hannover Partnership. The York Hannover Partnership is a general partnership formed under the laws of Wisconsin, the general partners of which are York Hannover (40% interest) and United Professional Companies, Inc., a Delaware corporation (60% interest). York Hannover Partnership is a Partnership duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the requisite power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approval would not have a Material Adverse Effect. York Hannover Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     SECTION 2.02. Capital Stock of York Hannover. Section 2.02 of the York Hannover Disclosure Schedule sets forth, by class, the entire authorized amount of capital stock and other securities of York Hannover, along with the amount of securities of each such class which is issued and outstanding. All such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Except as otherwise disclosed in Section 2.02 of the York Hannover Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require York Hannover to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to York Hannover. Except as otherwise specifically set forth in Section 2.02 of the York Hannover Disclosure Schedule, there are no stockholders' agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of York Hannover.

     SECTION 2.03. Articles of Incorporation and By-Laws; Subsidiaries of York Hannover.

     (a) Section 2.03 of York Hannover Disclosure Schedule sets forth a complete and correct copy of its Articles of Incorporation and the By-Laws, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. York Hannover is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     (b) Section 2.03 of the York Hannover Disclosure Schedule sets forth the Partnership Agreement between York Hannover and United Professional Companies, Inc. forming the York Hannover Partnership which partnership agreement is in full force and effect. York Hannover does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, joint venture, trust or other business association other than the York Hannover Partnership.

     SECTION 2.04. Validity and Conflicts; Required Filings and Consents.

     (a) This Agreement is valid, binding and enforceable against York Hannover in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Except as set forth in Section 2.04(b) of the York Hannover Disclosure Schedule, the execution and delivery of this Agreement by York Hannover do not, and the performance of this Agreement by York Hannover shall not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to York Hannover or any of it subsidiaries or the York Hannover Partnership or by which its or their respective properties are bound or affected, or
(ii) conflict with or violate the Partnership Agreement (iii) conflict with or violate the Articles of Incorporation or ByLaws of York Hannover, (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair York Hannover's rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract or result in the creation of a lien or encumbrance on any of the properties or assets of York Hannover or any of its subsidiaries or the York Hannover Partnership pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which York Hannover or any of its subsidiaries or the York Hannover Partnership is a party or by which York Hannover or the York Hannover Partnership or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by York Hannover will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933 as amended (the "Securities Act"), the Exchange Act and the blue sky laws, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filing or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent York Hannover from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 2.05. Authority. Obtaining the approval of its shareholders, as described more fully in Section 6.01(a), York Hannover has full corporate power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transactions contemplated herein and therein. York Hannover has full corporate power and authority to conduct its business as the same is now being conducted.

     SECTION 2.06. SEC Documents. York Hannover is not a reporting company as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 2.07. (a) York Hannover Company Financials. True and correct copies are set forth as Section 2.07(a) of the York Hannover Disclosure Schedule of
(i) the audited consolidated balance sheet of York Hannover for the fiscal years ended as of December 31, 1995 (the "1995 Company Balance Sheet"), and December 31, 1994, and the related unaudited consolidated statements of income, retained earnings, stockholders' equity and cash flows of York Hannover, together with all related notes and schedules thereto, and York Hannover shall, on or before May 27, 1996, deliver the audited consolidated balance sheet of York Hannover for the fiscal years ended as of December 31, 1995 and December 31,1994 and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flows of York Hannover together with all related notes and schedules thereto, (which together with the unaudited financial statements are collectively referred to herein as the "York Hannover Company have been delivered by York Hannover Interim Financials") and (ii) the unaudited consolidated balance sheet of York Hannover as of March 31, 1996, and the related consolidated statements of income, retained earnings, stockholders' equity and cash flows of York Hannover, together with all related notes and schedules thereto (collectively referred to herein as the "York Hannover Company Interim Financials"). The York Hannover Company Financials and the York Hannover Company Interim Financials (i) were prepared in accordance with the books of account and other financial records of York Hannover, (ii) present fairly the consolidated financial condition and results of operations of York Hannover and its subsidiaries as of the dates thereof or for the periods covered thereby,
(iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of York Hannover and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of York Hannover and its subsidiaries and the results of the operations of York Hannover and its subsidiaries as of the dates thereof or for the periods covered thereby, except that the unaudited interim Financial Statement was and is subject to normal and recurring year-end adjustments which were or are not expected to be of a material amount. Any financial statements prepared by York Hannover subsequent to the date hereof, (but only to the extent the same are required to be prepared prior to the Effective Time) (the "Subsequent York Hannover Company Financials") will be prepared in the same manner as the Financial Statement and the Interim Financial Statement will fairly represent the financial condition, and will accurately set forth in all material respects the results of the operations of York Hannover for the periods covered thereby.

     (b) The York Hannover Partnership Financials. True and correct copies are set forth as Section 2.07(b) of the York Hannover Disclosure Schedule of (i) the unaudited balance sheet of the York Hannover Partnership for the fiscal year ended as of December 31, 1995 (the "1995 Partnership Balance Sheet"), and the related unaudited statements of income, retained earnings, stockholders' equity and cash flows of York Hannover Partnership, together with all related notes and schedules thereto, (collectively referred to herein as the "York Hannover Partnership Financials" and (ii) the unaudited balance sheet of York Hannover Partnership as of March 31, 1996, and the related statements of income, retained earnings, stockholders' equity and cash flows of York Hannover Partnership, together with all related notes and schedules thereto (collectively referred to herein as the "York Hannover Partnership Interim Financials") The York Hannover Partnership Financials and the York Hannover Partnership Interim Financials (i) were prepared in accordance with the books of account and other financial records of York Hannover Partnership, (ii) present fairly the financial condition and results of operations of York Hannover Partnership as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of York Hannover Partnership and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of York Hannover Partnership and the results of the operations of York Hannover Partnership as of the dates thereof or for the periods covered thereby, except that the unaudited interim Financial Statement was and is subject to normal and recurring year-end adjustments which were or are not expected to be of a material amount. Any financial statements prepared by York Hannover Partnership subsequent to the date hereof, (but only to the extent the same are required to be prepared prior to the Effective Time) (the "Subsequent York Hannover Partnership Financials") will be prepared in the same manner as the Financial Statement and the Interim Financial Statement will fairly represent the financial condition, and will accurately set forth in all material respects the results of the operations of York Hannover Partnership for the periods covered thereby.

     (c) York Hannover Financials. As used herein, York Hannover Financials shall mean both the York Hannover Company Financials and the York Hannover Partnership Financials; York Hannover Interim Financials shall mean both York Hannover Company Interim Financials and York Hannover Partnership Interim Financials; and Subsequent York Hannover Financials shall mean both Subsequent York Hannover Company Financials and Subsequent York Hannover Partnership Financials.

     SECTION 2.08. Absence of Adverse Change. Except as set forth on
Section 2.08 of York Hannover Disclosure Schedule, since December 31, 1995, York Hannover and the York Hannover Partnership have conducted their business in the ordinary course and there has not occurred: (i) any Material Adverse Effect;
(ii) any amendments or changes in the Articles of Incorporation or By-Laws of York Hannover or the York Hannover Partnership Agreement; (iii) any damage to, destruction or loss of any assets of York Hannover or the York Hannover Partnership, (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any change in its accounting methods, principles or practices; (v) any revaluation by York Hannover or the York Hannover Partnership of any of their assets, including without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) except as disclosed in York Hannover Disclosure Schedule, any other action or event that would have required the consent of MetroVision pursuant to Section 4.02 had such action or event occurred after the date of this Agreement, or (vii) any sale of a material amount of assets of York Hannover or the York Hannover Partnership, except in the ordinary course of business.

     SECTION 2.09. Licenses. York Hannover and the York Hannover Partnership have all material licenses, permits and authorizations necessary for the operation of their businesses (collectively, the "York Hannover Licenses").
Section 2.09 of the York Hannover Disclosure Schedule sets forth the York Hannover Licenses, true and correct copies of which have been provided to MetroVision prior to the date hereof. There is no action pending, or to the best knowledge of York Hannover, threatened by the appropriate state or federal agency having jurisdiction thereof, to either revoke, withdraw or suspend any of the York Hannover Licenses or any decision not to renew any of the York Hannover Licenses.

     SECTION 2.10. Compliance with Law. York Hannover and the York Hannover Partnership are in compliance with all applicable municipal, county, state and federal laws and regulations applicable to their business except where the failure to so comply therewith would not have a Material Adverse Effect.

     SECTION 2.11. Title by York Hannover.

     (a) York Hannover has fee, leasehold or other title to all of its assets (the "York Hannover Assets"), including, but not limited to, the furniture, fixtures, equipment and other tangible and intangible personal property owned or leased by York Hannover and used in connection with the operation of the business of York Hannover (collectively, the "York Hannover Personal Property"), and there are no liens, claims, charges or encumbrances on such assets other than the York Hannover Permitted Liens (as defined herein). For purposes hereof, the term York Hannover Permitted Liens shall mean: (i) mortgages, deeds of trust, liens or security interests securing indebtedness or lease obligations incurred by York Hannover and reflected on the York Hannover Financials or the York Hannover Interim Financials, (ii) mortgages, deeds of trust, liens or security interest securing York Hannover's obligations in connection with the York Hannover 12% Preferred Stock, provided, however, such mortgages, deeds of trust, liens and security interests shall allow the York Hannover 12% Preferred Stock to be classified as equity by GAAP, the Exchange Act and the Securities and Exchange Commission, (iii) liens for taxes, assessments or governmental charges not yet delinquent, (iv) such easements, rights of way, exceptions, reservations, restrictions, conditions, limitations, covenants, adverse rights or interests, mechanics' or materialmen' liens and any other defects, imperfections in title, if any, as do not in the aggregate materially interfere with the present use thereof or otherwise materially impair the business operations of York Hannover and (v) purchase money security interest arising from the financing of the acquisition of certain of the York Hannover Assets.

     (b) Title by the York Hannover Partnership. York Hannover Partnership has fee, leasehold or other title to all of its assets (the "York Hannover Partnership Assets"), including, but not limited to, the furniture, fixtures, equipment and other tangible and intangible personal property owned or leased by the York Hannover Partnership and used in connection with the operation of the business of the York Hannover Partnership (collectively, the "York Hannover Partnership Personal Property"), and there are no liens, claims, charges or encumbrances on such assets other than the York Hannover Partnership Permitted Liens (as defined herein). For purposes hereof, the term York Hannover Partnership Permitted Liens shall mean: (i) mortgages, deeds of trust, liens or security interests securing indebtedness or lease obligations incurred by York Hannover Partnership and reflected on the York Hannover Partnership Financials or York Hannover Partnership Interim Financials, (ii) liens for taxes, assessments or governmental charges not yet delinquent, (iii) such easements, rights of way, exceptions, reservations, restrictions, conditions, limitations, covenants, adverse rights or interests, mechanics' or materialmen's liens and any other defects, imperfections in title, if any, as do not in the aggregate materially interfere with the present use thereof or otherwise materially impair the business operations of the York Hannover Partnership and (iv) purchase money security interest arising from the financing of the acquisition of certain of the York Hannover Partnership Assets.

     SECTION 2.12. (a) Taxes and Tax Returns by York Hannover. All tax and other returns, reports and filings of any kind or nature required to be filed by York Hannover prior to date of execution of this Agreement have been and, all tax and other returns, reports and filings of any kind or nature required to be filed prior to the consummation of the Merger will be, properly completed and timely filed, or extensions for the filing thereof have been (or will be) timely secured, and all such filings are (or will be) in material compliance with all applicable requirements and all taxes due with respect to York Hannover have been (or will be) timely paid, except to the extent that the same are being duly contested in good faith in accordance with applicable law and adequate reserves therefor are reflected on the York Hannover Financials or will be reflected in the Subsequent York Hannover Financials in accordance with the representations and warranties contained in the Agreement. Copies of the December 31, 1994 federal and state tax returns filed by York Hannover have been provided to MetroVision. The accruals for taxes reflected in the York Hannover Financials are or, in the case of the Subsequent York Hannover Financials, will in the aggregate be adequate to cover any and all federal, state or local tax liabilities (whether or not in dispute) of York Hannover or any other entity required to be consolidated with York Hannover under GAAP for the period ended on the date thereof and all prior periods. With respect to the tax liabilities of York Hannover, (i) there are no disputes pending with any taxing authority with respect to taxes of any nature which are or may be owing by York Hannover which are not reflected in the York Hannover Financials, (ii) no tax deficiency has been proposed in writing or, to the best knowledge of York Hannover, threatened against York Hannover and no action, proceeding or audit of any tax returns or reports filed by York Hannover is pending or, to the best knowledge of York Hannover, threatened by any governmental authority, (iii) York Hannover has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations with respect to its tax liabilities, (iv) York Hannover is not a "consenting corporation" within the meaning of Section 341(f) of the Code,
(v) York Hannover has at all times been taxable as a Subchapter C corporation under the Code and has filed all tax returns consistent with this characterization, (vi) other than as a part of a consolidated group with Stockbridge Investment Partners, Inc. York Hannover has not been a member of any consolidated, combined or unitary group for federal, state or local taxes purposes, and (vii) York Hannover has, or will have, all records and information necessary for the timely and accurate filing of any tax returns due after the date hereof, including any returns due after the Effective Date which relate to the period prior to the Effective Date. Stockbridge, the sole stockholder of York Hannover, is a domestic corporation within the meaning of Code Section 7701
(a)(30).

     (b) Taxes and Tax Returns by York Hannover Partnership. All tax and other returns, reports and filings of any kind or nature required to be filed by York Hannover Partnership prior to the date of execution of this Agreement have been and, all tax and other returns, reports and filings of any kind or nature required to be filed prior to the consummation of the Merger will be, properly completed and timely filed, or extensions for the filing thereof have been (or will be) timely secured, and all such filings are (or will be) in material compliance with all applicable requirements and all taxes due with respect to York Hannover Partnership have been (or will be) timely paid, except to the extent that the same are being duly contested in good faith in accordance with applicable law and adequate reserves therefor are reflected on the York Hannover Partnership Financials or will be reflected in the Subsequent York Hannover Partnership Financials in accordance with the representations and warranties contained in this Agreement. York Hannover Partnership has at all times been taxable as a Partnership under the Code and has filed all tax returns consistent with this characterization, York Hannover Partnership has not been a member of any consolidated combined or voluntary group for federal, state or local tax purposes and York Hannover Partnership has, or will have, all records and information necessary for the timely and accurate filing of any tax returns due after the date hereof, including any returns due after the Effective Date which relate to the period prior to the Effective Date.

     SECTION 2.13. Material Contracts. Set forth on Section 2.13 of the York Hannover Disclosure Schedule is a true and complete list of all contracts, agreements, plans, leases, policies and licenses of York Hannover and the York Hannover Partnership of the type that would be required to be filed as exhibits by York Hannover under item 601 of Regulation S-K of the Securities Act (the "York Hannover Material Contracts"), true and correct copies of which have been provided to MetroVision prior to the date hereof. A list of all employment contracts, severance agreements, partnership and joint venture agreements, contractual indemnity obligations and any other agreement which imposes a present or future restriction of York Hannover or the York Hannover Partnership's right to do business and all York Hannover Material Contracts which York Hannover or the York Hannover Partnership will be required to file as exhibits to any York Hannover SEC Documents filed in connection with the Merger is included in Section 2.13 of the York Hannover Disclosure Schedule, true and correct copies of which have been provided to MetroVision prior to the date hereof. To the extent the same have continuing effect as of the date hereof, neither York Hannover nor the York Hannover Partnership have breached any material provision of, nor is York Hannover or the York Hannover Partnership delinquent in any payment required under, or in default in any material respect under the terms thereof, nor has any condition or event occurred which, with the giving of notice or the passage of time or both, would constitute an event of default or a breach thereunder, except to the extent the same has been waived in writing.

     SECTION 2.14. Insurance. The properties and employees of York Hannover and the York Hannover Partnership are insured by the insurers or through the funds and with the types and amounts of insurance (including, but not limited to, property, professional liability, automobile, workers compensation, business interruption and excess indemnity insurance) set forth in Section 2.14 of the York Hannover Disclosure Schedule (the "York Hannover Insurance Coverage"). York Hannover and the York Hannover Partnership are not delinquent with respect to the payment of any premiums due with respect to the York Hannover Insurance Coverage, and has never been denied coverage which may be required by the laws of the states in which York Hannover and the York Hannover Partnership conducts business. The premiums due on the insurance which covers calender year 1995 have been paid in full and the premiums due for the period from the date of execution of this Agreement to the Effective Date will be paid in full as and when due.

     SECTION 2.15. Litigation. There is not, nor has York Hannover received written or verbal notice of any litigation, investigation or other proceeding pending or, to the best of York Hannover's knowledge, threatened against or relating to York Hannover, the York Hannover Partnership or their properties or business where the amount claimed exceeds $25,000 in any single action or $50,000 in the aggregate. There is no, nor has York Hannover or the York Hannover Partnership received written or verbal notice of any litigation, investigation or other proceeding pending, or to the best of York Hannover's knowledge threatened by the Securities and Exchange Commission ("SEC"), NASD, NASDAQ, the Food and Drug Administration or any other governmental agency relating to York Hannover or the York Hannover Partnership. York Hannover and the York Hannover Partnership are not a party to or bound by any orders, judgments, injunctions, decrees or settlement agreements under which it or they may have continuing obligations as of the date hereof or as of the Effective Date and which may materially restrict or affect the present business operations of York Hannover or the York Hannover Partnership. The right or ability of York Hannover to consummate the transaction contemplated herein has not been challenged by any governmental agency or any other person and York Hannover and the York Hannover Partnership have no knowledge of the occurrence of any event which would provide a reasonable basis for any such litigation, investigation or other proceeding.

     SECTION 2.16. Employee Plans and Contacts. Set forth on Schedule 2.16 of the York Hannover Disclosure Schedule is a true and complete list of all bonus, pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, and all employment contracts, contracts for services with employees of York Hannover or the York Hannover Partnership ("York Hannover Employees") and executive compensation agreements, written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all York Hannover Employees or former York Hannover Employees (the "York Hannover Employees Plans").

     SECTION 2.17. Trade Names. Set forth in Section 2.17 of the York Hannover Disclosure Schedule is a true and complete list of trade names under which York Hannover and the York Hannover Partnership are doing, or within the last 12 months has done, business and a statement as to whether, when and where such trade names have been registered or filed. York Hannover and York Hannover Partnership have not received any notice from any person challenging or questioning the right of York Hannover or the York Hannover Partnership to use any such trade names.

     SECTION 2.18. Disclosure. No representation or warranty by or on behalf of York Hannover or the York Hannover Partnership contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to MetroVision pursuant hereto contains or will contain any untrue statement of material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.19. Registration Statement/Proxy. The Registration Statement on Form S-4 at the time it is declared effective, the Proxy Statement/Prospectus at the time of its mailing to the MetroVision shareholders and at the time of the meeting of the shareholders of MetroVision will not contain any untrue statement of a material fact or omit to state a material fact concerning York Hannover or the York Hannover Partnership or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning York Hannover or the York Hannover Partnership, in light of the circumstances under which they are made, not misleading; except that, York Hannover makes no representation or warranty with respect to any statement, information or omission relating to MetroVision contained in the Registration Statement, the Proxy Statement/Prospectus or in any other registration statement.

     SECTION 2.20. No Undisclosed Liability. York Hannover and the York Hannover Partnership do not have any liabilities or obligations except (i) those liabilities which are set forth in the York Hannover Financials and (ii) those liabilities which are set forth in Section 2.20 of the York Hannover Disclosure Schedule.

     SECTION 2.21. Necessary Action. York Hannover has duly and properly taken or obtained or caused to be taken or obtained, or prior to Closing will have duly and properly taken or obtained or caused to be taken or obtained, all action necessary for York Hannover (i) to enter into and to deliver this Agreement and any and all documents and agreements executed by York Hannover in connection herewith or in furtherance hereof and (ii) to carry out the terms hereof and thereof and the transaction contemplated herein and therein. Except as contemplated by Sections 5.01 and 5.05, no other action by or on behalf of York Hannover is or will be necessary to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed by York Hannover in connection herewith or the transaction contemplated herein. York Hannover represents and warrants that as of the date of execution of this Agreement, it has secured the consent of its Board of Directors and shareholders to the execution this Agreement and of any documents or agreements necessary to carry out the terms hereof and for the consummation of the transaction contemplated by this Agreement, including but limited to the Merger.

     SECTION 2.22. Restrictions on Business Activities. Except for this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon York Hannover or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of York Hannover or any of its subsidiaries, any acquisition of property by York Hannover or any of its subsidiaries or the conduct of business by York Hannover or any of its subsidiaries as currently conducted or as proposed to be conducted by York Hannover.

     SECTION 2.23. Investment Company Act. Neither York Hannover or York Hannover Partnership is an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE III

                   METROVISION REPRESENTATIONS AND WARRANTIES

     MetroVision hereby warrants and represents to York Hannover that, except as otherwise specifically set forth in the MetroVision Disclosure Schedule attached hereto as Exhibit B (the "MetroVision Disclosure Schedule"):

     SECTION 3.01. Organization of MetroVision.

     (a) MetroVision is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approval would not have a Material Adverse Effect. MetroVision is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     SECTION 3.02. Capital Stock of MetroVision. Section 3.02 of the MetroVision Disclosure Schedule sets forth, by class, the entire authorized amount of capital stock and other securities of MetroVision, along with the amount of securities of each such class which is issued and outstanding. All such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Except as otherwise disclosed in Section 3.02 of the MetroVision Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require MetroVision to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities.

There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to MetroVision. Except as otherwise specifically set forth in Section 3.02 of the MetroVision Disclosure Schedule, there are no stockholders' agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of MetroVision.

     SECTION 3.03. Articles of Incorporation and By-Laws; Subsidiaries of MetroVision.

     (a) Section 3.03 of MetroVision Disclosure Schedule sets forth a complete and correct copy of its Articles of Incorporation and the By-Laws, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. MetroVision is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     (b) Section 3.03 of the MetroVision Disclosure Schedule sets forth Touchtel, Inc. ("Touchtel"), the sole subsidiary of MetroVision, its jurisdiction of incorporation, and the states in which it is qualified to do business as a foreign corporation. All issued and outstanding shares of Touchtel are duly authorized, validly issued, fully paid and nonassessable and MetroVision is the sole owner of all such issued and outstanding shares. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require Touchtel to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Touchtel. There are no stockholders' agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Touchtel. MetroVision does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, joint venture, trust or other business association other than Touchtel.

     SECTION 3.04. Validity and Conflicts; Required Filings and Consents.

     (a) This Agreement is valid, binding and enforceable against MetroVision in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Except as set forth in Section 3.04(b) of the MetroVision Disclosure Schedule, the execution and delivery of this Agreement by MetroVision do not, and the performance of this Agreement by MetroVision shall not, (i) conflict with or violate the Articles of Incorporation or ByLaws of MetroVision or Touchtel, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to MetroVision or any of it subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair MetroVision's rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract or result in the creation of a lien or encumbrance on any of the properties or assets of MetroVision or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MetroVision or any of its subsidiaries is a party or by which MetroVision or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by MetroVision will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and the blue sky laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filing or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent MetroVision from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 3.05. Authority. Subject to obtaining the approval of its shareholders, as described more fully in Section 6.01(b), MetroVision has full corporate power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transactions contemplated herein and therein. Each of MetroVision and Touchtel has full corporate power and authority to conduct its business as the same is now being conducted.

     SECTION 3.06. SEC Documents. MetroVision is a reporting company as such term is defined in the Exchange Act and has delivered to York Hannover a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with Securities and Exchange Commission (the "Commission") (and any such documents have since the time of their filing been amended the "MetroVision SEC Documents") since January 1, 1993, which are all the documents (other than preliminary material) that it was required to file with the Commission since such date. As of their respective dates, the MetroVision SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such MetroVision SEC Documents, and none of the MetroVision SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the MetroVision SEC Documents have been so filed.

     SECTION 3.07. The MetroVision Financials. True and correct copies of the financial statements for three years ending December 31, 1995 relating to the operations of MetroVision, including its filing with the Commission pursuant to the Exchange Act, have been previously delivered to York Hannover. Except as otherwise noted therein, all such financial statements included within the MetroVision SEC Documents have been prepared in accordance with GAAP (in the case of audited statements) and in accordance with applicable accounting requirements of the Commission (in the case of unaudited statements), consistently applied, fairly represent the financial condition, and accurately set forth in all material respect the results of the combined operations, of MetroVision and Touchtel for the periods covered thereby (the "MetroVision Financials"). Any financial statements prepared by MetroVision subsequent to the date hereof, (but only to the extent the same are required to be prepared prior to the Effective Time) (the "Subsequent MetroVision Financials"); will be prepared in accordance with GAAP (in the case of audited statements) and in accordance with the applicable accounting requirements of the Commission (in the case of unaudited statements), consistently applied, will fairly represent the financial condition, and will accurately set forth in all material respects the results of the combined operations, of MetroVision and Touchtel for the periods covered thereby.

     SECTION 3.08. Absence of Adverse Change. Except as set forth on Section
3.08 of MetroVision Disclosure Schedule, since December 31, 1995, MetroVision and Touchtel have conducted their business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or By-Laws of MetroVision; (iii) any damage to, destruction or loss of any assets of MetroVision, (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any change in its accounting methods, principles or practices; (v) any revaluation by MetroVision or Touchtel of any of their assets, including without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) except as disclosed in MetroVision Disclosure Schedule, any other action or event that would have required the consent of York Hannover pursuant to Section 4.02 had such action or event occurred after the date of this Agreement, or (vii) any sale of a material amount of assets of MetroVision or Touchtel, except in the ordinary course of business.

     SECTION 3.09. Licenses. MetroVision and Touchtel have all material licenses, permits and authorizations necessary for the operation of their businesses (collectively, the "MetroVision Licenses"). Section 3.09 of the MetroVision Disclosure Schedule sets forth the MetroVision Licenses, true and correct copies of which have been provided to York Hannover prior to the date hereof. There is no action pending, or to the best knowledge of MetroVision, threatened by the appropriate state or federal agency having jurisdiction thereof, to either revoke, withdraw or suspend any of the MetroVision Licenses or any decision not to renew any of the MetroVision Licenses.

     SECTION 3.10. Compliance with Law. Except as set forth in Section 3.10 of the MetroVision Disclosure Schedule, MetroVision is in compliance with all applicable municipal, county, state and federal laws and regulations applicable to its business except where the failure to so comply therewith would not have a Material Adverse Effect.

     SECTION 3.11. Title. MetroVision and Touchtel have fee, leasehold or other title to all of their assets (the "MetroVision Assets"), including, but not limited to, the furniture, fixtures, equipment and other tangible and intangible personal property owned or leased by MetroVision and Touchtel and used in connection with the operation of the business of MetroVision (collectively, the "MetroVision Personal Property"), and there are no liens, claims, charges or encumbrances on such assets other than the MetroVision Permitted Liens (as defined herein). For purposes hereof, the term MetroVision Permitted Liens shall mean: (i) mortgages, deeds of trust, liens or security interests securing indebtedness or lease obligations incurred by MetroVision and reflected on the MetroVision Financials or the MetroVision SEC Documents, (ii) liens for taxes, assessments or governmental charges not yet delinquent, (iii) such easements, rights of way, exceptions, reservations, restrictions, conditions, limitations, covenants, adverse rights or interests, mechanics' or materialmens' liens and any other defects, imperfections in title, if any, as do not in the aggregate materially interfere with the present use thereof or otherwise materially impair the business operations of MetroVision and (iv) purchase money security interest arising from the financing of the acquisition of certain of the MetroVision Assets.

     SECTION 3.12. Taxes and Tax Returns. All tax and other returns, reports and filings of any kind or nature required to be filed by MetroVision prior to the date of execution of this Agreement have been and, all tax and other returns and filings of any kind or nature required to be filed prior to the consummation of the Merger, will be, properly completed and timely filed, or extensions for the filing thereof have been (or will be) timely secured, and all such filings are (or will be) in material compliance with all applicable requirements and all taxes due with respect to MetroVision have been (or will be) timely paid, except to the extent that the same are being duly contested in good faith in accordance with applicable law and adequate reserves therefor are reflected on the MetroVision Financials or will be reflected in the Subsequent MetroVision Financials and the MetroVision Financials in accordance with the representations and warranties contained in the Agreement. Copies of the December 31, 1994 federal and state tax returns filed by MetroVision or any of the MetroVision Subsidiaries will be provided to York Hannover on request. The accruals for taxes reflected in the MetroVision Financials are or, in the case of the Subsequent MetroVision Financials, will , in the aggregate, be adequate to cover any and all federal, state or local tax liabilities (whether or not in dispute) of MetroVision or any other entity required to be consolidated with MetroVision under GAAP for the period ended on the date thereof and all prior periods. With respect to the tax liabilities of MetroVision, (i) there are no disputes pending with any taxing authority with respect to taxes of any nature which are or may be owing by MetroVision which are not reflected in the MetroVision Financials,
(ii) no tax deficiency has been proposed in writing or, to the best knowledge of MetroVision, threatened against MetroVision and no action, proceeding or audit of any tax returns or reports filed by MetroVision is pending or, to the best knowledge of MetroVision, threatened by any governmental authority, (iii) MetroVision has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations with respect to its tax liabilities,
(iv) MetroVision is not a "consenting corporation" within the meaning of Section 341(f) of the Code, (v) MetroVision has at all times after December 17, 1991 been taxable as a Subchapter C corporation under the Code and has filed all tax returns consistent with this characterization, (vi) MetroVision has not been a member of any consolidated combined or unitary group (other than with Touchtel) for federal, state, or local tax purposes and (vii) MetroVision has, or will have, all records and information necessary for the timely and accurate filing of any tax returns due after the date hereof, including any returns due after the Effective Date which relate to the period prior to the Effective Date.

     SECTION 3.13. Material Contracts. Set forth on Section 3.13 of the MetroVision Disclosure Schedule is a true and complete list of all contracts, agreements, plans, leases, policies and licenses of MetroVision of the type required to be filed as exhibits by MetroVision under item 601 of Regulation S-K of the Securities Act (the "MetroVision Material Contracts"), true and correct copies of which have been provided to York Hannover prior to the date hereof. A list of all employment contracts, severance agreements, partnership and joint venture agreements, contractual indemnity obligations and any other agreement which imposes a present or future restriction of MetroVision's right to do business and all MetroVision Material Contracts which MetroVision will be required to file as exhibits to any MetroVision SEC Documents filed after the date hereof is included in Section 3.13 of the MetroVision Disclosure Schedule, true and correct copies of which have been provided to York Hannover prior to the date hereof. To the extent the same have continuing effect as of the date hereof, MetroVision has not breached any material provision of, nor is MetroVision delinquent in any payment required under, or in default in any material respect under the terms thereof, nor has any condition or event occurred which, with the giving of notice or the passage of time or both, would constitute an event of default or a breach thereunder, except to the extent the same has been waived in writing.

     SECTION 3.14. Insurance. The properties and employees of MetroVision are insured by the insurers or through the funds and with the types and amounts of insurance (including, but not limited to, property, professional liability, automobile, workers compensation, business interruption and excess indemnity insurance) set forth in Section 3.14 of the MetroVision Disclosure Schedule (the "MetroVision Insurance Coverage"). MetroVision is not delinquent with respect to the payment of any premiums due with respect to the MetroVision Insurance Coverage, and has never been denied coverage which may be required by the laws of the states in which MetroVision conducts business. The premiums due on the insurance which covers calender year 1995 have been paid in full and the premiums due for the period from the date of execution of this Agreement to the Effective Date will be paid in full as and when due.

     SECTION 3.15. Litigation. Except as set forth on Schedule 3.15 of the MetroVision Disclosure Schedule, there is not, nor has MetroVision received written or verbal notice of any litigation, investigation or other proceeding pending or, to the best of MetroVision's knowledge, threatened against or relating to MetroVision or their properties or business where the amount claimed exceeds $25,000 in any single action or $50,000 in the aggregate. There is no, nor has MetroVision received written or verbal notice of any litigation, investigation or other proceeding pending, or to the best of MetroVision's knowledge threatened by the SEC, NASD, NASDAQ, the Food and Drug Administration or any other governmental agency relating to MetroVision. MetroVision is not a party to or bound by any orders, judgments, injunctions, decrees or settlement agreements under which it or they may have continuing obligations as of the date hereof or as of the Effective Date and which may materially restrict or affect the present business operations of MetroVision. The right or ability of MetroVision to consummate the transaction contemplated herein has not been challenged by any governmental agency or any other person and MetroVision has no knowledge of the occurrence of any event which would provide a reasonable basis for any such litigation, investigation or other proceeding.

     SECTION 3.16. Employee Plans and Contacts. Set forth on Schedule 3.16 of the MetroVision Disclosure Schedule is a true and complete list of all bonus, pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, and all employment contracts, contracts for services with employees of MetroVision ("MetroVision Employees") and executive compensation agreements, written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all MetroVision Employees or former MetroVision Employees (the "MetroVision Employees Plans").

     SECTION 3.17. Trade Names. Set forth in Section 3.17 of the MetroVision Disclosure Schedule is a true and complete list of trade names under which MetroVision and Touchtel are doing, or within the last 12 months have done, business and a statement as to whether, when and where such trade names have been registered or filed. Neither MetroVision not Touchtel have received any notice from any person challenging or questioning the right of MetroVision or Touchtel to use any such trade names.

     SECTION 3.18. Disclosure. No representation or warranty by or on behalf of MetroVision contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to York Hannover pursuant hereto contains or will contain any untrue statement of material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.19. Registration Statement/Proxy. The Registration Statement on Form S-4 at the time it is declared effective, the Proxy Statement/Prospectus at the time of its mailing to the MetroVision shareholders and at the time of the meeting of the shareholders of MetroVision, will not contain any untrue statement of a material fact or omit to state a material fact concerning MetroVision or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning MetroVision, in light of the circumstances under which they are made, not misleading; except that, MetroVision makes no representation or warranty with respect to any statement, information or omission relating to York Hannover contained in the Registration Statement, the Proxy Statement/Prospectus or in any other registration statement.

     SECTION 3.20. No Undisclosed Liability. MetroVision does not have any liabilities or obligations except (i) those liabilities which are set forth in the MetroVision Financials and, (ii) those liabilities which are set forth in
Section 3.20 of the MetroVision Disclosure Schedule.

     SECTION 3.21. Necessary Action. MetroVision has duly and properly taken or obtained or caused to be taken or obtained, or prior to Closing will have duly and properly taken or obtained or caused to be taken or obtained, all action necessary for MetroVision (i) to enter into and to deliver this Agreement and any and all documents and agreements executed by MetroVision in connection herewith or in furtherance hereof and (ii) to carry out the terms hereof and thereof and the transaction contemplated herein and therein, including, but not limited to, obtaining the consent of the Board of Directors. Except as provided in Sections 5.01 and 5.02, no other action by or on behalf of MetroVision is or will be necessary to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed by MetroVision in connection herewith or the transaction contemplated herein.

     SECTION 3.22. Restrictions on Business Activities. Except for this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon MetroVision or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MetroVision or any of its subsidiaries, any acquisition of property by MetroVision or any of its subsidiaries or the conduct of business by MetroVision or any of its subsidiaries as currently conducted or as proposed to be conducted by MetroVision.

     SECTION 3.23. Investment Company Act. Neither MetroVision or Touchtel are an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.01. Conduct of Business by York Hannover Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, York Hannover covenants and agrees that, unless MetroVision shall otherwise agree in writing, York Hannover shall conduct its business, and shall use its best efforts to cause the businesses of the York Hannover Partnership to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by York Hannover or the York Hannover Partnership in connection herewith or otherwise change York Hannover's Articles of Incorporation, or amend the terms of the York Hannover Partnership Agreement or issue any class or new stock other than the 12% Preferred Stock of which the proceeds will be used to payoff York Hannover's existing term loan in the amount of $1,950,000 plus all accrued interest issued to National HealthCare L.P.; and York Hannover shall use reasonable commercial effects to preserve substantially intact the business organization of York Hannover and the York Hannover Partnership, to keep available the services of the present officers, employees and consultants of Hannover and the York Hannover Partnership, to take all action necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any York Hannover Intellectual Property and York Hannover Partnership Intellectual Property, and to preserve the present relationships of York Hannover and the York Hannover Partnership with customers, suppliers and other persons with which Hannover or the York Hannover Partnership has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, York Hannover or the York Hannover Partnership shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of MetroVision:

          (a) amend or otherwise change York Hannover's Articles of Incorporation or By-Laws, or amend the terms of the York Hannover Partnership Agreement;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any option, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of York Hannover or the York Hannover Partnership, other than the York Hannover 12% Preferred Stock, the terms of which shall be mutually agreeable to the parties hereto, of which the proceeds will be used to payoff York Hannover's existing term loan in the amount of $1,950,000 plus all accrued interest issued to National HealthCare L.P. (the "NHC Loan");

          (c) sell, pledge, dispose of or encumber any assets of York Hannover or the York Hannover Partnership (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

          (d) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) of the York Hannover Partnership, except that the York Hannover Partnership may declare and pay all current and accrued Priority Distributions (as defined therein) and the prepayment of all amounts contributed as additional capital to the York Hannover Partnership, furthermore York Hannover is permitted to redeem or cancel all other classes of preferred stock outstanding, except the York Hannover 12% Preferred Stock, and to distribute all assets other than its 40% interest in the York Hannover Partnership prior to the Effective Time;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of York Hannover Partnership entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for York Hannover or the York Hannover Partnership; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in salaries or wages of employees of York Hannover or the York Hannover Partnership who are not officers of York Hannover in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of York Hannover or the York Hannover Partnership, or establish, adopt, enter into or amend any employee plan other than as contemplated in this Agreement;

          (g) take any action to change accounting policies or procedures (including, without limitation, procedure with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (h) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitation except to the extent the amount of any such settlement has been reserved for on the York Hannover Financials;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassented, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of York Hannover or the York Hannover Partnership or incurred in the ordinary course of business and consistent with past practice;

          (j) enter into or commit to enter into any contract, agreement, arrangement or understanding having a term longer than six months unless such contract, agreement, arrangement or understanding either (i) may be canceled by it without penalty on not more than thirty days' notice or
     (ii) does not require the expenditure of more than $25,000 for any single contract, agreement or arrangement and $50,000 for all such contracts, arrangements and agreements;


          (k) modify, amend or terminate any contract, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to it, other than in the ordinary course of business consistent with past practice with respect to contracts which are not material to York Hannover or the York Hannover Partnership taken as a whole; or

          (l) take, or agree in writing or otherwise to take, any of the actions described in Section 4.01(a) through (k) above, or any action which would make any of the representations or warranties of York Hannover contained in this Agreement untrue or incorrect or prevent York Hannover from performing or cause York Hannover not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 4.02. Conduct of Business by MetroVision Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, MetroVision covenants and agrees that, unless York Hannover shall otherwise agree in writing, MetroVision shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and MetroVision and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, other than actions taken by MetroVision or Touchtel in connection herewith; and MetroVision shall use reasonable commercial effects to preserve substantially intact the business organization of MetroVision and its subsidiaries, to keep available the services of the present officers, employees and consultants of MetroVision and its subsidiaries, to take all action necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any MetroVision Intellectual Property and to preserve the present relationships of MetroVision or any of its subsidiaries with customers, suppliers and other persons with which MetroVision or any of its subsidiaries has significant business relations. In addition to the foregoing, MetroVision shall take such additional actions as are necessary and appropriate to improve its cash flow such that as of the Effective Time MetroVision will reasonably project positive case flow by December 31, 1996. By way of amplification and not limitation, except as contemplated by this Agreement, neither MetroVision nor any of it subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of York Hannover:

          (a) amend or otherwise change MetroVision's Certificate of Incorporation or By-Laws:

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any option, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of MetroVision, any of its subsidiaries or affiliates (except for the issuance of shares of MetroVision Common Shares issuable pursuant to MetroVision's 1991 Stock Option Plan (the "1991 Plan") and MetroVision's 1993 Non-employee Directors' Stock Option Plan (the "Director Plan") (together, the "MetroVision Stock Option Plans"), which options are outstanding on the date hereof);

          (c) sell, pledge, dispose of or encumber any assets of MetroVision or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and
     (ii) dispositions of obsolete or worthless assets);

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of MetroVision may declare and pay a dividend to MetroVision,
     (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than the
     4.6 for 1 reverse stock split of the MetroVision Common Shares and the conversion of the 5% Series A Preferred Stock, each as contemplated in this Agreement, or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiaries to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

          (e) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including the MetroVision Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

          (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of MetroVision's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for MetroVision and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(f);

          (g) increase the compensation payable or to become payable to its officers or employees, except for increases in salaries or wages of employees of MetroVision or its subsidiaries who are not officers of MetroVision in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of MetroVision or any of its subsidiaries, or establish, adopt, enter into or amend any Employee Plan other than as contemplated in this Agreement;

          (h) take any action to change accounting policies or procedures (including, without limitation, procedure with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (i) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitation except to the extent the amount of any such settlement has been reserved for on MetroVision's most recent SEC Report;

          (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassented, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of MetroVision or incurred in the ordinary course of business and consistent with past practice;

          (k) enter into or commit to enter into any contract, agreement, arrangement or understanding having a term longer than six months unless such contract, agreement, arrangement or understanding either (i) may be canceled by it without penalty on not more than thirty days' notice or (ii) does not require the expenditure of more than $25,000 for any single contract, agreement or arrangement and $50,000 for all such contracts, arrangements and agreements;

          (l) except as may be required by law, take any action to terminate any of its Employee Plans;

          (m) modify, amend or terminate any contract, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to it, other than in the ordinary course of business consistent with past practice with respect to contracts which are not material to MetroVision and its subsidiaries taken as a whole; or

          (n) take, or agree in writing or otherwise to take, any of the actions described in Section 4.02(a) through (n) above, or any action which would make any of the representations or warranties of MetroVision contained in this Agreement untrue or incorrect or prevent MetroVision from performing or cause MetroVision not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 4.03. No Solicitation by MetroVision.

     (a) MetroVision shall not, directly or indirectly, through any officer, director, employee, representative or agent of MetroVision or any of its subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding any merger, amalgamation, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving MetroVision or any subsidiaries of MetroVision (any of the foregoing inquiries or proposals being referred to herein as an "MetroVision Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of MetroVision, after consultation with its financial advisors, and after receiving advice from outside counsel to the effect that the Board of Directors is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the stockholders of MetroVision an unsolicited bona fide MetroVision Acquisition Proposal which the Board of Directors of MetroVision determines in good faith would result in a transaction more favorable to MetroVision's stockholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "MetroVision Superior Proposal").

     (b) MetroVision shall immediately notify York Hannover after receipt of any MetroVision Acquisition Proposal or any request for nonpublic information relating to MetroVision or any of its subsidiaries in connection with a MetroVision Acquisition Proposal or for access to the properties, books or records of MetroVision or any subsidiaries by any person or entity that informs the Board of Directors of MetroVision or such subsidiary that it is considering making, or has made, a MetroVision Acquisition Proposal. Such notice to York Hannover shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

     (c) If the Board of Directors of MetroVision receives a request for material nonpublic information by a party who makes a bona fide MetroVision Acquisition Proposal and the Board of Directors of MetroVision determines that such proposal is a MetroVision Superior Proposal, then, and only in such case, MetroVision may, subject to the execution of a confidentiality and standstill agreement, provide such party with access to information regarding MetroVision.

     (d) MetroVision shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than York Hannover) conducted heretofore with respect to any of the foregoing. MetroVision agrees not to release any third party from any confidentiality or standstill agreement to which MetroVision is a party.

     (e) MetroVision shall ensure that the officers, directors and employees of MetroVision and its subsidiaries and any investment banker or other advisor or representative retained by MetroVision are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 4.04 by such bankers, advisors and representatives.

     SECTION 4.04. No Solicitation by York Hannover.

     (a) York Hannover shall not, directly or indirectly, through any officer, director, employee, representative or agent of York Hannover or any of its subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding any merger, amalgamation, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving York Hannover Partnership, York Hannover or any subsidiaries of York Hannover (any of the foregoing inquiries or proposals being referred to herein as a "York Hannover Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of York Hannover, after consultation with its financial advisors, and after receiving advice from outside counsel to the effect that the Board of Directors is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the stockholders of York Hannover an unsolicited bona fide York Hannover Acquisition Proposal which the Board of Directors of York Hannover determines in good faith would result in a transaction more favorable to York Hannover's stockholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "York Hannover Superior Proposal").

     (b) York Hannover shall immediately notify MetroVision after receipt of any York Hannover Acquisition Proposal or any request for nonpublic information relating to York Hannover or any of its subsidiaries in connection with a York Hannover Acquisition Proposal or for access to the properties, books or records of York Hannover or any subsidiaries by any person or entity that informs the Board of Directors of York Hannover or such subsidiary that it is considering making, or has made, a York Hannover Acquisition Proposal. Such notice to MetroVision shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

     (c) If the Board of Directors of York Hannover receives a request for material nonpublic information by a party who makes a bona fide York Hannover Acquisition Proposal and the Board of Directors of York Hannover determines that such proposal is a York Hannover Superior Proposal, then, and only in such case, York Hannover may, subject to the execution of a confidentiality and standstill agreement, provide such party with access to information regarding York Hannover.

     (d) York Hannover shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than MetroVision) conducted heretofore with respect to any of the foregoing. York Hannover agrees not to release any third party from any confidentiality or standstill agreement to which York Hannover is a Party.

     (e) York Hannover shall ensure that the officers, directors and employees of York Hannover and its subsidiaries and any investment banker or other advisor or representative retained by York Hannover are aware of the restrictions described in this Section, and shall be responsible for any breach of this
Section 4.03 by such bankers, advisors and representatives.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of S-4 and the Proxy Statement. York Hannover and MetroVision promptly will prepare and file with the Commission a proxy statement/prospectus (which shall be the Proxy Statement) on Form S-4. Each of York Hannover and MetroVision will use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. MetroVision also will take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of MetroVision Common Shares pursuant to this Agreement. York Hannover will furnish any audited financial statements required under the Securities Act and all information concerning York Hannover, the York Hannover Partnership and the holders of its securities as reasonably may be requested in connection with any such action.

     SECTION 5.02. Stockholders' Meeting. MetroVision shall call and hold the MetroVision Stockholders' Meeting as promptly as practicable for the purpose of:
(a) voting upon (i) the approval of the Merger (ii) a 4.6 for 1 reverse stock split of the MetroVision Common Shares, (iii) the election of directors, (iv) the approval of the amendment of MetroVision's 1991 Plan; (v) the amendment of MetroVision's Certificate of Incorporation to increase the number of authorized shares and change its name to York Hannover Health Care, Inc., (vi) the amendment of MetroVision's By-Laws to limit MetroVision's Board of Directors to five (5) directors, each having a three (3) year term, initially staggered as contemplated in Section 1.05, (collectively, the "Approval Events") and (b) offering to the holders of the MetroVision 5% Series A Preferred Stock the opportunity to exchange any or all such shares (and all accrued dividends thereon) for an aggregate of 800,00 MetroVision Common Shares (on a post-reverse stock split basis). MetroVision shall use its reasonable best efforts to solicit from holders of the MetroVision Common Shares and the 5% Series A Preferred Stock proxies in favor of the Approval of Events, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by New York Law to obtain such approvals.

     SECTION 5.03. Access to Information: Confidentiality.

     (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, York Hannover and MetroVision shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, York Hannover and MetroVision each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality agreements, each dated April 16, 1996, as amended (the "Confidentiality Agreements") between MetroVision and York Hannover.

     (b) MetroVision shall provide as promptly as available drafts of MetroVision's Quarterly Report on Form 10-QSB for the quarter year ended June 30, 1996.

     SECTION 5.04. Consents: Approval. York Hannover and MetroVision shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by York Hannover and MetroVision and the consummation by them of the transactions contemplated hereby. York Hannover and MetroVision shall furnish all information required to be included in the Proxy Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transaction contemplated by this Agreement.

     SECTION 5.05. Agreement of Affiliates. York Hannover shall deliver to MetroVision, prior to the Effective Time, a letter (the "Affiliate Letter") identifying all persons who are, or may be deemed to be "affiliates" of York Hannover for purposes of Rule 145 under the Securities Act. York Hannover shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to MetroVision, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in a form reasonably satisfactory to the parties to the effect that such person will not offer to sell, sell or otherwise dispose of any MetroVision Common Shares issued in the Merger except pursuant to an effective registration statement, in compliance with Rule 145 or in a transaction that, in the opinion of legal counsel satisfactory to MetroVision, is exempt from the registration requirements of the Securities Act.

     SECTION 5.06. Indemnification and Insurance.

     (a) To the extent permitted by New York Law, the Certificate of Incorporation of MetroVision shall be amended to contain the provisions with respect to indemnification set forth in the By-Laws of York Hannover, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of York Hannover or MetroVision, unless such modification is required by law.

     (b) York Hannover shall, to the fullest extent permitted under applicable law or under York Hannover's Articles of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer , employee, fiduciary and agent of York Hannover or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgement, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) for a period of six years after the date hereof. In the event of any such claim, action, suit, proceedings or investigations (whether arising before or after the Effective Time) Surviving Corporation shall choose counsel for such Indemnified Parties, unless the retention of such counsel on behalf of such Indemnified Parties would create an actual conflict of interest for such counsel in which case the Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Surviving Corporation and Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (c) MetroVision shall, to the fullest extent permitted under applicable law or under MetroVision's Articles of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Surviving Corporation shall, to the fullest extent permitted under applicable law or under Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of MetroVision or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgement, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) for a period of six years after the date hereof. In the event of any such claim, action, suit, proceedings or investigations (whether arising before or after the Effective Time) Surviving Corporation shall choose counsel for such Indemnified Parties, unless the retention of such counsel on behalf of such Indemnified Parties would create an actual conflict of interest for such counsel in which case the Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Surviving Corporation and Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     SECTION 5.07. Notification of Certain Matters. York Hannover shall give prompt notice to MetroVision, and MetroVision shall give prompt notice to York Hannover, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in the Agreement to be untrue or inaccurate and (ii) any failure of York Hannover or MetroVision, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided; further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(a) or 6.03(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.08. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this

Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each of MetroVision and York Hannover shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code.

     SECTION 5.09. Public Announcements. MetroVision and York Hannover shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NASD if it has used all reasonable efforts to consult with the other party.

     SECTION 5.10. Listing of Surviving Corporation Common Shares. MetroVision and York Hannover shall use their reasonable best efforts to cause the MetroVision Common Shares to be issued in the Merger to be approved for listing on the Nasdaq Small Cap Market.

     SECTION 5.11. Conveyance Taxes. MetroVision and York Hannover shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Proxy Statement Clearance. No proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC and the Proxy Statement shall have been declared effective by the SEC;

          (b) Stockholder Approval. The Approval Events shall have been approved and adopted by the requisite vote of the stockholders of MetroVision and this Agreement and the Merger shall have been approved and adopted by the sole shareholder of York Hannover;

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

          (d) Nasdaq Small Cap Market listing. The Surviving Corporation Common Shares shall have been approved for listing, subject to notice of issuance, on the Nasdaq Small Cap Market.

     SECTION 6.02. Additional Conditions to Obligations of York Hannover. The obligations of York Hannover to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of MetroVision contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a Material Adverse Effect on MetroVision, with the same force and effect as if made on and as of the Effective Time, and York Hannover shall have received a certificate to such effect signed by the President and Chief Financial Officer of MetroVision;

     (b) Agreements and Covenants. MetroVision shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and York Hannover shall have received a certificate to such effect signed by the President and Chief Financial Officer of MetroVision;

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by MetroVision for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by MetroVision;

     (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit the Surviving Corporation from exercising all material rights and privileges pertaining to the ownership or operation by the Surviving Corporation or any of its subsidiaries of all or a material portion of the business or assets of York Hannover or any of its subsidiaries, or seeking to compel the Surviving Corporation or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of York Hannover or any of its subsidiaries, as a result to the Merger or the transactions contemplated by this Agreement;

     (e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of MetroVision or any subsidiary of MetroVision having or reasonably likely to have a Material Adverse Effect;

     (f) Reverse Stock Split. MetroVision shall have obtained shareholder approval of and executed a 4.6 for 1 reverse stock split of MetroVision Common Shares at or prior to the Effective Time. All warrants and options shall be repriced and split accordingly, with consents and notice to all holders, if required;

     (g) MetroVision Net Loss. Loss shall mean operating loss before depreciation and amortization as shown on MetroVisions consolidated statement of operations for said quarter; and MetroVision Subsequent Financials for the second quarter of 1996 shall reflect a Net Loss (as defined below) no greater than $50,000.00. As used herein, Net Loss shall mean operating loss before interest, income taxes, depreciation and amortization as shown on MetroVision's consolidated statement of operations for said quarter but shall not include the costs associated with the transactions contemplated by this Agreement;

     (h) Employment Agreements. The Surviving Corporation shall have executed employment agreements with Lawrence B. Cummings and Thomas M. Clarke in a form reasonably satisfactory to the parties hereto and to Messrs, Cummings and Clarke, pursuant to which Messrs, Cummings and Clarke shall be granted warrants for each to purchase an additional 750,000 MetroVision Common Shares. The first tranche of warrants representing 250,000 Common Shares each to Mr. Cummings and Mr. Clarke shall be exercisable at any time within 36 months of the Effective Time, at a price equal to the average or the closing bid price of the MetroVision Common Shares for the first ten trading days after the Effective Time (the "First Year Exercise Price"). The second 250,000 Common Shares tranche of warrants may be exercised at any time between the thirteenth (13th) and forty-eighth (48th) month after the Effective Time at a price equal to 125% of the First Year Exercise Price. The final 250,000 Common Shares tranche of warrants may be exercised between the twenty-fifth (25th) and the sixtieth (60th) months after the Effective Time at a price equal to 150% of the First Year Exercise Price;

     (i) Tax Effect. York Hannover shall receive the advice of counsel that the merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A).

     SECTION 6.03. Additional Conditions to Obligation of MetroVision. The obligation of MetroVision to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of York Hannover contained in the Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a Material Adverse Effect on York Hannover, with the same force and effect as if made on and as of the Effective Time, and MetroVision shall have received a certificate to such effect signed by the Chief Executive Officer and President of York Hannover;

     (b) Agreement and Covenants. York Hannover shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and MetroVision shall have received a certificate to such effect signed by the Chief Executive Officer and President of York Hannover;

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by York Hannover for the authorization, execution and delivery of this Agreement and the consummations by them of the transactions contemplated hereby shall have been obtained and made by York Hannover;

     (d) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of York Hannover or any subsidiary of York Hannover having or reasonably likely to have a Material Adverse Effect;

     (e) Affiliate Agreements. MetroVision shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of York Hannover, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

     (f) York Hannover Indebtedness. The NHC Loan shall have been paid in full utilizing the proceeds from the issuance of the York Hannover 12% Preferred Stock and the security interest related thereto shall have been released;

     (g) Audited York Hannover Financials. MetroVision shall have received from York Hannover audited York Hannover Financials on or before June 21, 1996 as provided under Section 2.07, reflecting no Material Adverse Change;

     (h) Tax Effect. MetroVision shall receive the advice of counsel that the merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A).

                                   ARTICLE VII

                                   TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholder of York Hannover or MetroVision:

     (a) by mutual written consent duly authorized by the Boards of Directors of MetroVision and York Hannover; or

     (b) by either MetroVision or York Hannover if the Merger shall not have been consummated by October 31, 1996 (provided, that, the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either MetroVision or York Hannover if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by MetroVision or York Hannover, if, at the MetroVision Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of MetroVision shall not have been obtained; or

     (e) by York Hannover, if (i) the Board of Directors of MetroVision shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to York Hannover or shall have resolved to do so; (ii) the Board of Directors of MetroVision shall have taken a "neutral" position with respect to an Alternative Transaction (as defined in Section 7.03(d)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding MetroVision Common Shares is commenced (other than by York Hannover or an affiliate of York Hannover); or

     (f) by MetroVision or York Hannover, upon a breach of any representation, warranty, covenant or agreement on the part of York Hannover or MetroVision, respectively, set forth in this Agreement or if any representation or warranty of MetroVision or York Hannover, respectively, shall have become untrue, in either case, such that the conditions set forth in Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than October 31, 1996) by MetroVision or York Hannover, as the case may be, through the exercise of its reasonable best efforts and for so long as MetroVision or York Hannover, as the case may be, continues to exercise such reasonable best efforts, neither York Hannover nor MetroVision, respectively, may terminate this Agreement under this
Section 7.01(f) until the expiration of such period without such Terminating Breach having been cured; or

     (g) by York Hannover or MetroVision, if the Board of Directors of MetroVision shall have resolved to accept, or accepted, a MetroVision Superior Proposal; or

     (h) by York Hannover or MetroVision if the Board of Directors of York Hannover shall resolved to accept, or accepted, a York Hannover Superior Proposal.

     SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except as set forth in
Section 7.03 and Section 8.01 hereof.

     SECTION 7.03. Fees and Expenses.

     (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) MetroVision shall pay York Hannover a termination fee of $25,000.00 (the "Fee"), in lieu of any actual damages including documented and reasonable out-of-pocket expenses of York Hannover relating to the transactions contemplated by the Agreement, upon the earliest to occur of the following events:

     (i) the termination of this Agreement by York Hannover pursuant to Section 7.01(e) or (g); or

     (ii) the termination of this Agreement by York Hannover pursuant to Section 7.01(f) after a breach by MetroVision of this Agreement.

     (c) York Hannover shall pay MetroVision a termination fee of $25,000.00 (the "Fee"), in lieu of any actual damages including documented and reasonable out-of-pocket expenses of MetroVision relating to the transactions contemplated by the Agreement, upon the termination of this Agreement by MetroVision pursuant to Section 7.01(f) after a breach by York Hannover of this Agreement or upon the termination of this Agreement by MetroVision pursuant to Section 7.01(h).

     (d) As used herein, "MetroVision Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than York Hannover or its affiliates (a "Third Party") acquires more that 15 percent of the outstanding MetroVision Common Shares, whether from MetroVision or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving MetroVision pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of MetroVision or the entity surviving such merger or business combination or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of MetroVision, and the entity surviving any merger or business combination including any of them) of MetroVision, any of its subsidiaries having a fair market value (as determined by the board of Directors of MetroVision in good faith) equal to more than 15 percent of the fair market value of all the assets of MetroVision, and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term MetroVision Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

     (e) As used herein, "York Hannover Alternative Transaction" means either
(i) a transaction pursuant to which any person (or group of persons) other than MetroVision or its affiliates (a "Third Party") acquires more that 15 percent:
(a) of the outstanding York Hannover Common Shares, or (b) the interests in the York Hannover Partnership, whether from York Hannover or the York Hannover Partnership or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving York Hannover or the York Hannover Partnership pursuant to which any Third Party acquires more than 15 percent of (a) the outstanding equity securities of York Hannover or (b) the interests in the York Hannover Partnership or the entity surviving such merger or business combination or
(iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of York Hannover, and the entity surviving any merger or business combination including any of them) of York Hannover, any of its subsidiaries having a fair market value (as determined by the board of Directors of York Hannover in good faith) equal to more than 15 percent of the fair market value of all the assets of York Hannover, and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term York Hannover Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

     (f) The Fee payable pursuant to Section 7.03(b) or (c) shall be paid within ten business days after the first to occur of the events described in Section 7.03(b) or 7.03(c) respectively.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Section 5.05 and 5.06 shall survive the Effective Time for the periods described in such sections and those set forth in Sections 5.03 shall survive termination indefinitely. The Confidentiality Agreements shall survive termination of this Agreement as provided therein.

     SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties as the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

     (a)  If to York Hannover:

          YORK HANNOVER PHARMACEUTICALS, INC.
          2 South Street, Suite 360
          Pittsfield, MA  01201
          Attention:  Thomas M. Clarke, President
          Fax (413) 448-2120

     With a copy to:

          MARTIN & OLIVEIRA
          100 North Street, Suite 301
          Pittsfield, MA  01201
          Attention:  William E. Martin, Esquire
          Fax (413) 445-5883

     (b)  If to MetroVision:

          METROVISION OF NORTH AMERICA, INC.
          424 Madison Avenue, 9th Floor
          New York, NY 10017
          Attention:   Robert F. Hussey, President
          Fax (212) 759-3181

     With a copy to:

          SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
          919 Third Avenue
          New York, NY  10022
          Attention:  Charles I. Weissman, Esquire
          Fax (212) 758-9526

     SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which York Hannover (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5 percent or more;

     (b) "beneficial owner" with respect to any shares of stock, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding of the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of York Hannover, or MetroVision or any other person means any corporation, partnership, joint venture or other legal entity of which York Hannover, or MetroVision or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of MetroVision, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.08. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 8.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.07 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.12. Governing Law. This agreement shall be governed by and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

     SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterpart, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.14. Waiver of Jury Trial. Each of MetroVision and York Hannover hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this agreement or any of the transactions contemplated hereby.

     IN WITNESS WHEREOF, MetroVision and York Hannover have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       METROVISION OF NORTH AMERICA, INC.



                                       By: /s/ Robert F. Hussey
                                           ------------------------------------
                                           Robert F. Hussey,
                                           its President


                                       YORK HANNOVER PHARMACEUTICALS, INC.



                                       By: /s/ Thomas M. Clarke
                                           ------------------------------------
                                           Thomas M. Clarke,
                                           its President


                                       Agreed and Assented to
                                       this 10 day of April, 1996.


                                       STOCKBRIDGE INVESTMENT PARTNERS, INC.



                                       By: /s/ Thomas M. Clarke
                                           ------------------------------------
                                            Thomas M. Clarke
                                            its President

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors


         Section 721 of the New York Business Corporation Law provides that the indemnification and advancement of expenses of directors and officers may be provided by the certificate of incorporation or by-laws of a corporation, or when authorized by the certificate of incorporation or by-laws, a resolution of shareholders, a resolution of directors or an agreement providing for indemni-fication (except in cases where a judgment or other final adjudication establishes that such acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled).

         Section 722 of the New York Business Corporation Law provides that a corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other cor- poration, partnership, joint venture, trust, employee benefit plan or other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal acts or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Section 722 of the New York Business Corporation Law also states that a Rcorporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity at the request of the corporation, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, employee benefit plan or other entity, not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Section 726 of the New York Business Corporation Law provides that a corporation shall have the power to purchase and maintain insurance for indem-nification of directors and officers. However, no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer for a judgment or a final adjudication adverse to the insured director or officer if (i) a judgment or other final adjudication establishes that his acts of active and deliberate dishonesty were material to the cause of action adju-dicated or that he personally gained a financial profit or other advantage to which he was not legally entitled or (ii) if prohibited under the insurance law of New York.

         Section 724 of the New York Business Corporation Law provides that indemnification shall be awarded by a court to the extent authorized under Sections 722 or 723(a) of the New York Business Corporation Law notwithstanding the failure of a corporation to provide indemnification, and despite any con-trary resolution of the board or of the shareholders.

     For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to Article VII of the Company's Bylaws (included as Exhibit 3(3) to this Registration Statement and incorporated by reference herein).


Item 21. Exhibits and Financial Statement Schedules

     (a)  Exhibits

Exhibit
   No.                        Description of Document
-------                       -----------------------

 2       -- Agreement and Plan of Merger, dated as of May 10, 1996, among
            MetroVision of North America, Inc., Stockbridge Investments, Inc. and York Hannover Pharmaceuticals, Inc. (Filed as Annex A to the Proxy Statement-Prospectus forming a part of this Registration Statement.)

 3.1(1)  -- Restated Certificate of Incorporation, as amended.

 3.2(1)  -- Certificate of Amendment to Restated Certificate of Incorporation.

 3.3(1)  -- By-Laws.

 4.1(1)  -- Unit Purchase Option sold to Whale Securities Co., L.P. in
            December, 1991.

 4.2(4)  -- Form of Underwriter's Warrant Agreement between the Company and
            Whale Securities Co., L.P.

 4.3(1)  -- Specimen Common Stock Certificate.

 4.4(4)  -- Form of Class B Warrant Agreement and Warrant Certificate.


 5       -- Opinion of Cozen and O'Connor re: legality of shares


10.1(3)  -- Agreement, dated November 1, 1992, between the Company and
            Target Vision, Inc. relating to the licensing of software.

10.2(1)  -- Agreement, dated August 9, 1989, between the Company and
            Port Authority Trans Hudson Corporation.

10.3(1)  -- Agreement, dated July 29, 1987, between the Company and the Chicago
            Transit Authority.

10.4(1)  -- Agreement, dated July 10, 1995, between the Company and the
            Southeastern Pennsylvania Transportation Authority.

10.5(1)  -- Agreement, dated August 30, 1991, between the Company and the
            San Francisco Bay Area Rapid Transit District.

10.6(3)  -- Agreement, dated August 13, 1992, between the Company and the
            Massachusetts Bay Transportation Authority.

10.7(1)  -- 1991 Stock Option Plan of the Company and forms of incentive stock option agreement and non-qualified stock option agreement.*

10.8(4)  -- 1993 Non Employee Directors Stock Option Plan of the Company.*


10.14(3) -- Agreement, dated as of October 28, 1991, between TouchTel, Inc.
            and the Port Authority of New York and New Jersey.


10.24(4) -- Agreement, dated May 24, 1993, between the Company and
            Robert F. Hussey.*

10.25(4) -- Promissory Note, dated May 24, 1993, by the Company to
            Robert F. Hussey.

10.26(4) -- Warrant, dated May 24, 1993, issued to Robert F. Hussey.

10.27(4) -- Agreement, dated March 8, 1993, between the Company and Chief
            Communications America, Inc.

10.29(4) -- Form of Agreement, dated September 1993, between the Company and
            Bridge Investor.

10.30(4) -- Form of Promissory Note, dated September 1993, by the Company to
            Bridge Investor.

10.31(4) -- Form of Warrant, dated September 1993, issued to Bridge Investor.

10.32(4) -- Form of agreement between the Company and certain holders of options and warrants to purchase the Company's Common Stock and 5% Preferred Stock.


10.33    -- Form of Warrant to be issued to Lawrence Cummings and Thomas
            Clarke.*

10.34    -- Form of Employment Agreements between the Surviving Corporation and each of Thomas Clarke and Lawrence Cummings.*

10.35    -- Agreement of General Partnership of York Hannover Partnership.


11.1(5)  -- Computation of Earnings Per Share.



22.1(4)  -- Subsidiaries of the Company.

23.1     -- Consent of Cozen and O'Connor (included in Exhibit 5).

23.2     -- Consent of Dannible & McKee, LLP


23.3     -- Consents of Arthur Andersen LLP


----------
(1) Exhibits to the Company's 1991 Registration Statement on Form S-1 and its pre-effective amendments are incorporated herein by reference.

(2) Exhibits to the Company's Current Report on Form 8-K dated December 10, 1992 are incorporated herein by reference.

(3) Exhibits to the Company's Post Effective Amendment No. 2 to Registration Statement on Form S-1 filed February 16, 1993 are incorporated herein by reference.

(4) Exhibits to the Company's 1993 Registration Statement on Form S-1 (File No. 33-67786) and its pre-effective amendments are incorporated herein by reference.

(5) Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 is incorporated herein by reference.

     * Management Contract or Compensatory Plan or Arrangement

     (b)  Schedules

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are not applicable and, therefore, have been omitted.

Item 22. Undertakings


     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on February 6, 1997.



                                    METROVISION OF NORTH AMERICA, INC.



                                 By: /s/ Robert F. Hussey
                                     ---------------------------------
                                     Robert F. Hussey, Chairman of the Board;
                                     President



                                POWER OF ATTORNEY



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 6, 1997.



           Signature                          Title
           ---------                          -----


/s/ Robert F. Hussey                Chairman of the Board, President
    ------------------------        (Principal Executive Officer)
       Robert F. Hussey


/s/ David M. Fancher                Vice President - Chief Financial
    ------------------------        Officer; Secretary
       David M. Fancher             (Principal Financial and Accounting Officer)




/s/            *                    Director
    ------------------------
       Joseph A. Calabrese


/s/            *                    Director
    ------------------------
       Don Stephen Aron


/s/            *                    Director
    ------------------------
    William H. Hessick, III

_______________
* By Robert F. Hussey, Attorney-In-Fact pursuant to a Power of Attorney included in this Registration Statement.

/s/ Robert F. Hussey
    -----------------------
    Robert F. Hussey, Attorney-In-Fact

                        [COZEN AND O'CONNOR LETTERHEAD]


                                February 6, 1997

MetroVision of North America, Inc.
424 Madison Avenue
New York, NY 10017

        Re:  Securities and Exchange Commission --
             Registration Statement on Form S-4

Gentlemen:

     As counsel to MetroVision of North America, Inc. (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and
Exchange Commission under the Securities Act of 1933, as amended, covering 4,000,000 shares of the Company's Common Stock, par value $.001 per share
(the "Common Stock"), that may be issued to holders of Common Stock of York Hannover Pharmaceuticals, Inc. ("York Hannover Shares") in a merger transaction (the "Merger") pursuant to an Agreement and Plan of Merger dated as of May 10, 1996 between the Company and York Hannover Pharmaceuticals, Inc. (the "Merger Agreement").

     In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation and its Bylaws, as each has been amended to date, resolutions of its Board of Directors, the Merger Agreement and such other documents and records relating to the Company and the issuance and sale of the Common Stock as we have deeemed appropriate for the purpose of rendering this opinion.

     In our examination of documents, instruments and other papers, we have assumed the genuiness of all signatures on original and certified documents and the conformity to original

MetroVision of North America, Inc.
February 6, 1997
Page 2


and certified documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of the officers of the Company.

     Based upon the foregoing examination, and the information supplied, it is our opinion that the Common Stock to be issued by the Company in the Merger pursuant to the Merger Agreement are duly authorized and, when issued and paid for in accordance with the terms of the Merger Agreement, and giving effect to the amendments to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock as proposed for adoption by the Company's stockholders, will be validly issued, fully paid and non-assessable.

     We hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       COZEN AND O'CONNOR





                             [SEE LEGENDS ON PAGE 6]

No. W-1                    No. of Shares Subject to Warrant: 750,000


Void after 5:00 p.m. New York, New York Time on    , 2007.


                       WARRANT TO PURCHASE OF COMMON STOCK
                                       OF
                         YORK HANNOVER HEALTH CARE, INC.



                  This is to certify that, for value received,


("Holder") is entitled to purchase, subject to the provisions of this Warrant, from York Hannover Health Care, Inc., a Delaware corporation ("Company"), 750,000 shares of Common Stock, $.001 par value, of the Company ("Common Stock"), of which: (i) warrants to purchase 250,000 shares of Common Stock will be exercisable at a price per share equal to $____ at any time during the period beginning ________, 1997 and ending 5:00 p.m. New York, New York Time on ________, 31, 2000; (ii) warrants to purchase 250,000 shares of Common Stock will be exercisable at a price per share equal to $____ at any time during the period beginning ________, 1998 and ending 5:00 p.m. New York, New York Time on ________, 31, 2001; and (iii) warrants to purchase 250,000 shares of Common Stock will be exercisable at a price per share equal to $____ at any time during the period beginning ________, 1999 and ending 5:00 p.m. New York, New York Time on ________, 31, 2002. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares," and the exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price."


                  (a) EXERCISE OF WARRANT. Subject to the provision of Section
(G) hereof, this Warrant may be exercised as to (i) 250,000 shares of Common Stock at any time during the period beginning ________, 1997 and ending 5:00 p.m. New York, New York Time on ________, 31, 2000; (ii) 250,000 shares of Common Stock at any time during the period beginning ________, 1998 and ending 5:00 p.m. New York, New York Time on ________, 31, 2001; and (iii) 250,000
shares of Common Stock at any time during the period beginning ________, 1998 and ending 5:00 p.m. New York, New York Time on ________, 31, 2002; provided, that, if any such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day, by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares specified in such form, in lawful money of the United States of America in cash or by official bank or certified check made payable to York Hannover Health Care, Inc. If this Warrant shall be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable thereunder. Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise and together with payment of the Exercise Price in the manner provided herein, the Holder shall be deemed to be the holder of record of the shares of Common Stock or other securities issuable upon such exercise, provided, however, that if at the date of surrender of such Warrants and payment of such Exercise Price, the transfer books for the Common Stock or such other securities shall be closed, the certificates for the shares of other securities in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened and until such date the Company shall be under no duty to deliver any certificate for such shares or other securities and the Holder shall not be deemed to have become a holder of record of such shares or the owner of any such other securities.

                  (b) RESERVATION OF SHARES. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of this Warrant.

                  (c) FRACTIONAL SHARES. The Company shall not be required to issue fractions of shares on the exercise of Warrants. If any fraction of a share would, except for the provisions of this Section, be issuable on the exercise of any Warrant, the Company will (1) if the fraction of a share otherwise issuable is equal to or less than one-half, round down and issue to the Holder only the largest whole number of shares of Common Stock to which the Holder is otherwise entitled, or (2) if the fraction of a share otherwise issuable is greater than one-half, round-up and issue to the Holder one additional share of Common Stock in addition to the largest whole number of shares of Common Stock to which the holder is otherwise entitled.

                  (d) EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other

Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Subject to the provisions of Section (G), upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any applicable transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be cancelled. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "Warrant" as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of such indemnification as the Company may in its discretion impose, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

                  (e) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

                  (f) ANTI-DILUTION PROVISIONS. The Exercise Price and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time as hereinafter provided:

                           (1) In the case of Company shall issue Common Stock
as a dividend upon Common Stock or in payment of a dividend thereon, shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares, the Exercise Price then in effect shall be adjusted, effective at the close of business on the record date for the determination of stockholders entitled to receive such dividend or be subject to such subdivision or contraction, to the price (computed to the nearest cent) determined by dividing (A) the product obtained by multiplying the Exercise Price in effect immediately prior to the close of business on such record date by the number of shares of Common Stock outstanding prior to such dividend, subdivision or contraction, by (B) the sum of the number of shares of Common Stock outstanding immediately after such dividend, subdivision, or contraction.

                           (2) If any capital reorganization or reclassification
of the capital stock of the Company (other than as set forth in subsection (1) of this Section (f), or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder of each Warrant shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in the Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by such Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by such Warrant had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interest of the Holder to the end that the provisions of the Warrant (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares issuable upon the exercise of Warrants) shall thereafter be applicable as nearly as may be practicable in relation to any shares of stock, securities, or assets thereafter deliverable upon exercise of Warrants. The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof, the successor corporation purchasing such assets shall assume, by written instrument, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

                           (3) Upon each adjustment of the Exercise Price
pursuant to subsection (1) of this Section (f), the number of shares of Common Stock specified in each Warrant shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth of a share of Common Stock) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable immediately prior to such adjustment upon exercise of such Warrant and dividing the product so obtained by the Exercise Price in effect after such adjustment.

                           (4) Irrespective of any adjustments of the number or
kind of securities issuable upon exercise of warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number of shares of Common Stock and Exercise Price as are stated in similar Warrants previously issued.

                           (5) The Company may, at its sole option, retain the
independent public accounting firm regularly retained by the Company, or another firm of independent public accountants of recognized standing selected by the Company's Board of Directors, to make any computation required under this Section (f), and a certificate signed by such firm shall be conclusive evidence of any computation made under this Section (f).

                           (6) Whenever there is an adjustment in the Exercise
Price or in the number or kind of securities issuable upon exercise of the Warrants, or both, as provided in this Section (f), the Company shall (i) promptly file in the custody of its Secretary or Assistant Secretary a certificate signed by the Chairman of the Board or the President or Vice President of the Company and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, setting forth the facts requiring such adjustment and the number and kind of securities issuable upon exercise of each Warrant after such adjustment; and (ii) cause a notice stating that such adjustment has been effected and stating the Exercise Price then in effect and the number and kind of securities issuable upon exercise of each Warrant to be sent to each registered holder of a Warrant.

                           (7) The Exercise Price and the number of shares
issuable upon exercise of a Warrant shall not be adjusted except in the manner and only upon the occurrence of the events heretofore specifically referred to in this Section (f).

                           (8) The Board of Directors of the Company may,
without the prior consent of the Holder, reduce the Exercise Price or increase the number of shares of Common Stock or other securities issuable upon exercise of the Warrant.

                  (g) TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE SECURITIES LAWS. This Warrant or the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may not be sold or otherwise disposed of unless the Holder provides the Company with an opinion of counsel satisfactory to the Company in form satisfactory to the Company that this Warrant or the Warrant Shares may be legally transferred without violating the Act and any other applicable securities law and then, if such opinion states that certificates representing the Warrants or Warrant Shares being transferred shall be required to bear a legend restricting further transfer, only against receipt of an agreement of the transferee to comply with the provisions of this Section (g) with respect to any resale or other disposition of such securities.



                                                YORK HANNOVER HEALTH CARE, INC.

[SEAL]

                                                By: _________________________
                                                                 , President

Attest:



By: _____________________________
                      , Secretary

THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR THE RULES AND REGULATIONS THEREUNDER.

                                  PURCHASE FORM


                                                Dated:                   , 19

                  The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ________ shares of Common Stock and hereby makes payment of ________ in payment of the Exercise Price thereof.



                     INSTRUCTIONS FOR REGISTRATION OF STOCK


Name
     -----------------------------------------------------------------------
                  (Please typewrite or print in block letters.)

Address
        --------------------------------------------------------------------
        --------------------------------------------------------------------

Signature
         -------------------------------------------------------------------




                                 ASSIGNMENT FORM


                  FOR VALUE RECEIVED                         hereby
sells, assigns and transfers unto

Name
     -----------------------------------------------------------------------
                  (Please typewrite or print in block letters.)

Address
        --------------------------------------------------------------------
        --------------------------------------------------------------------



The right to purchase Common Stock represented by this Warrant to the extent of ______ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ________________, Attorney, to transfer the on the books of the Company with full power of substitution in ________ the premises.



Date                     , 19

Signature
         -------------------------------------------------------------------

                          FORM OF EMPLOYMENT AGREEMENT

     THIS AGREEMENT made this _____ day of ________, 1997 by and between YORK HANNOVER HEALTH CARE, INC., a New York corporation (the "Company") having a mailing address of 75 South Street, Suite 650, Pittsfield, Massachusetts 01201 and _________________________________________________________ (the "Employee");

                             W I T N E S S E T H :


     WHEREAS, the Company and the Employee desire to enter into an Employment Agreement setting forth the terms and conditions under which the Employee shall be employed by the Company;


     NOW THEREFORE, in consideration of the mutual promises and mutual covenants contained herein, the parties agree as follows:

1. EMPLOYMENT

     The Company hereby hires Employee as ____________________ of the Company and the Employee hereby accepts such employment, subject to the terms and conditions of this Agreement.

2. DUTIES OF EMPLOYEE

     The Employee will serve the Employer faithfully and to the best of his ability under the direction of the Board of Directors of the Company. The Employee shall be responsible for such duties as ______________________ as are set forth in the Company's By-Laws and as delegated to him by the Board of Directors of the Company. Notwithstanding anything to the contrary set forth herein or in the By-Laws of the Company, the Employee shall not be required to devote any particular amount of time to the performance of his duties as Chief Executive Officer and shall not be prohibited from serving as an officer or director of other unrelated business entities.

3. TERM OF EMPLOYMENT

     This Agreement and the employment under this Agreement shall commence on the date hereof and continue for three (3) years.

4. COMPENSATION

     Compensation for the Employee's services under this Agreement shall be as follows:

     A. On the date hereof, the Company shall issue Stock Warrants in the form attached hereto as Exhibit A to the Employee, pursuant to which the Employee shall be granted the right to purchase an additional 750,000 Common Shares of the Company. The first tranche of warrants representing 250,000 Common Shares may be exercisable by the Employee at any time within thirty-six months (36) of the date hereof, at a price equal to the average closing bid price of the Company's common shares for the first ten (10) trading days after the date hereof (the "First Year Exercise Price"). The second 250,000 Common Shares tranche of warrants may be exercised between the Thirteenth (13th) and Forty-Eighth (48th) month after the date hereof, as a price equal to One Hundred and Twenty Five Percent (125%) of the First Year Exercise Price. The final 250,000 Common Shares Tranche of Warrants may be exercised between the Twenty-Fifth (25th) and Sixtieth (60th) month after the date hereof, at a price equal to One Hundred and Fifty Percent (150%) of the First Year Exercise Price. As used herein, Common Shares shall mean validly issued and fully paid and non-assessable, par value $0.001 per share, registered shares of the Company (after giving effect to the 4.6 for 1 Reverse Stock Split of the Common Shares) as required by 6.01(b) of the agreement and Plan for Merger dated May 10, 1996; and

     B. Such additional compensation as may be approved from time to time by the Company's Board of Directors.

5. EMPLOYEE SERVICE AS DIRECTOR

     The Employee hereby consents to serve as a Director of the Company or any parent, subsidiary or corporation affiliated with the Company, on the condition that the Employee receive the same compensation paid to other directors of any such company for their services as directors.

6. REIMBURSEMENT FOR EXPENSES

     The Company shall reimburse the Employee for all reasonable expenses that the employee shall incur in connection with his services for the Company contemplated by this agreement, upon presentation by the Employee of such appropriate vouchers and receipts or other documentation for such expenses as are reasonably required by the Company.

7. BINDING EFFECT

     This Agreement shall be binding on and inure to the benefit of any successor or successors of the Company and to the personal representative of the Employee.

8. BINDING LAW

     It is agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

9. ENTIRE AGREEMENT

     This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding either party except to the extent incorporated in this Agreement.

10. MODIFICATION OF AGREEMENT

     Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

11. NO WAIVER

     The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forebearance or waiver had occurred.

12. ATTORNEY FEES

     In the event that any action is filed in relation to this agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be required to pay, a reasonable sum for the successful party's attorney's fees.

13. NOTICES

     Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this Agreement.

EXECUTED as in instrument under seal as of the date first above written.


                                        COMPANY

                                        YORK HANNOVER
                                        HEALTHCARE, INC.



                                        By:
                                           --------------------------------
                                              Its: Treasurer


                                        EMPLOYEE:


                                           ---------------------------------
                                           Individually

                       YORK HANNOVER PHARMACEUTICALS, INC.
                                       AND
                       UNITED PROFESSIONAL COMPANIES, INC.
                        AGREEMENT OF GENERAL PARTNERSHIP



                  THIS AGREEMENT of General Partnership is made as of July 13, 1995, by and between York Hannover Pharmaceuticals, Inc., a Florida corporation ("York Hannover"), and United Professional Companies, Inc., a Delaware corporation ("UPC"), collectively referred to herein as the Partnership.

                            INTENTIONS OF THE PARTIES

                  WHEREAS, York Hannover and UPC desire to form a general partnership under the laws of the State of Wisconsin for the purposes and on the terms and conditions stated in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby create a Partnership on the terms and conditions set forth below:

                            SECTION I: DEFINED TERMS

                  The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section I. The singular shall include the plural and vice versa, and the use of any gender shall be deemed to be or include the other gender, whenever appropriate.

                  1.1 Act - means the Wisconsin Uniform Partnership Act, as from time to time amended.

                  1.2 Administrative Partner - means York Hannover.

                  1.3 Affiliated Person or Affiliate - means, as to any named Partner, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Partner.

                  1.4 Agreement - means this Agreement of Partnership, as it may be amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole including those items which are included by reference, unless the context otherwise requires.

                  1.5 Bankruptcy or Insolvency - means any Partner's or the Partnership's filing in any court pursuant to any statute of the United States or of any state, of a petition in bankruptcy or insolvency, any Partner's or the Partnership's filing for reorganization or for appointment of a receiver or trustee of all or a material portion of the Partner's or Partnership's assets; the making by any Partner or the Partnership of an assignment for the benefit of creditors; the admission by any Partner or the Partnership in writing of its inability to pay its debts as they fall due; or any Partner's or the Partnership's seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of any material portion of its property. The phrase "bankruptcy or insolvency" shall also include the filing against any Partner or the Partnership in any court pursuant to any statute of the United States or of any State, of a petition in bankruptcy or insolvency, or for the reorganization, or for appointment of a receiver or a trustee of all or a substantial portion of the Partner's or Partnership's property, and within ninety (90) days after such commencement of any such proceeding against the Partner or Partnership such petition shall not have been dismissed (or satisfactory evidence that such Partner or Partnership is diligently contesting such petition shall not have been received by the other Partners, provided such other Partner is not otherwise in default hereunder). In addition, if the whole or any portion of the Partnership Interest of any Partner is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty (60) days, such Partner shall be deemed "bankrupt or insolvent" for purposes of this Agreement.

                  1.6 Capital Account - means, as to any Partner, the account established on the books and records of the Partnership under Section 6.1. Each Partner's Capital Account shall initially equal the Capital Contribution made by the Partner to the Partnership pursuant to Section 3.1 and during the term of the Partnership shall be

                      (a) increased by the amount of

                          (1) Profit allocated to such Partner, and

                          (2) any Capital Contributions subsequently made by
such Partner, and

                      (b) decreased by the amount of

                          (1) all loss allocated to the Partner, and

                          (2) all money and the agreed value of other property
(net of liabilities assumed or to which the property is subject) distributed to such Partner.

                  1.7 Capital Contribution - means the total amount of money and the agreed value of other property contributed to the Partnership by a Partner (net of any liabilities assumed or to which the property is subject). "Capital Contribution" shall also mean any amounts paid by a Partner pursuant to any guarantees to a lender of funds to the Partnership for the purpose of owning, developing or operating the Business. Any reference in this Agreement to the Capital Contribution of a then Partner shall refer to the interest of such then Partner, except to the extent that the interest of any prior Partner shall have been forfeited and the portion so forfeited was not transferred to a successor Partner.

                  1.8 Closing - means the date on which this Agreement is executed by the initial Partners.

                  1.9 Code - means the Internal Revenue Code of 1986.

                  1.10 Control, Controlling and Controlled - means the direct or indirect ownership interest of more than 10% ownership or voting power of the Person or Entity in question. "Self-dealing" shall not mean the contracting for services or the purchasing of Products and Services, from or to the Affiliates of any Partners, or the management or marketing of the Business by a General Partner or by the Entities or Persons in whom a General Partner or one or more partners of a General Partner has an interest, subject to Sections 2.7-3 and 5.3-8 hereof.

                  1.11 Dissolution or Termination of a Partner - means in the case of a corporate or partnership Partner, the earlier of (i) the adoption of a plan of liquidation by such Partner or (ii) the effective date of dissolution in accordance with applicable law.

                  1.12 General Partner - means UPC, York Hannover and any successor General Partner(s) admitted pursuant to the terms hereof.

                  1.13 Incapacity - means the Bankruptcy, Dissolution, or Termination of such Partner.

                  1.14 Net Revenues - means all revenues subsequent to any deductions for Medicare, Medicaid, or other third party disallowances.

                  1.15 Notification - means a writing, containing the information required by this Agreement to be communicated to any Person, sent in accordance with the provisions of Section 9.1 herein (including all required copies).

                  1.16 Operating Partner - means UPC.

                  1.17 Partner- means any General Partner.

                  1.18 Partnership - means this Partnership, as it may from time to time be constituted.

                  1.19 Partnership Interest - means the entire ownership interest (which may be segmented into and/or expressed as a percentage of various rights and/or obligations) of a

Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and of the Act.

                  1.20 Partnership's Business - means the provision of the following services and products Institutional pharmacy, infusion therapy, third-party billing, medical equipment and supplies, respiratory (except respiratory therapy services and supplies to Part A eligible patients will not be provided by the Partnership; provided, however, that the Partnership shall provide the delivery services presently being provided as part of the respiratory Part A Program of UPC), and such other services and products as shall be specifically agreed upon by the Partners (hereafter "Products and Services"), to long term care and other facilities located in the counties listed on Exhibit A (with the exception of that certain facility set forth on Exhibit A which is and will continue to be served by York Hannover or its Affiliates) and in those presently existing facilities owned by Unicare Health Facilities, Inc. and its affiliated corporations outside the designated counties which facilities are also described in Exhibit A attached hereto and incorporated herein by reference ("Partnership Market").

                  1.21 Percentage of Interest or Interests in the Partnership - means each Partner's percentage of the total Partnership Interest in the Partnership, as set forth in Section 3.3.

                  1.22 Person - means any natural person or entity, and the successors and assigns of such Person where the context so permits.

                  1.23 Profit and Loss - means the taxable income and loss of the Partnership as determined for federal income tax purposes, including all items required to be separately stated by Section 702 of the Code and Treasury Regulations thereunder.

                  1.24 Working Capital Loan(s) - means all loans required by the Partnership and made by a Partner, as made from time to time, to pay costs and expenses of the Partnership in excess of cash receipts. Such loans shall be obligations of the Partnership and shall be increased by (i) the amount of accumulated interest thereon (to be computed at the simple annual rate equal to the prime lending rate charged by Firstar Bank Milwaukee N.A. plus four percent (4%)), if but only if such loan results from one Partner's inability to provide its proportionate working capital and the other Partner's exercise of its right to provide said portion of the working capital, and decreased by (ii) the amounts distributed to the Partners that made the Working Capital Loan, pursuant to Section 3.1-2, which amounts shall be applied first to accrued and unpaid interest, and the balance, if any, to reduction of principal.

                           SECTION II: THE PARTNERSHIP

                  2.1 Formation. UPC and York Hannover hereby form a general partnership under and pursuant to the provisions of the Act for the purposes and upon the terms and conditions hereinafter set forth in this Agreement.

                  2.2 Name. The name of the Partnership shall be "York Hannover Partnership," and all business of the Partnership shall be conducted in such name.

                  2.3 Location. The initial location of the office of the Partnership shall be in Brooksville, Florida.

                  2.4 Purpose.

                      2.4-1 The purpose of the Partnership is to provide Products and Services to patients in the Partnership Market.

                      2.4-2 The Partnership shall be a partnership only for the purposes and in the market specified hereinabove. This Agreement shall not be deemed to create a general or limited partnership, joint venture or other arrangement between the Partners with respect to any activities whatsoever other than the activities within the purpose of the Partnership as specified above.

                      2.4-3 The Partnership is empowered to do any and all things necessary, appropriate, or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership and its properties, including but not limited to the following:

                             a. Entering into and performing contracts;

                             b. Applying for and obtaining governmental
authorizations, licenses and approvals;

                             c. Bringing and defending actions at law or equity;
and

                             d. Subject to the express provisions of this
Agreement, purchasing the interest of any Partner.

                      2.4-4 The credit and assets of the Partnership shall be used solely for the benefit of the Partnership. No asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of a Partner. In the event the Partnership is made a party to any obligation, or otherwise incurs any losses or expenses as a result of or in connection with personal obligations or liabilities of any Partner unconnected with Partnership Business, such Partner shall reimburse the Partnership for all such losses or expenses incurred by the Partnership, including attorneys' fees, and the cash distributions pursuant to Section IV hereof of any such Partner may be charged therefor. Each Partner shall bear its own costs and expenses, including without limitation all legal fees, incurred in connection with the formation of the Partnership.

                      2.4-5 All real and personal property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner shall have any ownership interest in such property in its individual name or right, excepting only certain property including without limitation licensed software which cannot be transferred from a Partner to the Partnership. Such Partnership property, including property contributed to the Partnership by the Partners, shall include leasehold interests.

                  2.5 Term. The term of the Partnership shall commence at 12:01 a.m. on August 1, 1995 and shall continue for five (5) years subject to dissolution and continuation as described herein. On or prior to the fourth
(4th) anniversary of the Closing, the Partners shall determine whether they desire to have the Partnership dissolved at the end of the five (5) year period. In the event that the Partners concur that they wish the Partnership to continue, the Partnership shall continue for an additional one (1) year period beyond the five (5) years and thereafter the Partnership shall automatically continue for periods of two (2) years unless at least one (1) year prior to the then-effective date of termination, at least one of the Partners determines that the Partnership should be dissolved and so notifies the other Partner.

                  2.6 Authority. Each party hereto represents to the other party that it has the requisite power and authority, under its Charter, Bylaws and governing state law, to enter into and perform this Agreement, and that the execution and performance of this Agreement shall not violate any provisions of any laws, contracts, or other documents applicable to such party.

                  2.7 Disclosure. Conflicts and Waiver; Fiduciary Duty.

                      2.7-1 Except otherwise expressly provided elsewhere in this Agreement, nothing in this Agreement shall be deemed to restrict in any way the rights of any Partner, or of any Affiliate, to conduct any business or activity whatsoever (other than those described in this Agreement) without any accountability to the Partnership or to any Partner. Each Partner acknowledges that each other Partner or its Affiliate may be interested, directly or indirectly, in various other businesses and undertakings not including the Partnership.

                      2.7-2 York Hannover, its owner, Stockbridge Investment Partners, Inc. ("Stockbridge") and Stockbridge's shareholders agree that they shall not engage in any business or enterprise, directly or indirectly, which competes with the Partnership's Business or any of the Partners within the Partnership Market during the term of this Agreement and for a two (2) year period following the dissolution of the Partnership. York Hannover, Stockbridge, Stockbridge's shareholders and UPC shall execute a covenant not to compete agreement on or before the Closing.

                      2.7-3 Subject to Section 5.3-8, the Partnership may transact business with the Partners and/or their subsidiaries, Affiliates, partners, shareholders and/or others involved in a management capacity with the Partners and/or the General Partner under the following terms and conditions:

                             a. The Partnership may purchase goods or services
from the Partners if there is set forth in writing the terms and conditions of any purchase, sale or contract in question; and

                             b. The cost of any goods or services from any
Partner to the Partnership shall not exceed the cost of such goods or services as charged by said entity to comparable third parties.

                      2.7-4 Without limiting Section 5.7 below, each Partner shall at all times act in a manner consistent with or for the benefit of the Partnership, in accordance with its fiduciary obligation under law and, specifically, the Act.

                  2.8 Statutory Compliance.

                      2.8-1 The Partnership shall exist under and be governed by, and this Agreement shall be construed in accordance with the applicable laws (without resort to choice of law doctrines) of the State of Wisconsin, and relevant federal statutes including, but not limited to, titles XVIII and XIX of the Social Security Act, 42 U.S.C. ss.ss. 1395 and 1396. The Partnership shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.

                      2.8-2 The Operating Partner, on behalf of the Partnership, shall execute and file any assumed or fictitious name certificate or certificates required by law to be filed in connection with the formation of the Partnership, and shall execute and file such other documents and instruments as may be necessary or appropriate to the formation of, and conduct of Business by, the Partnership.

           SECTION III: PARTNERSHIP CAPITAL AND PERCENTAGE OF INTEREST

                  3. 1 Capitalization

                      3.1-1 Capital Contributions of the Partners. The Partners shall contribute the assets described in Exhibit B. The initial contributions shall be made no later than July 31, 1995. Each Partner shall also be obligated to contribute to the Partnership, no later than July 31, 1995, an amount of cash which, when added to the value of the inventory and fixed assets contributed by such Partner to the Partnership, will equal that Partner's Partnership Interest multiplied by the sum of the total value of the inventory and fixed assets contributed by both Partners plus such amount of cash. For purposes of this provision, the "value" of the inventory and fixed assets contributed by each Partner shall be calculated as of the Closing date. For example, if the value of the inventory and fixed assets contributed by York Hannover were $439,000 and the value of the inventory and fixed assets contributed by UPC were $181,000, then UPC would be obligated to contribute cash in the amount of $477,500 ($477,500 plus $181,000 equals 60% of the sum of $477,500 plus $439,000 plus
$181,000). Each Partner shall be liable to the Partnership for that Partner's share of the aggregate contributions duly called for under this Section 3.1. Each Partner's share shall be in proportion to its Partnership Interest.

                      3.1-2 Working Capital Loans. The Partners shall provide any additional required working capital needed by the Partnership to commence operations by loaning money to the Partnership on the Closing date in an amount equal to their Partnership Interests, i.e., if the additional required working capital is $1,000,000, then York Hannover shall contribute $400,000 (40%) and UPC $600,000 (60%). In the event one Partner is unable to provide its working capital loan on the date of execution of this Agreement, the other Partner shall have the right (but not the obligation) to provide said portion of the working capital and, in such event, receive interest at the prime rate charged by Firstar Bank Milwaukee N.A. plus four percent (4%). Otherwise, the working capital loans shall not bear interest. Any and all loans shall be evidenced by a negotiable note executed by the Partnership, shall be secured by Partnership receivables and shall provide for monthly payment of principal and interest, in the situation specified herein, on a priority basis.

                  3.2 General Provisions Concerning Partnership Capital.

                      3.2-1 Benefit of Obligations. The obligation of the Partners to make Capital Contributions hereunder shall not inure to the benefit of, or be enforceable by, any person or entity other than the Partnership and the Partners.

                      3.2-2 Capital Accounts. An individual Capital Account shall be maintained for each Partner.

                      3.2-3 Return of Capital. Except as specifically provided herein, no Partner may withdraw capital from the Partnership without the express approval of the Partners. To the extent any monies which any Partner is entitled to receive pursuant to Section IV hereof or pursuant to any other provision of this Agreement would constitute a return of capital, each of the Partners hereby consents to the withdrawal of such capital.

                      3.2-4 Partner Loans. Any loans, including Working Capital Loans, by any Partner to the Partnership shall not be considered Capital Contributions and shall not increase the Capital Account of the lending Partner, and shall be evidenced by a written agreement signed by the Operating Partner, on behalf of the Partnership, contemporaneously with the making of such loan.

                      3.2-5 Interest on Capital. No interest shall be paid on any Capital Contribution to the Partnership by any Partner.

                  3.3 Partnership Interests. The respective Percentage Interests of the Partners shall be as follows:

                           UPC                60%
                           York Hannover      40%
                                             ---
                                             100%

                  In addition, York Hannover shall have the option (the "YH Option") to purchase from UPC up to an additional nine percent (9%) Partnership Interest so that, if exercised in full, York Hannover would have up to a forty-nine percent (49%) Partnership Interest and UPC would then have a fifty-one percent (51%) Partnership Interest.

                      3.3-1 Date of Exercise. The YH Option shall be exercised within six (6) months from the date of closing by written notice delivered to UPC.

                      3.3-2 One Exercise. The YH Option may be exercised in whole or in part (no fractional percentage interests, however), but there shall be only one exercise election made.

                      3.3-3 Purchase Price. The purchase price for the YH Option shall be determined as follows:

========================================================================================================================
1.  Base Price                                              $568,000
------------------------------------------------------------------------------------------------------------------------
2.  Plus 9% of total initial contributed
tangible personal
property plus cash
------------------------------------------------------------------------------------------------------------------------
3.  Plus 9% of any Profit and Loss from
the date of Closing until the date of Option
exercise




                                       -9-





------------------------------------------------------------------------------------------------------------------------
4.  Less 9% of any pro-rata cash
distributions from the date of Closing until
the date of Option exercise (i.e., no
subtraction would be made for any
Priority Distributions)
------------------------------------------------------------------------------------------------------------------------
                         Subtotal

5.  Multiplied by the percentage acquired                   x 0% acquired (1% - 9%) divided by 9%
divided by 9                                                maximum

    Option purchase price
========================================================================================================================

                      3.3-4 Separate Agreement. The parties shall execute a separate option-to purchase agreement on the Closing Date.

                  3.4 Penalty for Removal of Contribution. The Partners agree that no more than twenty percent (20%) of the initial beds serviced by the Partnership which are located in facilities owned by either of the Partners may be removed from the Partnership during the Partnership Term without the prior consent of the other Partner. However, in the event that in excess of twenty percent (20%) of a Partner's contributed beds are removed during the Partnership Term, for any reason, the Partner whose beds have not been so removed shall not unreasonably withhold its consent to such removal if such Partner is compensated directly (with the Partnership having no liability therefor) by the Partner whose beds are being removed according to the following formula:

            Owned Beds         Total           Minimum Target (80%)
               YH                876                701
               UPC              1440               1152

The Partners agree that it shall not be considered unreasonable to refuse consent to a removal of beds if it appears that a Partner or a Partner's Affiliate will provide Products and Services for such beds in competition with the Partnership. An amount equal to the number of beds by which a Partner's owned beds falls below the Minimum Target multiplied by $1,436 multiplied by the number of months remaining in the then-current Partnership Term divided by sixty
(60) months shall be paid to the Partner whose beds have not been removed. In all cases of greater than 20% bed removal, the Partners shall not remove or cause the removal of any of their contributed beds from the Partnership without notice and approval of all Partners, which approval shall not be unreasonably withheld.

                    SECTION IV: PROFIT, LOSS AND DISTRIBUTION

                  4.1 Allocation of Profit or Loss and Distribution of Cash from Operations.

                      4.1-1 For any fiscal year after the first fiscal year of the Partnership, ended December 31, 1995, there shall be distributed to the extent possible quarterly, but in no event less frequently than semi-annually, in cash to the Partners, in proportion to their respective Percentage Interests, an amount equal to the Partnership's Profit for that period as computed under this Agreement, but increased by the amounts deducted for that period as depreciation or cost recovery, depletion, or amortization on the Partnership's federal income tax return, reduced by (A) payments made by the Partnership to either Partner, including Priority Distributions, (B) any payments made by the Partnership during that period on account of the principal of all debt obligations, other than obligations for which provision was made in computing Profit, and (C) a reserve reasonably retained for the operating and capital requirements of the Partnership's Business and subject to the existence of available cash.

                      4.1-2 York Hannover shall be allowed a priority distribution ("Priority Distribution") subject to the terms, conditions and the restrictions described below, for the sole purpose of making interest payments which are due from York Hannover to National HealthCare L.P. pursuant to the $2.5 million loan dated December 17, 1993, described in full in the documents attached as Exhibit C, such principal amount to be reduced to $1.75 million on or before the Closing date ("York Hannover/NH Loan") or to a lender which has made a loan to York Hannover replacing the York Hannover/NH Loan (the "Replacement Debt"). In no event during the term of the Partnership shall the York Hannover/NH Loan or the Replacement Debt be greater in principal amount than $1.75 million nor shall the interest rate be higher than that of the York Hannover/NH Loan. The Priority Distribution shall be determined and paid in the following manner:

                      4.1-2-1 On a monthly basis, UPC, as Operating Partner, shall calculate the Partnership's pre-tax earnings as determined in accordance with generally accepted accounting principles ("Pre-Tax Earnings").

                      4.1-2-2 To the extent that York Hannover's share (as represented by its Percentage Interest) of cumulative Pre-Tax Earnings net of prior cash distributions to York Hannover is a positive number, and subject to the availability of cash within the Partnership, York Hannover shall be entitled to a Priority Distribution, which shall be made on the last business day of each month. Under no circumstances shall the Priority Distribution exceed on a monthly basis one-twelfth of the amount specified in Section 4.1-2-4, except that if a full Priority Distribution has not been made for any month due to a shortage of available cash, such shortfall shall be made up in the first subsequent month (in addition to the payment of the Priority Distribution for such month, but subject to the limitation set forth in Section 4.1-2-4) in which adequate cash is available.

                      4.1-2-3 Once the cumulative Pre-Tax Earnings net of prior cash distributions to York Hannover has been calculated and the potential Priority Distribution amount has been calculated, for the potential Priority Distribution to be made by the Partnership to York Hannover the Partnership must have sufficient cash available to make such potential Priority Distribution. In the event there is not sufficient cash available to make the potential Priority Distribution, the Priority Distribution shall be made only up to the amount of available cash unless the Partners determine to provide additional working capital pursuant to Section 3.1-2 in order to make the full potential Priority Distribution.

                      4.1-2-4 Under no circumstances shall more than the lesser of $300,000 or the actual annual interest expense on the York Hannover/NH Loan (or the Replacement Debt) in the aggregate be distributed, and be outstanding at any one point in time during the Partnership, to York Hannover as a Priority Distribution during the term of the Partnership.

                      4.1-2-5 Partnership distributions, unless otherwise provided herein, shall be made according to the following hierarchy:

                            (A) Expenses incurred by the Partners, such as third
party billing fees and expenses and management fees, shall be paid by the Partnership in the ordinary course and will be included in calculating Partnership profitability.

                            (B) Assuming the Partnership is profitable and cash
is available, Partnership shall make the Priority Distributions described in this Section 4.1. York Hannover's Priority Distributions will not result in distributions to York Hannover in excess of the distributions that would have been made to York on a pro rata basis in accordance with its Percentage Interest, plus $300,000, at any time during the term of the Partnership. For example, if UPC had received, as of a particular date, total distributions of $90,000 since the inception of the Partnership, York Hannover could not received total distributions, including Priority Distributions, in excess of $360,000 by such date.

                            (C) After reaching the maximum Priority Distribution
amount, available cash will be distributed as follows:

                               (i) Pay York Hannover and UPC distributions on a
pro rata basis, in accordance with their respective Partnership Interests, except that York Hannover can receive no more than an amount necessary for it to pay interest on the York Hannover/NHC or Replacement Debt; that is, if York Hannover would receive additional cash in accordance with its Partnership Interest not required for interest payments on the York Hannover/NHC or Replacement Debt, then such extra cash would not be paid to York Hannover but would rather be utilized as set forth in

                               (ii) below until the uses set forth in such
clauses have been satisfied;

                               (iii) At UPC's option, pay down UPC's
disproportionate working capital loans, if any, or make payments to UPC to "balance" the distributions until UPC's disproportionate working capital loans have been reduced to zero and the distributions are "balanced" (i.e., YH's Priority Distribution will be assumed equal to its Partnership Interest (40%)); UPC would then receive cash sufficient to equal its Partnership Interest (60%);
(iii) Remaining available cash will be distributed to Partners in relation to their Partnership Interests.

                  4.2 Certain Covenants. Each of the Partners covenants and agrees as follows

                      4.2-l Until the York Hannover/NH Loan is repaid in full, the Partnership shall incur no indebtedness other than (A) indebtedness with respect to accounts payable in the ordinary course of business consistent with past practice, (B) indebtedness in an amount of up to Four Hundred Thousand Dollars ($400,000) for acquisition of a warehouse, (C) loans from the Partners pursuant to Section 3.1-2 which loans shall be made only for working capital purposes and (D) loans solely for the acquisition of assets used in the operation of the Partnership's Business and for no other purpose which assets shall not exceed a cost of Twenty-Five Thousand Dollars ($25,000) individually or more than One Hundred Fifty Thousand Dollars ($150,000) in the aggregate in any consecutive twelve (12) month period.

                      4.2-2 Until the York Hannover/NH Loan is repaid in full, the Partnership shall grant no lien, charge or encumbrance upon any of its assets nor permit any such lien to exist upon its assets except for liens securing debt permitted under Subsections 4.2-1(B) and (D) above which liens shall attach only to the assets so acquired and which liens are not cross-defaulted or cross-collateralized with any other debt and except for liens on accounts receivables of the Partnership securing loans permitted under Subsection 4.2-1(C) above.

                      4.2-3 Except in the ordinary course of business consistent with past practice until the York Hannover/NH Loan is repaid in full the Partnership shall not dispose in any single transaction or series of transactions of any material portion of its assets.

                      4.2-4 Notwithstanding any other provisions in this Agreement, following the acceleration of the York Hannover/NH Loan there shall be no payments of the types described below until all foreclosure proceedings upon the collateral securing the York Hannover/NH Loan have been concluded provided that such proceedings have been commenced within sixty (60) days after the declaration of such acceleration and provided further that such limitation shall be of no effect if foreclosure is not commenced within such sixty (60) day period:

                      4.2-4-1 Any management fees or billing fees under the Management Agreement or any other similar agreements.

                      4.2-4-2 Any payments of principal or interest on loans from Partners to the Partnership, whether for working capital purposes or otherwise.

                      4.2-4-3 Any distributions of profit or return of capital to the Partners except for the Priority Distribution which shall be paid in accordance with the provisions of this Agreement to York Hannover to permit payments of interest on the York Hannover/NH Loan.

                      4.2-4-4 Any payment of funds by the Partnership to any Partner (other than Priority Distributions or the payment of expenses for leased employees or payroll expense to Partners in the ordinary course of business) or any third party outside the ordinary course of the Partnership Business.

                      4.2-5 National HealthCare L.P. shall promptly notify the Partners upon any acceleration of the York Hannover/NH Loan and upon the disposition of the foreclosed collateral. Subject to federal and state laws, rules and regulations regarding the confidentiality of patient health care records, the Partners agree to provide to National HealthCare L.P. reasonable access to those books and records necessary to facilitate the disposition of the foreclosed collateral and to cooperate in all reasonable requests of National HealthCare L.P. in disposition of the collateral.

                  4.3 Liquidation or Dissolution. In the event of a Liquidation or Dissolution, the assets of the Partnership shall be distributed to the Partners in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit and Loss pursuant to Section 4.1, if any, and distributions of cash or property pursuant to Section 4.1, if any.

                  4.4 General.

                      4.4-l If any assets of the Partnership are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof, and any Partner entitled to any interest in such assets shall receive such interest as a tenant-in-common with all other Partners so entitled, if any, subject to Section 4.4-3. The fair market value of such assets shall be determined by an independent appraiser who shall be selected by agreement of the Operating Partner and the Administrative Partner. Such appraiser shall be a member of the Master Appraisal Institute, or comparable organization. Based upon such fair market value, the Profit or Loss for each unsold asset shall be determined as if such asset had been sold at its fair market value, and such Profit or Loss shall be allocated as provided in Section 4.1 and shall be properly credited or charged to the Capital Accounts of the Partners prior to the Dissolution of the assets in Liquidation pursuant to Section 4.3.

                      4.4-2 All Profit and Loss of the Partnership shall be allocated with respect to each taxable year of the Partnership as of the end of, and within one hundred five (105) days after, the end of such taxable year.

                      4.4-3 All Profit and Loss shall be allocated, and all distributions of cash shall be distributed, as the case may be, to the Persons shown on the records of the Partnership to have been Partners on the day that such allocation or distribution is to be made except that if a Partner sells, exchanges or otherwise disposes of all or any portion of its Partnership Interest to any Person who during such fiscal year is admitted as a Partner, the Profit and Loss shall be allocated between (and cash distributed to) the transferor and the transferee on the basis of their pro rata shares based on the year in which the transfer occurred.

                      4.4-4 The methods set forth hereinabove by which Profit, Loss, and Distributions are allocated, apportioned and paid are hereby expressly consented to by each Partner as an express condition to becoming a Partner.

                      4.4-5 Notwithstanding anything to the contrary otherwise contained in this Agreement and solely for purposes of determining a Partner's liability with respect to a creditor of the Partnership under applicable law, to the extent that depreciation, cost recovery or other deductions or distribution taken by a Partner shall cause a deficit in such Partner's Capital Account, such deficit, to the extent of the amount of any depreciation cost recovery, or other deductions or distributions so taken, shall not be deemed an asset of the Partnership or the personal liability of any such Partner.

               SECTION V: THE PARTNERS, RIGHTS, POWERS, AND DUTIES

                  5.1 Operation of the Partnership. The management of the Partnership and the Partnership Business shall be vested in the Operating Partner. It shall have control over the Business of the Partnership and assume direction of its operations. The Operating Partner shall consult and confer as far as practicable with the other Partner or Partners. Except as otherwise expressly provided in this Agreement or the management agreement to be executed by and among the Partnership, York Hannover and the Operating Partner (the "Management Agreement"), however, all things to be done by the Partnership shall be done under the Operating Partner's control and supervision.

                  5.2 Administrative Partner. The Administrative Partner shall perform all duties pursuant to the Management Agreement as are specified therein to be performed by it and as may be reasonably assigned by the Operating Partner and compensated for by the Partnership.

                  5.3 Partners' Concerns. By way of illustration, but not by limitation, the areas in which Partners holding Partnership Interests of at least sixty-one percent (61%) must consent to those decisions affecting the Partnership include the following:

                      5.3-1 The incurrence of any Partnership debt for borrowed money;

                      5.3-2 Transferring, hypothecating, compromising, or releasing any Partnership claim except on payment in full;

                      5.3-3 Selling, leasing, or hypothecating any Partnership property or entering into any contract for any such purpose, other than in the ordinary course of the Partnership's Business

                      5.3-4 Knowingly suffering or causing anything to be done whereby Partnership property may be seized or attached or taken in execution, or its ownership or possession otherwise endangered

                      5.3-5 Expansion of either the Products and Services offered by the Partnership or of the Partnership Market;

                      5.3-6 The undertaking of any acquisition of a business or of any property other than in the ordinary course of business;

                      5.3-7 Any amendment of the Management Agreement;

                      5.3-8 The entering into of any contract, other than the Management Agreement, between the Partnership and an Affiliate of either Partner covering more than one year or more than $5,000 in the aggregate or the purchase from an Affiliate of either Partner of goods and services in one transaction or a series of transactions of more than $7,500; or

                      5.3-9 The entering into of any agreement for the lease, purchase, or sale of goods, services and property, in which the property leased, purchased or sold thereunder exceeds a value of $25,000, other than in the ordinary course of business.

                  5.4 Premises. The Partnership shall acquire, as soon as reasonably practicable, a building in Brooksville, Florida for use by the Partnership in conducting the Partnership Business.

                  5.5 Execution of Documents. Except as otherwise provided herein or in that certain management agreement referenced at Section 5.1 hereof, the Operating Partner shall have the full power to execute, for and on behalf of the Partnership, any and all documents and instruments which may be necessary or desirable to carry on the Partnership Business.

                  5.6 Duties and Obligations Performed in Good Faith. The Operating Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership, including the safekeeping and use of all Partnership funds and assets for the benefit of the Partnership. The Operating Partner shall at all times act in good faith and exercise due diligence in all activities relating to the conduct of the business of the Partnership.

                  5.7 Kenneth Norfleet Employment Agreement. Each Partner acknowledges and agrees that the Partnership shall enter into an acceptable employment agreement with Kenneth Norfleet, Chief Pharmacist of York Hannover, as soon as practicable after the execution of this Agreement, and that pending the execution of such employment agreement Mr. Norfleet will be employed by the Partnership at his current rate of compensation.

                         SECTION VI: ACCOUNTING RECORDS

                  6.1 Books, Records and Reports.

                      6.1-1 Books of Account. Proper books of account shall be kept by the Operating Partner or under its direction and control for the Partnership, in accordance with generally accepted accounting principles on an accrual basis for both financial accounting and tax purposes, and entries shall be made therein of all monies expended and received by the Partnership as well as all other transactions relating to the Partnership usually or properly entered in books of account, including a Capital Account for each Partner.

                      6.1-2 Reports. The Operating Partner shall prepare and distribute monthly balance sheets, income statements and statements of the Partners' equity to each Partner within thirty (30) days following the last day of each month. All such reports shall be prepared in accordance with generally accepted accounting principles. The annual balance sheets, income statements and statements of Partners' equity shall cover the immediately preceding twelve (12) calendar month period, and will be distributed to each Partner within sixty (60) days after year end. In addition to the above, the Operating Partner, on behalf of the Partnership, shall prepare tax documentation including Schedules K-1 for each Partner.

                      6.1-3 Availability of Books and Records. The Operating Partner shall make available to each Partner and its agents, for inspection and copying at the requesting Partner's expense upon reasonable notice and during regular business hours, the books and records of the Partnership. All information obtained by reason of such inspection shall be deemed to be confidential and proprietary, and shall be so held. Each Partner, at its own expense, may cause an audit to be conducted of the Partnership's books and records (but not more often than annually) by an independent auditor. The Operating Partner shall cooperate in the conduct of such audit.

                      6.1-4 Access to Books and Records. The Operating Partner agrees, upon a proper request from the Comptroller General of the United States, the U.S. Department of Health and Human Services, or their duly authorized representatives, to allow such agency prompt access to the Partnership's books, records and documents which may be necessary to verify the nature and extent of the costs of services provided under this Agreement. Agency access shall be permitted for a period of four (4) years from the date any services are provided or performed under this Agreement. The Operating Partner shall notify all other Partners immediately upon receipt of any request from an agency, or its representative, for access to the Partnership's books and records.

                  6.2 Tax Elections. In connection with any assignment or transfer of a Partnership Interest permitted by the terms of this Agreement, the Operating Partner, with the consent of the other remaining Partner(s), shall cause the Partnership, at the request of the transferor or the transferee or successor to such Interest, on behalf of the Partnership and at the time and in the manner provided in Treasury Regulations 1.754-l(b) (or any like statute or regulation then in effect), to make an election to adjust the basis of the Partnership's property in the manner provided in Sections 734(b) and 743(b), of the Code or any like statute or regulation then in effect.

                  6.3 Tax Returns. Each tax return and any other statement to be filed by the Partnership with the Internal Revenue Service or any other taxing authority shall be prepared by the Operating Partner or a preparer designated by the Operating Partner, and such returns shall be distributed to all of the Partners within one hundred five (105) days after the end of the fiscal year of the Partnership. Each of the Partners shall in its respective income tax return and other statements filed with the Internal Revenue Service, or other taxing authority, report taxable income in accordance with the provisions of this Agreement.

                  6.4 Fiscal Year. The fiscal year of the Partnership shall be the calendar year unless otherwise agreed to by the Operating Partner and the Administrative Partner. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and ending of the Partnership.

        SECTION VII: TRANSFER OF PARTNER'S INTEREST; ADDITIONAL PARTNERS

                  7.1 Transfer of Partner's Interest. The Partnership Interest of each Partner (including such Partner's right to receive a share of the profits and a return of its Capital Account) shall not be transferred, sold, assigned, pledged, optioned or otherwise transferred, by contract, operation of law or otherwise except through the process described at Section 7.2, the Put Agreement and the Option to Purchase Additional Partnership Interest, each to be executed on the Closing date, or with the written consent of the each and every Partner. The Operating Partner shall amend the Partnership Agreement to reflect any assignment made under this Section or
Section 7.2 whereby the assignee is to become a Partner. Any purported transfer which does not meet the requirements of this Section, the Put Agreement, the Option to Purchase Additional Partnership Interest or Section 7.2 shall be void and of no effect. However, York Hannover and its permitted assignees shall be permitted to assign its Partnership Interest to an Affiliate (including by means of a merger or consolidation of York Hannover with or into another Affiliate) if, but only if, UPC consents to such assignment, which consent shall not be unreasonably withheld. Further, York Hannover and its permitted assigns shall be permitted to pledge York Hannover's Partnership Interest to National HealthCare L.P. or other third-party lender, which pledge is hereby acknowledged and agreed to by UPC subject, in the case of a pledge to a third-party lender other than National HealthCare L.P., to UPC's review and consent to the pledge agreement which consent shall not be unreasonably withheld.

                  7.2 Right of First Refusal. If any Partner receives an offer, whether or not solicited by that Partner, from a person not then a Partner to purchase all or any portion of the Partner's interest in the Partnership, and if the Partner receiving the offer is willing to accept it, the Partner may transfer the interest or portion specified in the offer only after it has afforded the other Partners the right of first refusal. The Partner desiring to make the transfer (the "Transferor") must notify the Partnership and each of the Partners, in writing, of the terms of the proposed transfer.

                      7.2-1 If, but only if, the Partnership is composed of more than two (2) Partners, the Partnership shall have the option to purchase the interest at the lesser of (1) the value of the interest, as of the date the notice of proposed transfer is received, as determined by an independent appraiser selected by the non-transferring Partner (which appraiser must be a member of the Master Appraisal Institute or comparable organization), or (2) the same price and on the same terms as the proposed transfer.

                      7.2-2 If the Partnership declines to exercise its option, or if the Partnership consists of only two (2) Partners, then any of the Partners may negotiate with the Transferor. If any Partner makes an offer to the Transferor which is equal to or more favorable than the terms included in the notice of proposed transfer, then the Transferor shall transfer its interest to such Partner. If more than one (1) Partner makes an offer to the Transferor which is equal to or more favorable than the terms included in the notice of proposed transfer, then the Transferor may transfer its interest to any offering Partner, at its discretion.

                      7.2-3 If neither the Partnership nor any Partner purchases the Transferor's interest within sixty (60) days after the notice of proposed transfer, the Transferor may transfer its interest at its discretion.

                  7.3 Costs of Transfer. All costs and expenses incurred by the Partnership or the other Partners in connection with the transfer, sale or assignment of a Partnership Interest in accordance with the provisions hereof, including any filing fees and publishing costs and the reasonable fees and disbursements of counsel, shall be prepaid by the assigning Partner, or if not paid by it, then by the assignee.

                  7.4 Incapacity of a Partner. In the event of the Bankruptcy, Insolvency, Incapacity, Termination or Dissolution of a Partner, only one (1) duly appointed personal representative of such Partner shall be recognized by the remaining Partners as having the authority to exercise the rights of such Partner under this Agreement on behalf of its beneficiaries, successors or assigns. Except as otherwise provided herein, the Bankruptcy, Insolvency, Incapacity, Termination or Dissolution of a Partner shall not dissolve or terminate the Partnership.

                  7.5 Additional Partners. On the written consent of each and every Partner, additional Partners may be admitted at any time on terms and conditions agreed upon by the existing Partners. Each new Partner shall be admitted only if the new Partner shall have executed this Agreement or an appropriate supplement to it in which the new Partner agrees to be bound by the terms and provisions of this Agreement as they may be modified by that supplement. Admission of a new Partner shall not cause dissolution or termination of the Partnership .

                  7.6 Liability of a Withdrawn Partner.

                      7.6-1 If a Partner voluntarily withdraws from the Partnership it shall be, and remain, liable for all obligations and liabilities incurred by it as Partner prior to the time withdrawal becomes effective.

                      7.6-2 If a Partner sells, exchanges, or otherwise disposes of all or any portion of its Partnership Interest it shall be, and remain, Liable for all obligations and liabilities incurred by it as a Partner prior to the time the admission of the assignee or transferee of all or a portion of the Interest of the Partner as a successor or additional Partner to the Partnership is effective.

          SECTION VIII: DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

                  8.1 Events Causing Dissolution and Termination.

                      8.1-1 The Partnership shall continue in effect until the date set forth in Section 2.5 hereof, except that the Partnership shall dissolve prior to such date upon the happening of any of the following events: (i) any event which makes it unlawful for the Business of the Partnership to be carried on or for the Partners to carry it on in partnership; (ii) the suspension or exclusion of the Partnership from participation in either title XVIII or title XIX of the Social Security Act, 42 U.S.C. ss.ss. 1395 and 1396; or (iii) the failure to meet any other requirement necessary to the conduct of the Partnership's business.

                      8.1-2 Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the Dissolution, but the Partnership shall not terminate until this Agreement has been canceled and the assets of the Partnership have been distributed as provided in Section 9 hereof.

                       IX. LIQUIDATION OF THE PARTNERSHIP

                  9.1 Liquidation.

                      9.1-1 As soon as practicable after the Dissolution of the Partnership, the remaining Partners may give written notice to any Partner of such fact and shall prepare a plan as to whether and in what manner the assets of the Partnership shall be liquidated or transferred to a successor entity. All expenses incurred in any reformation, or attempted reformation, of the Partnership shall be deemed to be expenses of the Partnership.

                      9.1-2 The Operating Partner shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof in accordance with
Section 4.2 hereof and cause the termination of this Agreement.

                      9.1-3 Notwithstanding the provisions of Section 9.1-2 hereof, in the event the Operating Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Operating Partner, in order to avoid such loss, may, after having given written notice to all Partners, either defer Liquidation of and withhold from distribution for a reasonable time any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations, or distribute the assets to the Partners in kind.

                            SECTION X: MISCELLANEOUS

                  10.1 Notices. Any notice which may or is required to be given hereunder shall be deemed given when deposited into the custody of the United States Post Office and properly posted and addressed. If such notice is mailed, it shall be deposited, registered or certified, return receipt requested, in the United States mail, addressed to each Partner at the address set forth after its respective name below, or at such different address as to which either Partner shall have theretofore given notice hereunder.

                  If to UPC:       James Cialdini, Vice President
                                   United Professional Companies, Inc.
                                   3724 West Wisconsin Avenue
                                   Milwaukee, WI 53208

                  With a Copy to:  United Health, Inc.
                                   105 West Michigan Street
                                   Milwaukee, WI 53202
                                   Attention: Legal Department


                  If to York
                    Hannover:     c/o Lenox Healthcare, Inc.
                                  The Berkshire Common
                                  2 South Street, Suite 360
                                  Pittsfield, MA 01201
                                  Attention: Thomas M. Clarke, President

                  With a copy to: Freeborn & Peters
                                  311 South Wacker Drive
                                  Chicago, IL 60606
                                  Attention: Amory Cummings, Esq.

                  10.2 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

                  10.3 Waiver of Partition. Unless otherwise expressly authorized in this Agreement, no Partner will, either directly or indirectly, take any action to require partition or apportionment of the Partnership or of any of its assets or properties. Notwithstanding any provisions of applicable law to the contrary, each Partner (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

                  10.4 No Oral Modifications; Amendments. No oral amendment of this Agreement shall be binding on the Partners. Any modification or amendment of this Agreement must be in writing signed by all the Partners.

                  10.5 Captions. Any article, section or paragraph titles or captions contained in this Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement.

                  10.6 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

                  10.7 Invalidity. If any provision of this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

                  10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

                  10.9 Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from tim-e to time in order to effectuate the provisions and purposes hereof.

                  10.10 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners as to the matters set forth herein. It supersedes all prior written and oral statements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever.

                  IN WITNESS WHEREOF, the Partners acknowledge that this Agreement of Partnership is their act, and acknowledge under the penalties for perjury, to the best of their knowledge, information and belief, that they have executed this Agreement under seal as of the date set forth hereinabove.


WITNESS:                                    UNITED PROFESSIONAL COMPANIES, INC.



/s/                                        By: /s/
----------------------------                  ---------------------------------
                                           Title:
                                                  -----------------------------


WITNESS:                                    YORK HANNOVER PHARMACEUTICALS, INC.



/s/                                         By: /s/
----------------------------                   --------------------------------
                                            Title:
                                                  -----------------------------


WITNESS:                                   STOCKBRIDGE INVESTMENT PARTNERS, INC.



/s/                                         By: /s/
-----------------------------                   -------------------------------
                                            Title:
                                                  -----------------------------

                                                                    EXHIBIT 23.2



              Independent Auditor's Consent and Report on Schedules



                                                               February 5, 1997



To the Board of Directors and Stockholders of MetroVision of North America, Inc.

     We consent to the use in this Registration Statement of MetroVision of North America, Inc. on Form S-4 of our report dated March 8, 1996, which expresses an unqualified opinion and includes an explanatory paragraph referring to MetroVision's ability to continue as a going concern, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

     Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of MetroVision of North America, Inc., listed in Item 21(b). These financial statement schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.

                                              DANNIBLE & MCKEE, LLP


                                                                    EXHIBIT 23.3


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated August 14, 1996 for York Hannover Pharmaceuticals, Inc. for the years ended December 31, 1995 and 1994 included in MetroVision of North America Inc.'s Form S-4 and to all references to our Firm included in or made a part of this registration statement.


                                                       ARTHUR ANDERSEN LLP


Nashville, Tennessee
February 4, 1997


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated August 14, 1996 for York Hannover Partnership for the year ended December 31, 1995 included in MetroVision of North America Inc.'s Form S-4 and to all references to our Firm included in or made a part of this registration statement.


                                                       ARTHUR ANDERSEN LLP


Nashville, Tennessee
February 4, 1997



                        [COZEN AND O'CONNOR LETTERHEAD]

STEVEN N. HAAS
DIRECT DIAL (215) 665-4171



                                                 February 6, 1997


VIA HAND DELIVERY AND EDGAR


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C  20549

                  Re: MetroVision of North America, Inc. - Registration Statement on Form S-4 (File No. 333-15773)

Ladies and Gentlemen:

                  On behalf of MetroVision of North America, Inc., ("MetroVision" or the "Company"), being transmitted for filing pursuant to the Securities Act of 1933, as amended, (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is Amendment No. 1 to the above-captioned Registration Statement on Form S-4, together with exhibits thereto, which Amendment also constitutes an amended Preliminary Proxy Statement of the Company.

                  For the convenience of the Staff in reviewing the filing, we are also transmitting by hand five additional copies of Amendment No. 1 to the Registration Statement which have been marked to show changes from the prior filing and three additional copies of Amendment No. 1 to the Registration Statement.

                  The following are the Company's responses to the Staff's letter of comment dated December 10, 1996. For the convenience of the Staff in reviewing the following, we have enclosed a copy of the Staff's comment letter, the comments in which have been consecutively numbered to correspond to each of

Securities and Exchange Commission
February 6, 1997
Page  2
-------------------------



the following responses.

                  1. The Company understands and acknowledges the Staff's position set forth in paragraph no. 1 of the comment letter relating to forward-looking statements which may be contained in the Proxy
Statement/Prospectus.

                  2. Reference is made to the information set forth on page 85 of the Proxy Statement/Prospectus under the caption "Proposals of Security Holders" which was included in the initial filing of the Registration Statement in compliance with Rule 14a-5(e) of Regulation 14A.

                  3. Reference is made to the inclusion of two new paragraphs on page 12 of the Proxy Statement/Prospectus under the caption "Comparative Share Data," which have been included in response to the Staff's comment pertaining to
Item 3(g) of Form S-4. Reference also is made to the additional disclosure which has been added to page 6 of the Proxy Statement/Prospectus under the caption "Proxy Statement/Prospectus Summary - The Special Meeting - Vote required; Security Ownership of Management," to comply with the Staff's comment and reference to Item 3(h) of Form S-4.

                  4. Reference is made to the new risk factor appearing on page 21 of the Proxy Statement/Prospectus under the caption "Potential Adverse Consequences Associated with the Merger," which has been added in response to the Staff's comment.

                  5. Reference is made to the additional disclosure which has been added to page 22 of the Proxy Statement/Prospectus under the caption "Risk Factors - Need For Additional Financing," to clarify that the surviving corporation's assets after the Merger will be subject to recourse liability in the event of a default in the repayment of the $2.5 million promissory note. The Company respectfully notes that the risk factor was initially intended to deal specifically with the loss of the partnership interest in York Hannover Partnership insofar as the surviving corporation's results of operations and financial condition will be substantially derived through its interest in the Partnership following the Merger.

                  6. The Company respectfully suggests that the tax consequence to which reference is made in the Proxy Statement/Prospectus on page 34 under the caption "Federal Income Tax Consequences of the Merger to MetroVision Shareholders" is not material. The stockholders of MetroVision are receiving no

Securities and Exchange Commission
February 6, 1997
Page  3
-------------------------



additional shares, nor are they disposing of any shares, in connection with the Merger transaction. Consequently, there is no impact from a tax perspective on these stockholders. Moreover, even if the Merger were a taxable transaction, there would be no change in the tax consequences of the Merger to MetroVision or to its stockholders. In fact, the only tax consequences of the Merger would be to Stockbridge as the sole stockholder of York Hannover Pharmaceuticals and whose shares are being tendered in exchange for the MetroVision shares.

                  Insofar as the tax consequences of the Merger to MetroVision and to its stockholders would not change in the event the Merger were a taxable, as opposed to a tax-free transaction, and insofar as, in either event, the tax consequences are not material, no change to the disclosure regarding the income tax consequences from the Merger have been made.

                  7. Reference is made to the additional disclosure which has been added on page 38 of the Proxy Statement/Prospectus under the caption "Proposal 4 - Election of Alternate Slates of Board of Directors - Compensation of Directors," in response to the Staff's comment.

                  8. Reference is made to the new disclosure on page 39 of the Proxy Statement/Prospectus under the caption "Proposal 5 - Increase in Authorized Shares of MetroVision Common Stock," which has added to disclose that the terms of the exchange offer were negotiated on an arms-length basis with the holders of the 5% Preferred Stock and to disclose the beneficial holders of more than 5% of the outstanding class of 5% Preferred Stock.

                  9. Reference is made to the revisions made on page 62 of the Proxy Statement/Prospectus under the caption "Certain Relationships and Related Transactions" which have been made in response to the Staff's comment.

                  10. In response to the Staff's comment, the Partnership Agreement has been filed with Amendment No. 1 as Exhibit 10.35 to the Registration Statement.

                  11. Reference is made to the additional disclosure appearing in the carryover paragraph on page 82 of the Proxy Statement/Prospectus under the caption "Summary of York Hannover Partnership Partnership Agreement" which has been added in response to the Staff's comment.



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Securities and Exchange Commission
February 6, 1997
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-------------------------



                  12. The undertaking contemplated by Item 512(a) of Regulation S-K has been included in Part II - Item 22 of Amendment No. 1 to the Registration Statement.

                  13. Consistent with the Staff's response to the Company's letter to James M. Daly dated January 21, 1997 regarding Comment No. 13 and Comment No. 26, no change has been made to the Registration Statement by reason of this comment, insofar as MetroVision and York Hannover qualify as small business issuers within the meaning of Rule 405 under the Securities Act. MetroVision expects that, giving effect to the consummation of the proposed Merger, MetroVision, as the surviving corporation, will file as a small business issuer to the extent required by applicable regulations.

                  14. The caption "Net gain (loss)" on page 16 of the Proxy Statement/Prospectus in the table for the York Hannover Summary Historical Consolidated Financial Data has been revised to read "Net income (loss)" consistent with the Staff's comment.

                  15. The pro forma adjustments included on page 19 of the Proxy Statement/Prospectus under the caption "Pro Forma Combined Condensed Consolidated Financial Information" have been revised, and a description of assets and liabilities has been quantified, as requested by the Staff. Supplementally, the Company respectfully notes that the write-down of assets in the pro forma financial statements was made to reflect the notification on October 21, 1996 of the expiration of the Company's contract with the Port Authority of New york and the New Jersey Aviation Department as described in
Note 13 to the 1995 MetroVision Consolidated Financial Statements. This write-down was made in accordance with SFAS No. 121, and has been reflected in the third-quarter interim financial statements filed by the Company in its Form 10QSB and as reflected in the third quarter consolidated financial statements included in Amendment No. 1.

                  16. The MetroVision 5% Preferred Stock has been disclosed outside the Stockholders' Equity section of the Capitalization Table which appears on page 53 of the Proxy Statement/Prospectus as requested by the Staff.

                  17. In response to the Staff's comment, the Company notes that MetroVision's management has continued to accrue interest on the outstanding obligation which is the subject of the litigation described on page 60 of the Proxy Statement/Prospectus under the caption "Legal Proceedings." The


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Securities and Exchange Commission
February 6, 1997
Page  5
-------------------------



Company respectfully suggests that there are no other material costs of litigation which the Company believes should be accrued in accordance with SFAS No. 5 or FIN No. 14.

                  18. Consistent with the Staff's comment, additional disclosure has been added to the Proxy Statement/Prospectus on page 60 under the caption "Legal Proceedings" to disclose that the subject indebtedness is reported on MetroVision's consolidated balance sheet dated September 30, 1996. Reference also is made to new disclosure included under the aforementioned caption to disclose an agreement which has been entered into between MetroVision and the plaintiff.

                  19. The warrants which were issued in connection with the loans made by certain of the Company's officers and directors as described on page 62 of the Proxy Statement/Prospectus under the caption "Certain Relationships and Related Transactions" permits the holder to purchase common stock at $.15 per share, which approximated the market value of the common stock on the date the warrants were issued. Additionally, the loans carried a market rate of interest equal to 10% per annum from the date of the loan. These two factors indicated that no material value should be attributed to the warrants. The interim financial statements have been revised at Note C to disclose that no value was attributed to the warrants.

                  20. The decrease in the allowance for doubtful accounts from fiscal year 1994 to fiscal year 1995 was due to the write-off of certain uncollectible accounts. The decrease in the allowance for doubtful accounts, in spite of the increase in the accounts receivable, was due in principal part to a smaller number of customers with larger account balances relating to system sales which comprised most of the accounts receivable balance of December 31, 1995, rather than a larger number of customers with smaller account balances comprising the accounts receivable balance.

                  21. The MetroVision Consolidated Statements of Operations have been revised in accordance with Rule 5-03.1 and Rule 5-03.2 of Regulation S-X in accordance with the Staff's comment.

                  22. MetroVision's Consolidated Statements of Cash Flows have been revised to reflect the requested changes by the Staff.



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Securities and Exchange Commission
February 6, 1997
Page  6
-------------------------



                  23. As disclosed in Note 1 to the MetroVision Consolidated Financial Statements for fiscal year 1994, the Company exchanged advertising on it network for video monitors having a fair value of $60,000.00. No gain or loss was recognized from this transaction and, therefore, revenue is recorded only as the advertising is provided to the vendor on the network.

                  24. In response to the Staff's comment, Note 9 of the MetroVision Consolidated Financial Statements has been revised to clarify that the 5% Preferred Stock is not subject to mandatory redemption (i.e., outside of the control of the Company) and, therefore, SAB Topic 3C does not apply. The 5% Preferred Stock is convertible, however, at the option of the holder, into shares of common stock. Additionally, in response to the Staff's comment, the disclosure has been revised to state that accrued dividends must be paid in cash if the shares are converted to common stock.

                  25. In both fiscal year 1994 and fiscal year 1995, MetroVision determined net realizable value based on discussions which were held with other unaffiliated third parties which had expressed an interest in purchasing the contract rights and related equipment from MetroVision. Furthermore, in the fourth quarter of fiscal year 1994, due to negotiations with another company concerning a potential merger which subsequently were terminated, the Company had no available funds to continue to develop the New York Airport project and, therefore, an asset impairment under FAS No. 121 was recognized. In fiscal year 1995, continuing litigation relating to the Massachusetts Bay Transit installation had halted work on this installation to the point where an asset impairment had occurred. In addition, a lack of profitable system sales had failed generate sufficient funds to continue the New York Airport installation project, and as a result, an additional impairment under FAS No. 121 was recognized.

                  26. Reference is made to the Company's response to comment no. 13 set forth above.

                  27. As of December 31, 1994, the York Hannover
Pharmaceuticals, Inc. ("York Hannover") prepared a detailed review of its allowance for doubtful accounts based upon the facts and circumstances at that time. Subsequently, in August 1995, York Hannover decided to enter into York Hannover Partnership and, in consideration for its partnership interest therein, transferred certain assets to York Hannover Partnership.


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Securities and Exchange Commission
February 6, 1997
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-------------------------



As a result of this transaction, certain accounts receivable which were not directly related to the proposed operations of the Partnership were retained by York Hannover for collection. The additional allowance for doubtful accounts as of December 31, 1995 reflected York Hannover's estimate at that time of bad debts related to these retained accounts receivable. York Hannover has since reviewed its estimate of the allowance for doubtful accounts performed as of December 31, 1994, and has determined that the circumstances giving rise to the additional bad debts had occurred during fiscal year 1995.

                  28. Reference is made to the revision to the York Hannover Statements of Income and Stockholders' Deficit which has been revised to disclose separately equity and earnings of the Partnership from other revenues.

                  29. Reference is made to the revision to the York Hannover Statements of Cash Flows which has been revised to respond to the Staff's comment.

                  30. On December 31, 1993, York Hannover was purchased by Stockbridge Investment Partners, Inc. together with other assets purchased by Stockbridge at the same time. The acquisition of York Hannover was accounted for using the purchase method of accounting. York Hannover is aware of the requirements of SAB Topic 5 J, and used the requirements of SAB Topic 5 J in the allocating the purchase price based on appraised values and other estimates of fair market values. Fair values assigned to York Hannover were substantially the same as the book value of the assets acquired based on the analysis performed by York Hannover at the date of the acquisition.

                  31. AIN-APB 18 No. 2 implies that many of the provisions of APB No. 18 would be applicable in accounting for partnerships, including the equity method of accounting. York Hannover has determined that its 40% interest in York Hannover Partnership warrants the use of the equity method of accounting. Income taxes had been provided at the York Hannover level on the percentage of York Hannover's share of York Hannover Partnership income, rather than based on distributions from the York Hannover Partnership.

                  32. The Company respectfully submits that the marketable securities held by York Hannover Partnership at December 31, 1995 were purchased during fiscal year 1995. Subsequent to the purchase, no material change occurred in the fair market value of the marketable securities. Consequently, no


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Securities and Exchange Commission
February 6, 1997
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-------------------------



additional disclosures are required under SFAS 115, paragraphs 19-21.

                  33. At December 31, 1995, the promissory note to NHCLP should be, and has been, classified as long-term debt since the maturity date at that date was greater than one year from the date of the financial statements. As of September 30, 1996, the promissory note should be, and has been, classified as short-term debt.

                  34. In response to the Staff's comment, the December 31, 1995 pro forma balance sheet has been removed, and a pro forma balance sheet at September 30, 1996 has been included in a footnote to the York Hannover financial statements at and for the nine months ended September 30, 1996.

                  35. In response to the Staff's comment, the interim financial statements have been updated in accordance with Rule 3-12 of Regulation S-X at the effective date.

                  36. In response to the Staff's comment, updated independent accounts' consents have been included as exhibits 23.1 and 23.2 to Amendment No. 1 to the Registration Statement.

                  We trust that the foregoing fully responds to the Staff's comments. Kindly contact the undersigned at 215-665-4171 if there are any questions or if additional information is needed with respect to the enclosed filing.

                  On behalf of MetroVision, Inc., we thank the Staff in advance for its cooperation and timely response to the enclosed filing.

                                           Very truly yours,

                                           COZEN AND O'CONNOR



                                           BY:  STEVEN N. HAAS


cc:  James M. Daly, Assistant Director
     Nancy Oremland, Esquire,
     Bert Braganza, Accounting Examiner